Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

VPC Impact Acquisition Holdings,

Pylon Merger Company LLC

and

Bakkt Holdings, LLC

Dated January 11, 2021

i

EXHIBITS:

Exhibit A	Form of Surviving Company LLC Agreement
Exhibit B	Form of Exchange Agreement
Exhibit C	Form of Tax Receivable Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Voting Agreement
Exhibit F	Form of Stockholders Agreement
Exhibit G	Form of Bakkt Pubco Charter
Exhibit H	Form of Bakkt Pubco Bylaws
Exhibit I	Form of Equity Incentive Plan
Exhibit J	Form of Support Agreement
Exhibit K	Form of Certificate of Merger

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 11, 2021, by and among VPC Impact Acquisition Holdings, a Cayman Islands exempted company (“VIH”), Pylon Merger Company LLC, a Delaware limited liability company and wholly-owned subsidiary of VIH (“Merger Sub”), and Bakkt Holdings, LLC, a Delaware limited liability company (“Bakkt Opco”). VIH, Merger Sub and Bakkt Opco may be referred to herein, collectively, as the “Parties” and, individually, as a “Party”.

RECITALS

WHEREAS, VIH is a blank check company formed in the Cayman Islands for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, upon the terms and subject to the conditions hereof, (a) immediately prior to the Effective Time, VIH will effect the transfer by way of continuation of VIH from the Cayman Islands to the State of Delaware VIH in accordance with the applicable provisions of the Companies Act (2020 Revision) of the Cayman Islands (the “Companies Act”) and a continuation of VIH by way of domestication under Section 388 of the General Corporation Law of the State of Delaware (as amended, the “DGCL”) and be renamed “Bakkt Holdings, Inc.” (such renaming, the “Name Change”) (with the resulting corporation being referred to herein as “Bakkt Pubco”) (such deregistration and domestication, including all matters necessary or ancillary in order to effect such domestication, including the filing of the certificate of corporate domestication and the Bakkt Pubco Charter, the “Domestication”) and (b) at the Effective Time, Merger Sub will merge with and into Bakkt Opco (the “Merger”) with Bakkt Opco being the surviving limited liability company (with the surviving company being referred to herein as “Surviving Company”);

WHEREAS, following the Domestication, the holders of VIH Warrants shall, pursuant to the terms of such VIH Warrants, have the right to purchase and receive, upon the basis of, and upon terms and conditions specified in, such VIH Warrants and in lieu of the VIH Class A Shares immediately theretofore purchasable and receivable upon the exercise of rights represented thereby, the number of Bakkt Pubco Class A Shares receivable in connection with the Domestication that the holder of such VIH Warrants would have received if such holder had exercised its VIH Warrant(s) immediately prior to the Domestication (the VIH Warrants, so converted, are referred to as the “Bakkt Pubco Warrants”);

WHEREAS, the board of directors of VIH (“VIH Board”) has unanimously approved this Agreement, the Transaction Documents to which VIH is or will be a party, the consummation of the transactions contemplated by this Agreement and the Transaction Documents to which VIH is or will be a party, including the Domestication, the Merger, the issuance of the Bakkt Pubco Class A Shares and the Bakkt Pubco Class V Shares in connection with the Merger, and the PIPE Financing, and the adoption and approval of the Equity Incentive Plan (all such transactions, as well as the other transactions contemplated by this Agreement and the other Transaction Documents, collectively, the “Transactions”), in accordance with the Companies Act, the DGCL and the Organizational Documents of VIH;

WHEREAS, the VIH Board has unanimously (a) determined that the Transactions are advisable and in the best interests of VIH, (b) resolved to submit this Agreement to VIH Shareholders for their approval and (c) resolved to recommend adoption and approval of this Agreement and the Domestication, the Merger, the issuance of the Bakkt Pubco Class A Shares and the Bakkt Pubco Class V Shares, and the Equity Incentive Plan by VIH Shareholders;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, VIH, in its capacity as the sole member of Merger Sub, has approved this Agreement and approved the consummation of the Transactions to which Merger Sub is or will be a party, including the Merger, in accordance with the Delaware Limited Liability Company Act (as amended, the “DLLCA”) and the Organizational Documents of Merger Sub pursuant to which Merger Sub obtained the Merger Sub Equity Holder’s Approval;

WHEREAS, the Board of Managers of Bakkt Opco has unanimously (a) determined that this Agreement and the Transactions, including the Merger are advisable and in the best interests of the Bakkt Equity Holders, (b) approved this Agreement and approved the consummation of the Transactions to which Bakkt Opco is or will be a party, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents, including the Merger, (c) resolved to submit this Agreement, the Transaction Documents, the Merger and the other Transactions to the Bakkt Equity Holders for their adoption and approval and (d) resolved to recommend the adoption and approval of this Agreement, the Transaction Documents, the Merger and the other Transactions by the Bakkt Equity Holders;

WHEREAS, as a material inducement to VIH’s and Merger Sub’s willingness to enter into this Agreement, (a) promptly (but in any event within twenty-four (24) hours) after the execution and delivery of this Agreement, the Majority Bakkt Equity Holder is entering into a Support Agreement (collectively, the “Initial Bakkt Equity Holder Support Agreement”) and (b) promptly (but in any event within seven (7) days) after the execution and delivery of this Agreement, the Bakkt Equity Holders holding, together with persons delivering the Initial Bakkt Equity Holders Support Agreement, sufficient Bakkt Interests to obtain the Bakkt Equity Holders Approval (the Bakkt Equity Holders holding sufficient Bakkt Interests to obtain the Bakkt Equity Holders Approval, collectively the “Requisite Bakkt Equity Holders”), will enter into a Joinder Agreement (the “Joinder”) agreeing to become a party to such Initial Bakkt Equity Holder Support Agreement in the form attached to such Initial Bakkt Equity Holder Support Agreement (the Joinder, together with the Initial Bakkt Equity Holder Support Agreement, the “Support Agreements”), in each case in the form attached hereto as Exhibit J;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, VIH Sponsor has entered into a letter agreement with VIH and Bakkt Opco (the “VIH Sponsor Letter”) pursuant to which, subject to the terms and conditions set forth therein, at and conditioned upon the Closing, (a) VIH Sponsor has agreed to waive the anti-dilution rights set forth in Article 17.3 of VIH’s Amended and Restated Memorandum and Articles of Association (the “VIH Memorandum and Articles”) with respect to the VIH Class B Shares owned by VIH Sponsor that may be triggered from the PIPE Financing, the Merger and/or the other transactions contemplated hereunder, (b) VIH Sponsor has agreed to the provisions set forth in Section 5.11, and (c) VIH Sponsor has agreed to vote all VIH Class B Shares held by it in favor of the adoption and approval of this Agreement and the other Voting Matters;

WHEREAS, concurrently with the execution and delivery of this Agreement, VIH has entered into Subscription Agreements (the “PIPE Subscription Agreements”) with certain investors (“PIPE Investors”) pursuant to which such investors have agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase, at the Closing, up to 32,500,000 Bakkt Pubco Class A Shares at $10.00 per share in cash, for aggregate gross proceeds to VIH of up to $325,000,000 (the “PIPE Financing”);

WHEREAS, VIH and VIH Sponsor entered into that certain Registration Rights Agreement, dated as of September 22, 2020 (the “Original RRA”);

WHEREAS, Bakkt Pubco, certain of the Bakkt Equity Holders, VIH Sponsor and certain other parties thereto will, concurrently with the Closing, enter into a registration rights, substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), and in connection with the execution of the Registration Rights Agreement, the parties to the Original RRA desire to terminate the Original RRA and replace it with the Registration Rights Agreement; and

WHEREAS, as a condition to the consummation of the Transactions and in accordance with the terms hereof and Article 51 of the VIH Memorandum and Articles, VIH shall provide an opportunity to its shareholders to have their shares of VIH Class A Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and the VIH Memorandum and Articles.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

CLOSING TRANSACTIONS; THE MERGER

Section 1.1 Closing Transactions. At the Closing, the parties shall cause the consummation of the following transactions in the following order, in each case, conditional upon each transaction having been consummated, upon the terms and subject to the conditions of this Agreement: (i) VIH Sponsor shall waive the anti-dilution rights set forth in Article 17.3 of the VIH Memorandum and Articles with respect to the VIH Class B Shares that may result from the PIPE Financing, the Merger and/or the other transactions contemplated hereunder, in each case, pursuant to and in accordance with the terms of the VIH Sponsor Letter; (ii) VIH shall consummate the Domestication; (iii) the PIPE Investors and VIH shall consummate the PIPE Financing; and (iv) the Certificate of Merger shall be executed, delivered, and filed in accordance with Section 1.4 hereof.

Section 1.2 Merger. Upon the terms and subject to the conditions hereof, at the Effective Time, Merger Sub shall be merged with and into Bakkt Opco in accordance with Section 18-209 of the DLLCA, whereupon the separate limited liability company existence of Merger Sub shall cease, and Bakkt Opco shall continue as the surviving limited liability company in the Merger. Any reference in this Agreement to Bakkt Opco for periods from and after the Effective Time will be deemed to include Surviving Company.

Section 1.3 Location and Date. The consummation of the transactions contemplated by this Agreement, including the Transactions (the “Closing”), shall take place (a) electronically by remote mutual exchange of signatures and documents commencing as promptly as reasonably practicable (and in any event no later than 8:00 a.m., Eastern Time, on the fifth (5th) Business Day) following the date on which all conditions to the Closing set forth in Article VII shall have been satisfied or waived to the extent such conditions can be waived in accordance with applicable Law (other than those that by their terms are not contemplated to be satisfied until the time of the Closing, but subject to the fulfillment or waiver of such conditions at the time of the Closing) or (b) such other place, date or time as VIH and Bakkt Opco may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 1.4 Effective Time. In connection with the Closing, on the Closing Date, VIH and Bakkt Opco shall cause a certificate of merger, in the form attached hereto as Exhibit K (the “Certificate of Merger”), to be executed, acknowledged and filed with the Office of the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with and accepted by the Office of the Secretary of State of the State of Delaware, unless VIH and Bakkt Opco shall agree and specify a subsequent date or time (the time at which the Merger becomes effective, the “Effective Time”).

Section 1.5 Effects of Merger. The Merger will have the effects provided in this Agreement and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and Bakkt Opco shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and the Surviving Company set forth in this Agreement to be performed after the Effective Time.

Section 1.6 Organizational Documents of Surviving Company. At the Effective Time, the certificate of formation of Bakkt Opco as of the date hereof shall become the certificate of formation of Surviving Company and the limited liability company agreement of Bakkt Opco shall be amended and restated in the form attached hereto as Exhibit A (the “Surviving Company LLC Agreement”), which shall become the limited liability company agreement of the Surviving Company, in each case until thereafter amended in accordance with the DLLCA and as provided in such certificate of formation or limited liability company agreement, as applicable.

Section 1.7 Directors, Managers and Officers of Surviving Company. Except as provided in Section 5.12(b), the officers of Bakkt Opco immediately prior to the Closing shall, from and after the Effective Time, become officers of Surviving Company until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Organizational Documents of Surviving Company and applicable

Law. From and after the Effective Time, the sole manager of the Surviving Company shall be Bakkt Pubco, which shall be the sole managing member of Surviving Company (and all members of the Board of Managers of Bakkt Opco immediately prior to the Effective Time shall resign or be removed as of the Effective Time), until the Organizational Documents of Surviving Company are thereafter amended in accordance with the DLLCA and as provided in such Organizational Documents.

Section 1.8 Certain Closing Deliveries.

(a) At the Closing, on the terms and conditions set forth in this Agreement, Bakkt Pubco shall deliver to Bakkt Opco:

(i) a copy of the Surviving Company LLC Agreement, duly executed by Bakkt Pubco;

(ii) a copy of the Exchange Agreement in the form attached hereto as Exhibit B (the “Exchange Agreement”), duly executed by Bakkt Pubco;

(iii) a copy of the Tax Receivable Agreement in the form attached hereto as Exhibit C (the “Tax Receivable Agreement”), duly executed by Bakkt Pubco;

(iv) a copy of the Registration Rights Agreement, duly executed by Bakkt Pubco;

(v) a copy of the Voting Agreement in the form of Exhibit E (the “Voting Agreement”), duly executed by Bakkt Pubco;

(vi) a copy of the Stockholders Agreement in the form of Exhibit F (the “Stockholders Agreement”), duly executed by Bakkt Pubco and VIH Sponsor; and

(vii) a certificate, dated as of the Closing Date and duly executed by an authorized officer of Bakkt Pubco, certifying that the conditions set forth in each of Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

(b) At the Closing, on the terms and conditions set forth in this Agreement, Bakkt Opco shall deliver to Bakkt Pubco:

(i) a copy of the Surviving Company LLC Agreement, duly executed by the Requisite Bakkt Equity Holders (which shall include, without limitation, the holders of a majority in interest of the Surviving Company Common Units (other than Bakkt Pubco));

(ii) a copy of the Exchange Agreement, duly executed by the Requisite Bakkt Equity Holders (which shall include, without limitation, the holders of a majority in interest of the Surviving Company Common Units (other than Bakkt Pubco));

(iii) a copy of the Tax Receivable Agreement, duly executed by the Requisite Bakkt Equity Holders (which shall include, without limitation, the holders of a majority in interest of the Surviving Company Common Units (other than Bakkt Pubco));

(iv) manager resignation letters, in the form reasonably agreed to by VIH and Bakkt Opco, duly executed by each manager on the Board of Managers of Bakkt Opco;

(v) a copy of the Voting Agreement, duly executed by the Majority Bakkt Equity Holder;

(vi) a certificate, dated as of the Closing Date and duly executed by an authorized officer of Bakkt Opco, certifying that the conditions set forth in each of Section 7.2(a), Section 7.2(b), and Section 7.2(c) have been satisfied;

(vii) a copy of the Stockholders Agreement, duly executed by the Requisite Bakkt Equity Holders (which shall include, without limitation, the holders of a majority in interest of the Surviving Company Common Units (other than Bakkt Pubco));

(viii) a certificate from the Secretary of State of the State of Delaware, dated within ten (10) Business Days prior to the Closing Date, certifying that Bakkt Opco is in good standing;

(ix) the PCAOB Financial Statements; and

(x) a copy of the Registration Rights Agreement, duly executed by the Requisite Bakkt Equity Holders (which shall include, without limitation, the holders of a majority in interest of the Surviving Company Common Units (other than Bakkt Pubco)).

ARTICLE II

EFFECT OF THE DOMESTICATION AND MERGER

Section 2.1 Actions to Effect Domestication. Immediately prior to the Effective Time, subject to obtaining the VIH Shareholders’ Approval:

(a) VIH shall attend to and effect all filings, including with the Registrar of Companies in the Cayman Islands, as required under the Companies Act to effect the Domestication;

(b) VIH shall duly execute and file a certificate of corporate domestication with the Office of the Secretary of State of the State of Delaware;

(c) VIH shall duly execute and file a certificate of incorporation with the Secretary of State of the State of Delaware in the form of the certificate of incorporation attached hereto as Exhibit G (the “Bakkt Pubco Charter”), effective as of immediately prior to the Effective Time, which shall be the certificate of incorporation of Bakkt Pubco until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation;

(d) Bakkt Pubco shall adopt bylaws in the form of the bylaws attached hereto as Exhibit H (the “Bakkt Pubco Bylaws”), effective as of immediately prior to the Effective Time, which shall be the bylaws of Bakkt Pubco until thereafter amended in accordance with the DGCL, the Bakkt Pubco Charter and as provided in such Bakkt Pubco Bylaws; and

(e) VIH shall take any other action reasonably necessary to consummate the Domestication in accordance with the applicable provisions of the DGCL and the Companies Act, in each case such that the Domestication shall become effective prior to the Effective Time. Upon the reasonable request of VIH, Bakkt Opco shall execute, acknowledge and deliver all such instruments and documents and shall take all such other actions reasonably required to consummate and make effective the Domestication, including, without limitation, in respect of the Name Change, executing a consent for the use of a similar corporate name or similar document.

Section 2.2 Effect of Domestication. Upon the Domestication, subject to consummation of the Merger and effective as of immediately prior to the Effective Time, by virtue of the Domestication and without any action on the part of VIH, any VIH Shareholder or any other Person:

(a) Each VIH Public Unit issued and outstanding immediately prior to the Domestication shall be separated into its component share of VIH Class A Share and VIH Warrant;

(b) (i) Each VIH Class A Share issued and outstanding immediately prior to the Domestication shall remain outstanding and shall be automatically converted into one (1) Bakkt Pubco Class A Share and (ii) the transfer books of VIH and Bakkt Pubco shall record such conversion; provided, however, that each VIH Class A Share owned by Public Stockholders who have validly elected to redeem their shares in connection with the Redemption shall entitle the holder thereof to receive only cash in an amount equal to the Redemption Price as provided for in the Trust Agreement and the VIH Memorandum and Articles.

(c) (i) Each VIH Class B Share issued and outstanding immediately prior to the Domestication shall be automatically converted into one (1) Bakkt Pubco Class A Share, (ii) the transfer books of VIH and Bakkt Pubco shall record such conversion and (iii) all rights in respect of all VIH Class B Shares shall cease to exist, other than the right to receive the Bakkt Pubco Class A Shares in accordance with this Section 2.2(c).

(d) Each of the VIH Warrants shall be automatically converted into one (1) Bakkt Pubco Warrant.

(e) Any reference in this Agreement to VIH Class A Shares and VIH Class B Shares, collectively, for periods from and after the Domestication will be deemed to include the Bakkt Pubco Class A Shares. Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that the Domestication will occur immediately prior to the Merger for Tax and all other purposes. For the avoidance of doubt, any reference in this Agreement to Bakkt Pubco for periods prior to the Domestication shall mean VIH and any reference in this Agreement to VIH for periods from and after the Domestication shall mean Bakkt Pubco.

Section 2.3 Merger and Closing Payments; Effect on Equity Interests.

(a) At the Closing, Bakkt Pubco shall:

(i) pay, as applicable, directly to each Person to whom Bakkt Transaction Expenses or VIH Transaction Expenses are owed, all sums necessary and sufficient to fully pay, discharge and satisfy all such Bakkt Transaction Expenses or VIH Transaction Expenses, in each case as reflected on the Closing Statement;

(ii) pay, by wire transfer of immediately available funds, to Bakkt Opco (to such account or accounts of Bakkt Opco as Bakkt Opco shall designate in writing to VIH not less than two (2) Business Days prior to the Closing Date) the amount of Bakkt Transaction Expenses paid prior to Closing, as reflected on the Closing Statement; and

(iii) pay, by wire transfer of immediately available funds, to Bakkt Opco (to such account or accounts of Bakkt Opco as Bakkt Opco shall designate in writing to VIH not less than two (2) Business Days prior to the Closing Date), an amount equal to the Available Cash.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Bakkt Pubco, Merger Sub, Bakkt Opco or any of the Bakkt Equity Holders:

(i) all issued and outstanding Bakkt Interests held by Bakkt Opco or any of its Subsidiaries (the “Excluded Bakkt Interests”) shall be automatically cancelled and no consideration shall be issued or paid in respect thereof;

(ii) the Bakkt Interests held by each Bakkt Equity Holder (other than the Excluded Bakkt Interests) shall be converted into the right to receive (the “Merger Consideration”) from Surviving Company and from Bakkt Pubco the number of Surviving Company Common Units and the number of validly issued, fully paid and nonassessable Bakkt Pubco Class V Shares, respectively, that such Bakkt Equity Holder would be entitled to receive if the Aggregate Merger Consideration were distributed by Bakkt Opco in a Deemed Liquidation consistent with the illustrative calculation (which assumes that the Effective Time occurred on the date hereof) set forth in Section 2.3(b)(ii) of the Bakkt Disclosure Letter (the “Illustrative Merger Consideration Spreadsheet”), which Illustrative Merger Consideration Spreadsheet shall be updated by Bakkt Opco as of the Effective Time (the “Final Merger Consideration Spreadsheet”) to reflect any transfers of interests prior to the Effective Time in accordance with the Bakkt Opco LLC Agreement or other applicable events;

(iii) each holder of Surviving Company Common Units acquired pursuant to the foregoing clause (ii) shall automatically be deemed to continue as a member of Surviving Company with respect to such Surviving Company Common Units; and

(iv) the limited liability company interests of Merger Sub shall be converted into a number of Surviving Company Common Units equal to the number of Bakkt Pubco Class A Shares outstanding as of immediately prior to the Effective Time (after giving effect to the Domestication, the consummation of the PIPE Financing and the Redemption), and Bakkt Pubco, as the sole holder thereof, shall automatically be admitted as a member, and the managing member, of Surviving Company in accordance with the terms of the Surviving Company LLC Agreement.

(c) As of the Effective Time, the Bakkt Interests (other than the Excluded Bakkt Interests) shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder of such Bakkt Interests (other than the Excluded Bakkt Interests) shall cease to have any rights with respect thereto, except for the right of such holder to receive a portion of the Merger Consideration in accordance with the terms hereof.

(d) For the avoidance of doubt, the aggregate consideration to be received in respect of the Merger by (or otherwise allocated to, in the case of Section 2.5) all of the Bakkt Equity Holders pursuant to this Section 2.3, pursuant to Section 2.4, and any holders of Bakkt Opco Warrants pursuant to Section 2.5 shall be equal to (and in no event shall exceed) the Aggregate Merger Consideration.

Section 2.4 Treatment of Bakkt Incentive Plan Awards.

(a) At the Effective Time, in accordance with Section 2.3(b)(ii), the Bakkt Opco Incentive Units held by Bakkt Management shall be converted into the right to receive the Merger Consideration as set forth on the Final Merger Consideration Spreadsheet; provided, without limiting the generality of the foregoing, that the Merger Consideration in respect of such Bakkt Opco Incentive Units (and the corresponding interests in Bakkt Management held by Participants (as defined in the Bakkt Equity Incentive Plan) under the Bakkt Equity Incentive Plan) shall vest in three equal installments, with one third vesting at the Effective Time, one third vesting on the first anniversary of the Effective Time, and one third vesting on the second anniversary of the Effective Time, as if the Transactions constituted an IPO under the Bakkt Equity Incentive Plan; and, provided, further, that if a Participant is terminated without Cause (as defined in the Bakkt Equity Incentive Plan) within two years following the Effective Time, the Merger Consideration in respect of all then unvested Bakkt Opco Incentive Units and corresponding interests in Bakkt Management relating to such Participant shall immediately vest in full.

(b) At the Effective Time, each Participation Unit shall be treated as if the Transactions constituted an IPO under the Bakkt Equity Incentive Plan, with one third vesting at the Effective Time, one third vesting on the first anniversary of the Effective Time, and one third vesting on the second anniversary of the Effective Time; provided, that if a Participant is terminated without Cause (as defined in the Bakkt Equity Incentive Plan) within two years following the Effective Time, all then unvested Participation Units shall immediately vest in full. Any Participation Unit that vests in accordance with the preceding sentence shall experience a Participation Unit Payment Event (as defined in the Bakkt Equity Incentive Plan) on the date of vesting and shall be treated (including with respect to the date and amount of payment in respect thereto) as if a Participation Unit Payment Event has occurred; provided, that with respect to Participation Units that vest on the first and second anniversary of the Effective Time (or earlier upon a termination without Cause), the amount that would be payable upon a Participation Unit Payment Event occurring on such date shall be adjusted to reflect a notional investment in Bakkt Pubco Class A Shares in the principal amount equal to the amount that would have been payable had all such Participation Units experienced a Participation Unit Payment Event at the Effective Time, made as of the Effective Time and held through such Participation Unit Payment Event;

and, provided, further, that any Participation Unit that vests after the date that is six months after the day the Closing occurs may be settled with Bakkt Pubco Class A Shares or Awards (as defined in the Equity Incentive Plan, based on the trading value of the Bakkt Pubco Class A Shares as of the close of business of the date of settlement), in each case equivalent in value on the day of settlement to the amount that otherwise would be payable in accordance with this Section 2.4(b) in cash.

(c) The administrator under the Bakkt Equity Incentive Plan has determined that the treatment of Bakkt Opco Incentive Units (and the corresponding interests in Bakkt Management) and Participation Units set forth in Section 2.4(a) and Section 2.4(b) is an equitable treatment contemplated and required by Section 4(c) of the Bakkt Equity Incentive Plan in order to provide participants the intended benefits of their awards under the Bakkt Equity Incentive Plan. Prior to the Closing, Bakkt Opco shall provide a written notification to all Participants under the Bakkt Equity Incentive Plan summarizing the effect the Transaction will have on Bakkt Opco Incentive Units (and the corresponding interests in Bakkt Management) and Participation Units pursuant to Section 2.4(a) and Section 2.4(b). Bakkt Opco will provide the form of such written notification to VIH and its counsel at least two (2) Business Days prior to the distribution to the Participants and shall reasonably review and consider in good faith the reasonable comments of VIH and its counsel for inclusion into such written notification.

(d) Bakkt Opco shall take all necessary actions to effect the treatment of Bakkt Opco Incentive Units (and the corresponding interests in Bakkt Management) and Participation Units pursuant to Section 2.4(a) and Section 2.4(b) in accordance with Section 2.4(a) and Section 2.4(b) and the Bakkt Equity Incentive Plan and the applicable award agreements (as modified by Section 2.4(a) and Section 2.4(b)). The Board of Managers of Bakkt Opco shall amend the Bakkt Equity Incentive Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to (i) cancel the remaining unallocated Equity Interests under the Bakkt Equity Incentive Plan and provide that Equity Interests in respect of Bakkt Opco Incentive Units and Participation Units that for any reason become re-eligible for future issuance, shall be cancelled, and (ii) provide that no new Bakkt Opco Incentive Units or Participation Units will be granted under the Bakkt Equity Incentive Plan. Bakkt Opco will provide such amendments to the Bakkt Equity Incentive Plan to VIH and its counsel at least two (2) Business Days prior to adoption and shall reasonably review and consider in good faith the reasonable comments of VIH and its counsel for inclusion in such amendments.

Section 2.5 Treatment of Bakkt Opco Warrants. At the Effective Time, in accordance with Section 2.3(b)(ii), each warrant to purchase Bakkt Interests (each, a “Bakkt Opco Warrant”) shall be converted into the right to receive, upon exercise thereof and payment of the exercise price therefor, from Surviving Company and from Bakkt Pubco the number Warrant Interests set forth opposite such warrant holder’s name on the Final Merger Consideration Spreadsheet. The Merger shall not constitute an “IPO” or a “Liquidity Event”, each as defined in the applicable Bakkt Opco Warrant. Upon exercise of a Bakkt Opco Warrant, the holder thereof shall be obligated to execute and become a party to the Surviving Company LLC Agreement, the Exchange Agreement, the Tax Receivables Agreement, the Stockholders Agreement and the Registration Rights Agreement.

Section 2.6 Exchange.

(a) Promptly following the date hereof, Bakkt Opco shall mail to each Bakkt Equity Holder (i) a letter of transmittal in the form agreed to by VIH and Bakkt Opco (the “Letter of Transmittal”) and (ii) instructions for delivering the Letter of Transmittal in exchange for the Merger Consideration in accordance with this Agreement and the Final Merger Consideration Spreadsheet, as well as a request to have such Bakkt Equity Holder deliver an executed Letter of Transmittal to Bakkt Opco no less than ten (10) Business Days prior to the estimated Closing Date. Upon delivery of such Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, such Bakkt Equity Holder shall be entitled to receive in exchange therefor the Merger Consideration to which such Bakkt Equity Holder is entitled. Bakkt Opco shall provide VIH with a copy of each Letter of Transmittal it receives promptly after receipt thereof. Until delivery of a Letter of Transmittal as contemplated by this Section 2.6, each Bakkt Interest shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof in accordance with the Final Merger Consideration Spreadsheet. Upon receipt of an executed Letter of Transmittal from a Bakkt Equity Holder, Bakkt Pubco shall direct Bakkt Pubco’s transfer agent to note the ownership in the transfer agent’s books and records of the Bakkt Pubco Class V Shares issuable to such Bakkt Equity Holders as Merger Consideration.

(b) The Merger Consideration issued and paid upon the delivery for exchange of Bakkt Interests in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Bakkt Interests formerly outstanding. At the Effective Time, the membership transfer books of Bakkt Opco shall be closed and there shall be no further registration of transfers of the Bakkt Interests that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Bakkt Interests are presented to Bakkt Pubco for transfer, such Bakkt Interests shall be cancelled and exchanged as provided in this Article II.

(c) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional Bakkt Pubco Class V Shares or Surviving Company Common Units shall be issued upon the delivery of the Merger Consideration to the Bakkt Equity Holders, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a VIH Shareholder or member of the Surviving Company. No payment shall be made with respect to fractional Surviving Company Common Units or Bakkt Pubco Class V Shares, and the number thereof shall be rounded down to the nearest whole number.

(d) None of VIH, Surviving Company, Bakkt Pubco or any other Person shall be liable to any Person in respect of Bakkt Pubco Class V Shares or Surviving Company Common Units (or any dividends or other distributions with respect thereto) or cash (if applicable) properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.7 Closing Statement; Determination of Available Cash. On the date the right of Redemption expires, Bakkt Opco and VIH shall jointly prepare and deliver a statement (the “Closing Statement”) that sets forth the Parties’ good faith determination of the Available Cash and the components thereof, including the amount of funds available in the Trust Account following the Redemption, the gross proceeds of the PIPE Financing, the Bakkt Transaction Expenses, the VIH Transaction Expenses and a determination as to whether Available Cash is at least equal to the Minimum Available Cash.

Section 2.8 Withholding Rights. VIH (or Bakkt Pubco) and Bakkt Opco (or Surviving Company) (and any of their respective Representatives) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, however, that the relevant payor will (a) provide written notice to the relevant payee at least ten (10) days prior to any such deduction or withholding (other than with respect to compensatory payments, if any) and (b) use commercially reasonable efforts to cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments, if any) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BAKKT OPCO

Bakkt Opco makes the following representations and warranties to VIH and Merger Sub as of the date of this Agreement and as of the Closing, except as disclosed by Bakkt Opco in the written Bakkt Disclosure Letter provided to VIH dated as of the date of this Agreement (the “Bakkt Disclosure Letter”), which shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III. The disclosure in any section or subsection of the Bakkt Disclosure Letter corresponding to any section or subsection of this Article III shall qualify other sections and subsections in this Article III so long as its relevance to such other section or subsection of this Article III is reasonably clear on the face of the information disclosed therein.

Section 3.1 Due Organization.

(a) Bakkt Opco is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all necessary limited liability company or other power and authority to carry on its business as is currently conducted. Except as would not be materially adverse to Bakkt Opco and its Subsidiaries, taken as a whole, Bakkt Opco is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of its business as currently conducted makes such licensing or qualification necessary.

(b) Except as would not be materially adverse to Bakkt Opco and its Subsidiaries, taken as a whole, each of the Subsidiaries of Bakkt Opco is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, has all necessary limited liability company or other power and authority to carry on its business as is currently conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of its business as currently conducted makes such licensing or qualification necessary. Each of Bakkt Opco and its Subsidiaries are not in violation of any provision of their respective Organizational Documents in any material respect.

(c) Section 3.1(c) of the Bakkt Disclosure Letter lists for each of Bakkt Opco and its Subsidiaries the jurisdiction of organization, all jurisdictions in which it is so qualified to conduct business and all names other than its legal name under which it does business. Bakkt Opco has provided or made available to VIH accurate and complete copies of the Organizational Documents of Bakkt Opco and each of its Subsidiaries as amended to date and as currently in effect.

Section 3.2 Authorization; No Conflict.

(a) Bakkt Opco has full limited liability company power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Bakkt Opco of this Agreement and the Transaction Documents to which it is a party, the performance by Bakkt Opco of its obligations hereunder and thereunder and the consummation by Bakkt Opco of the Transactions have been duly authorized by all requisite limited liability company action on the part of Bakkt Opco. This Agreement has been duly and validly executed and delivered by Bakkt Opco, and (assuming due authorization, execution and delivery by any other applicable parties thereto) constitutes, or upon such delivery constitutes, a legal, valid and binding obligation of Bakkt Opco enforceable against Bakkt Opco in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Enforcement Exceptions”). Bakkt Opco’s Board of Managers, unanimously and in accordance with Bakkt Opco’s Organizational Documents: (i) determined that this Agreement, the Transaction Documents and the Merger and the other Transactions are advisable, fair to, and in the best interests of, Bakkt Opco and its members, (ii) approved this Agreement, the Transactions and the Merger and the other Transactions in accordance with the DLLCA, (iii) directed that this Agreement be submitted to Bakkt Opco’s members for adoption and (iv) recommended that Bakkt Opco’s members adopt this Agreement. The Bakkt Equity Holders Approval constitutes the requisite vote of the holders of Bakkt Interests to adopt and approve this Agreement, the Transaction Documents, the Merger and the other Transactions in accordance with the DLLCA and Bakkt Opco’s Organizational Documents.

(b) Except the required Regulatory Filings, or as otherwise set forth on Section 3.2(b) of the Bakkt Disclosure Letter, the execution, delivery and performance of this Agreement and the Transaction Documents by Bakkt Opco and its Subsidiaries, and the consummation of the Transactions, do not and will not, with or without notice, lapse of time or both: (i) conflict with or result in a breach or violation of the Organizational Documents of Bakkt Opco or any of its Subsidiaries; (ii) require any material consent, waiver, approval, declaration or authorization of, or notice to or filing with, any Governmental Authority; or (iii) violate, conflict with, result in a breach or default under (with notice or lapse of time or both), result in, or give any Person a right of, termination, cancellation, acceleration, suspension, modification or revocation under, give rise to any obligation to make payments or provide compensation under, result in the creation of any Lien upon any of the properties or assets of Bakkt Opco or any of its Subsidiaries under, give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback or penalty, accelerate the maturity or performance under, or require any consent, waiver, approval, notice, filing, declaration or authorization under, any Material Contract or any material Permit necessary to, in each case in all material respects, lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties (each a “Material Permit”).

Section 3.3 Capitalization.

(a) Section 3.3(a) of the Bakkt Disclosure Letter sets forth a correct and complete list of all of the issued and outstanding, or reserved for issuance, limited liability company interests or other Equity Interests of Bakkt Opco and each of its Subsidiaries set forth on Section 3.1(c) of the Bakkt Disclosure Letter and the holders thereof. All outstanding Equity Interests in Bakkt Opco and each of its Subsidiaries (i) have been duly authorized and validly issued, (ii) with respect to the Subsidiaries of Bakkt Opco that are corporations, are fully paid and nonassessable, (iii) were not issued in violation of (or subject to) any preemptive rights (including any preemptive rights set forth in the Organizational Documents of Bakkt Opco or such Subsidiary, as applicable), rights of first refusal or similar rights and (iv) are owned free and clear of any Liens other than those created or imposed (x) under Bakkt Opco’s or any of its Subsidiaries’ Organizational Documents, as applicable, (y) under applicable securities Laws or (z) except to the extent Bakkt Opco has actual knowledge (without having conducted any investigation or inquiry) thereof, by Persons other than the Majority Bakkt Equity Holder, Bakkt Opco or any of Bakkt Opco’s Subsidiaries. Except as set forth in Section 3.3(a) of the Bakkt Disclosure Letter there are no options, warrants, equity securities, calls, rights, commitments or agreements (including agreements for convertible equity securities) to which Bakkt Opco or any of its Subsidiaries is a party or by which Bakkt Opco or any of its Subsidiaries is bound obligating Bakkt Opco or such Subsidiary, as applicable, to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold additional Equity Interests of Bakkt Opco or any of its Subsidiaries or obligating the Bakkt Opco or any of its Subsidiaries to enter into any commitment or agreement containing such obligation. As a result of the consummation of the Transactions, except as expressly contemplated by this Agreement and the Transaction Documents, no Equity Interests of Bakkt Opco or any of its Subsidiaries are issuable.

(b) All of the issued and outstanding Equity Interests of Bakkt Opco and its Subsidiaries have been granted, offered, sold and issued in material compliance with all applicable securities Laws. Except as set forth in the Organizational Documents of Bakkt Opco or its Subsidiaries, as applicable, there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Equity Interests of Bakkt Opco or its Subsidiaries. Except as set forth in the Organizational Documents of Bakkt Opco or its Subsidiaries, as applicable, there are no outstanding contractual obligations of Bakkt Opco or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of Bakkt Opco or any of its Subsidiaries, nor has Bakkt Opco or any of its Subsidiaries granted any registration rights to any Person with respect to any Equity Interests of Bakkt Opco or any of its Subsidiaries. As a result of the consummation of the Transactions, except as expressly contemplated by this Agreement and the Transaction Documents, no rights in connection with any interests, warrants, rights, options or other securities of Bakkt Opco or any of its Subsidiaries accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as set forth on Section 3.3(c) of the Bakkt Disclosure Letter, neither Bakkt Opco nor any of its Subsidiaries owns any Equity Interest in any Person (other than Bakkt Opco or one of its Subsidiaries), nor are such parties a participant in any joint venture, partnership, limited liability company, trust, association or other noncorporate entity (other than Bakkt Opco or any of its Subsidiaries). There are no outstanding contractual obligations of Bakkt Opco or any of its Subsidiaries to make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Section 3.4 Financial Statements.

(a) Section 3.4(a) of the Bakkt Disclosure Letter sets forth the true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) each of Bakkt Opco’s audited consolidated financial statements consisting of the consolidated balance sheets as of December 31, 2019 and December 31, 2018, respectively, and the related statements of income, statements of members’ equity and statements of cash flows for period beginning upon the formation of Bakkt Opco on July 31, 2018 (the “Formation Date”) through December 31, 2018 and the year ended December 31, 2019; and (ii) Bakkt Opco’s unaudited consolidated balance sheet as of November 30, 2020 (the “Most Recent Balance Sheet Date”) and the related statement of income and statement of cash flows for the eleven (11) months then ended. Subject, in the case of unaudited interim period financial statements, to the absence of footnotes and normal recurring year-end audit adjustments applied consistent with past practice, none of which are or would be material, individually or in the aggregate, the Financial Statements (including the notes thereto) and the PCAOB Financial Statements will, when delivered to VIH pursuant to Section 5.9(b): (i) have been prepared from the Books and Records of Bakkt Opco and its Subsidiaries and (except as may be indicated in the notes thereto) in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis in accordance with past practices throughout the periods covered thereby, and (ii) fairly present in all material respects the consolidated financial condition and results of operations and cash flows of Bakkt Opco and its Subsidiaries as of the dates, and for the periods, indicated thereon. Since the Most Recent Balance Sheet Date, there have been no material changes in the accounting policies of the Bakkt Opco or any of its Subsidiaries and no revaluation of the Bakkt Opco’s or any of its Subsidiaries’ properties or assets. None of Bakkt Opco or any of its Subsidiaries are subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. The PCAOB Financial Statements, when delivered by VIH for inclusion in the Registration Statement, including the Proxy Statement, for filing with the SEC following the date of this Agreement in accordance with Section 5.9(b), will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.

(b) The independent auditor for Bakkt Opco, with respect to its report as will be included in the PCAOB Financial Statements, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and, with respect to the PCAOB Financial Statements, the PCAOB.

(c) Bakkt Opco and its Subsidiaries maintain, in all material respects, accurate and complete books and records reflecting the assets and Liabilities of Bakkt Opco and its Subsidiaries and maintain, in all material respects, proper and adequate internal accounting controls that are designed to provide reasonable assurance that (i) transactions are executed with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of the financial statements of Bakkt Opco and its Subsidiaries and to maintain accountability for Bakkt Opco’s and its Subsidiaries’ assets and Liabilities. Neither Bakkt Opco nor any of its Subsidiaries has been subject to or involved in any fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of Bakkt Opco or any of its Subsidiaries. From the Formation Date, neither Bakkt Opco nor any of its Subsidiaries has received any adverse material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures or methodologies of Bakkt Opco or any of its Subsidiaries or their internal accounting controls. Neither Bakkt Opco nor any of its Subsidiaries have any Bakkt Indebtedness other than the Bakkt Indebtedness as set forth on Section 3.4(c) of the Bakkt Disclosure Letter, and in such amounts (including principal and any accrued but unpaid interest), as set forth on Section 3.4(c) of the Bakkt Disclosure Letter.

(d) Except as set forth on Section 3.4(d) of the Bakkt Disclosure Letter, Bakkt Opco and its Subsidiaries do not have any material liabilities or obligations (whether accrued, absolute, contingent, unknown or otherwise) of the type required to be accrued on or reserved against in a consolidated balance sheet prepared in accordance with GAAP (collectively, “Liabilities”), except (i) Liabilities accrued on or reserved against in the Most Recent Balance Sheet or disclosed in the notes thereto or in the notes to the other Financial Statements, (ii) Liabilities that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business, (iii) Liabilities incurred in connection with the Transactions, and (iv) Liabilities disclosed on another section of the Bakkt Disclosure Letter.

Section 3.5 Absence of Changes. Since the Most Recent Balance Sheet Date, except for any actions expressly contemplated by this Agreement (including under Section 5.1), the Transaction Documents or the Transactions, (a) Bakkt Opco and each of its Subsidiaries has conducted its business in the ordinary course of business in all material respects, (b) there has not been any event, action or omission that, if taken or omitted during the period from the date of this Agreement through the Effective Time, would constitute a violation of Section 5.1, and (c) there has not been any Material Adverse Effect.

Section 3.6 Real Property.

(a) Neither Bakkt Opco nor any of its Subsidiaries owns or has owned since the Formation Date, any Real Property. Neither Bakkt Opco nor any of its Subsidiaries is a party to any Real Property Lease other than the Bakkt Leased Real Property set forth in Section 3.6(b) of the Bakkt Disclosure Letter.

(b) Section 3.6(b) of the Bakkt Disclosure Letter sets forth a correct and complete listing of all Bakkt Leased Real Property (including street address, lessor and lessee). Except as would not be material to Bakkt Opco and its Subsidiaries, taken as a whole, either Bakkt Opco or its Subsidiaries, as applicable, has a valid leasehold interest to the leasehold estate in the Bakkt Leased Real Property granted to Bakkt Opco or such Subsidiary, as applicable, pursuant to the applicable Real Property Lease (subject to Permitted Liens), a true and correct copy of which (including all material amendments and modifications thereof or material waivers thereto) has been provided or made available to VIH prior to the date hereof. Except as set forth on Section 3.6(b) of the Bakkt Disclosure Letter, there are no parties other than Bakkt Opco and/or its Subsidiaries in possession of or having the right to use or occupy any portion of the Bakkt Leased Real Property, and, to the knowledge of the Bakkt Opco, no Contract grants any Person (other than Bakkt Opco and its Subsidiaries) the right of use or occupancy of any portion of the Bakkt Leased Real Property.

(c) To the knowledge of Bakkt Opco, there are no pending or threatened condemnation proceedings, lawsuits or administrative actions relating to any portion of the Bakkt Real Property, nor has Bakkt Opco or any of its Subsidiaries received notice of any pending or threatened special assessment proceedings affecting any portion of the Bakkt Real Property.

Section 3.7 Assets.

(a) Except as would not be materially adverse to Bakkt Opco and its Subsidiaries, taken as a whole, (i) Bakkt Opco and its Subsidiaries, collectively, have good and valid title to, or a valid leasehold interest in, all of the assets, properties, and rights owned or leased by, or otherwise used in the business of, Bakkt Opco and its Subsidiaries, free and clear of all Liens (other than Permitted Liens) and (ii) all of the tangible assets, properties and rights owned by Bakkt Opco and its Subsidiaries have been maintained in a reasonably prudent manner and are in good operating condition and repair, ordinary wear and tear excepted and are located on the Bakkt Leased Real Property. None of Bakkt Opco or any of its Subsidiaries is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(b) The assets, properties and rights owned or leased by, or otherwise used in the business of, Bakkt Opco and its Subsidiaries, collectively with the assets and services provided to Bakkt Pubco and Bakkt Opco and its Subsidiaries under the Contracts set forth on Section 3.19 of the Bakkt Disclosure Letter, constitute all of the material assets necessary to conduct the business of the Bakkt Opco and its Subsidiaries immediately after the Closing, in all material respects, as it has been operated for the previous six (6) months.

Section 3.8 Taxes.

(a) Bakkt Opco is treated as a partnership for U.S. federal income tax purposes and will be so classified for all periods through and including the Closing Date, and at all times since its formation, Bakkt Opco has been treated either as an entity disregarded as separate from its owner or as a partnership for U.S. federal income tax purposes. Except as set forth on Section 3.8(a) of the Bakkt Disclosure Letter, each of Bakkt Opco’s Subsidiaries is, and at all times since its formation has been, treated as a disregarded entity for U.S. federal income tax purposes and will be so classified for all periods through and including the Closing Date.

(b) Except as set forth on Section 3.8(b) of the Bakkt Disclosure Letter, each of Bakkt Opco and its Subsidiaries has timely filed (taking into account applicable extensions) all material Tax Returns that it was required to file and such Tax Returns are correct and complete in all material respects. Neither Bakkt Opco nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(c) Except as set forth on Section 3.8(c) of the Bakkt Disclosure Letter, all material Taxes and all material Tax liabilities of Bakkt Opco and its Subsidiaries that are due and payable have been timely paid in full to the appropriate taxing authorities. Any such Taxes or Tax liabilities that relate to a Pre-Closing Tax Period that are not yet due and payable (i) for periods covered by the Financial Statements have been properly accrued and adequately disclosed on the Financial Statements in accordance with GAAP, and (ii) for periods not covered by the Financial Statements have been properly accrued on the books and records of Bakkt Opco and its Subsidiaries in accordance with GAAP.

(d) Except as set forth on Section 3.8(d) of the Bakkt Disclosure Letter, Bakkt Opco and each of its Subsidiaries have withheld or collected all material Taxes required by Law to have been withheld or collected and, to the extent required, timely paid over such Taxes to the appropriate Governmental Authorities.

(e) Except as set forth on Section 3.8(e) of the Bakkt Disclosure Letter, neither Bakkt Opco nor any of its Subsidiaries is currently, nor has been within the past three (3) years, the subject of any material Tax Proceeding by any Governmental Authority and no such Tax Proceeding is pending or, to the knowledge of Bakkt Opco or its Subsidiaries, threatened or contemplated.

(f) Except as set forth on Section 3.8(f) of the Bakkt Disclosure Letter, neither Bakkt Opco nor any of its Subsidiaries has waived any statute of limitations with respect to material Taxes or agreed to extend the period for assessment or collection of any material Taxes, which waiver or extension is still in effect. Neither Bakkt Opco nor any of its Subsidiaries is presently contesting a material Tax liability of Bakkt Opco or such Subsidiary, as applicable, before any taxing authority or other Governmental Authority.

(g) There are no Liens for Taxes upon the assets of Bakkt Opco or any of its Subsidiaries other than Permitted Liens.

(h) Except as set forth on Section 3.8(h) of the Bakkt Disclosure Letter, no written claim has been made within the past three (3) years by any taxing authority in a jurisdiction where Bakkt Opco or any of its Subsidiaries does not file Tax Returns that Bakkt Opco or such Subsidiary, as applicable, is or may be subject to material taxation by that jurisdiction.

(i) Except as set forth on Section 3.8(i) of the Bakkt Disclosure Letter, neither Bakkt Opco nor any of its Subsidiaries will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law); (ii) an installment sale or open transaction; (iii) any prepaid amounts or deferred revenue realized, accrued or received, in each case, outside the ordinary course of business; or (iv) a change in the accounting method of Bakkt Opco or any of its

Subsidiaries pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax Laws of any nation, state or locality.

(j) Neither Bakkt Opco nor any of its Subsidiaries has any Liabilities for material Taxes of any other Person (other than Bakkt Opco or any of its Subsidiaries) as a successor or transferee, by Contract, by operation of Law, or otherwise (other than pursuant to any Commercial Tax Agreement). Neither Bakkt Opco nor any of its Subsidiaries is party to or bound by any Tax Sharing Agreement.

(k) Neither Bakkt Opco nor any of its Subsidiaries has engaged in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(l) No election has been made under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to Bakkt Opco or any of its Subsidiaries.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 3.8 and Section 3.9 are the only representations and warranties of Bakkt Opco with respect to Tax matters.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Bakkt Disclosure Letter sets forth a complete list of each material Bakkt Benefit Plan, Bakkt Benefit Arrangement and Parent Benefit Plan. With respect to each material Bakkt Benefit Plan, Bakkt Benefit Arrangement and Parent Benefit Plan, Bakkt Opco has made available to VIH, to the extent applicable, true, complete and correct copies of (A) such Bakkt Benefit Plan, Bakkt Benefit Arrangement and Parent Benefit Plan (or, if not written, a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, (C) the three (3) most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (“IRS”) with respect to such Bakkt Benefit Plan, Bakkt Benefit Arrangement and Parent Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Bakkt Benefit Plan, Bakkt Benefit Arrangement and Parent Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to such Bakkt Benefit Plan, Bakkt Benefit Arrangement and Parent Benefit Plan and any pending request for such a determination letter and (F) all material correspondence to or from the IRS, the United States Department of Labor (“DOL”), the Pension Benefit Guaranty Corporation or any other Governmental Authority received in the last three (3) years with respect to such Bakkt Benefit Plan, Bakkt Benefit Arrangement or Parent Benefit Plan.

(b) Each Qualified Plan has received a favorable determination letter, or is the subject of a favorable advisory or opinion letter as to its qualification, issued by the IRS to the effect that such plan is qualified and the trust related thereto is exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the knowledge of Bakkt Opco, no act or omission in the operation of such plan has occurred that would reasonably be expected to adversely affect its qualified status. Each Bakkt Benefit Plan and each Bakkt Benefit

Arrangement has been administered in all material respects in accordance with its terms and with all applicable Laws, including ERISA, the Code, the Patient Protection and Affordable Care Act (“ACA”) and the Health Insurance Portability and Accountability Act. Neither Bakkt Opco nor any of its Subsidiaries is liable for any penalty or excise taxes assessable under ACA. Each individual classified as an independent contractor or other non-employee classification by Bakkt Opco or any of its Subsidiaries has been properly classified for purposes of participation and benefit accrual under each Bakkt Benefit Plan and Bakkt Benefit Arrangement, except as would not be materially adverse to Bakkt Opco and its Subsidiaries, taken as a whole. No Bakkt Benefit Plan or Bakkt Benefit Arrangement is maintained outside the jurisdiction of the United States or covers any employees or other service providers of Bakkt Opco or any of its Subsidiaries who reside or work outside of the United States.

(c) Neither Bakkt Opco nor any of its Subsidiaries has, from the Formation Date maintained, sponsored or been required to contribute to any Pension Plan or Multiemployer Plan. There are no current or contingent Liabilities that would be imposed upon Bakkt Opco or any of its Subsidiaries with respect to any Pension Plan or Multiemployer Plan maintained or previously maintained by an ERISA Affiliate or former ERISA Affiliate.

(d) Neither Bakkt Opco, any Bakkt Benefit Plan or Bakkt Benefit Arrangement, nor, to the knowledge of Bakkt Opco, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which would subject Bakkt Opco or any ERISA Affiliate to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, which, assuming the taxable period of such transaction expired as of the date hereof, would be materially adverse to Bakkt Opco and its Subsidiaries, taken as a whole.

(e) There are no pending or, to the knowledge of Bakkt Opco, threatened Action or claims by, on behalf of, against or relating to any Bakkt Benefit Plan or Bakkt Benefit Arrangement (including any such claims against any fiduciary of any such Bakkt Benefit Plan or Bakkt Benefit Arrangement) or trust related thereto, which would be materially adverse to Bakkt Opco or its Subsidiaries, taken as a whole. No Bakkt Benefit Plan or Bakkt Benefit Arrangement has received notice of an audit or examination by any Governmental Authority (including the IRS and the DOL) from such Governmental Authority.

(f) No Bakkt Benefit Plan or Bakkt Benefit Arrangement contains any provision or is subject to any Law that, as a result of the Transactions or upon related, concurrent, or subsequent employment termination, would require or provide any payment or compensation that would constitute an “excess parachute payment” under Section 280G of the Code. No Bakkt Benefit Plan or Bakkt Benefit Arrangement contains any provision or is subject to any Law that would promise or provide any tax gross ups or tax indemnification under Sections 280G or 409A of the Code.

(g) Except as expressly contemplated by this Agreement and the Transaction Documents, neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereunder (either alone or upon the occurrence of any additional or subsequent events or the passage of time) will (i) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration, severance or other compensation payable to any Person who is or has been an employee of or independent contractor to Bakkt Opco or one of its Subsidiaries (other than salaries, wages, or bonuses payable in the ordinary course of business) to increase or become due to any such Person, (ii) accelerate the time of payment, accrual, vesting, or funding of, creation of, or other rights in respect of any rights of any Person to benefits under any Bakkt Benefit Plan or Bakkt Benefit Arrangement, (iii) result in forgiveness of indebtedness with respect to any employee of Bakkt Opco or one of its Subsidiaries or (iv) trigger any funding obligation under any Bakkt Benefit Plan or Bakkt Benefit Arrangement.

(h) No Bakkt Benefit Plan or Bakkt Benefit Arrangement provides for post-employment medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Bakkt Opco or any Subsidiary, other than as required by COBRA or other applicable Laws, and none of Bakkt Opco or any of its Subsidiaries has any obligation to provide such benefits.

(i) The Bakkt Benefit Plans and Bakkt Benefit Arrangements have been documented and administered in accordance with Section 409A of the Code in all material respects.

(j) Each Parent Benefit Plan has been administered in all material respects in accordance with its terms and with all applicable Laws, except as would be materially adverse to Bakkt Opco and its Subsidiaries, taken as a whole.

Section 3.10 Labor Matters.

(a) There are no material unresolved labor controversies (including unresolved grievances or discrimination claims) that are pending or, to the knowledge of Bakkt Opco, threatened between Bakkt Opco or one of its Subsidiaries and Persons who are or have been employees of Bakkt Opco or one of its Subsidiaries.

(b) Except as set forth in Section 3.10(b) of the Bakkt Disclosure Letter, (i) neither Bakkt Opco nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, trade union agreement, works council, or employee representative agreement, (ii) no such agreement is currently being negotiated, requested by, or is under discussion by Bakkt Opco or any of its Subsidiaries with, any employee or employee representative body, and (iii) there is no effort by or on behalf of any labor union or other collective labor organization to organize or represent any employees of Bakkt Opco or any of its Subsidiaries, and there have been no such efforts since the Formation Date, and no such organizing effort is threatened, and (iv) there are no representation or certification proceedings or petitions seeking a representation proceeding pending, threatened in writing, or to the knowledge of the Bakkt Opco, otherwise threatened to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority. In the past three (3) years, there has been no actual or, to the knowledge of Bakkt Opco, threatened strike, slowdown, work stoppage, labor organization activity, lockout or other material labor dispute or similar activity against or affecting Bakkt Opco or any of its Subsidiaries.

(c) Bakkt Opco and each of its Subsidiaries is and have been for the past three (3) years, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, payment for leave, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the knowledge of Bakkt Opco, oral notice that there is any pending Action involving unfair labor practices against Bakkt Opco or one of its Subsidiaries.

(d) In the past three (3) years, Bakkt Opco and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any material complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(e) To the knowledge of Bakkt Opco, no present or former employee, worker or independent contractor of Bakkt Opco or any of its Subsidiaries is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to Bakkt Opco or any of its Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to Bakkt Opco or any of its Subsidiaries or (B) the knowledge or use of Trade Secrets, except for any such violation that would not be materially adverse to Bakkt Opco and its Subsidiaries, taken as a whole.

(f) In the past three (3) years, Bakkt Opco and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations. Bakkt Opco and its Subsidiaries have not engaged in layoffs or furloughs or effected any broad-based salary or other compensation or benefits reductions as a result of or in response to the COVID-19 virus, in each case, whether temporary or permanent, since January 1, 2020.

(g) In the past three (3) years, (i) no allegations of sexual harassment or sexual misconduct have been made or threatened in writing, or, to the knowledge of Bakkt Opco, otherwise threatened to be made, against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of Bakkt Opco or any of its Subsidiaries, and (ii) neither Bakkt Opco nor any of its Subsidiaries has entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other key employee.

Section 3.11 Compliance; Permits.

(a) Bakkt Opco is and has been since the Formation Date and each Bakkt Opco Subsidiary is and has been since the later of (i) its respective formation date, (ii) the date on which it was acquired by Bakkt Opco and (iii) the date that is five (5) years prior to the date hereof, conducting its business and operations in compliance in all material respects with all applicable Laws and Material Permits. Neither Bakkt Opco nor its Subsidiaries have received any written or, to the knowledge of the Bakkt Opco, oral communication from any Governmental Authority since the later of (i) such entity’s respective formation date, (ii) the date on which it was acquired by Bakkt Opco and (iii) the date that is five (5) years prior to the date hereof, alleging noncompliance in any material respect with any applicable Law.

(b) Bakkt Opco and each of its Subsidiaries owns or holds the Material Permits. Section 3.11(b) of the Bakkt Disclosure Letter sets forth a correct and complete list and expiration dates of each Material Permit as of the date hereof. As of the date hereof, all of the Material Permits are in full force and effect, and no Action is pending, or, to Bakkt Opco’s knowledge, threatened seeking the suspension or cancellation of any of the Material Permits. As of the date hereof, neither Bakkt Opco nor any of its Subsidiaries is in material default or material violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a material default or material violation) of any term, condition or provision of any of its Material Permits.

Section 3.12 Legal Proceedings. Except as set forth on Section 3.12 of the Bakkt Disclosure Letter, there is no Action pending or, to the knowledge of Bakkt Opco, threatened in writing, against Bakkt Opco or any of its Subsidiaries (and no Action has been brought, or to Bakkt Opco’s knowledge, threatened, since January 1, 2018), and no notice of any Action involving or relating to Bakkt Opco or any of its Subsidiaries, whether pending or threatened, has been received by Bakkt Opco or any of its Subsidiaries in each case, except as would not be material to Bakkt Opco and its Subsidiaries, taken as a whole. To the knowledge of Bakkt Opco, as of the date hereof, there are no material investigations or Orders pending or rendered by a Governmental Authority against Bakkt Opco or any of its Subsidiaries.

Section 3.13 Contracts and Commitments.

(a) Section 3.13(a) of the Bakkt Disclosure Letter sets forth a correct and complete list of the following Contracts to which Bakkt Opco or any of its Subsidiaries is a party or otherwise bound (the Contracts required to be set forth in Section 3.13(a) of the Bakkt Disclosure Letter collectively, the “Material Contracts”):

(i) each Contract that involved the expenditure or receipt by Bakkt Opco and its Subsidiaries of more than $150,000 in the aggregate during the twelve (12)-month period ending on December 31, 2019 or would involve the expenditure or receipt by Bakkt Opco and its Subsidiaries of more than $150,000 in the aggregate in the twelve (12)-month period ending December 31, 2020;

(ii) each Contract with any Related Party (other than (A) offer letters for employment on an at-will basis, (B) customary confidentiality, assignment of inventions and/or noncompetition or other similar arrangements and (C) Bakkt Benefit Plans and Bakkt Benefit Arrangements);

(iii) each Contract evidencing indebtedness in excess of $150,000, including any loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge, conditional sale or title retention agreement, equipment obligation or lease purchase agreement;

(iv) each Contract that prohibits the payment of dividends or distributions in respect of the Equity Interests of Bakkt Opco or its Subsidiaries or the pledging of the Equity Interests of Bakkt Opco or its Subsidiaries;

(v) all management and consultant contracts (excluding Contracts for employment or that do not exceed annual fees of $200,000 per year), including any Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of Bakkt Opco or its Subsidiaries or income or revenues related to any product or service of Bakkt Opco or its Subsidiaries;

(vi) each Real Property Lease;

(vii) each license, in each case that is material to the business of Bakkt Opco or any of its Subsidiaries, pursuant to which Bakkt Opco or any of its Subsidiaries grants or receives rights in, or to use, any material Intellectual Property, except Contracts for (A) off-the-shelf Software with annual fees that do not exceed annual fees of $150,000 per year which are readily commercially available, and (B) Intellectual Property granted by Bakkt Opco or any of its Subsidiaries to customers in the ordinary course of business or service providers solely for the purpose of performing services on Bakkt Opco’s or any of its Subsidiaries’ behalf;

(viii) each Contract for the (A) disposition (whether by merger, consolidation, sale of equity or assets or otherwise) of any significant portion of the assets or business of Bakkt Opco and its Subsidiaries, taken as a whole, (B) acquisition of any significant portion of the assets or business or any Equity Interests (whether by merger, consolidation, purchase of equity or assets or otherwise) of any other Person (other than in the ordinary course of business), or (C) acquisition of at least one percent (1%) of Equity Interests of Bakkt Opco or any of its Subsidiaries (other than by Bakkt Opco and its Subsidiaries and any exercise of Bakkt Opco Warrants and Bakkt Opco Incentive Units), in each case, entered into since the Formation Date;

(ix) each Contract that limits or purports to limit, directly or indirectly, the freedom of Bakkt Opco or its Subsidiaries (A) to compete in any line of business or with any Person or engage in any line of business within any geographic area, or restricts, directly or indirectly, Bakkt Opco’s or its Subsidiaries’ ability to solicit or hire any Person or solicit business from any Person or (B) from purchasing or acquiring an interest in any other Person;

(x) each Contract that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which Bakkt Opco or its Subsidiaries would be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business of any other Person;

(xi) each Contract concerning the establishment or operation of a partnership, joint venture, profit or revenue sharing, limited liability company, trust, association, any noncorporate entity or similar enterprise;

(xii) any collective bargaining (or similar) agreement or Contract between Bakkt Opco or any of its Subsidiaries, on one hand, and any labor union or other body representing employees of Bakkt Opco or any of its Subsidiaries, on the other hand;

(xiii) each Contract that is an exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(xiv) each Contract entered into in connection with a material settlement under which Bakkt Opco or any of its Subsidiaries has material outstanding obligations;

(xv) each supervisory Contract with a Governmental Authority and terms of conditional approvals from any Governmental Authority for any License or Permit other than Contracts for which the disclosure is prohibited by applicable Law; or

(xvi) will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by Bakkt Opco as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if Bakkt Opco was the registrant.

(b) Except as would not be materially adverse to Bakkt Opco and its Subsidiaries, taken as a whole, (i) each Material Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of Bakkt Opco or its applicable Subsidiary and, to the knowledge of Bakkt Opco, each other party thereto (subject in each case to the Enforcement Exceptions); and (ii) neither Bakkt Opco, any of its Subsidiaries nor, to the knowledge of Bakkt Opco, any other party to any Material Contract, is in material violation, material breach or material default under, any Material Contract, and, to the knowledge of Bakkt Opco, there exists no condition or event which, after notice, lapse of time or both, would constitute any such violation, breach or default; (iii) neither Bakkt Opco nor any of its Subsidiaries has received written, or to the knowledge of Bakkt Opco, oral notice of default or termination under any Material Contract; and (iv) neither Bakkt Opco nor its Subsidiaries have waived any material rights under any Material Contract.

Section 3.14 Intellectual Property.

(a) Except as would not be materially adverse to Bakkt Opco or any of its Subsidiaries, (i) all of the Intellectual Property registrations and applications that are owned by Bakkt Opco or any of its Subsidiaries in any jurisdiction, alone or jointly with others (collectively, “Registered Bakkt IP”) are registered or filed in the name of Bakkt Opco or one of its Subsidiaries, without any Liens (except Permitted Liens) and with all fees paid and other filings made to the extent required to maintain such Registered Bakkt IP and protect the ownership interests of Bakkt Opco or its Subsidiaries therein, (ii) to the knowledge of Bakkt Opco, all of the Registered Bakkt IP, excluding applications, are valid and enforceable.

(b) Except as would not be material to Bakkt Opco or any of its Subsidiaries, (i) each item of Intellectual Property required for the operation of the business of Bakkt Opco or any of its Subsidiaries as it is currently conducted is owned by Bakkt Opco or its relevant Subsidiary or otherwise licensed by Bakkt Opco or such relevant Subsidiary for use as it is currently used or contemplated for use, and (ii) Bakkt Opco, together with its Subsidiaries, owns or otherwise has the right to use all Bakkt IP free and clear of any (x) Liens (except Permitted Liens), (y) Orders restricting its use, and (z) without obligations on Bakkt Opco or its Subsidiaries to pay royalties, licensing fees or any other duty of accounting to any third party.

(c) Except as would not be material to Bakkt Opco or any of its Subsidiaries, (i) Bakkt Opco and each of its Subsidiaries has taken commercially reasonable measures to maintain and protect the secrecy and confidentiality of all Trade Secrets and other confidential information, in each case, included in the Bakkt IP, and (ii) to the knowledge of Bakkt Opco, there has been no misappropriation or unauthorized disclosure of any such Trade Secrets including (x) no violations of the policies or practices of Bakkt Opco or its Subsidiaries related to the protection of the Trade Secrets included in the Bakkt IP or (y) breaches by any Person of any confidentiality or nondisclosure contract relating to the Trade Secrets included in the Bakkt IP.

(d) To the knowledge of Bakkt Opco, and except as would not be material to Bakkt Opco or any of its Subsidiaries (i) the conduct of the respective businesses of Bakkt Opco and its Subsidiaries does not currently infringe, misappropriate or violate, and has not since the Formation Date infringed, misappropriated or violated, any Intellectual Property of any other Person, and (ii) no Person is, or since the Formation Date has been, infringing, violating or misappropriating any Bakkt IP. Since the Formation Date, neither Bakkt Opco nor any of its Subsidiaries have received any written notice, offer to license or claim from any Person (x) challenging the validity of the Bakkt IP or ownership rights of Bakkt Opco or its Subsidiaries in the Bakkt IP, or (y) alleging that Bakkt Opco, its Subsidiaries, or the operation of their respective businesses infringe, misappropriate or otherwise violate the Intellectual Property of any third party. The representations and warranties in this Section 3.14(d) constitute the sole and exclusive representations and warranties of Bakkt Opco relating to the infringement, misappropriation or violation of any Intellectual Property of any Person.

(e) Except as would not be material to Bakkt Opco or any of its Subsidiaries, (i) neither Bakkt Opco nor any of its Subsidiaries distributes or otherwise uses any Public Software in a manner that would obligate Bakkt Opco or any of its Subsidiaries to disclose, license, make available or distribute any source code or other works of authorship or Trade Secrets that, in each case of the foregoing, constitute Bakkt IP as a condition of such distribution or use of such Public Software, and (ii) neither Bakkt Opco nor any of its Subsidiaries is subject to any obligation to deliver possession to any holder of an escrow of any source code or other works of authorship that, in each case of the foregoing, constitute Bakkt IP, nor has Bakkt Opco or its Subsidiaries delivered any such materials to any holder of an escrow.

(f) Except as would not be to be material to Bakkt Opco or any of its Subsidiaries, (i) all Persons (including employees, consultants and independent contractors of Bakkt Opco or any of its Subsidiaries) who were or are involved in the creation, development, design or modification of any Bakkt IP have entered into, with respect to Bakkt Opco or such Subsidiary, valid and binding written agreements expressly assigning to Bakkt Opco or such Subsidiary all of their right, title and interest in and to the same that does not initially vest in Bakkt Opco or its Subsidiaries by operation of law, and (ii) to the knowledge of Bakkt Opco, no third party owns Intellectual Property covering work that such Person has contributed to Bakkt Opco or any of its Subsidiaries.

Section 3.15 Data Privacy and IT Systems.

(a) To the knowledge of Bakkt Opco, the Software, computer hardware, firmware, networks, interfaces, Bakkt Software, and related systems used by Bakkt Opco or any of its Subsidiaries in connection with the operation of the business of Bakkt Opco or any of its Subsidiaries (collectively, “Computer Systems”), in the past three (3) years, have not suffered any material failure, crash, security incident or data breach that has had a material effect on the security of the Computer Systems or the information stored therein, or caused material disruption to the business or operations of Bakkt Opco or any of its Subsidiaries. Except as would not be material to Bakkt Opco or any of its Subsidiaries, Bakkt Opco and its Subsidiaries have implemented, and have used commercially reasonable efforts to ensure that their third party vendors who handle personal information or help facilitate transactions as part of the business and operation of Bakkt Opco implement, adequate policies and commercially reasonable security measures regarding the integrity, security, confidentiality and availability of the Computer Systems that Bakkt Opco and its Subsidiaries own or use and the information stored therein, such as providing for the back-up and recovery of material data and implementing disaster recovery plans and procedures.

(b) In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders), processing, retention, safeguarding, security, disclosure, disposal, sale, and/or use of any personal information, business and proprietary information or Sensitive Data, Bakkt Opco and its Subsidiaries are in material compliance with (i) all applicable privacy, security and data protection Laws in all relevant jurisdictions, (ii) Bakkt Opco’s and any of its Subsidiaries’ current privacy policies and (iii) the requirements of any contract or codes of conduct to which Bakkt Opco or any of its Subsidiaries is a party or is subject, in each case, relating to privacy, security and data protection (collectively, the “Data Privacy Practices”). Since the Formation Date there have not been any Actions pending or, threatened in writing, or, to the knowledge of Bakkt Opco, threatened orally, against Bakkt Opco or any of its Subsidiaries arising out of Bakkt Opco’s or any of its Subsidiaries’ non-compliance with the Data Privacy Practices or any information security incidents affecting the Computer Systems.

(c) Except as would not materially disrupt the business or operations of Bakkt Opco or any of its Subsidiaries, the Computer Systems owned and operated by Bakkt Opco or any of its Subsidiaries’, and, to Bakkt Opco’s knowledge, the Computer Systems owned or operated by third parties, do not contain any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, bug, errors, malware, spyware, or other device or code intended to disable, disrupt or harm the Computer Systems.

(d) Since the Formation Date, to the knowledge of Bakkt Opco, there has not been any material unauthorized access, unauthorized processing, unauthorized acquisition, unauthorized disclosure or theft of Sensitive Data, personal information, and business or proprietary data from Bakkt Opco or any of its Subsidiaries, which occurred while such information or data was in the possession, custody or control of Bakkt Opco or any of its Subsidiaries or, to the knowledge of Bakkt Opco, their third party vendors, nor has Bakkt Opco or any of its Subsidiaries received any written or, to the knowledge of Bakkt Opco, oral notice of the material improper use or disclosure of, or a material breach in the security of, any such information or data, nor has Bakkt Opco or any of its Subsidiaries notified any person or entity in writing, or been required by applicable law, regulation, or Contract to notify any person or entity, of any security incident relating to personal data or information security. Bakkt Opco and each of its Subsidiaries is, and since the Formation Date has been, in material compliance with all applicable Contract requirements relating to privacy, personal data protection, data security, and the collection, processing and use of personal information and its own privacy policies and guidelines.

Section 3.16 Insurance.

(a) Section 3.16(a) of the Bakkt Disclosure Letter sets forth a correct and complete list (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) of each material insurance policy of Bakkt Opco and its Subsidiaries, which provide for coverage in such amounts as are prudent and customary in the businesses in which Bakkt Opco and its Subsidiaries are engaged. The material insurance policies of Bakkt Opco and its Subsidiaries satisfy all insurance-related requirements necessary for Bakkt Opco and its Subsidiaries to maintain in good standing all Licenses. Bakkt Opco has provided or made available to VIH summaries of all such insurance policies. With respect to each such material insurance policy, except as would not be materially adverse to Bakkt Opco and its Subsidiaries, taken as a whole: (a) such policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, (b) all premiums due and payable under all such insurance policy have been timely paid and (c) neither Bakkt Opco nor any of its Subsidiaries is in material violation, breach or default, and no event has occurred which, after notice or the lapse of time or both, would constitute a material violation, breach or default or permit termination, revocation or modification under such policy. Neither Bakkt Opco nor any of its Subsidiaries has any self-insurance or co-insurance programs.

(b) Section 3.16(b) of the Bakkt Disclosure Letter identifies each individual insurance claim in excess of $250,000 made by Bakkt Opco or any of its Subsidiaries since the Formation Date. No such claim has been denied by the applicable insurer and each of Bakkt Opco and its Subsidiaries has reported to its insurers all claims and pending circumstances that would result in a claim, in each case except where such failure to report such a claim has not had and would not be reasonably likely to have, individually or in the aggregate, a material adverse impact on Bakkt Opco and its Subsidiaries, taken as a whole.

Section 3.17 Environmental Matters. Except as would not have a Material Adverse Effect: (a) Bakkt Opco and each of its Subsidiaries is in compliance with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), (b) neither Bakkt Opco nor any of its Subsidiaries is the subject of any outstanding Order with any Governmental Authority in respect of any Environmental Laws, and (c) no Action is pending, or to Bakkt Opco’s knowledge, threatened against Bakkt Opco or any of its Subsidiaries alleging that Bakkt Opco or one of its Subsidiaries may be in violation of any Environmental Law or Environmental Permit.

Section 3.18 Brokers and Agents. Other than PJ Solomon, L.P., no broker or finder has acted for Bakkt Opco or any of its Subsidiaries in connection with this Agreement, the Transaction Documents or the Transactions, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of Bakkt Opco or any of its Subsidiaries.

Section 3.19 Transactions with Related Parties. Except (a) as set forth on Section 3.19 of the Bakkt Disclosure Letter, (b) as set forth in this Agreement or the Transaction Documents or (c) Contracts incident to employment by or service as a director or officer of Bakkt Opco or any of its Subsidiaries (including, for the avoidance of doubt, any Bakkt Benefit Plan or Bakkt Benefit Arrangement), neither Bakkt Opco nor any of its Affiliates, nor any executive officer or director of Bakkt Opco or any of its Affiliates, nor any immediate family member of any of the foregoing (or any of their respective Affiliates) is presently, or in the past two (2) years has been, a party to any transaction with Bakkt Opco, including any Contract or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of Real Property or personal property from or (iii) otherwise requiring payments to any Related Party. Except as set forth on Section 3.19 of the Bakkt Disclosure Letter, no Related Party owns any Real Property or personal property, or right, tangible or intangible (including Intellectual Property), which is material to the business of Bakkt Opco or any of its Subsidiaries.

Section 3.20 Regulatory Matters.

(a) Neither Bakkt Opco from the Formation Date to the date hereof, its Subsidiaries in the last three (3) years to the date hereof, nor any of their respective Representatives acting on their behalf, in their capacity as such, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) promised, offered, authorized, made or agreed to make any unlawful payment or promised, offered, authorized, provided or agreed to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the FCPA or of any other applicable anti-bribery or anti-corruption Law. Neither Bakkt Opco, its Subsidiaries, nor any of their respective Representatives acting on their behalf, in their capacity as such, has promised, offered, authorized, given or agreed to give any unlawful gift, similar unlawful benefit or anything of value in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Bakkt

Opco or its Subsidiaries or assist in connection with any actual or proposed transaction, in violation of any provision of the FCPA or of any other applicable anti-bribery or anti-corruption Law. No Action with respect to any of the foregoing is pending or, to the knowledge of Bakkt Opco, threatened in writing against Bakkt Opco or its Subsidiaries.

(b) The operations of Bakkt Opco are and have been since the Formation Date, and the operations of each of its Subsidiaries are and have been since the later of (i) their respective formation dates, (ii) the date on which they were acquired by Bakkt Opco, and (iii) the date that is five (5) years prior to the date hereof, been conducted in compliance with anti-money laundering Laws in all applicable jurisdictions, including the maintenance of appropriate anti-money laundering programs pursuant to such Laws, and no material deficiencies in those programs have been identified, and no Action involving Bakkt Opco or any of its Subsidiaries with respect to any of the foregoing is pending or, to the knowledge of the Bakkt Opco, threatened in writing.

(c) Section 3.20(c) of the Bakkt Disclosure Letter sets forth, as of the date hereof, (i) each jurisdiction in which Bakkt Opco or any of its Subsidiaries holds any Licenses and (ii) each jurisdiction in which Bakkt Opco or any of its Subsidiaries has applications pending for any Licenses (“License Applications”). Except as would not be materially adverse to Bakkt Opco and its Subsidiaries, taken as a whole, the operations of Bakkt Opco are and have been since the Formation Date, and the operations of each of its Subsidiaries are and have been since the later of (i) their respective formation dates, (ii) the date on which they were acquired by Bakkt Opco, and (iii) the date that is five (5) years prior to the date hereof, conducted in all material respects in compliance with all Licenses necessary to conduct its business (“Material Licenses”). All Material Licenses are in full force and effect, and since the Formation Date to the date hereof, neither Bakkt Opco nor any of its Subsidiaries has received written, or to the knowledge of Bakkt Opco, oral notice or communications from any Governmental Authority regarding: (i) any violation of or failure to comply with any term or requirement of any Material License or (ii) any revocation, withdrawal, suspension, cancellation, termination or modification of any Material License. Since the Formation Date to the date hereof, neither Bakkt Opco nor any of its Subsidiaries has withdrawn any material License Application.

(d) Neither Bakkt Opco, its Subsidiaries nor any of their respective directors or officers, or, to the knowledge of Bakkt Opco, any other Representative acting on behalf of Bakkt Opco or its Subsidiaries, is currently identified on the Specially Designated Nationals and Blocked Persons List (“SDN List”) or other sanctions-related persons list, owned or controlled by such a person, otherwise the target of sanctions administered by the U.S. Government, including the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or any other relevant sanctions authorities (collectively, “Sanctions”), or operating, organized, or resident in a country or territory that is the target of U.S. sanctions (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine), and Bakkt Opco has not since its Formation Date, directly or, to its knowledge indirectly, loaned, contributed or otherwise made available funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country or territory that is the target of Sanctions or for the purpose of financing the activities of any Person that is the target of Sanctions, or has otherwise been in violation of Sanctions.

(e) Neither Bakkt Opco or any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended. Each holder of Bakkt Interests is an “accredited investor”, as such term is defined in Rule 501(a) under the Securities Act.

Section 3.21 Board Recommendation. The Board of Managers of Bakkt Opco has, as of the date of this Agreement, unanimously determined that (i) the consummation of the Transactions (including the Merger) is in the best interest of Bakkt Opco and the Bakkt Equity Holders, and (ii) recommended that Bakkt Equity Holders adopt and approve this Agreement, the other Transaction Documents, the Merger and the other Transactions.

Section 3.22 No Other VIH or Merger Sub Representations or Warranties. Bakkt Opco acknowledges and agrees that the specific representations and warranties expressly set forth in Article IV (as qualified by the VIH Disclosure Letter) or expressly set forth in a Transaction Document (collectively, the “VIH Representations”), (a) are and shall constitute the sole and exclusive representations and warranties made by VIH, Merger Sub and their respective Representatives in connection with this Agreement or the Transactions, (b) none of VIH, Merger Sub nor any of their respective Representatives makes any other representation or warranty, either written or oral, express or implied, statutory or otherwise, of any nature, at law or in equity, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of VIH or Merger Sub, or any of their respective businesses, financial projections, assets, liabilities or operations, or the Transactions, and (c) each of VIH and Merger Sub disclaims any other representations or warranties, whether made by VIH or Merger Sub or any of their respective Representatives. Bakkt Opco acknowledges and agrees that except for the VIH Representations, Bakkt Opco (a) shall consummate the Transactions without any representation or warranty, except as otherwise expressly set forth in the VIH Representations, as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis and “with all faults”, (b) in entering in this Agreement and the other Transaction Documents is not relying upon any representations and warranties in connection with the Transactions other than the VIH Representations and (c) expressly disclaims reliance upon any representations and warranties other than the VIH Representations. Without limiting the foregoing, VIH and Merger Sub do not make any representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to Bakkt Opco or its Representatives regarding the success, profitability or value of VIH or Merger Sub.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VIH AND MERGER SUB

Each of VIH and Merger Sub make the following representations and warranties to Bakkt Opco as of the date of this Agreement and as of the Closing, except as disclosed by VIH in (i) the written VIH Disclosure Letter provided to Bakkt Opco (the “VIH Disclosure Letter”), which shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article IV, and (ii) the SEC Reports that were available at least one (1) Business Day prior to the date hereof on the SEC’s website through EDGAR (other than disclosures in the “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” sections of such reports and other disclosures that are generally cautionary, predictive or forward-looking in nature). The disclosure in any section or subsection of the VIH Disclosure Letter corresponding to any section or subsection of this Article IV shall qualify other sections and subsections in this Article IV so long as its relevance to such other section or subsection of this Article IV is reasonably clear on the face of the information disclosed therein.

Section 4.1 Due Organization. VIH is a Cayman Islands exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. VIH has full corporate power and authority necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 4.1 of the VIH Disclosure Letter lists for each of VIH and Merger Sub all jurisdictions in which it is qualified to conduct business and all names other than its legal name under which it does business. Each of VIH and Merger Sub are not in violation of any provision of their respective Organizational Documents in any material respect.

Section 4.2 Authorization; No Conflict.

(a) Each of VIH and Merger Sub have full corporate and limited liability company, respectively, power and, upon receipt of the VIH Shareholders’ Approval, authority to enter into this Agreement and the Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each of VIH and Merger Sub of this Agreement and the Transaction Documents to which it is a party, the performance by each of VIH and Merger Sub of its obligations hereunder and thereunder and the consummation by each of VIH and Merger Sub of the Transactions have been duly and validly authorized by all requisite corporate and limited liability company action on the part of each of VIH and Merger Sub, subject only to the receipt of the VIH Shareholders’ Approval. This Agreement has been duly and validly executed and delivered by each of VIH and Merger Sub, and (assuming due authorization, execution and delivery by any other applicable parties thereto) constitutes, or upon such delivery constitutes, a legal, valid and binding obligation of each of VIH and Merger Sub enforceable against each of VIH and Merger Sub in accordance with its terms, subject to the Enforcement Exceptions.

(b) Assuming the VIH Shareholders’ Approval is obtained and the effectiveness of the Domestication, and except for any required Regulatory Filings, the execution, delivery and performance of this Agreement and the Transaction Documents by VIH and Merger Sub and the consummation of the Transactions, do not and will not, with or without notice, lapse of time or both: (i) conflict with or result in a breach or violation of the Organizational Documents of VIH or Merger Sub; (ii) except for applicable requirements, if any, of the Securities Act, the Exchange Act, and state securities laws, require any consent, waiver, approval, declaration or authorization of, or notice to or filing with, any Governmental Authority; or (iii) violate, conflict with, result in a breach or default under (with notice or lapse of time or both), result in, or give any Person a right of, termination, cancellation, acceleration, suspension, modification or revocation under, give rise to any obligation to make payments or provide compensation under, result in the creation of any Lien upon any of the properties or assets of VIH under, give any Person the right to exercise any remedy, claim a rebate, chargeback or penalty, accelerate the maturity or performance under, or require any consent, waiver, approval, notice, filing, declaration or authorization under, any Material VIH Contract, except, with respect to the foregoing clauses (ii) and (iii), as would not have a VIH Material Adverse Effect.

Section 4.3 Capitalization.

(a) As of the date of this Agreement (and, prior to giving effect to the consummation of the transactions contemplated by the Redemption, as of the Closing), the authorized capital stock of VIH consists of 200,000,000 Class A ordinary shares (“VIH Class A Shares”), of which 20,737,202 are outstanding, 20,000,000 Class B ordinary shares (“VIH Class B Shares” and, together with the VIH Class A Shares, the “VIH Ordinary Shares”), of which 5,184,300 are outstanding, and 1,000,000 preference shares (“VIH Preference Shares”), none of which are outstanding. All outstanding VIH Ordinary Shares have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of (or subject to) any preemptive rights (including any preemptive rights set forth in the Organizational Documents of VIH), rights of first refusal or similar rights. As of the date hereof (and, as of the Closing), VIH has 16,516,041 warrants (“VIH Warrants”) outstanding, each such VIH Warrant entitling the holder thereof to purchase one (1) VIH Class A Share. Other than the VIH Warrants, there are no options, warrants, rights, commitments or agreements obligating VIH to issue, exchange, transfer, deliver or sell additional Equity Interests of VIH. As a result of the consummation of the Transactions, except as expressly contemplated by this Agreement, the Transaction Documents, the Organizational Documents of VIH, or the PIPE Financing, no other Equity Interests of VIH are issuable.

(b) All of the outstanding securities of VIH have been granted, offered, sold and issued in material compliance with all applicable securities Laws. Except for the VIH Public Warrants, the VIH Warrants issued to the VIH Sponsor and the VIH Class B Shares (subject to the transactions contemplated by Section 2.2), there are no outstanding contractual obligations of VIH to repurchase, redeem or otherwise acquire any Equity Interests of VIH.

(c) Other than its ownership of Merger Sub, VIH does not own any Equity Interest in any Person. Other than in connection with the Redemption, there are no outstanding contractual obligations of VIH to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(d) The outstanding Equity Interests of Merger Sub consists solely of limited liability company interests owned by VIH. All outstanding limited liability company interests of Merger Sub are owned by VIH, have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of (or subject to) any preemptive rights There are no options, warrants, equity securities, calls, rights, commitments or agreements by which Merger Sub is bound obligating Merger Sub to issue, exchange, transfer, deliver or sell Equity Interests of Merger Sub. As a result of the consummation of the Transactions, except as expressly contemplated by this Agreement and the Transaction Documents, no Equity Interests of Merger Sub are issuable.

(e) All of the outstanding securities of Merger Sub have been granted, offered, sold and issued in material compliance with all applicable securities Laws.

(f) Merger Sub owns no capital stock, securities convertible into capital stock or any other Equity Interest in any Person. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Section 4.4 Merger Sub.

(a) Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Merger Sub was formed for the purpose of engaging in the Transactions, and Merger Sub has not engaged in any other business or activities.

(c) At the Effective Time, Merger Sub will not have any assets, liabilities or obligations of any nature or any tax attributes other than (i) those set forth under its Organizational Documents (including its costs of formation), and (ii) pursuant to this Agreement, the Transaction Documents, and the Transactions.

Section 4.5 Special Purpose Acquisition Company; Absence of Changes. Since the date of its formation, (a) except for any actions expressly contemplated or permitted by this Agreement (including under Section 5.2), the Transaction Documents, the Transactions, or the PIPE Financing, VIH has conducted no business other than the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination, and (b) there has not been any VIH Material Adverse Effect.

Section 4.6 Taxes.

(a) VIH is, and at all times since its formation has been, classified as a corporation for all U.S. federal income tax purposes and will be so classified for all periods through and including the Closing Date.

(b) Each of VIH and Merger Sub has timely filed (taking into account applicable extensions) all material Tax Returns that it was required to file and such Tax Returns are correct and complete in all material respects. Neither VIH nor Merger Sub is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(c) All material Taxes and all material Tax liabilities of VIH and Merger Sub that are due and payable have been timely paid in full to the appropriate taxing authorities. Any such Taxes or Tax liabilities that relate to a Pre-Closing Tax Period that are not yet due and payable (i) for periods covered by the VIH Financials have been properly accrued and adequately disclosed on the VIH Financials in accordance with GAAP, and (ii) for periods not covered by the VIH Financials have been properly accrued on the books and records of VIH and Merger Sub in accordance with GAAP.

(d) Each of VIH and Merger Sub has withheld or collected all material Taxes required by Law to have been withheld or collected and, to the extent required, timely paid over such Taxes to the appropriate Governmental Authorities.

(e) Neither VIH nor Merger Sub is currently, nor has been within the past three (3) years, the subject of any material Tax Proceeding by any Governmental Authority and no such Tax Proceeding is pending or, to the knowledge of VIH or Merger Sub, threatened or contemplated.

(f) Neither VIH nor Merger Sub has waived any statute of limitations with respect to material Taxes or agreed to extend the period for assessment or collection of any material Taxes, which waiver or extension is still in effect. Neither VIH nor Merger Sub is presently contesting a material Tax liability of VIH or Merger Sub, as applicable, before any taxing authority or other Governmental Authority.

(g) There are no Liens for Taxes upon the assets of VIH or Merger Sub other than Permitted Liens

(h) No written claim has been made within the past three (3) years by any taxing authority in a jurisdiction where VIH or Merger Sub does not file Tax Returns that VIH or Merger Sub, as applicable, is or may be subject to material taxation by that jurisdiction.

(i) Neither VIH nor Merger Sub will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law); (ii) an installment sale or open transaction; (iii) any prepaid amounts or deferred revenue realized, accrued or received, in each case, outside the ordinary course of business; or (iv) a change in the accounting method of VIH or Merger Sub pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax Laws of any nation, state or locality.

(j) Neither VIH nor Merger Sub has any Liabilities for material Taxes of any other Person (other than VIH or Merger Sub) as a successor or transferee, by Contract, by operation of Law, or otherwise (other than pursuant to any Commercial Tax Agreement). Neither VIH nor Merger Sub is party to or bound by any Tax Sharing Agreement.

(k) Neither VIH nor Merger Sub has engaged in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 4.6 and Section 4.4(c) are the only representations and warranties of VIH and Merger Sub with respect to Tax matters.

Section 4.7 Brokers and Agents. Other than Jefferies LLC and, solely to the extent related to the PIPE Financing, Citigroup Global Markets Inc., no broker or finder has acted for VIH or Merger Sub in connection with this Agreement, the Transaction Documents, the Transactions, including the PIPE Financing, or VIH’s initial public offering, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of VIH, Merger Sub or VIH Sponsor.

Section 4.8 Financing. Each of VIH and Merger Sub represents that it is not a condition to the Closing or to any of its other obligations under this Agreement that VIH or Merger Sub obtain financing for or related to any of the Transactions except as expressly contemplated herein.

Section 4.9 Legal Proceedings. There is no Action pending, threatened in writing or, to the knowledge of VIH, otherwise threatened against VIH or Merger Sub (and no Action has been brought or, to VIH’s knowledge, threatened since the date of VIH’s formation), and no notice of any Action involving or relating to VIH or Merger Sub, whether pending or threatened, has been received by VIH or Merger Sub, in each case to the extent such Action would have a VIH Material Adverse Effect. There are no Orders pending now or rendered by a Governmental Authority since the date of VIH’s formation against VIH or Merger Sub that would have a VIH Material Adverse Effect.

Section 4.10 Compliance; Permits. VIH and Merger Sub are, and since the date of such their respective dates of formation have been, conducting its business and operations, and otherwise is, and has since their respective dates of formation has been, in compliance in all material respects with all applicable Laws and Permits reasonably necessary to lawfully conduct the business of VIH and Merger Sub. Since their formation, neither VIH nor Merger Sub has received any written communication from any Governmental Authority alleging noncompliance in any material respect with any applicable Law or Permit.

Section 4.11 SEC Filings and VIH Financials.

(a) Since the IPO, VIH has timely filed all forms, reports, registration statements, prospectuses and other documents required to be filed or furnished by VIH with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto. Except to the extent available on the SEC’s website through EDGAR, VIH has delivered to Bakkt Opco copies in the form filed with the SEC of (i) all forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by VIH with the SEC (the forms, reports, registration statements, prospectuses and other documents referred to above, whether or not available through EDGAR, collectively, the “SEC Reports”) and (ii) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to VIH or the SEC Reports. As of the date hereof to the knowledge of VIH, (i) none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC comments and (ii) neither the SEC nor any other Governmental Authority is conducting any investigation or review of any SEC Report. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.11, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes of VIH contained or incorporated by reference in the SEC Reports (the “VIH Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of VIH at the respective dates of and, for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) VIH has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. VIH’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by VIH in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to VIH’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. To the knowledge of VIH, (i) VIH has not identified or been made aware of any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would adversely affect VIH’s ability to record, process, summarize and report financial information and (ii) VIH does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in VIH’s internal control over financial reporting.

(d) Except as and to the extent reflected or reserved against in the VIH Financials, VIH has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the VIH Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since VIH’s formation in the ordinary course of business.

(e) There are no outstanding loans or other extensions of credit made by VIH to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of VIH other than advancements of expenses in the ordinary course less than $50,000 individually or $100,000 in the aggregate. VIH has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 4.12 National Stock Exchange. As of the date of this Agreement, the VIH Public Units, the VIH Class A Shares and the VIH Warrants that were included as part of the VIH Public Units (the “VIH Public Warrants”) are listed on the National Stock Exchange under the symbols “VIHAU”, “VIH” and “VIHAW”, respectively. As of the date of this Agreement, VIH is in compliance in all material respects with the applicable corporate governance requirements of the National Stock Exchange for continued listing of VIH Public Units, VIH Class A Shares and VIH Public Warrants thereon and there is no action or proceeding pending or, to VIH’s knowledge, threatened against VIH by the National Stock Exchange or the Financial Industry Regulatory Authority to prohibit or terminate the listing of the VIH Public Units, VIH Class A Shares or VIH Public Warrants on the National Stock Exchange.

Section 4.13 Board Recommendation. Each of the VIH Board (including any required committee or subgroup of the VIH Board) and the managing member of Merger Sub has, as of the date of this Agreement, unanimously determined that (i) the consummation of the Transactions (including the Merger and the Domestication) is in the best interest of the stockholders of VIH and the equity holders of Merger Sub, (ii) the fair market value of Bakkt Opco is equal to at least eighty percent (80%) of the balance in the Trust Account and (iii) in the case of VIH, recommended that VIH Shareholders adopt and approve this Agreement and approve the other Voting Matters.

Section 4.14 Trust Account. VIH has made available to Bakkt Opco a true, correct and complete copy of the fully executed Investment Management Trust Agreement (the “Trust Agreement”), dated as of September 22, 2020, by and between VIH and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”). As of the date of this Agreement, VIH has at least $207,373,020 in the Trust Account, with such funds invested in government securities or money market funds meeting certain conditions pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of VIH and, to VIH’s knowledge, the Trustee, enforceable in accordance with its terms, subject to the Enforcement Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than (A) the underwriter of the IPO and (B) Public Stockholders who have elected to redeem their VIH Class A Shares in accordance with the VIH Memorandum and Articles) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except to redeem VIH Class A Shares from Public Stockholders in accordance with the provisions of the VIH Memorandum and Articles and the IPO Prospectus (the “Redemption”) or as otherwise described in Section 9.2(a). There is no Action pending, or to VIH’s knowledge, threatened with respect to the Trust Account.

Section 4.15 Insurance. Except for directors’ and officers’ liability insurance, VIH does not maintain any insurance policies.

Section 4.16 Intellectual Property. Neither VIH nor Merger Sub owns, licenses or otherwise has any right, title or interest in any Intellectual Property. To the knowledge of VIH, neither VIH nor Merger Sub infringes, misappropriates or violates any Intellectual Property of any other Person.

Section 4.17 Agreements, Contracts and Commitments.

(a) Other than confidentiality and non-disclosure agreements, this Agreement and the Transaction Documents (none of which shall constitute Material VIH Contracts for purposes of this Agreement), there are no Contracts, agreements, leases, mortgages, indentures, notes, bonds, Liens, licenses, Permits, franchises, purchase orders, sales orders or other understandings, commitments or obligations (including outstanding offers or proposals) of any kind, whether written or oral, to which VIH or Merger Sub is a party or by or to which any of the properties or assets of VIH or Merger Sub may be bound, subject or affected (“Material VIH Contracts”). All Material VIH Contracts are listed in Section 4.17(a) of the VIH Disclosure Letter other than those that are exhibits to the SEC Reports filed at least one (1) Business Day prior to the date of this Agreement.

(b) Each Material VIH Contract was entered into at arm’s length and in the ordinary course, is in full force and effect and, to VIH’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, subject to the Enforcement Exceptions. To VIH’s knowledge, no other party to a Material VIH Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material VIH Contracts (or written summaries in the case of oral Material VIH Contracts) have been heretofore delivered to Bakkt Opco.

(c) Neither VIH nor, to the knowledge of VIH, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material VIH Contract.

Section 4.18 Title to Property. Neither VIH nor Merger Sub owns or leases any Real Property or personal property. There are no options or other Contracts under which VIH or Merger Sub has a right or obligation to acquire or lease any interest in Real Property or personal property.

Section 4.19 Employee Matters. Other than any former officers or as described in VIH’s SEC Reports, VIH has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by VIH’s officers and directors in connection with activities on VIH’s behalf in an aggregate amount not in excess of the amount of cash held by VIH outside of the Trust Account, VIH does not have any unsatisfied liability with respect to any employee, officer or director. VIH does not maintain, sponsor or have any liability or potential liability with respect to any VIH Benefit Arrangement or VIH Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereunder (either alone or upon the occurrence of any additional or subsequent events or the passage of time) will (i) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration, or other compensation payable to any Person who is or has been an employee of or independent contractor to VIH (other than salaries, wages, or bonuses payable in the ordinary course of business) to increase or become due to any such Person or (ii) result in forgiveness of indebtedness with respect to any employee of VIH.

Section 4.20 Regulatory Matters.

(a) Neither VIH, its Subsidiaries, nor to the knowledge of VIH has any of their respective Representatives acting on their behalf, in their capacity as such, has since their respective dates of formation (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) promised, offered, authorized, made or agreed to make any unlawful payment or promised, offered, authorized, provided or agreed to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the FCPA or of any other applicable anti-bribery or anti-corruption Law. Neither VIH, its Subsidiaries, nor any of their respective Representatives acting on their behalf, in their capacity as such, has promised, offered, authorized, given or agreed to give any unlawful gift, similar unlawful benefit or anything of value to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder VIH or its Subsidiaries or assist in connection with any actual or proposed transaction, in violation of any provision of the FCPA or of any other applicable anti-bribery or anti-corruption law. To the knowledge of VIH, no Action with respect to any of the foregoing is pending or threatened against or that involves VIH or its Subsidiaries.

(b) The operations of VIH and its Subsidiaries are and have since their respective dates of formation been conducted in compliance with anti-money laundering Laws, and no Action involving VIH or any of its Subsidiaries with respect to any of the foregoing is pending or, to the knowledge of the VIH, threatened in writing.

(c) Neither VIH, its Subsidiaries nor any of their respective directors or officers, or, to the knowledge of VIH, any other Representative acting on behalf of VIH or its Subsidiaries is currently identified on the SDN List or other sanctions-related list, or owned or controlled by such a person, or otherwise the target of Sanctions, or operating, organized, or resident in a country or territory that is the target of Sanctions (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine), and VIH has not since the date of its formation, directly or, to its knowledge indirectly, loaned, contributed or otherwise made available funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country or territory which is the target of Sanctions or for the purpose of financing the activities of any Person that is the target of Sanctions, or has otherwise been in violation of Sanctions.

Section 4.21 Investment Company Act. VIH is not required to register as an “investment company” under (and within the meaning of) the Investment Company Act of 1940, as amended.

Section 4.22 PIPE Financing.

(a) VIH has delivered to Bakkt Opco true, correct and complete copies of each of the PIPE Subscription Agreements entered into by VIH with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide the PIPE Financing. To the knowledge of VIH, with respect to each PIPE Investor, the PIPE Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended, modified or waived, in any material respect (it being understood that a change of or to one or more entities or individuals with respect to an PIPE Investor shall not be deemed a violation of the foregoing), and no withdrawal, termination, amendment or modification is contemplated by VIH. Each PIPE Subscription Agreement is a legal, valid and binding obligation of VIH, each PIPE Investor, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under any such PIPE Subscription Agreement violates any Laws. There are no other agreements, side letters, or arrangements between VIH and any PIPE Investor relating to any PIPE Subscription Agreement, that would affect the obligation of such PIPE Investors to contribute to Bakkt Opco the applicable portion of the PIPE Financing set forth in the PIPE Subscription Agreement of such PIPE Investor, and, as of the date hereof, VIH does not know of any facts or circumstances that would result in any of the conditions set forth in any PIPE Subscription Agreement not being satisfied, or the PIPE Financing not being available to VIH, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of VIH under any material term or condition of any PIPE Subscription Agreement and, as of the date hereof, VIH has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any PIPE Subscription Agreement.

(b) No fees, consideration or other discounts are payable or have been agreed by VIH or any of its Subsidiaries (including, from and after the Closing, Bakkt Opco and its Subsidiaries) to any PIPE Investor in respect of its portion of the PIPE Financing.

Section 4.23 Due Diligence Investigation. VIH and Merger Sub acknowledge, covenant and agree, on behalf of themselves and their respective Representatives: (a) that they have made their own due diligence investigation, and based thereon, formed their own independent judgment with respect business, results of operations, prospects, condition (financial or otherwise) of assets of Bakkt Opco and its Subsidiaries and have been afforded satisfactory access to the books and records, facilities and personnel of Bakkt Opco and its Subsidiaries for the purpose of conducting such investigation and forming such judgement, (b) that in entering into this Agreement, they have relied solely upon their own investigation and analysis and the Bakkt Representations, (c) that (x) other than the Bakkt Representations, no representation or warranty has been or is being made by Bakkt Opco or any of its Representatives or any other Person as to the accuracy or completeness of any of the information provided or made available to VIH, Merger Sub or any of their respective Representatives (including any such information contained in the “data room”, in any confidential information memorandum, management presentation or similar materials, in answers to due diligence questions submitted by VIH, Merger Sub or any of their respective Representatives or in any other form (including meetings, calls and correspondence)) in expectation of the Transactions, and (y) there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information (including forward-looking statements), and VIH and Merger Sub are familiar with such uncertainties and (d) VIH and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, plans and budgets so furnished to them, including the reasonableness of the assumptions underlying such estimates, projections, plans and budgets. Without limiting the foregoing provisions of this paragraph, VIH and Merger Sub hereby acknowledge and agree (on behalf of themselves and their respective Representatives) that none of Bakkt Opco, its Affiliates, their respective Representatives or any other Person is making any representation or warranty with respect to such estimates, projections, plans or budgets, including the reasonableness of the assumptions underlying such estimates, projections, plans or budgets, and that VIH, Merger Sub and their Representatives have not relied on any such estimates, projections, plans or budgets.

Section 4.24 No Other Bakkt Opco Representations or Warranties. VIH and Merger Sub acknowledge and agree that the specific representations and warranties expressly set forth in Article III (as expressly qualified by the Bakkt Disclosure Letter) or expressly set forth in a Transaction Document (collectively, the “Bakkt Representations”), (a) are and shall constitute the sole and exclusive representations and warranties made by Bakkt Opco and its Representatives in connection with this Agreement or the Transactions, (b) neither Bakkt Opco nor any of its Representatives makes any other representation or warranty, either written or oral, express or implied, statutory or otherwise, of any nature, at law or in equity, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of Bakkt Opco, or any of its businesses, financial projections, assets, liabilities or operations, or the Transactions, and (c) Bakkt Opco disclaims any other representations or warranties, whether made by Bakkt Opco or any of its Representatives. VIH and Merger Sub acknowledge and agree that except for the Bakkt Representations, VIH and Merger Sub (a) shall consummate the Transactions without any representation or warranty, except as otherwise expressly set forth in the Bakkt Representations, as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis and “with all faults”, (b) in entering in this Agreement and the other Transaction Documents is not relying upon any representations and warranties in connection with the Transactions other than the Bakkt Representations and (c) expressly disclaims reliance upon any representations and warranties other than the Bakkt Representations, including any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to VIH, Merger Sub or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to VIH, Merger Sub or any of their respective Representatives) by any Representative of Bakkt Opco or one of its Affiliates or any information, documents or materials made available to VIH, Merger Sub or any of their respective Representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of VIH, Merger Sub or any of their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, Bakkt Opco not make any representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to VIH, Merger Sub or any of their respective Representatives regarding the success, profitability or value of Bakkt Opco.

ARTICLE V

PRE-CLOSING COVENANTS

Section 5.1 Conduct of Business of Bakkt Opco. Except as set forth in Section 5.1 of the Bakkt Disclosure Letter, as otherwise contemplated by this Agreement, as required by applicable Law or a Governmental Authority, or as consented to by VIH (which consent, other than in respect of the sub-clauses listed in the last paragraph of this Section 5.1, shall not be unreasonably withheld, conditioned or delayed), between the date of this Agreement and the earlier of the Closing or the termination of this Agreement in accordance with Section 8.1 hereof (the “Interim Period”), Bakkt Opco shall, and shall cause its Subsidiaries to, (x) conduct their respective businesses in the ordinary course of business and in material compliance with applicable Law, and (y) in each case in all material respects, use their commercially reasonable efforts to maintain and preserve their respective businesses, assets and organizations intact, retain their respective present officers and employees and maintain and preserve their respective relationships with their officers and employees, suppliers, vendors, licensors, Governmental Authorities, creditors and others having business relations with such Person. Except as set forth in Section 5.1 of the Bakkt Disclosure Letter, as otherwise contemplated by this Agreement, as required by applicable Law or a Governmental Authority, or as consented to by VIH (which consent shall not be unreasonably withheld, conditioned or delayed), Bakkt Opco shall not and shall cause its Subsidiaries not to:

(a) change or amend any of the Organizational Documents of Bakkt Opco and its Subsidiaries, or authorize or propose the same;

(b) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of any securities (including any debt securities and including any options, warrants, calls, conversion rights, commitments or other securities convertible into or otherwise relating to such securities) or authorize or propose any change in its equity capitalization or capital structure, or enter into any agreement, understanding or arrangement with respect to the voting of equity securities of Bakkt Opco (provided, however, that exercises or conversions of currently outstanding rights shall not be prohibited), or grant any additional equity or equity-based compensation (including Bakkt Opco Incentive Units and Participation Units under the Bakkt Equity Incentive Plan);

(c) declare or pay any distribution (other than ordinary and regular tax distributions or distributions made by wholly-owned Subsidiaries of Bakkt Opco to Bakkt Opco or any of its wholly-owned Subsidiaries) in respect of its limited liability company interests or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its securities or purchase, redeem or otherwise acquire or retire for value any of its securities;

(d) make a loan or advance to or investment in any third party;

(e) sell, assign, lease, sublease, exclusively license, exclusively sublicense, pledge, fail to renew, or otherwise transfer or dispose of or grant any option or exclusive rights in, to or under, any material assets (including material Intellectual Property) of Bakkt Opco and its Subsidiaries (other than any such actions performed by Bakkt Opco or one of its Subsidiaries in the ordinary course of business);

(f) disclose any material Trade Secrets, material Bakkt Software or material confidential Intellectual Property of Bakkt Opco and its Subsidiaries (including the source code for any proprietary software) to any Person who has not entered into a reasonably protective confidentiality agreement;

(g) acquire (whether by merger, consolidation, acquisition of stock or assets or any other form of business combination) any non-natural Person or business or initiate the start-up of any new business, non-wholly-owned Subsidiary or joint venture or otherwise acquire any securities or material assets;

(h) incur, create, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise) except for (i) advances of any kind under any credit facilities or other debt instrument (including under any applicable credit line) of Bakkt Opco existing as of the date hereof not to exceed $1,000,000, (ii) any such indebtedness among Bakkt Opco and its wholly-owned Subsidiaries or among Bakkt Opco’s wholly-owned Subsidiaries, (iii) guarantees by Bakkt Opco of existing indebtedness of Subsidiaries of Bakkt Opco, and (iv) the accrual of interest on indebtedness outstanding as of the date of this Agreement or incurred in compliance with this Section 5.1(h);

(i) withdraw any License Application except in accordance with Section 5.7;

(j) enter into any Material Contract or amend, modify, terminate or waive any material right under any Material Contract or any Material Permit (other than in the ordinary course of business);

(k) other than matters arising in the ordinary course of business or with a value of less than $250,000, commence a material lawsuit or settle, compromise, release or waive its rights under any claim or litigation, other than for routine collection and settlement matters of accounts payable;

(l) enter into, amend or terminate (other than terminations in accordance with their terms) any Contract or transaction with any Related Party, or waive any material right in connection therewith;

(m) announce, implement or effect any reduction in force, mass lay off, early retirement program, severance program, or other program or effort concerning the termination of more than 10 employees, including, but not limited to, any reduction in force, mass lay off, early retirement program, severance program or other program or effort concerning the termination of employees, in each case which would trigger any liability or advance notice requirements under the Workers Adjustment Retraining and Notification Act of 1988, as amended, or any similar state, local or foreign law or regulation;

(n) except as otherwise required by Law, existing Bakkt Benefit Plans or Bakkt Benefit Arrangements listed on Section 3.9(a) of the Bakkt Disclosure Letter or as would not be material to Bakkt Opco or its Subsidiaries taken as a whole, and only with respect to officers of Bakkt Opco, (i) grant any severance, retention, change in control or termination or similar pay, (ii) terminate, adopt, enter into or materially amend or grant any new awards under any Bakkt Benefit Plan or Bakkt Benefit Arrangement (including the Bakkt Equity Incentive Plan) or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Bakkt Benefit Plan or Bakkt Benefit Arrangement as of the date hereof, (iii) materially increase the cash compensation or bonus opportunity, except in the ordinary course of business consistent with past practice, (iv) take any action to amend or waive any performance or vesting criteria or to accelerate the payment or vesting of any compensation or benefit payable by Bakkt Opco or any of its Subsidiaries, (v) hire or engage any new officer of Bakkt Opco, or (vi) terminate the employment or engagement, other than for cause, death or disability, of any officer of Bakkt Opco;

(o) enter into or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize any labor union, labor organization, or group of employees of Bakkt Opco or its Subsidiaries as the bargaining representative for any employees of Bakkt Opco or its Subsidiaries;

(p) revalue any of its material assets or make any change in accounting methods, principles or practices (including cash management practices), except to the extent required to comply with GAAP or to upgrade its practices to those suitable for a public company or as may be necessary in order to give effect to de-consolidation from the parent company of the Majority Bakkt Equity Holder’s GAAP financial statements;

(q) make, change or rescind any material election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy with a Governmental Authority relating to a material amount of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment arising outside the ordinary course of business (except to the extent notice of such extension or waiver is provided to VIH), file any materially amended Tax Return or claim for refund of a material amount of Taxes, or make any material change to a method of accounting for Tax purposes, in each case, except in the ordinary course of business, as required by applicable Law (or a change in applicable Law), or as contemplated by this Agreement;

(r) agree to or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(s) fail to comply in any material respect with a material Law applicable to its business;

(t) accelerate or delay, other than in the ordinary course of business, consistent with past practice, the collection of any trade receivables or the payment of trade payables or any other liability or other material amounts;

(u) authorize or agree (in writing or otherwise) to take any of the actions described in this Section 5.1.

Nothing contained in this Agreement is intended provide to VIH, directly or indirectly, the right to control or direct the ordinary course operations of Bakkt Opco or any of its Subsidiaries prior to the Closing; provided further, notwithstanding anything in this Agreement the contrary, and for the avoidance of doubt, the parties hereto acknowledge and agree that none of Bakkt Opco or any of its Subsidiaries shall take any action prohibited by any of Section 5.1(a), (b), (c), (d), (h), (r) or (u) (solely as subclause (u) pertains to the foregoing subclauses) without the prior written approval of VIH.

Section 5.2 Conduct of Business of VIH. Except as set forth in Section 5.2 of the VIH Disclosure Letter, as otherwise expressly contemplated by this Agreement or the Redemption, as required by applicable Law or a Governmental Authority, or as consented to by Bakkt Opco (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, VIH shall, and shall cause Merger Sub to, (x) conduct their respective businesses in the ordinary course of business, (y) conduct their respective businesses in material compliance with applicable Law, and (z) in each case in all material respects, use their commercially reasonable efforts to maintain and preserve their respective businesses and organizations intact, retain their respective present officers and employees and maintain and preserve their relationships with their officers and employees, suppliers, vendors, licensors, Governmental Authorities, creditors and others having business relations with such Person. Except as set forth in Section 5.2 of the VIH Disclosure Letter, as otherwise expressly contemplated by this Agreement or the Redemption, as required by applicable Law or a Governmental Authority, or as consented to by Bakkt Opco (which consent shall not be unreasonably withheld, conditioned or delayed), VIH shall not and shall cause Merger Sub not to:

(a) change or amend any of the Organizational Documents of VIH or Merger Sub, or authorize or propose the same, except pursuant to the Transactions;

(b) other than pursuant to the PIPE Financing, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of any securities (including any debt securities and including any options, warrants, calls, conversion rights, commitments or other securities convertible into or otherwise relating to such securities) or authorize or propose any change in the equity capitalization or capital structure of VIH or Merger Sub, or enter into any agreement, understanding or arrangement with respect to the voting of equity securities of VIH;

(c) declare or pay any distribution in respect of the Equity Interests of VIH or Merger Sub or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of the securities of VIH or Merger Sub or purchase, redeem or otherwise acquire or retire for value any of the securities of VIH or Merger Sub;

(d) incur, create, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or guarantee any indebtedness of another Person (directly, contingently or otherwise), other than (x) as contemplated by the PIPE Financing, or (y) working capital loans made by VIH Sponsor necessary to finance VIH’s ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the Merger and the other Transactions (including any filings required under Section 5.7);

(e) make a loan or advance to or investment in any third party;

(f) make or agree to make any capital expenditures;

(g) sell, assign, lease, sublease, exclusively license, exclusively sublicense, pledge or otherwise transfer or dispose of or grant any option or exclusive rights in, to or under, any material assets of VIH or Merger Sub;

(h) acquire (whether by merger, consolidation, acquisition of stock or assets or any other form of business combination) any non-natural Person or business or initiate the start-up of any new business, non-wholly owned Subsidiary or joint venture or otherwise acquire any securities or material assets;

(i) enter into, amend, or terminate (other than terminations in accordance with their terms) any Contract with any Related Party, or waive any material right in connection therewith (other than working capital loans made by VIH Sponsor in accordance with Section 5.2(d));

(j) hire any employee or adopt or enter into any Benefit Plan;

(k) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(l) make any change in accounting methods, principles or practices, except to the extent required by changes in Law or to comply with GAAP;

(m) make, change or rescind any material election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy with a Governmental Authority relating to a material amount of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment arising outside the ordinary course of business (except to the extent notice of such extension or waiver is provided to Bakkt Opco), file any materially amended Tax Return or claim for refund of a material amount of Taxes, or make any material change to a method of accounting for Tax purposes, in each case except in the ordinary course of business, as required by applicable Law (or a change in applicable Law) or as contemplated by this Agreement;

(n) amend, waive or otherwise change the Trust Agreement in any manner materially adverse to VIH; or

(o) authorize or agree (in writing or otherwise) to take any of the actions described in this Section 5.2.

Section 5.3 Access to Information; Confidential Information.

(a) During the Interim Period, Bakkt Opco shall and shall cause its Subsidiaries to, upon reasonable notice and during regular business hours and at VIH’s sole expense, for any purpose reasonably related to the Transactions or to VIH’s prospective interest in Bakkt Opco or its Subsidiaries, afford to the authorized Representatives of VIH reasonable access to (i) the financial books and records of Bakkt Opco and its Subsidiaries and (ii) such additional financial and operating data and other information relating to the business and properties of Bakkt Opco and its Subsidiaries as VIH may reasonably request; provided, that such access shall not materially disrupt or burden the operations of Bakkt Opco and its Subsidiaries and VIH and its authorized Representatives shall use their respective commercially reasonable efforts to minimize any such disruption; and, provided, further, that all such access shall be done in compliance with applicable Law and the social distancing requirements applicable to Bakkt Opco personnel. Notwithstanding anything to the contrary contained in this Agreement, neither Bakkt Opco nor any of its Subsidiaries shall be required pursuant to this Section 5.3(a) to provide (i) any information or access that Bakkt Opco reasonably believes would violate applicable Law, including antitrust Laws and data protection Laws, rules or regulations or the terms of any applicable confidentiality obligation or cause forfeiture of attorney/client privilege, (ii) if Bakkt Opco or any of its Affiliates, on the one hand, and VIH or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto or (iii) any information or access to the extent that it relates to interactions with other prospective buyers of Bakkt Opco and its Subsidiaries prior to the date of this Agreement or the negotiation of this Agreement and the Transaction Documents and the Transactions. VIH shall not contact or communicate with any of Bakkt Opco’s or any Subsidiaries’ customers, suppliers or employees (other than contact with employees to the extent permitted by this Section 5.3(a)) without Bakkt Opco’s prior written consent.

(b) During the Interim Period, VIH shall and shall cause Merger Sub to, upon reasonable notice and during regular business hours and at Bakkt Opco’s sole expense, afford to the authorized Representatives of Bakkt Opco reasonable access to (i) the financial books and records of VIH and Merger Sub and (ii) such additional financial and operating data and other information relating to the business and properties of VIH and Merger Sub as Bakkt Opco may reasonably request; and, provided, further, that all such access shall be done in compliance with applicable Law. Notwithstanding anything to the contrary contained in this Agreement, neither VIH nor Merger Sub shall be required pursuant to this Section 5.3(b) to provide (i) any information or access that VIH reasonably believes would violate applicable Law, including antitrust Laws and data protection Laws, rules or regulations or the terms of any applicable confidentiality obligation or cause forfeiture of attorney/client privilege, (ii) if Bakkt Opco or any of its Affiliates, on the one hand, and VIH or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto or (iii) any information or access to the extent that it relates to interactions with other prospective targets of VIH or Merger Sub or the negotiation of this Agreement and the Transaction Documents and the Transactions.

(c) VIH acknowledges and agrees that the Confidentiality Agreement, except as modified by Section 9.2 hereof, remains in full force and effect and that information provided by Bakkt Opco or any of its Subsidiaries, any Bakkt Equity Holder or any Bakkt Equity Holder’s Affiliates to VIH pursuant to this Agreement prior to the Closing shall be treated in accordance with the Confidentiality Agreement. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement, except as modified by Section 9.2 hereof, shall remain in full force and effect in accordance with its terms. If the Closing occurs, the Confidentiality Agreement shall terminate effective as of the Closing.

(d) Each Party acknowledges and agrees that each is aware, and each of their respective controlled Affiliates is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Interim Period, except in connection with or support of the transactions contemplated by this Agreement (including any communications with potential PIPE Investors), while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of VIH or the Majority Bakkt Equity Holder, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing; provided that, in respect of VIH, the foregoing shall only be deemed to apply to VIH and its controlled Affiliates, agents, professional advisors, employees and officers.

Section 5.4 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice (and, in any event, within five (5) Business Days) to the other Parties of any event which would reasonably be expected to cause any of the conditions in Article VII not to be fulfilled or the fulfillment of those conditions being materially delayed. The delivery of any notice pursuant to this Section 5.4 shall in no circumstance be deemed to (i) modify the representations, warranties, covenants or agreements hereunder of the Party delivering such notice; (ii) modify any of the conditions set forth in Article VII; or (iii) cure or prevent any misrepresentation, inaccuracy, untruth or breach of any representation, warranty, covenant or agreement set forth in this Agreement or any Transaction Document or failure to satisfy any condition set forth in Article VII.

Section 5.5 Cause Conditions to be Satisfied. Subject to Section 5.7, (a) Bakkt Opco shall, and Bakkt Opco shall cause its Subsidiaries to use reasonable best efforts to cause each of the conditions set forth in Section 7.1 and Section 7.2 to be satisfied at or prior to the Closing (including, without limitation, Section 7.1(c)); and (b) VIH and Merger Sub shall use reasonable best efforts to cause each of the conditions set forth in Section 7.1 and Section 7.3 to be satisfied at or prior to the Closing.

Section 5.6 PIPE Financing. Prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms:

(a) Bakkt Opco shall cause the appropriate officers and employees thereof, to use reasonable best efforts to cooperate in connection with (x) the arrangement of the PIPE Financing and (y) the marketing of the transactions contemplated by this Agreement and the other Transaction Documents in the public markets and/or with existing VIH Shareholders, in each case as may be reasonably requesting by VIH, including by (i) participating in meetings, presentations, calls, due diligence sessions, drafting sessions and sessions with actual or potential PIPE Investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”); (ii) assisting with the preparation of customary materials for actual or potential PIPE Investors, offering documents, private placement memoranda, prospectuses and similar documents required in connection with the PIPE Financing (which shall not include pro forma financial information); (iii) providing financial statements and such other financial information regarding Bakkt Opco and its Subsidiaries, that is readily available or within its possession; and (iv) otherwise reasonably cooperating with VIH’s efforts (including VIH’s reasonable requests) to consummate the PIPE Financing.

(b) Unless otherwise approved in writing by Bakkt Opco (which approval may be given or withheld by Bakkt Opco in its sole discretion), VIH shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify, the applicable purchase price per share or provide the applicable PIPE Investor any material post-Closing right in respect of the Surviving Company under any PIPE Subscription Agreement, in each case other than by termination of such PIPE Subscription Agreement (and a withdrawal of the applicable PIPE Investor) or a reduction in the PIPE Investor’s commitment under such PIPE Subscription Agreement (in which case, VIH shall provide Bakkt Opco prompt written notice of any such termination or reduction). In the event VIH determines to permit any other amendment or modification to be made to, any other waiver (in whole or in part) of, or provide any other consent to modify, any other material provision of any PIPE Subscription Agreement, VIH shall provide Bakkt Opco prompt written notice of any such amendment, modification, waiver or consent to modify.

Section 5.7 Governmental Consents and Filing of Notices. Each Party hereto shall, as promptly as reasonably practicable, use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Transaction Documents (the “Regulatory

Filings”), and to amend as necessary in connection with the Transactions any License Applications. Each Party shall use reasonable best efforts to cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals and effect any such filing, withdrawal or amendment. With respect to the Regulatory Filings, each of Bakkt Opco and VIH agrees to use its reasonable best efforts and cooperate with the other parties (i) in timely making inquiries with Governmental Authorities regarding the Regulatory Filings, (ii) in determining if any Regulatory Filings are required by Governmental Authorities, and (iii) in timely making all Regulatory Filings (except with respect to such jurisdictions where the parties agree that a Regulatory Filing is not required). If VIH and Bakkt Opco determine that it is required for VIH to make any Regulatory Filing or otherwise provide information with respect to VIH or any VIH personnel to a Governmental Authority in connection with any License or License Application, then Bakkt Opco will, except as prohibited by applicable Law (in which case Bakkt Opco and/or its Subsidiaries, as applicable, will use commercially reasonable efforts to obtain any required permission to allow disclosure), timely provide, upon VIH’s reasonable request, relevant portions of all past filings and correspondence with Governmental Authorities with respect to any Licenses or License Applications related to such Regulatory Filing or information provision requirement that VIH and Bakkt Opco reasonably determine to be necessary to make a complete, accurate and timely Regulatory Filing or provision of information. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding in any material respect the receipt of any Regulatory Filings or any other required consents, authorizations, orders and approvals that, if not received, would have a material adverse impact on the business of the Bakkt Opco and its Subsidiaries, taken as a whole.

Section 5.8 Registration Statement; VIH Shareholder Meeting; Information Statement.

(a) As promptly as reasonably practicable after the date of this Agreement, VIH shall, with the assistance, cooperation and reasonable best efforts of Bakkt Opco, prepare and file a Registration Statement on Form S-4 with the SEC (as such filing is amended or supplemented, and including the Proxy Statement contained therein, the “Registration Statement”), and with all other applicable regulatory bodies, for the purpose of registering the Bakkt Pubco Class A Shares and Bakkt Pubco Public Warrants to be issued or issuable in the Domestication, including the Bakkt Pubco Class A Shares issuable upon exercise of the Bakkt Pubco Public Warrants in accordance with their terms, which Registration Statement shall also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of (i) providing the VIH Shareholders with the opportunity to redeem their VIH Class A Shares as contemplated by the VIH Memorandum and Articles, the SEC Reports and the Trust Agreement and (ii) soliciting proxies from the VIH Shareholders to vote, at an extraordinary general meeting of the VIH Shareholders to be called and held for such purpose (the “VIH Shareholder Meeting”), in favor of (A) the Domestication (including the adoption of the Bakkt Pubco Charter), (B) the adoption and approval of this Agreement and the Merger, (C) the adoption and approval of the Advisory Charter Proposals, (D) the adoption and approval of the Bakkt Pubco Equity Incentive Plan in the form attached hereto as Exhibit I (the “Equity Incentive Plan”), (E) election of the members of the Post-Closing Bakkt Pubco Board in accordance with Section 5.12(a), (F) the approval of the issuance of Bakkt Pubco Class A Shares issuable pursuant to the PIPE Financing and approval of the issuance of Bakkt Pubco Class A Shares and Bakkt Pubco Class V Shares issuable to Bakkt Equity Holders pursuant this Agreement, if required under rules and regulations of the National Stock Exchange, (G) any other matters necessary or advisable to effect the consummation of the Transactions (clauses (A) through (G) of this Section 5.8(a), collectively, the “Voting Matters”), and (H) the adjournment of the VIH Shareholder Meeting in accordance with Section 5.8(f), if necessary.

(b) VIH shall comply in all material respects with all applicable Laws, any applicable rules and regulations of the National Stock Exchange, VIH Memorandum and Articles and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the holding of the VIH Shareholder Meeting and the Redemption. Whenever any event occurs which would reasonably be expected to result in the Registration Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, VIH or Bakkt Opco, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the VIH Shareholders, an amendment or supplement to the Registration Statement.

(c) VIH (i) shall permit Bakkt Opco and its counsel to review and comment on the Registration Statement and any exhibits, amendments or supplements thereto (or other related documents), (ii) shall consider any such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by Bakkt Opco and its counsel in connection therewith and (iii) shall not file the Registration Statement or any exhibit, amendment or supplement thereto without the prior written consent of Bakkt Opco, not to be unreasonably withheld, conditioned or delayed. As promptly as practicable after receipt thereof, VIH shall provide to Bakkt Opco and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a complete summary thereof), including any comments from the SEC or its staff, between VIH or any of its Representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Registration Statement, and, in each case, shall consult with Bakkt Opco and its counsel concerning any such correspondence. VIH shall not file any response letters to any comments from the SEC without the prior written consent of Bakkt Opco, such consent not to be unreasonably withheld, conditioned or delayed. VIH will advise Bakkt Opco, promptly after it receives notice thereof, of the time when the Registration Statement or any amendment or supplement thereto has been filed with the SEC, and the time when the Registration Statement is declared effective or any stop order relating to the Registration Statement is issued.

(d) VIH, with the assistance of Bakkt Opco, shall use its reasonable best efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC, to “clear” comments from the SEC and become effective as promptly as reasonably practicable. VIH, with the assistance of Bakkt Opco, also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and Bakkt Opco shall furnish all information concerning Bakkt Opco, its Subsidiaries and any of its members or stockholders as may be reasonably requested in connection with any such action. As soon as reasonably practicable following the declaration of effectiveness of the Registration Statement, VIH shall distribute the Proxy Statement and other proxy materials included in the Registration Statement to the VIH Shareholders, and pursuant thereto, shall (i) call the VIH Shareholder Meeting in accordance with applicable Law and the VIH Memorandum and Articles on a date as soon as reasonably practicable following the effectiveness of the Registration Statement, and (ii) use its reasonable best efforts to solicit proxies from the VIH Shareholders to vote in favor of adoption and approval of this Agreement and the other Voting Matters (including by enforcing the VIH Sponsor Letter). VIH shall appoint an inspector of elections in connection with the VIH Shareholder Meeting, and cause such inspector of elections to deliver or caused to be delivered an affidavit or certificate verifying the vote of such VIH Shareholder Meeting to the Trustee in accordance with the terms of the Trust Agreement.

(e) VIH, acting through the VIH Board, shall include in the Proxy Statement the recommendation of the VIH Board that the VIH Shareholders vote in favor of adoption and approval of this Agreement and the other Voting Matters and shall otherwise use its reasonable best efforts to obtain the VIH Shareholders’ Approval. Neither the VIH Board nor any committee or agent or Representative thereof shall withdraw (or modify in a manner adverse to Bakkt Opco), or propose to withdraw (or modify in a manner adverse to Bakkt Opco), the VIH Board’s recommendation that the VIH Shareholders vote in favor of adoption and approval of this Agreement and the other Voting Matters.

(f) VIH shall be entitled to postpone or adjourn the VIH Shareholder Meeting (i) to ensure that any supplement or amendment to the Registration Statement that the VIH Board has determined in good faith is required by applicable Law is disclosed to the Public Stockholders and for such supplement or amendment to be promptly disseminated to the Public Stockholders prior to the VIH Shareholder Meeting, (ii) if, as of the time for which the VIH Shareholder Meeting is originally scheduled (as set forth in the Registration Statement), there are insufficient VIH Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the VIH Shareholder Meeting or (iii) on no more than three (3) occasions, as reasonably determined to be necessary or desirable by VIH; provided, however, that in no event shall VIH postpone or adjourn the VIH Shareholder Meeting beyond the date that is ten (10) Business Days prior to the Termination Date without the prior written consent of Bakkt Opco; and, provided, further, that in the event of a postponement or adjournment pursuant to clauses (i) or (ii) above, the VIH Shareholder Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(g) Promptly, but in any event within (i) twenty-four (24) hours after the execution hereof, in connection with the delivery of the Initial Bakkt Equity Holder Support Agreement, the Majority Bakkt Equity Holder shall have delivered, in the form of a written consent (“Written Consent”) pursuant to Section 18-302 of the DLLCA and Section 9.5 of the Bakkt Opco LLC Agreement (in the form attached to the Initial Bakkt Equity Holder Support Agreement) and (ii) within seven (7) days after the execution hereof, the Bakkt Equity Holders holding, together with persons delivering the Initial Bakkt Equity Holders Support Agreement, sufficient Bakkt Interests to obtain the Bakkt Equity Holders Approval shall, in connection with the delivery of the Support Agreements, deliver a written consent pursuant to Section 18-302 of the DLLCA and Section 9.5 of the Bakkt Opco LLC Agreement (in the form attached to the Support Agreements) constituting the Bakkt Equity Holders Approval to VIH. On or prior to the seventh (7th) Business Day following the date hereof, Bakkt Opco will deliver an information statement (the “Information Statement”), in a form reasonably acceptable to Bakkt Opco or VIH, to each Bakkt Equity Holder who has not executed a Written Consent pursuant to Section 18-302 of the DLLCA and Section 9.5 of the Bakkt Opco LLC Agreement in connection with the solicitation of their signatures to a Written Consent. VIH will as promptly as practicable provide information regarding VIH and Merger Sub reasonably requested by Bakkt Opco for inclusion in the Information Statement, which information shall be subject to the Confidentiality Agreement and shall be true and correct in all material respects. Bakkt Opco, acting through the Board of Managers of Bakkt Opco, shall include in the Information Statement and the Written Consent the recommendation of the Board of Managers of Bakkt Opco that the Bakkt Equity Holders vote (by executing a Written Consent) in favor of adoption and approval of this Agreement, the other Transaction Documents, the Merger and the other Transactions and shall otherwise use its commercially reasonable efforts to obtain the Bakkt Equity Holder Approval. Neither the Board of Managers of Bakkt Opco nor any committee or agent or Representative thereof shall withdraw (or modify in a manner adverse to VIH), or propose to withdraw (or modify in a manner adverse to VIH), Bakkt Opco’s Board of Managers’ recommendation that the Bakkt Equity Holders vote (by executing a Written Consent) in favor of adoption and approval of this Agreement, the other Transaction Documents, the Merger and the other Transactions.

Section 5.9 Disclosure Information.

(a) Except as otherwise provided herein or as required by applicable Law, none of the Parties shall make any disclosure or permit any of their respective Affiliates to make any public disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by VIH and Bakkt Opco in writing, which approval shall not be unreasonably conditioned, withheld or delayed. VIH and Bakkt Opco shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). VIH, Bakkt Opco and Bakkt Opco shall cooperate in good faith with respect to the prompt preparation of, and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), VIH shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Announcement 8-K”). Prior to Closing, VIH and Bakkt Opco shall mutually agree upon and prepare the press release announcing the consummation of the Transactions (“Closing Press Release”). Concurrently with or promptly after the Closing, VIH shall issue the Closing Press Release. VIH and Bakkt Opco shall cooperate in good faith with respect to the preparation of, and, at least five (5) days prior to the Closing, VIH shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by Bakkt Opco and its accountant and the other “Form 10” information required to be included therein (the “Completion 8-K”). Concurrently with the Closing, or as soon as practicable (but in any event within four (4) Business Days) thereafter, Bakkt Pubco shall file the Completion 8-K with the SEC.

(b) Bakkt Opco shall provide VIH as promptly as reasonably practicable prior to the filing of the Registration Statement (or the Completion 8-K, as applicable) with the SEC, (i) an audited consolidated balance sheet of Bakkt Opco as of December 31, 2019, and as soon as reasonably practicable after the filing of the Registration Statement, an audited consolidated balance sheet of Bakkt Opco as of December 31, 2020, in each case together with related audited consolidated statements of operations, members’ equity and cash flows for the fiscal year ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of Bakkt Opco’s independent auditors (which reports shall be unqualified), prepared in accordance with GAAP, applied on a consistent basis throughout the covered periods, and Regulation S-X of the SEC and in each case, audited in accordance with the standards of the

PCAOB (the “PCAOB Financial Statements”), (ii) all other audited and unaudited financial statements of Bakkt Opco and any company or business units acquired by it, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement, including the Proxy Statement, and/or the Completion 8-K (including pro forma financial information), (iii) all selected financial data of Bakkt Opco required by Item 301 of Regulation S-K, as necessary for inclusion in the Registration Statement and Completion 8-K and (iv) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC with respect to the periods described in clauses (i) and (ii), above, as necessary for inclusion in the Registration Statement and Completion 8-K (including pro forma financial information).

(c) During the Interim Period, in connection with the preparation of the Registration Statement, Announcement 8-K, the Completion 8-K, the Signing Press Release, the Closing Press Release or any other statement, filing, notice or application (including any amendments or supplements thereto) made by or on behalf of VIH, Merger Sub or Bakkt Opco to any Governmental Authority in connection with the Transactions (each, a “Reviewable Document”), VIH and Bakkt Opco shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, managers, officers and shareholders (including the directors to be elected to the Post-Closing Bakkt Pubco Board pursuant to Section 5.12 hereof), assets, Liabilities, condition (financial or otherwise), business, operations and such other matters as may be reasonably necessary or advisable in connection with the preparation of such materials, which information provided shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(d) Whenever any event occurs which would reasonably be expected to result in any Reviewable Document containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, VIH or Bakkt Opco, as the case may be, shall promptly inform the other party of such occurrence and shall furnish to the other party any information reasonably related to such event and any information reasonably necessary or advisable in order to prepare an amendment or supplement to such Reviewable Document in order to correct such untruth or omission.

Section 5.10 Securities Listing. VIH shall use its reasonable best efforts to cause the Bakkt Pubco Class A Shares (including the Bakkt Pubco Class A Shares to be issued in connection with the Domestication, the Bakkt Pubco Class A Shares to be issued in the PIPE Financing and the Bakkt Pubco Class A Shares issuable upon exchange of Surviving Company Common Units in accordance with the Exchange Agreement) to be approved for listing on the National Stock Exchange as of the Closing.

Section 5.11 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, written or oral, from any Person or group (other than, with respect to Bakkt Opco, VIH and the VIH Sponsor (or their respective Representatives, acting in their capacity as such) or, with respect to VIH, Bakkt

Opco) at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) any issuance, sale, pledge, disposal of, grant, transfer or encumbrance of any of the Bakkt Opco’s or any of its Subsidiaries’ Equity Interests or any merger, sale of substantial assets, liquidation, dissolution, reorganization, financing, refinancing, recapitalization, or similar transaction involving Bakkt Opco and/or any of its Subsidiaries, or any other transaction that would impede, delay, interfere with or prevent the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, other than issuances of Equity Interests not prohibited by Section 5.1 and assets sold in the ordinary course of business and (B) with respect to VIH, a transaction (other than the Transactions) concerning a Business Combination.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, neither Bakkt Opco nor VIH shall, and each shall cause its Representatives to not, directly or indirectly, (i) take any action to solicit, assist, initiate or facilitate the making, submission or announcement of, or encourage, any Acquisition Proposal or Alternative Transaction, (ii) furnish, or afford access to, (including through any virtual data room) any information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, books and records, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives (other than the Majority Bakkt Equity Holder)) in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, an Acquisition Proposal or Alternative Transaction, (iii) enter into, continue, engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal or Alternative Transaction, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal or Alternative Transaction, (v) enter into an Alternative Transaction or negotiate or enter into any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to an Alternative Transaction or publicly announce an intention to do so, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as reasonably promptly as practicable (and in any event within forty-eight (48) hours) in writing of the receipt by such Party or any of its Representatives of (i) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal, and (ii) any request for information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal. For purposes of this Section 5.11, the term “Affiliates” shall exclude any special purpose acquisition companies that are Affiliates of VIH.

Section 5.12 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of VIH to resign, so that effective as of the Closing, the board of directors of Bakkt Pubco (the “Post-Closing Bakkt Pubco Board”) will consist of five to seven (5 to 7) members, with one (1) designated by Bakkt Opco, one (1) designated by the VIH Sponsor, and the remaining members to appointed jointly by Bakkt Opco and the VIH Sponsor (collectively, the “Post-Closing Directors”). The directors to be designated jointly by Bakkt Opco and the VIH Sponsor shall include (i) a majority of “independent” directors for purposes of the listing rules of the exchange on which the Bakkt Pubco Class A Shares are traded and (ii) at least three qualified members of the audit committee of the Post-Closing Bakkt Pubco Board (with one (1) of such persons being an audit committee financial expert). Bakkt Pubco will not avail itself of any grace periods or “controlled company” exemptions provided by the listing rules of the exchange on which the Bakkt Pubco Class A Shares are traded applicable to the initial Post-Closing Bakkt Pubco Board. At the Closing, Bakkt Pubco will execute and deliver to each Post-Closing Director a customary director indemnification agreement, in form and substance reasonably acceptable to Bakkt Opco and VIH. In accordance with the Organizational Documents of Bakkt Pubco as in effect as of the Closing, the Parties acknowledge and agree that the Post-Closing Bakkt Pubco Board will be a classified board with three classes of directors, with:

(i) one (1) class of directors (the “Class I Directors”), initially serving a term effective from the Closing until the first annual meeting of the stockholders of Bakkt Pubco held after the Closing (but any subsequent Class I Directors serving a three (3)-year term), with the Class I Directors to be appointed jointly by Bakkt Opco and the VIH Sponsor, and who are intended to be (x) “independent” directors for purposes of the listing rules of the exchange on which the Bakkt Pubco Class A Shares are traded and (y) not Affiliated with either the Majority Bakkt Equity Holder or the VIH Sponsor;

(ii) a second class of directors (the “Class II Directors”), initially serving a term effective from the Closing until the second annual meeting of the stockholders of Bakkt Pubco held following the Closing (but any subsequent Class II Directors serving a three (3)-year term), with the two individuals designated by Bakkt Opco and the VIH Sponsor, respectively, to serve as Class II Directors; and

(iii) a third class of directors (the “Class III Directors”), serving a term effective from the Closing until the third annual meeting of the stockholders of Bakkt Pubco held following the Closing (but any subsequent Class III Directors serving a three (3)-year term), with the Class III Directors to be appointed jointly by Bakkt Opco and the VIH Sponsor, and who are intended to be (x) “independent” directors for purposes of the listing rules of the exchange on which the Bakkt Pubco Class A Shares are traded and (y) not Affiliated with either the Majority Bakkt Equity Holder or the VIH Sponsor.

(b) The Parties shall take all action necessary, including causing the executive officers of VIH to resign, so that the individuals serving as executive officers of Bakkt Pubco immediately after the Closing (other than the Chief Executive Officer or as otherwise approved by VIH) will be the persons who were serving as officers of Bakkt Opco immediately prior to Closing. The Chief Executive Officer of Bakkt Pubco and the Surviving Company following the Closing shall be the individual appointed by the Post-Closing Bakkt Pubco Board.

Section 5.13 Trust Account Disbursement. VIH shall cause the Trust Account to be disbursed to VIH (or to such Persons as designated by VIH to pay any amounts contemplated by Section 2.3(a) or any amounts owed by VIH for its unpaid expenses or other liabilities as of the Closing) concurrently with the Closing upon the terms set forth in the Trust Agreement.

Section 5.14 Section 16. Prior to the Closing, the VIH Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of VIH and/or Bakkt Pubco equity securities, as applicable, in each case, pursuant to this Agreement and the Transaction Documents, by any person owning securities of Bakkt Opco and its Subsidiaries who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Bakkt Pubco shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 5.15 Third-Party Consents. Upon the terms and subject to the conditions set forth in this Agreement, during the Interim Period, Bakkt Opco shall use commercially reasonable efforts to obtain any consents that are listed on Section 3.2(b) of the Bakkt Disclosure Letter.

Section 5.16 Unpaid Expenses. Concurrently with the preparation of the Closing Statement, each Party shall submit invoices and wire payment instructions with respect to each Person to whom Bakkt Transaction Expenses or VIH Transaction Expenses are to be paid at Closing.

Section 5.17 No Trading. During the Interim Period, except as otherwise expressly contemplated by this Agreement, (a) Bakkt Opco shall not, and shall cause its Representatives and Subsidiaries not to, engage in any transactions involving the Equity Interests of VIH (including, without limitation, the VIH Class A Shares) without the prior written consent of VIH and (b) VIH shall not, and shall cause its controlled Affiliates, agents, professional advisors, employees and officers not to, engage in any transactions involving the Equity Interests of the parent company of the Majority Bakkt Equity Holder without the prior written consent of the parent company of the Majority Bakkt Equity Holder.

Section 5.18 Advice of Changes. Bakkt Opco will from time to time advise VIH in writing of any event occurring subsequent to the date hereof that would render any representation or warranty of Bakkt Opco contained in Article III untrue or inaccurate in any material respect such that the applicable condition set forth in Section 7.2(a) would not be satisfied. Such disclosures (which shall make specific reference to the schedule to which such disclosure relates) shall amend and supplement the appropriate schedules of the Bakkt Opco Disclosure Letter delivered on the date hereof but, unless waived (or deemed to have been waived pursuant to the last sentence of this Section 5.18) by VIH, will not cure any breach of any representation or warranty made in respect of the matters that are the subject of any such disclosure to the extent that they would cause the failure of the condition to the Closing set forth in Section 7.2(a). Notwithstanding the foregoing, if the matter or matters giving rise to such supplement or amendment to the Bakkt Opco Disclosure Letter would result in a failure of such condition to the Closing set forth in Section 7.2(a), and (following disclosure thereof by Bakkt Opco to VIH pursuant to this Section 5.18) VIH elects to proceed with the Closing, such modifications shall be deemed to have been accepted and the condition waived and VIH shall not be entitled to exercise its rights of termination. For the avoidance of doubt, Section 11.17 shall not be applicable to this Section 5.18.

Section 5.19 Cooperation Agreement. Promptly following the execution of this Agreement, VIH, in consultation with Bakkt Opco, will work in good faith with the parent company of the Majority Bakkt Equity Holder to memorialize a cooperation agreement between Bakkt Pubco and the parent company of the Majority Bakkt Equity Holder, to be effective as of the Closing and in a form reasonably acceptable to VIH and the parent company of the Majority Bakkt Equity Holder, which agreement will contain customary cooperation, information sharing and related provisions intended to facilitate compliance by the Majority Bakkt Equity Holder and its Affiliates following the Closing with its accounting, financial reporting, public disclosure and similar requirements insofar as they relate to the Majority Bakkt Equity Holder’s ownership interest in Bakkt Pubco and Bakkt Opco.

ARTICLE VI

OTHER COVENANTS

Section 6.1 Tax Matters.

(a) Intended Tax Treatment. The Parties intend that (i) the conversion contemplated by Section 2.2(c) is treated as a reorganization within the meaning of Section 368(a)(1)(E) of the Code, the Domestication is treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and that this Agreement shall be adopted as a “plan of reorganization,” within the meaning of Section 1.368-2(g) of the Treasury Regulations (ii) Surviving Company is a continuation of Bakkt Opco for U.S. federal income tax purposes, (iii) the Available Cash to be paid to Bakkt Opco at Closing pursuant to Section 2.3(a)(iii), together with the amount of Bakkt Transaction Expenses paid at Closing pursuant to Section 2.3(a)(i) or reimbursed pursuant to Section 2.3(a)(ii), is treated as a contribution by Bakkt Pubco to Surviving Company in exchange for Surviving Company Common Units under Section 721 of the Code, and (iv) for U.S. federal income tax purposes, no Bakkt Equity Holder is treated as transferring an interest in Bakkt Opco or any other property or value to Bakkt Pubco in exchange for the Bakkt Pubco Class V Shares or any other property as a result of the Merger (collectively, the “Intended Tax Treatment”). The Parties shall report consistently with the Intended Tax Treatment on all Tax Returns, and no Party shall take any position in any Tax Return or with any Governmental Authority that is inconsistent with the Intended Tax Treatment unless required to do so by a “determination” as defined in Section 1313 of the Code.

(b) Tax Returns.

(i) Surviving Company shall have in effect an election under Section 754 of the Code for the taxable period which includes the Closing Date.

(ii) Bakkt Pubco and the Bakkt Equity Holders agree that in connection with the preparation and filing of Tax Returns of or with respect to Bakkt Opco and its Subsidiaries, to the extent permitted by applicable Law, deductions and/or losses of, attributable to or with respect to indebtedness of Bakkt Opco and its Subsidiaries, Employee Payments and Bakkt Transaction Expenses shall be claimed in taxable periods, or portions thereof, ending on or before the Closing Date.

(c) Transfer Taxes. Notwithstanding any other provision in this Agreement or the Transaction Documents, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the Transaction Documents (including any transfer or similar tax imposed by states or subdivisions) (“Transfer Taxes”) shall be borne by Bakkt Pubco, and paid when due. Bakkt Pubco shall, at its own expense, timely file all necessary Tax Returns and other documentation with respect to all such Taxes, and, if required by applicable Law, the Bakkt Equity Holders will join in the execution of any such Tax Returns and other documentation.

(d) Tax Cooperation. After the Closing, the Bakkt Equity Holders and Bakkt Pubco shall reasonably cooperate in connection with the filing of Tax Returns of Bakkt Opco and its Subsidiaries and any Tax Proceeding of Bakkt Opco or one of its Subsidiaries that, in each case, relates to a taxable period beginning on or prior to the Closing Date. Such cooperation shall include the provisions of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, Bakkt Pubco and Bakkt Opco and its Subsidiaries shall retain all books and records with respect to Tax matters pertinent to Bakkt Opco and its Subsidiaries for any taxable period beginning on or prior to the Closing Date until the seven (7)-year anniversary of the Closing Date.

(e) Tax Sharing Agreement. Each Bakkt Equity Holder shall terminate or cause to be terminated any and all of the Tax Sharing Agreements (excluding, for the avoidance of doubt, the Bakkt Opco LLC Agreement) on the Closing Date as between such Bakkt Equity Holder or any predecessor or Affiliate thereof, on the one hand, and Bakkt Opco (or Surviving Company) or any of its Subsidiaries, on the other hand, for all Taxes, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such Tax Sharing Agreements.

(f) Partnership Audit Regime. Without the prior written consent of VIH (or Bakkt Pubco), the Bakkt Equity Holders and Bakkt Opco (or Surviving Company) shall not, and shall cause their respective Affiliates not to, make or cause to be made any election under Treasury Regulations Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to Bakkt Opco (or Surviving Company) or its Subsidiaries. To the extent permitted by applicable Law, a “push out” election pursuant to Section 6226 of the Code (or any state or local equivalent thereof) with respect to Bakkt Opco (or Surviving Company) or any of its Subsidiaries that is or previously has been, as of the Closing Date, treated as a partnership for U.S. federal income tax purposes, shall be made, or caused to be made, in connection with any imputed underpayment of Taxes for any taxable period ending on or before the Closing Date.

Section 6.2 Further Assurances. From time to time after the Closing Date, upon reasonable request of any Party, each Party shall execute, acknowledge and deliver all such other instruments and documents, and shall take all such other actions, as may be required to carry out the provisions of this Agreement and consummate and make effective the Transactions.

Section 6.3 Indemnification, Exculpation and Insurance.

(a) Bakkt Pubco, from and after the Closing Date through the sixth (6th) anniversary of the Closing Date, shall cause the Organizational Documents of Bakkt Pubco, Surviving Company and their respective Subsidiaries to contain provisions no less favorable to the current or former directors, managers, officers or employees of such companies (collectively, “D&O Indemnitees”) with respect to limitation of certain liabilities, advancement of expenses and indemnification than are set forth as of the date of this Agreement in the Organizational Documents of such companies (which for Bakkt Pubco shall be the Bakkt Pubco Charter, the Bakkt Pubco Bylaws and an indemnification agreement with each director of Bakkt Pubco, and for Surviving Company shall be the Surviving Company LLC Agreement), which provisions are no less favorable than those in existence as of the date hereof and in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the D&O Indemnitees with respect to any acts or omissions occurring at or prior to the Closing.

(b) Prior to the Closing, Bakkt Pubco, Bakkt Opco shall obtain “tail” coverage, for a period of at least six (6) years from and after Closing, with respect to Bakkt Opco’s and its Subsidiaries’ directors’ and officers’ liability insurance policies with coverage amounts, terms and conditions substantially similar to those of Bakkt Opco’s and its Subsidiaries’ directors’ and officers’ liability insurance policies in effect as of the date hereof and covering each D&O Indemnitee covered by Bakkt Opco’s and its Subsidiaries’ directors’ and officers’ liability insurance policies in effect as of the date hereof. Prior to the Closing, VIH shall obtain “tail” coverage, for a period of at least six (6) years, with respect to VIH’s or Merger Sub’s directors’ and officers’ liability insurance policies with coverage amounts, terms and conditions substantially similar to those of VIH’s or Merger Sub’s directors’ and officers’ liability insurance policies in effect as of the date hereof and covering each D&O Indemnitee covered by VIH’s or Merger Sub’s directors’ and officers’ liability insurance policies in effect as of the date hereof. Bakkt Pubco shall and shall cause Surviving Company to maintain each such “tail” policy and not take any action to adversely modify or terminate any such “tail” policy during the applicable tail period thereof.

(c) The provisions of this Section 6.3: (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee, who is an intended third-party beneficiary of this Section 6.3; and (ii) are in addition to any rights such D&O Indemnitees may have under the Organizational Documents of Bakkt Pubco, Bakkt Opco or their respective Subsidiaries, as the case may be, or under any applicable Contracts or Laws and not intended to, nor shall be construed or shall release or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Bakkt Pubco, Bakkt Opco or their respective Subsidiaries for any of their respective directors, officers or other employees (it being understood and agreed that the indemnification provided for in this Section 6.3 is not prior to or in substitution of any such claims under such policies).

(d) In the event Bakkt Pubco, Bakkt Opco, Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provisions shall be made so that the successors and assigns of Bakkt Pubco, Bakkt Opco or Surviving Company (as applicable) shall assume, at and as of the closing of the applicable transaction referred to in this Section 6.3(d), all of the obligations set forth in this Section 6.3.

Section 6.4 Equity Incentive Plan. Prior to the Closing Date, VIH Shareholders shall approve the Equity Incentive Plan (with such changes as may be mutually agreed in writing by VIH and Bakkt Opco). Within two (2) Business Days following the expiration of the sixty (60)-day period following the date Bakkt Pubco has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Bakkt Pubco shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the equity awards issuable under the Equity Incentive Plan, and Bakkt Pubco shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectus contained therein) for so long as awards granted pursuant to the Equity Incentive Plan remain outstanding.

Section 6.5 Shareholder Litigation. VIH shall promptly notify Bakkt Opco of, and give Bakkt Opco the opportunity to participate in (but not control) (subject to a customary joint defense agreement), the defense or settlement of any shareholder litigation against VIH or its directors or officers relating to the Transactions or any other transaction contemplated hereby; provided, however, that no such settlement shall be agreed to without Bakkt Opco’s consent (not to be unreasonably withheld, conditioned or delayed).

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions Precedent to Obligations of VIH, Merger Sub and Bakkt Opco. The obligations of VIH, Merger Sub and Bakkt Opco to effect the Closing are subject to the satisfaction or waiver (provided that, for the avoidance of doubt, the conditions set forth in this Section 7.1 may only be waived jointly by Bakkt Opco and VIH), at or before the Closing, of the following conditions:

(a) No Injunctions or Restraints. No Law shall be in effect that prohibits, makes illegal, enjoins or prevents the consummation of the Transactions.

(b) VIH Shareholders’ Approval. The VIH Shareholders’ Approval shall have been obtained.

(c) Bakkt Equity Holders Approval. The Bakkt Equity Holders Approval shall have been obtained.

(d) Regulatory Approvals. The authorizations, consents, orders, approvals, non-objections, declarations, filings or waiting periods set forth on Section 7.1(d) of the Bakkt Disclosure Letter, including all required Regulatory Filings, shall have been made, received or expired, as applicable.

(e) Registration Statement Effectiveness. The Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

Section 7.2 Conditions Precedent to Obligations of VIH and Merger Sub. The obligations of VIH and Merger Sub to effect the Closing are subject to the satisfaction or waiver, at or before the Closing, of the following conditions:

(a) Accuracy of Representations and Warranties.

(i) The Bakkt Fundamental Representations shall be true and correct in all respects (except for inaccuracies that, individually or in the aggregate, are de minimis) as of the date of this Agreement and as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct in all respects (except for inaccuracies that, individually or in the aggregate, are de minimis) as of such date);

(ii) the representations and warranties made by Bakkt Opco set forth in Section 3.20 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made as of the Closing ((A) provided, that representations and warranties qualified by Material Adverse Effect or other materiality qualifications shall be true and correct in all respects as of the date of this Agreement and as of the Closing as if made as of the Closing; and (B) provided, further that representations and warranties made as of a specific date shall be true and correct in all material respects as of such date (except that representations and warranties qualified by Material Adverse Effect or other materiality qualifications shall be true and correct in all respects as of such date)); and

(iii) the representations and warranties (other than the representations and warranties set forth in the foregoing clauses (i) and (ii)) made by Bakkt Opco in Article III shall be true and correct as of the date of this Agreement and as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct as of such date) (in each case, without giving effect to any Material Adverse Effect or other materiality qualifications contained therein), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Compliance with Covenants. Bakkt Opco shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement to be performed or complied with by Bakkt Opco prior to the Closing.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(d) Bakkt Opco Deliverables. Bakkt Pubco shall have received the deliverables set forth in Section 1.8(b) required to be delivered by Bakkt Opco upon the Closing.

Section 7.3 Conditions Precedent to Obligations of Bakkt Opco. The obligation of Bakkt Opco to effect the Closing is subject to the satisfaction or waiver, at or before the Closing, of the following conditions:

(a) Accuracy of Representations and Warranties.

(i) The VIH Fundamental Representations shall (except for representations and warranties made as of a specific date, which shall be true and correct in all respects (except for inaccuracies that, individually or in the aggregate, are de minimis) as of such date) be true and correct in all respects (except for inaccuracies that, individually or in the aggregate, are de minimis) as of the date of this Agreement and as of the Closing as if made as of the Closing;

(ii) the representations and warranties made by VIH and Merger Sub set forth in Section 4.20 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made as of the Closing ((A) provided, that representations and warranties qualified by Material Adverse Effect or other materiality qualifications shall be true and correct in all respects as of the date of this Agreement and as of the Closing as if made as of the Closing; and (B) provided, further that representations and warranties made as of a specific date shall be true and correct in all material respects as of such date (except that representations and warranties qualified by Material Adverse Effect or other materiality qualifications shall be true and correct in all respects as of such date)); and

(iii) the representations and warranties (other than the representations and warranties set forth in the foregoing clauses (i) and (ii)) made by VIH and Merger Sub in Article IV shall be true and correct as of the date of this Agreement and as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct as of such date) (in each case, without giving effect to any Material Adverse Effect or other materiality qualifications contained therein), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a VIH Material Adverse Effect.

(b) Compliance with Covenants. VIH and Merger Sub shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement to be performed or complied with by such Party prior to the Closing.

(c) No VIH Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a VIH Material Adverse Effect.

(d) National Stock Exchange Listing Requirements. The Bakkt Pubco Class A Shares (including the Bakkt Pubco Class A Shares to be issued in connection with the Domestication, the Bakkt Pubco Class A Shares to be issued in the PIPE Financing and the Bakkt Pubco Class A Shares issuable upon exchange of Surviving Company Common Units in accordance with the Exchange Agreement) shall have been listed on a National Stock Exchange and shall be eligible for continued listing on a National Stock Exchange immediately following the Closing and after giving effect to the Redemption (as if it were a new initial listing by an issuer that had never been listed prior to Closing).

(e) Appointment to the Board. The existing directors of VIH shall have resigned effective as of the Closing, and the Post-Closing Directors designated pursuant to Section 5.12(a) shall have been appointed in accordance with the DGCL and the Bakkt Pubco Organizational Documents to serve on the Post-Closing Bakkt Pubco Board effective as of the Closing.

(f) Appointment of Officers. The existing officers of VIH shall have resigned effective as of the Closing, and the post-Closing officers shall have been appointed in accordance with Section 5.12(b), the DGCL and the Bakkt Pubco Organizational Documents to serve effective as of the Closing.

(g) Domestication. The Domestication shall be consummated immediately prior to the Merger.

(h) PIPE Financing. The PIPE Financing shall have been consummated (subject to Section 5.6(b)).

(i) Available Cash. Available Cash shall be at least equal to the Minimum Available Cash.

(j) Bakkt Pubco Deliverables. Bakkt Opco shall have received the deliverables set forth in Section 1.8(a) required to be delivered by Bakkt Pubco upon the Closing.

Section 7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing solely:

(a) by mutual written consent of VIH and Bakkt Opco;

(b) by either VIH or Bakkt Opco if the Closing shall not have occurred by the Termination Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure (or with respect to VIH, Merger Sub’s failure) to materially fulfill any representation, warranty, covenant or obligation under this Agreement or other action has been the actual or proximate cause of the failure of the Closing to occur on or before the Termination Date;

(c) by either VIH or Bakkt Opco, if any Governmental Authority having competent jurisdiction shall have issued a final, non-appealable order, decree or ruling, or there shall exist any Law, in each case that permanently prohibits, makes illegal, enjoins or prevents the consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose failure (or with respect to VIH, Merger Sub’s failure) to materially fulfill any representation, warranty, covenant or obligation under this Agreement or other material action has been the actual or proximate cause of such order, decree, ruling or Law;

(d) by either VIH or Bakkt Opco, if the VIH Shareholder Meeting has been held (including any adjournment or postponement thereof permitted by Section 5.8(f)), has concluded, VIH’s Shareholders have duly voted, and the VIH Shareholders’ Approval has not been obtained;

(e) by VIH (if neither it nor Merger Sub is in material breach of their respective representations, warranties, covenants and obligations under this Agreement) if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Bakkt Opco set forth in this Agreement, which breach or inaccuracy would cause any condition set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied if it remained uncured as of the Termination Date (and such breach or inaccuracy has not been cured or such condition has not been satisfied within twenty (20) Business Days after the receipt by Bakkt Opco of written notice thereof from VIH);

(f) by Bakkt Opco (if it is not in material breach of its representations, warranties, covenants and obligations under this Agreement) if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of VIH or Merger Sub set forth in this Agreement, which breach or inaccuracy would cause any condition set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied if it remained uncured as of the Termination Date (and such breach or inaccuracy has not been cured or such condition has not been satisfied within twenty (20) Business Days after the receipt by VIH of written notice thereof from Bakkt Opco);

(g) by Bakkt Opco if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than conditions that by their terms or nature are to be satisfied at the Closing) on the date that the Closing should have been consummated in accordance with Section 1.3, (ii) Bakkt Opco has irrevocably confirmed by written notice to VIH and Merger Sub that all of the conditions set forth in Section 7.3 have been satisfied (other than conditions that by their terms or nature are to be satisfied at the Closing) or that it is willing to waive any such unsatisfied conditions and that Bakkt Opco is ready, willing and able to consummate the Closing and (iii) VIH and Merger Sub have failed to consummate the Transactions by the earlier of the day that is (x) ten (10) Business Days after the day the Closing is required to occur pursuant to Section 1.3 or (y) five (5) Business Days prior to the Termination Date;

(h) by Bakkt Opco, if Available Cash set forth on the Closing Statement is less than Minimum Available Cash; or

(i) By VIH, if (i) the Initial Bakkt Equity Holder Support Agreement (including the written consents contemplated therein) have not been executed and delivered within twenty-four (24) hours following the Parties’ execution of this Agreement and (ii) the Bakkt Equity Holders Approval shall not have been obtained within seven (7) days following the Parties’ execution of this Agreement.

Section 8.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Party, which sets forth the provision of Section 8.1 under which such termination is made. In the event of any termination of this Agreement pursuant to Section 8.1, this Agreement forthwith shall become void and of no further force or effect, and no Party (nor any of its Representatives) shall have any liability or obligation hereunder, except (i) the provisions of Article X (Definitions) and the following Sections shall survive any such termination: Section 5.3(b) (Continued Effect of Confidentiality Agreement), Section 8.2 (Effect of Termination), Section 9.2 (Trust Account Waiver), and Article XI, and (ii) nothing herein shall relieve any Party from liability for a Willful and Intentional Breach of this Agreement or any Transaction Document prior to such termination.

ARTICLE IX

NO SURVIVAL; WAIVERS; GUARANTY

Section 9.1 No Survival; Waivers.

(a) The representations, warranties, covenants and agreements of the Parties and their Affiliates in this Agreement, any Transaction Document or in any agreement or document delivered pursuant to this Agreement prior to the Closing will not survive beyond the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against any of the Parties or any of their respective Affiliates, and there will be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any of the Parties or any of their respective Affiliates, except only for the following: (i) (A) Fraud Claims, (B) the representations and warranties by any Bakkt Equity Holder expressly set forth within the Letter of Transmittal, or (C) those covenants and agreements of Bakkt Opco contained herein or those covenants and agreements of Bakkt Opco, any Bakkt Equity Holder, any of their respective Affiliates, or any other Person in any other Transaction Document or agreement or document delivered pursuant to this Agreement, in each case, that by their terms are to be performed in whole or in part at or after the Closing (including any representations and warranties made by such Person in such other Transaction Document, agreement or document which is made after the Closing or is contemplated to survive the Closing or the termination of this Agreement) (the “Excluded Bakkt Matters”) and (ii) (A) Fraud Claims, (B) those covenants and agreements of VIH or Merger Sub contained herein or those covenants and agreements of VIH or Merger Sub in any Transaction Document, in each case, that by their terms are to be performed in whole or in part at or after the Closing (including any representations and warranties made by such Person in such other Transaction Document which is made after the Closing or is contemplated to survive the Closing or the termination of this Agreement) and (C) the right to seek specific performance pursuant to Section 11.8 (“Excluded VIH Matters”).

(b) VIH, for itself and on behalf of its Subsidiaries and, after the Closing, Surviving Company and its Subsidiaries, acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any of Bakkt Opco, the Bakkt Equity Holders or any of their respective directors, managers, officers or Affiliates relating to the operation of Bakkt Opco and its Subsidiaries or their respective businesses prior to the Closing or relating to the subject matter of this Agreement or any Transaction Document, or as a result of any of the Transactions, whether arising under, or based upon, any Law (including common law) or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived, except only for the Excluded Bakkt Matters. Furthermore, without limiting the generality of this Section 9.1(b), (i) no claim will be brought or maintained by, or on behalf of, VIH, Merger Sub or any of their respective Affiliates (including, after the Closing, Surviving Company and its Subsidiaries) against Bakkt Opco, the Bakkt Equity Holders or any of their respective directors, managers, officers or Affiliates in connection with this Agreement, any Transaction Document or the Transactions; and (ii) no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of Bakkt Opco or any other Person set forth or contained in this Agreement or any Transaction Document, or as a result of any of the Transactions, except, in each case of clause (i) and (ii), only for the Excluded Bakkt Matters or the rights provided to the Parties under Article VII and/or Article VIII. VIH acknowledges and agrees that neither it, nor any of its Subsidiaries, nor any of their respective Affiliates may avoid such limitation on liability set forth in this Section 9.1(b) by (A) seeking damages for breach of Contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (B) asserting or threatening any claim against any Person that is not a Party hereto (or a successor to a Party hereto) for breaches of the representations, warranties, covenants or agreements contained in this Agreement or in any Transaction Document (other than in each case, for Excluded Bakkt Matters).

(c) Bakkt Opco, for itself and on behalf of its Subsidiaries, acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against any of VIH, Bakkt Pubco, the VIH Shareholders (including VIH Sponsor) or any of their respective directors, members, managers, officers, investment managers, partners, employees, principals, investors, representatives, agents, predecessors, successors, assigns or Affiliates relating to the operation of VIH or Merger Sub or their respective businesses or relating to the subject matter of this Agreement or any Transaction Document, or as a result of any of the Transactions, whether arising under, or based upon, any Law (including common law) or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived, except only for the Excluded VIH Matters. Furthermore, without limiting the generality of this Section 9.1(c), (i) no claim will be brought or maintained by, or on behalf of, Bakkt Opco or any Bakkt Equity Holder or any of their respective Affiliates against VIH, Bakkt Pubco, the VIH Shareholders (including VIH Sponsor) or any of their respective directors, members, managers, officers, investment managers, partners, employees, principals, investors, representatives, agents, predecessors, successors, assigns or Affiliates in connection with this Agreement, any Transaction Document or the Transactions; and (ii) no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of VIH or Merger Sub set forth or contained in this Agreement or any Transaction Document, or as a result of any of the Transactions, except, in each case of clause (i) and (ii), only for Excluded VIH Matters or the rights provided to the Parties under Article VII and/or Article VIII. Bakkt Opco acknowledges and agrees that neither it, nor any of its Subsidiaries, nor any of their respective Affiliates may avoid such limitation on liability under this Section 9.1(c) by (A) seeking damages for breach of Contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (B) asserting or threatening any claim against any Person that is not a Party hereto (or a successor to a party hereto) for breaches of the representations, warranties, covenants or agreements contained in this Agreement or in any Transaction Document (other than in each case, Excluded VIH Matters).

(d) The Parties hereto agree that the limits imposed on each Party’s remedies with respect to this Agreement and the Transactions were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid hereunder.

Section 9.2 Trust Account Waiver.

(a) Bakkt Opco understands that VIH has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of VIH’s public stockholders (including overallotment shares acquired by VIH’s underwriters) (the “Public Stockholders”), and that, except as otherwise described in the IPO Prospectus or as set forth in the Trust Agreement, VIH may disburse monies from the Trust Account only: (i) to the Public Stockholders in the event they elect to redeem their shares in connection with the consummation of VIH’s initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an extension of the deadline to consummate a Business Combination, (ii) to the Public Stockholders if VIH fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, (iii) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes and up to one hundred thousand dollars ($100,000) in liquidation expenses or (iv) to VIH after or concurrently with the consummation of a Business Combination.

(b) Bakkt Opco hereby agrees on behalf of itself and its Affiliates that:

(i) neither Bakkt Opco nor any of its Affiliates do now or at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, and shall not make any claim against the Trust Account (including any distributions therefrom), in each case, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or the Transactions or any proposed or actual business relationship between VIH or its Representatives, on the one hand, and Bakkt Opco or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims against the Trust Account are collectively referred to hereafter as the “Released Claims”);

(ii) Bakkt Opco on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that Bakkt Opco or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, Contracts or agreements with VIH or its Representatives, including this Agreement or the Transactions, and will not seek recourse against the Trust Account (including any distributions therefrom) in connection therewith (including for an alleged breach of this Agreement or any other agreement with VIH or its Affiliates);

(iii) the irrevocable waiver set forth in the immediately preceding clause (ii) is material to this Agreement and specifically relied upon by VIH and its Affiliates to induce VIH to enter in this Agreement, and Bakkt Opco further intends and understands such waiver to be valid, binding and enforceable against Bakkt Opco and each of its Affiliates under applicable Law; and

(iv) to the extent Bakkt Opco or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to VIH or its Representatives, including this Agreement or the Transactions, which proceeding seeks, in whole or in part, monetary relief against VIH or Representatives, Bakkt Opco hereby acknowledges and agrees that Bakkt Opco’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and such claim shall not permit Bakkt Opco or its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

(c) Notwithstanding the foregoing or anything to the contrary in the Confidentiality Agreement, nothing in this Section 9.2 or the Confidentiality Agreement shall waive, limit, amend, alter, change, supersede or otherwise modify the right of Bakkt Opco or any of its Affiliates to (i) bring any action or actions for specific performance, injunctive and/or equitable relief (including the right of Bakkt Opco to compel specific performance by VIH and/or Merger Sub of their respective obligations under this Agreement), (ii) bring or seek a claim for damages against VIH and/or Merger Sub, or any of their respective successors or assigns, for any breach of this Agreement against monies or other assets held outside the Trust Account (other than distributions therefrom to Public Stockholders as described in clauses (i) and (ii) of Section 9.2(a)), (iii) bring or seek a claim that Bakkt Opco or its Affiliates may have in the future against VIH’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds), but excluding distributions therefrom to Public Stockholders as described in clauses (i) and (ii) of Section 9.2(a), or (iv) bring or seek a claim against any other Person (or any Affiliate thereof) that is party to an alternative Business Combination consummated by VIH. Furthermore, VIH shall not execute any definitive agreement related to such alternative Business Combination that (A) attempts to prevent Bakkt Opco or any Affiliate thereof from so bringing or seeking any such claim, or (B) permits the entity that survives such alternative Business Combination to not assume VIH’s obligation for damages in connection with this Agreement and the Transactions.

ARTICLE X

DEFINITIONS

Section 10.1 Specific Definitions. Section 10.4 includes cross references for capitalized terms that are not otherwise defined in this Section 10.1.

(a) “Action” means a civil, criminal or administrative action, suit, claim, complaint, stipulation, demand, charge, hearing, audit, investigation, request (including request for information), arbitration or proceeding by or before any Governmental Authority.

(b) “Advisory Charter Proposals” means the non-binding proposals submitted for a vote at the VIH Shareholder Meeting.

(c) “Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. With respect to VIH, “Affiliates” shall include, without limitation, funds, accounts and/or other investment vehicles managed by Victory Park Capital Advisors, LLC.

(d) “Aggregate Merger Consideration” means (i) an aggregate of 208,200,000 Surviving Company Common Units and (ii) an equal number of Bakkt Pubco Class V Shares.

(e) “Available Cash” means, as set forth in the finally determined Closing Statement, an amount in cash equal to (i) the amount of funds available to VIH in the Trust Account following payment to all holders of VIH Class A Shares who have elected to redeem their shares in connection with the Transactions, (ii) plus the amount of funds available to VIH outside the Trust Account, and (iii) plus the gross cash proceeds of the PIPE Financing; in each case, prior to, and without taking account of, any VIH Transaction Expenses or Bakkt Transaction Expenses.

(f) “Bakkt Benefit Arrangement” means any Benefit Arrangement sponsored, maintained or contributed to by Bakkt Opco or any of its Subsidiaries or with respect to which Bakkt Opco or any of its Subsidiaries has any current or future Liability (whether direct or indirect, actual, contingent or otherwise, with respect to any of its assets or otherwise), in each case with respect to any present or former employees, consultants or service providers of Bakkt Opco or any of its Subsidiaries.

(g) “Bakkt Benefit Plan” means any Benefit Plan for which Bakkt Opco or any of its Subsidiaries is or has been the “plan sponsor” (as defined in Section 3(16)(B) of ERISA) or any Benefit Plan, or any other plan, policy, practice, program, agreement or other arrangement (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance termination, retention, retirement, supplemental retirement, profit sharing, change in control, vacation, sick, insurance, medical, welfare, fringe, or similar plan policy program, agreement or other arrangement) providing compensation or other benefits or remuneration that Bakkt Opco or any of its Subsidiaries maintains, sponsors, contributes to or to which it is obligated to make payments or has any current or future Liability, in each case with respect to any present or former employees of Bakkt Opco or any of its Subsidiaries.

(h) “Bakkt Equity Holders” means, collectively, the holders of all of Bakkt Interests.

(i) “Bakkt Equity Holders Approval” means the affirmative vote or written consent of the holders of the requisite number of the then outstanding Bakkt Interests voting or consenting together in favor of the adoption of this Agreement, the Transaction Documents, the Merger and the other Transactions in accordance with the DLLCA and the Organizational Documents of Bakkt Opco.

(j) “Bakkt Equity Incentive Plan” means the Amended and Restated Bakkt Equity Incentive Plan.

(k) “Bakkt Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) (Due Organization), Section 3.1(b) (Due Organization), Section 3.2(a) (Authorization), Section 3.3 (Capitalization), and Section 3.18 (Brokers and Agents).

(l) “Bakkt Indebtedness” means, without duplication, (i) indebtedness of the Bakkt Opco or any of its Subsidiaries for borrowed money (including the outstanding principal and accrued but unpaid interest), (ii) any other indebtedness of the Bakkt Opco or its any of its Subsidiaries that is evidenced by a note, performance or other bond, debenture, mortgage, credit agreement or other debt instrument or debt security, (iii) all obligations of the Bakkt Opco or any of its Subsidiaries for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn, called or claimed against, (iv) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Bakkt Indebtedness, and (v) all obligations described in clauses (i) through (iv) above of any other Person which is guaranteed by the Bakkt Opco or any of its Subsidiaries (as surety or otherwise) or which is secured by any of the assets of the Bakkt Opco or any of its Subsidiaries and all accrued and unpaid interest thereon, if any.

(m) “Bakkt Interests” means all of the outstanding units of limited liability company interests in Bakkt Opco, including the Class A Voting Units, the Class B Voting Units, the Class C Voting Units and the Bakkt Opco Incentive Units, each as set forth and defined in the Bakkt Opco LLC Agreement, but excluding the Participation Units.

(n) “Bakkt IP” means all Intellectual Property owned by Bakkt Opco or any of its Subsidiaries.

(o) “Bakkt Leased Real Property” means all Real Property leased by Bakkt Opco or any of its Subsidiaries.

(p) “Bakkt Management” means Bakkt Management, LLC, a Delaware limited liability company.

(q) “Bakkt Opco Incentive Units” means the “Incentive Units” of Bakkt Opco (as defined in the Bakkt Opco LLC Agreement).

(r) “Bakkt Opco’s knowledge”, “knowledge of Bakkt Opco”, “known by Bakkt Opco” or phrases of similar import, mean the actual, after reasonable inquiry, knowledge of any Person named on Section 10.1(r) of the Bakkt Disclosure Letter.

(s) “Bakkt Opco LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Bakkt Opco, dated as of February 28, 2020.

(t) “Bakkt Owned Real Property” means all Real Property owned by Bakkt Opco or any of its Subsidiaries.

(u) “Bakkt Pubco Class A Share” means a share of Class A common stock, par value $0.0001, of Bakkt Pubco, as set forth in the Bakkt Pubco Charter.

(v) “Bakkt Pubco Class V Share” means a share of Class V common stock, par value $0.0001, of Bakkt Pubco, as set forth in the Bakkt Pubco Charter.

(w) “Bakkt Pubco Public Warrants” means the Bakkt Pubco Warrants issued in exchange for the VIH Public Warrants in the Domestication.

(x) “Bakkt Real Property” means all Bakkt Owned Real Property and Bakkt Leased Real Property.

(y) “Bakkt Software” means all Software owned by Bakkt Opco or any of its Subsidiaries.

(z) “Bakkt Transaction Expenses” means (a) all costs and expenses incurred by or on behalf of Bakkt Opco or any of its Subsidiaries at or prior to the Closing in connection with the negotiation, preparation, execution and performance of this Agreement, the Transaction Documents and consummation of the Transactions and any related agreements in connection with the Transactions, including all fees and out of pocket expenses due all attorneys, accountants and financial advisors of Bakkt Opco or any of its Subsidiaries, and (b) Employee Payments.

(aa) “Benefit Arrangement” means any benefit plan, policy or arrangement, whether written or unwritten, that is not a Benefit Plan and that provides benefits, compensation, including employment agreements or consulting agreements, severance pay, stay or retention bonuses or compensation, termination or change in control payments or benefits, executive or incentive compensation, sick leave, vacation pay, disability pay, retirement, deferred compensation, bonus, stock-based or other equity based compensation, supplemental retirement, profit-sharing, hospitalization, medical or disability insurance, life insurance, tuition reimbursement, material fringe benefit and any plans subject to Section 125 of the Code.

(bb) “Benefit Plan” has the meaning given in Section 3(3) of ERISA, together with plans or arrangements that would be so defined if they were not otherwise exempt from ERISA by that or another section.

(cc) “Board of Managers” means the board of managers of Bakkt Opco.

(dd) “Books and Records” means, with respect to any Person, any and all business records, financial books and records, minute books, sales order files, purchase order files, supplier lists, customer lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications and technical data.

(ee) “Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to be closed for business; provided that such banks shall be deemed to be open for business in the event of a “shelter in place” order or similar closure of physical branch locations is required at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including wire transfers) are open for use by customers on such day.

(ff) “Code” means the United States Internal Revenue Code of 1986, as amended.

(gg) “Commercial Tax Agreement” means commercial agreements not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions).

(hh) “Confidentiality Agreement” means the Non-Disclosure Agreement, dated November 18, 2020, by and between VIH and Bakkt Opco.

(ii) “Contract” means any legally binding contract, plan, undertaking, arrangement, concession, understanding, agreement, agreement in principle, franchise, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment, whether written or oral (including any amendments and other modifications thereto).

(jj) “Covered Representations” means the express representations and warranties (i) of Bakkt Opco, VIH and Merger Sub set forth in Article III or Article IV of this Agreement, respectively, as qualified by the Bakkt Disclosure Letter and the VIH Disclosure Letter, respectively or (ii) in any Transaction Document.

(kk) “Deemed Liquidation” means a hypothetical complete liquidation of Bakkt Opco immediately prior to the Effective Time pursuant to the rights and preferences of all outstanding classes of Bakkt Interests and Bakkt Opco Warrants of Bakkt Opco as of such time pursuant to Section 14.2 of the Bakkt Opco LLC Agreement, assuming the exercise in full immediately prior to the Effective Time of all outstanding Bakkt Opco Warrants.

(ll) “Employee Payments” means any change of control bonuses, transaction bonus, retention bonus, severance, phantom equity, profit participation or similar compensatory payments or rights, payable by Bakkt Opco or any of its Subsidiaries, in any case, made or required to be made, to any current or former employee, independent contractor, director, manager or officer of Bakkt Opco or one of its Subsidiaries solely as a result of the Transactions, in all cases, including the employer portion of any payroll and other employment Taxes payable in connection therewith, excluding any payments included on the Final Merger Consideration Spreadsheet.

(mm) “Environmental Law” means any Law in any way relating to (i) the protection of human health and safety, to the extent relating to exposure to Hazardous Materials, (ii) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (iii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Materials), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

(nn) “Equity Interest” means, with respect to any Person, (i) any share, partnership or limited liability company interest, unit of participation or other similar interest (however designated) in such Person and (ii) any option, warrant, security, purchase right, conversion right, exchange right or other agreement that would entitle any other Person to acquire, exchange, convert or exercise any such interest in such Person (including share appreciation, phantom share, profit participation or other similar rights).

(oo) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(pp) “ERISA Affiliate” means any Person that, together with Bakkt Opco or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code and the regulations issued thereunder.

(qq) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as they may be amended from time to time.

(rr) “FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

(ss) “Fraud Claim” means a claim against a Person for actual intentional fraud (not constructive fraud, negligent misrepresentation or similar theories) of such Person with respect to the making of a Covered Representation when made, with the intent to mislead or deceive and to induce reliance on such Covered Representation; provided, that, for the avoidance of doubt, no Person shall be liable for or as a result of any other Person’s actual intentional fraud.

(tt) “Governmental Authority” means any federal, state, tribal, local or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, administrative body, department, commission, board, bureau, agency, court, tribunal or instrumentality, arbitration panel, commission or similar dispute resolving panel or body, or any applicable self-regulatory organization.

(uu) “Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated under any Environmental Law.

(vv) “Intellectual Property” means the following subsisting in any jurisdiction throughout the world: (i) patents, patent disclosures and patent applications (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations); (ii) trademarks, service marks, trade dress, trade names, Internet domain names, corporate names and other indicia of origin, in each case, whether or not registered, and all registrations and applications for registration or renewal of the foregoing, including intent-to-use registrations or similar reservations of marks, and any goodwill related thereto; (iii) copyrights, including copyrights in Software and other works of authorship, design rights, database rights and other rights in copyrightable work, whether registered as copyrights or unregistered, and registrations and applications for registration or renewal thereof, including moral rights of authors; (iv) rights in Trade Secrets; (v) rights in Software programs, including rights in all source code, object code and documentation related thereto, and rights in all Software modules, tools and databases; and (vi) all rights to seek past and future damages with respect to any infringement, misappropriation or violation of the foregoing.

(ww) “IPO Prospectus” means that certain prospectus filed with the SEC pursuant to Rule 424(b)(4) on September 22, 2020 in connection with the completion of VIH’s IPO.

(xx) “Law” means each applicable federal, state, local, municipal, foreign or other law, order, judgment, rule, code, statute, legislation, regulation, principle of common law, treaty, convention, requirement, variance, proclamation, edict, decree, writ, injunction, award, ruling or ordinance that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(yy) “License” means any license, franchise, charter, Permit, order, approval or non-objection, no-action letter, regulatory waiver or exemptive relief, registration, membership, authorization or qualification issued under any applicable Law by any Governmental Authority, other than any licenses relating to Intellectual Property.

(zz) “Lien” means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemption, proxy, voting trust, conversion, put, call or other claim or right, restriction on transfer, under any shareholder or similar agreement, any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

(aaa) “Majority Bakkt Equity Holder” means Intercontinental Exchange Holdings, Inc., a Delaware corporation.

(bbb) “Material Adverse Effect” means any result, occurrence, fact, change, event or effect (collectively, “Events”) that, individually or in the aggregate with any other results, occurrences, facts, changes, events and/or effects, has had or would be reasonably likely to have a material adverse effect on (i) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of Bakkt Opco and its Subsidiaries, taken as a whole, or (ii) the ability of Bakkt Opco to consummate the Transactions or to perform their respective obligations hereunder or under the Transaction Documents to which they are a party or bound. Notwithstanding the foregoing, for purposes of clause (i) above, no Event (by itself or taken with any and all of the other Events) that results from or arises out of or is related to any of the following shall be deemed to constitute or be taken into account in determining whether there has been, a Material Adverse Effect: (A) any change affecting generally the industries or markets in which Bakkt Opco and its Subsidiaries operate, including in any change in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, (B) acts of God, including pandemics (including the COVID-19 virus or any mutation thereof) and the impact of such pandemics on the health of any officer, employee or consultant of Bakkt Opco and the actions of Governmental Authorities in response thereto, (C) any change in national or international political or social conditions, including (1) the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, or (2) social unrest, including protests, demonstrations, riots, arson, conflagration, looting, boycotts, or the response of any Governmental Authorities or their authorized or unauthorized representatives to such actions, (D) any change in GAAP (or the interpretation thereof), (E) any change in Law, rules, regulations, Orders, or other binding directives issued by any Governmental Authority (or the interpretation thereof), (F) any failure by Bakkt Opco to meet any internal or external operating projections or forecasts or revenue or earnings predictions (provided, that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (G) the taking of any action expressly required by this Agreement or (H) the public announcement or pendency of this Agreement or any of the Transactions (including but not limited to any impact on the relationships of Bakkt Opco and its Subsidiaries with customers, vendors, or employees, including voluntary departures of employees in anticipation of the Transactions); provided, further, in each case under clauses (A), (B), (C), (D) or (E) above, that such change does not affect Bakkt Opco and its Subsidiaries in a disproportionate manner relative to other Persons operating in the industries or markets in which Bakkt Opco and its Subsidiaries operate (in which case it shall be taken into account in determining whether there has been a Material Adverse Effect but only to the extent of the incremental disproportionate effect thereof).

(ccc) “Merger Sub Equity Holder’s Approval” means the affirmative vote or written consent of VIH voting or consenting in favor of the adoption of this Agreement, which Merger Sub Equity Holder’s Approval has been effectuated.

(ddd) “Minimum Available Cash” means an amount equal to four hundred twenty-five million dollars ($425,000,000).

(eee) “Multiemployer Plan” means any Benefit Plan described in Section 3(37) of ERISA, a “multiple employer plan” as defined in Section 413(c) of the Code, or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(fff) “National Stock Exchange” means either The Nasdaq Stock Market LLC or the New York Stock Exchange, as applicable.

(ggg) “Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

(hhh) “ordinary course of business” as used herein means the applicable Person’s ordinary course of business, consistent with past practice, as such practices may be modified from time to time to take into account any pandemic (including the COVID-19 virus or any mutation thereof), actions taken by Governmental Authorities arising out of any such pandemic.

(iii) “Organizational Documents” means: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the limited liability company agreement, operating agreement and the certificate of organization of a limited liability company, (v) the trust agreement and any documents that govern the formation of a trust; (vi) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (vii) any amendment to any of the foregoing.

(jjj) “Parent Benefit Plans” means any Benefit Plan for which Intercontinental Exchange, Inc. is or has been the “plan sponsor” (as defined in Section 3(16)(B) of ERISA) or any Benefit Plan that Intercontinental Exchange, Inc. maintains or to which it is obligated to make payments or has any current or future Liability, in each case with respect to any present or former employees of Bakkt Opco or any of its Subsidiaries.

(kkk) “Participation Units” means the Participation Units as defined in the Bakkt Equity Incentive Plan, including any Phantom Unit (as defined in the Bakkt Equity Incentive Plan) as set forth in the Bakkt Opco LLC Agreement.

(lll) “Pension Plan” means any Benefit Plan subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA (including any Multiemployer Plan).

(mmm) “Permit” with respect to any Person, any License, accreditation, bond, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

(nnn) “Permitted Liens” means (i) any Liens for Taxes that are not yet due and payable as of the Closing Date or for Taxes that the taxpayer is diligently contesting in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) any landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar statutory Lien arising or incurred in the ordinary course of business that does not materially detract from the value or use of the property encumbered thereby, (iii) any minor imperfection of title, condition, easement and reservation of rights (including any easement and reservation of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes), encroachment, covenant or restriction that does not materially detract from the use of the property encumbered thereby or interfere or otherwise impair the current use, occupancy, value or marketability of title of the assets subject thereto, (iv) restrictions on transfers as required by state and federal securities Laws or pursuant to the terms of the Bakkt Opco LLC Agreement, (v) zoning, entitlement, building and other land use regulations and codes imposed by any Governmental Authority having jurisdiction over the Bakkt Real Property which are not violated in any material respect by the current use thereof, (vi) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, and (vii) statutory Liens of lessors under the Real Property Leases for amounts not yet due, or Liens encumbering the fee interests (or any superior leasehold interest) in the Bakkt Leased Real Property.

(ooo) “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, Governmental Authority or other entity, enterprise, authority or business organization.

(ppp) “Pre-Closing Tax Period” means all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

(qqq) “Public Software” means any Software that is licensed or distributed as (a) “free software” or “open source software”; (b) pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses), including, but not limited to, any version of the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Common Public License, CDDL, Mozilla Public License, Academic Free License, Apache License, Artistic License (e.g., PERL) and BSD Licenses; or (c) pursuant to any “copyleft” license or any other license that substantially conforms to the Open Source Definition provided by the Open Source Initiative at opensource.org/osd.

(rrr) “Qualified Plan” means any Bakkt Benefit Plan that is intended to meet the requirements of Section 401(a) of the Code.

(sss) “Real Property” means all interests in real property including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, together with any additions thereto or replacements thereof.

(ttt) “Real Property Lease” means any lease, sublease, license or other Contract with respect to Real Property.

(uuu) “Redemption Price” means an amount equal to the price at which each VIH Class A Share (or after the Domestication, Bakkt Pubco Class A Share) is redeemed pursuant to the Redemption (as equitably adjusted for stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Bakkt Pubco Class A Shares after the Closing).

(vvv) “Related Party” means, with respect to any Person, such Person’s Affiliates, an executive officer or director of such Person or its Affiliates, or any immediate family member of any of the foregoing (or any of their Affiliates).

(www) “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

(xxx) “Representatives” means, with respect to any Person, such Person’s Affiliates and its and its Affiliates’ respective officers and directors (or Persons holding comparable positions), employees, consultants, independent contractors, subcontractors, advisors (including investment bankers), accountants, legal and other agents or legal representatives. For the avoidance of doubt, with respect to Bakkt Opco, the Majority Bakkt Equity Holder shall be deemed to be a Representative of Bakkt Opco.

(yyy) “SEC” means the U.S. Securities and Exchange Commission.

(zzz) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as they may be amended from time to time.

(aaaa) “Sensitive Data” means cardholder data and sensitive authentication data that must be protected in accordance with the requirements of the Payment Card Industry Data Security Standard.

(bbbb) “Software” means all (a) computer programs, applications, middleware, firmware, microcode, mobile applications and other software (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades and updates thereto), including operating systems, algorithms, heuristics, models and methodologies, compilations, development tools, compilers, comments, user interfaces, menus, buttons and icons, application programming interfaces, files, data scripts, architecture, algorithms, and higher level or “proprietary” languages, in each case, whether in source code, object code or other form or format, including code, libraries, subroutines and other components thereof, all documentation relating thereto, and including any offerings of the foregoing as a service (SaaS); (b) testing, validation, verification and quality assurance materials; (c) databases, conversions, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise; (d) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; (e) all documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing; (f) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing; and (g) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing.

(cccc) “Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

(dddd) “Subsidiaries” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

(eeee) “Surviving Company Common Units” means the common units of Surviving Company, which such common units shall be non-voting common units, and which shall otherwise provide the holder thereof with, and subject the holder to, such rights, privileges, restrictions and obligations as set forth in the Surviving Company LLC Agreement.

(ffff) “Tax” (including with correlative meaning the term “Taxes”) means any and all United States federal, state, local, foreign, and other direct or indirect taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes or similar assessments imposed by any Governmental Authority (whether payable directly or by withholding and whether or not requiring the filing of a tax return), and any deficiency assessments, interest, fines, penalties or additions to tax imposed with respect to such items; provided, that, for the avoidance of doubt, “Tax” and “Taxes” shall not include any unclaimed property or escheat obligations.

(gggg) “Tax Proceeding” means any audit, examination, investigation, litigation, dispute or other similar proceeding with respect to Taxes.

(hhhh) “Tax Return” means any and all United States federal, state, local, foreign, and other reports, returns (including elections, disclosures, information returns and claims for refunds), declarations, forms or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

(iiii) “Tax Sharing Agreement” means any agreement or arrangement primarily related to Taxes pursuant to which Bakkt Opco (or Surviving Company) or any of its Subsidiaries (or VIH (or Bakkt Pubco), as applicable) is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings, excluding, for the avoidance of doubt, the Tax Receivable Agreement and any Commercial Tax Agreement.

(jjjj) “Termination Date” means September 30, 2021.

(kkkk) “Trade Secret” means mean any trade secrets or other rights in proprietary and confidential information, including rights in unpatented inventions, invention disclosures, technical data, financial data, personal information, supplier lists, customer lists, business production, or marketing plans, know-how, formulae, methods (whether or not patentable), designs, processes, procedures, compositions, schematics, ideas, algorithms, techniques, analyses, proposals, source code, object code, and data collections.

(llll) “Transaction Documents” means each of the agreements and instruments contemplated by this Agreement or otherwise related to the Transaction, in each case to be executed and delivered on the date hereof or on or prior to the Closing Date by a Bakkt Equity Holder, Bakkt Opco, VIH, Merger Sub, VIH Sponsor and/or any of their respective Affiliates. The Transaction Documents include the VIH Sponsor Letter, the Surviving Company LLC Agreement, the Exchange Agreement, the Tax Receivable Agreement, the Registration Rights Agreement, the Letter of Transmittal, the Bakkt Pubco Charter, the Bakkt Pubco Bylaws, the Voting Agreement, the Stockholders Agreement, Support Agreements, all documents and agreements entered into in connection with the PIPE Financing, including the PIPE Subscription Agreements.

(mmmm) “Treasury Regulations” means the Treasury Regulations promulgated pursuant to the Code, as amended from time to time, including the corresponding provisions of any successor regulations.

(nnnn) “VIH Benefit Arrangement” means any Benefit Arrangement sponsored, maintained or contributed to by VIH or Merger Sub or with respect to which VIH or Merger Sub has any current or future Liability (whether direct or indirect, actual, contingent or otherwise, with respect to any of its assets or otherwise), in each case with respect to any present or former employees, consultants or service providers of VIH or Merger Sub.

(oooo) “VIH Benefit Plan” means any Benefit Plan for which VIH or Merger Sub is or has been the “plan sponsor” (as defined in Section 3(16)(B) of ERISA) or any Benefit Plan, or any other plan, policy, practice, program, agreement or other arrangement (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance termination, retention, retirement, supplemental retirement, profit sharing, change in control, vacation, sick, insurance, medical, welfare, fringe, or similar plan policy program, agreement or other arrangement) providing compensation or other benefits or remuneration that VIH or Merger Sub maintains, sponsors, contributes to or to which it is obligated to make payments or has any current or future Liability, in each case with respect to any present or former employees of VIH or Merger Sub.

(pppp) “VIH Fundamental Representations” means the representations and warranties set forth Section 4.1 (Due Organization), Section 4.2(a) (Authorization), Section 4.3 (Capitalization) and Section 4.7 (Brokers and Agents).

(qqqq) “VIH’s knowledge”, “knowledge of VIH”, “known by VIH” or phrases of similar import or any of the foregoing with respect to VIH, mean the actual knowledge, after reasonable inquiry, of each Person named on Section 10.1(qqqq) of VIH Disclosure Letter.

(rrrr) “VIH Material Adverse Effect” means any Event that, individually or in the aggregate with any other results, occurrences, facts, changes, events and/or effects, has had or would be reasonably likely to have a material adverse effect on (i) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of VIH and Merger Sub, taken as a whole, or (ii) the ability of VIH or Merger Sub to consummate the Transactions or to perform their respective obligations hereunder or under the Transaction Documents to which they are a party or bound. Notwithstanding the foregoing, for purposes of clause (i) above, no Event (by itself or taken with any and all of the other Events) that results from or arises out of or is related to any of the following shall be deemed to constitute or be taken into account in determining whether there has been, a VIH Material Adverse Effect: (A) any change affecting generally the industries or markets in which VIH and Merger Sub operate, including in any change in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, (B) acts of God, including pandemics (including the COVID-19 virus or any mutation thereof) and the actions of Governmental Authorities in response thereto which are binding on VIH and Merger Sub, (C) any change in national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, (D) any change in GAAP (or the interpretation thereof), (E) any change in Law, rules, regulations, orders, or other binding directives issued by any Governmental Authority (or the interpretation thereof), (F) the taking of any action expressly required by this Agreement, (G) the public announcement or pendency of this Agreement or any of the Transactions or (H) the consummation and effects of the Redemption; provided, further, in each case under clauses (A), (B), (C), (D) or (E) above, that such change does not affect VIH or Merger Sub in a disproportionate manner relative to other Persons operating in the industries or markets in which VIH or Merger Sub operate.

(ssss) “VIH Public Units” means the units issued in the IPO or the overallotment consisting of one (1) VIH Class A Share and one-half (1/2) of a VIH Warrant.

(tttt) “VIH Shareholder” means any holders of VIH Class A Shares, VIH Class B Shares or VIH Preference Shares.

(uuuu) “VIH Shareholders’ Approval” means the affirmative vote of the holders of, (i) a special resolution under Cayman Islands law with respect to the Domestication (including the adoption and approval of a certificate of corporate domestication and the Bakkt Pubco Charter), which requires a majority of at least two-thirds of the VIH Class A Shares and VIH Class B Shares that are present for and vote at the VIH Shareholder Meeting to vote in favor thereof, (ii) an ordinary resolution under Cayman Islands law with respect to (A) adoption and approval of this Agreement and the Merger, (B) adoption and approval of the Equity Incentive Plan, (C) the approval of the issuance of Bakkt Pubco Class A Shares issuable pursuant to the PIPE Financing and approval of the issuance of Bakkt Pubco Class A Shares and Bakkt Pubco Class V Shares issuable to Bakkt Equity Holders pursuant this Agreement, if required under National Stock Exchange rules and regulations, and (D) approval of the adjournment of the VIH Shareholder Meeting in accordance with Section 5.8(f), if necessary, which requires a majority of the VIH Class A Shares and VIH Class B Shares that are present for and vote at the VIH Shareholder Meeting to vote in favor thereof; and (iii) an ordinary resolution of the VIH Class B Shares with respect to the election of each of the Post-Closing Directors set forth in Section 5.12, which requires a majority of the VIH Class B Shares that are present for and vote at the VIH Shareholder Meeting to vote in favor thereof. The vote at the VIH Shareholder Meeting on any other matter than those described in the first sentence of this definition, including a vote on the Advisory Charter Proposals, shall not affect whether the VIH Shareholders’ Approval shall have been obtained.

(vvvv) “VIH Sponsor” means VPC Impact Acquisition Holdings Sponsor, LLC, a Delaware limited liability company.

(wwww) “VIH Transaction Expenses” means (i) all costs and expenses incurred or payable by VIH at or prior to the Closing in connection with the negotiation, preparation, execution and performance of this Agreement, the Transaction Documents and consummation of the Transactions, including the PIPE Financing, and any related agreements in connection with the Transactions, including all fees and out of pocket expenses due all attorneys, accountants and financial advisors of VIH, and the cost of preparing, filing and mailing the Registration Statement and the Proxy Statement, and any success fees due or otherwise earned upon the Closing (but in all cases excluding the cost of the “tail” directors’ and officers’ liability insurance policies purchased pursuant to Section 6.3), (ii) all deferred costs and expenses incurred by VIH in connection with its initial public offering, including $7,258,020.70 payable to VIH’s financial advisor in connection with deferred underwriting fees, and (iii) all other costs and expenses incurred or payable and unpaid by VIH in connection with the operation of VIH through the Effective Time, including, without double counting, all outstanding indebtedness of VIH.

(xxxx) “Warrant Interests” means that portion of the Aggregate Merger Consideration that would have been allocable (pursuant to Section 2.3(b)(ii) of this Agreement) to the Bakkt Opco Warrants outstanding immediately prior to the Effective Time if such Bakkt Opco Warrants had hypothetically been exercised in full into Bakkt Interests as of such time.

(yyyy) “Willful and Intentional Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, a deliberate action or omission (including a failure to cure circumstances) where the breaching Party knows such action or omission is or would reasonably be expected to result in a breach of such representation, warranty, agreement or covenant, it being understood that such term shall include, in any event, the failure to consummate the Closing when required to do so by this Agreement.

Section 10.2 Accounting Terms. Except as otherwise expressly provided in this Agreement, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP.

Section 10.3 Usage. The defined terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to “Articles”, “Sections”, “Exhibits”, “Annexes” and “Schedules” shall be deemed to be references to articles and sections of and exhibits, annexes and schedules to this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “predecessor” shall, when used with respect to any Person, mean such Person’s predecessors and any other Person for whose conduct such Person is or may be responsible. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “the date hereof,” “the date of this Agreement,” “the execution of this Agreement,” and phrases of similar import when used in this Agreement shall refer to the effective date of this Agreement as set forth on the first page hereof. Unless otherwise expressly provided herein, any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement (including, in respect of VIH, Bakkt Pubco, and in respect of Bakkt Opco or Merger Sub, Surviving Company), and reference to a Person in a particular capacity excludes such Person in any other capacity. Unless context requires otherwise, any reference in this Agreement to a Person’s directors shall including any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall including any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Transaction Document to a Person’s shareholders or stockholders shall include any applicable direct owners of the Equity Interests of such Person, in whatever form.

Section 10.4 Index of Defined Terms.

Defined Term	Section
Acquisition Proposal	Section 5.11(a)
Agreement	Introduction
Alternative Transaction	Section 5.11(a)
Announcement 8-K	Section 5.9(a)
Bakkt Disclosure Letter	Article III
Bakkt Non-Recourse Party	Section 11.16(a)
Bakkt Opco	Introduction
Bakkt Opco Warrant	Section 2.5
Bakkt Pubco	Recitals
Bakkt Pubco Bylaws	Section 2.1(d)
Bakkt Pubco Charter	Section 2.1(c)
Bakkt Pubco Public Warrants	Recitals
Bakkt Pubco Warrants	Recitals
Bakkt Representations	Section 4.24
Business Combination	Section 9.2(a)
Certificate of Merger	Section 1.4
Class I Directors	Section 5.12(a)(i)
Class II Directors	Section 5.12(a)(ii)
Class III Directors	Section 5.12(a)(iii)
Closing	Section 1.3
Closing Date	Section 1.3
Closing Press Release	Section 5.9(a)
Closing Statement	Section 2.7
Companies Act	Recitals
Completion 8-K	Section 5.9(a)
Computer Systems	Section 3.15(a)
control	Section 10.1(c)
controlled by	Section 10.1(c)
D&O Indemnitees	Section 6.3(a)
Data Privacy Practices	Section 3.15(b)
DGCL	Recitals
DLLCA	Recitals
Domestication	Recitals
Effective Time	Section 1.4
Enforcement Exceptions	Section 3.2(a)
Environmental Permits	Section 3.17
Equity Incentive Plan	Section 5.8(a)
Exchange Agreement	Section 1.8(a)(ii)
Excluded Bakkt Interests	Section 2.3(b)(i)
Excluded Bakkt Matters	Section 9.1(a)
Excluded VIH Matters	Section 9.1(c)
Final Merger Consideration Spreadsheet	Section 2.3(b)(ii)
Financial Statements	Section 3.4(a)
Formation Date	Section 3.4(a)
GAAP	Section 3.4(a)
Illustrative Merger Consideration Spreadsheet	Section 2.3(b)(ii)
Information Statement	Section 5.8(g)
Initial Bakkt Equity Holder Support Agreement	Recitals
Intended Tax Treatment	Section 6.1(a)

Interim Period	Section 5.1
IPO	Section 9.2(a)
Joinder	Recitals
Letter of Transmittal	Section 2.6(a)
Liabilities	Section 3.4(d)
Material Contracts	Section 3.13(a)
Material Permits	Section 3.2(b)
Material VIH Contracts	Section 4.17(a)
Merger	Recitals
Merger Consideration	Section 2.3(b)(ii)
Merger Sub	Introduction
Most Recent Balance Sheet Date	Section 3.4(a)
Name Change	Recitals
OFAC	Section 3.20(d)
Original RRA	Recitals
Parties	Introduction
Party	Introduction
PCAOB Financial Statements	Section 5.9(b)
PIPE Financing	Recitals
PIPE Investors	Recitals
PIPE Subscription Agreements	Recitals
Post-Closing Bakkt Pubco Board	Section 5.12(a)
Post-Closing Directors	Section 5.12(a)
Proxy Statement	Section 5.8(a)
Public Certifications	Section 4.11(a)
Public Stockholders	Section 9.2(a)
Redemption	Section 4.14
Registered Bakkt IP	Section 3.14(a)
Registration Rights Agreement	Recitals
Registration Statement	Section 5.8(a)
Regulatory Filings	Section 5.7
Related Party	Section 3.19
Released Claims	Section 9.2(b)(i)
Requisite Bakkt Equity Holders	Recitals
Reviewable Document	Section 5.9(c)
SDN List	Section 3.20(d)
SEC Reports	Section 4.11(a)
Signing Press Release	Section 5.9(a)
Stockholders Agreement	Section 1.8(a)(vi)
Support Agreement	Recitals
Surviving Company	Recitals
Surviving Company LLC Agreement	Section 1.6
Tax Receivable Agreement	Section 1.8(a)(iii)
Transactions	Recitals
Transfer Taxes	Section 6.1(c)
Trust Account	Section 9.2(a)

Trust Agreement	Section 4.14
Trustee	Section 4.14
under common control with	Section 10.1(c)
Voting Agreement	Section 1.8(a)(v)
Voting Matters	Section 5.8(a)
VIH	Introduction
VIH Board	Recitals
VIH Class A Shares	Section 4.3(a)
VIH Class B Shares	Section 4.3(a)
VIH Disclosure Letter	Article IV
VIH Financials	Section 4.11(b)
VIH Memorandum and Articles	Recitals
VIH Non-Recourse Party	Section 11.16(b)
VIH Ordinary Shares	Section 4.3(a)
VIH Preference Shares	Section 4.3(a)
VIH Public Warrants	Section 4.12
VIH Representations	Section 3.22
VIH Shareholder Meeting	Section 5.8(a)
VIH Sponsor Letter	Recitals
VIH Warrants	Section 4.3(a)
Written Consent	Section 5.8(g)

ARTICLE XI

GENERAL

Section 11.1 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier postage prepaid (receipt requested), (c) on the date sent by email (with confirmation of transmission, and provided, that, unless affirmatively confirmed by the recipient as received, notice is also sent to such party under another method permitted in this Section 11.1 within two (2) Business Days thereafter) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.1):

If to VIH or Merger Sub prior to the Closing:

VPC Impact Acquisition Holdings

Victory Park Capital Advisors, LLC

150 North Riverside Plaza, Suite 5200

Chicago, Illinois 60606

Attn: Scott R. Zemnick

Email: szemnick@vpcadvisors.com

With a copy to (which shall not constitute notice):

White & Case LLP

111 South Wacker Drive, Suite 5100

Chicago, IL 60606

Attn: Raymond Bogenrief

Email: raymond.bogenrief@whitecase.com

If to Bakkt Opco (prior to Closing):

Bakkt Holdings, LLC

5900 Windward Parkway, Suite 450

Alpharetta, GA 30005

Attn: General Counsel

Email: marc.dannunzio@bakkt.com

With a copy to (which shall not constitute notice):

Shearman & Sterling LLP

300 W. 6th Street, 22nd Floor

Austin, Texas 78701

Attention: J. Matthew Lyons

Email: matt.lyons@shearman.com

If to Bakkt Pubco or Surviving Company after Closing:

Bakkt Holdings, LLC

5900 Windward Parkway, Suite 450

Alpharetta, GA 30005

Attn: General Counsel

Email: marc.dannunzio@bakkt.com

With a copy to (which shall not constitute notice):

Shearman & Sterling LLP

300 W. 6th Street, 22nd Floor

Austin, Texas 78701

Attention: J. Matthew Lyons

Email: matt.lyons@shearman.com

With a copy to (which shall not constitute notice):

White & Case LLP

111 South Wacker Drive, Suite 5100

Chicago, IL 60606

Attn: Raymond Bogenrief

Email: raymond.bogenrief@whitecase.com

Section 11.2 Entire Agreement. This Agreement (which includes the Bakkt Disclosure Letter, the VIH Disclosure Letter, the other schedules hereto and the exhibits hereto), the Transaction Documents and the Confidentiality Agreement set forth the entire understanding of the Parties with respect to the Transactions. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Each of the Bakkt Disclosure Letter, the VIH Disclosure Letter, the other schedules and the exhibits is incorporated herein by this reference and expressly made a part hereof, and all terms used in the Bakkt Disclosure Letter, the VIH Disclosure Letter or any schedule or exhibit shall have the meaning ascribed to such term in this Agreement.

Section 11.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. None of the Parties hereto may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably conditioned, withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 11.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.5 Expenses and Fees. If this Agreement is terminated in accordance with its terms, each of the Parties shall bear its own expenses in connection with the negotiation and execution of this Agreement, the performance of its obligations hereunder and the consummation of the Transactions, including, all fees and expenses of its legal counsel, investment bankers, financial advisors, accountants and other advisors. If the Merger is consummated, all Bakkt Transaction Expenses and VIH Transaction Expenses shall be borne by Bakkt Pubco.

Section 11.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause or permit the application of laws of any jurisdictions other than those of the State of Delaware.

Section 11.7 Submission to Jurisdiction; WAIVER OF JURY TRIAL. Each of the Parties hereto (i) irrevocably and unconditionally submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (and in each case, any appellate courts thereof) in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) irrevocably and unconditionally agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties hereto irrevocably and unconditionally waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any Party hereto may make service on another party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.1. Nothing in this Section 11.7, however, shall affect the right of any party to serve legal process in any other manner permitted by law. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING CONTEMPLATED HEREBY.

Section 11.8 Specific Performance. Each Party acknowledges that the other Parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any Party of any of the covenants or agreements contained in this Agreement or the Transaction Documents. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each Party shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other Parties’ covenants and agreements contained in this Agreement and the Transaction Documents, in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of any of the covenants or agreements contained in this Agreement or the Transaction Documents and to enforce specifically the terms and provisions of this Agreement or the Transaction Documents shall not be required to provide any bond or other security in connection with such order or injunction.

Section 11.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is held by a court of competent jurisdiction or other Governmental Authority to be invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. Upon such determination by such court or other Governmental Authority, the Parties will substitute for any invalid or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

Section 11.10 Amendment; Waiver. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties. Any extension or waiver by any Party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 11.11 Absence of Third Party Beneficiary Rights. Except for Section 6.3, Article IX, Section 11.14 and Section 11.16, no provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, officer, director, employee or partner of any Party or any other Person, other than the Parties.

Section 11.12 Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party.

Section 11.13 Further Representations. Each Party acknowledges and represents that it has been represented by its own legal counsel in connection with the Transactions, with the opportunity to seek advice as to its legal rights from such counsel. Each Party further represents that it is being independently advised as to the tax consequences of the Transactions and is not relying on any representation or statements made by any other Party as to such tax consequences.

Section 11.14 Waiver of Conflicts.

(a) The Parties agree, on their own behalf and on behalf their respective directors, officers, managers, employees and Affiliates, that, following the Closing, Shearman & Sterling LLP may serve as counsel to one or more of the Bakkt Equity Holders or their Affiliates in connection with any matters related to this Agreement and the Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding any representation by Shearman & Sterling LLP prior to the Closing Date of Bakkt Opco. The Parties hereby (i) waive any claim they have or may have that Shearman & Sterling LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agree that, in the event that a dispute arises after the Closing between VIH (or Bakkt Pubco), Merger Sub or Bakkt Opco (or Surviving Company), on the one hand, and one or more of the Bakkt Equity Holders or any of their respective Affiliates, on the other hand, Shearman & Sterling LLP may represent one or more of the Bakkt Equity Holders or any of their respective Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to VIH (or Bakkt Pubco), Merger Sub or Bakkt Opco (or Surviving Company) and even though Shearman & Sterling LLP may have represented Bakkt Opco in a matter substantially related to such dispute. The Parties also further agree that, as to all communications prior to the Closing among Shearman & Sterling LLP and Bakkt Opco (or its Subsidiaries), one or more of the Bakkt Equity Holders or such Bakkt Equity Holders’ Affiliates and Representatives, that relate in any way to the Transactions, the attorney-client privilege and the expectation of client confidence belong to the applicable Bakkt Equity Holders and may be controlled by such Bakkt Equity Holders and shall not pass to or be claimed by VIH (or Bakkt Pubco), Merger Sub or Bakkt Opco (or Surviving Company). Notwithstanding the foregoing, in the event that a dispute arises between VIH (or Bakkt Pubco), Merger Sub or Bakkt Opco (or Surviving Company), on the one hand, and a third party other than a Party to this Agreement (or any Affiliate or Representative thereof) after the Closing, Surviving Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Shearman & Sterling LLP to such third party; provided, however, that the Surviving Company may not waive such privilege without the prior written consent of the holders of a majority in interest of the Surviving Company Common Units held by the Bakkt Equity Holders at the Closing (which shall for the avoidance of doubt shall exclude the Surviving Company Common Units issued to Bakkt Pubco).

(b) The Parties agree, on their own behalf and on behalf their respective directors, officers, managers, employees and Affiliates, that, following the Closing, White & Case LLP may serve as counsel to VIH Sponsor and its Affiliates in connection with any matters related to this Agreement and the Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding any representation by White & Case LLP prior to the Closing Date of VIH. The Parties hereby (i) waive any claim they have or may have that White & Case LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agree that, in the event that a dispute arises after the Closing between VIH (or Bakkt Pubco), Merger Sub or Bakkt Opco (or Surviving Company), on the one hand, and VIH Sponsor or any of its Affiliates, on the other hand, White & Case LLP may represent VIH Sponsor or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to VIH (or Bakkt Pubco), Merger Sub or Bakkt Opco (or Surviving Company) and even though White & Case LLP may have represented VIH in a matter substantially related to such dispute. The Parties also further agree that, as to all communications prior to the Closing among White & Case LLP and VIH, VIH Sponsor or VIH Sponsor’s Affiliates and Representatives, that relate in any way to the Transactions, the attorney-client privilege and the expectation of client confidence belong to VIH Sponsor and may be controlled by VIH Sponsor and shall not pass to or be claimed by VIH (or Bakkt Pubco), Merger Sub or Bakkt Opco (or Surviving Company). Notwithstanding the foregoing, in the event that a dispute arises between VIH (or Bakkt Pubco), Merger Sub or Bakkt Opco (or Surviving Company), on the one hand, and a third party other than a Party to this Agreement (or any Affiliate or Representative thereof) after the Closing, Bakkt Pubco may assert the attorney-client privilege to prevent disclosure of confidential communications by White & Case LLP to such third party; provided, however, that the Bakkt Pubco may not waive such privilege without the prior written consent of the VIH Sponsor.

Section 11.15 Currency. Whenever any payment hereunder is to be paid in “cash”, payment shall be made in the legal tender of the United States and the method for payment shall be by wire transfer of immediately available funds. In the event there is any need to convert U.S. dollars into any foreign currency, or vice versa, for any purpose under this Agreement, the exchange rate shall be that published by the Wall Street Journal on the date an obligation is paid (or if the Wall Street Journal is not published on such date, the first date thereafter on which the Wall Street Journal is published).

Section 11.16 No Recourse.

(a) Notwithstanding anything that may be expressed or implied in this Agreement or any Transaction Document, except with respect to Excluded Bakkt Matters, by its acceptance of the benefits of this Agreement, VIH and Merger Sub each covenants, agrees and acknowledges that no Persons other than Bakkt Opco have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder and thereunder (except to the extent such Person is expressly identified as a party to such Transaction Document), and that, notwithstanding that the Bakkt Equity Holders or their respective managing members or general partners may be partnerships or limited liability companies, none of VIH or Merger Sub has any right of recovery under this Agreement or any Transaction Document, or any claim based on such liabilities, obligations, commitments against, and no personal liability shall attach to, the former, current or future equity holders, controlling Persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any of Bakkt Opco or any former, current or future stockholder, controlling Person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (collectively, but not including Bakkt Opco, a “Bakkt Non-Recourse Party”), through Bakkt Opco, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Bakkt Opco against any Bakkt Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise. Without limiting the foregoing, other than with respect to any Excluded Bakkt Matters, no claim will be brought or maintained by VIH, Merger Sub or any of their respective former, current or future general or limited partners, stockholders, direct or indirect equity holders, controlling Persons, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, stockholder, direct or indirect equity holder, equity financing source, controlling Person, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing (other than Bakkt Pubco) against any Bakkt Non-Recourse Party that is not otherwise expressly identified as a Party to this Agreement or such other Transaction Document, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any Party hereto set forth or contained in this Agreement, any exhibit or schedule hereto, any other document contemplated hereby or any certificate, opinion, agreement or other document of Bakkt Opco or any other Person delivered hereunder (except to the extent such Person is expressly identified as a party to such Transaction Document). For the avoidance of doubt, nothing in this Section 11.16(a) shall limit the ability of VIH to exercise the rights expressly granted to VIH under Article VIII to terminate this Agreement in accordance with Article VIII or the rights expressly granted to VIH under Article VII to enforce or waive any closing condition to the extent provided in Article VII.

(b) Notwithstanding anything that may be expressed or implied in this Agreement or any Transaction Document, except with respect to Excluded VIH Matters, by its acceptance of the benefits of this Agreement (and with respect to each Bakkt Equity Holder, in accordance with the Letter of Transmittal delivered by such Bakkt Equity Holder in accordance with the requirements of this Agreement), Bakkt Opco and each Bakkt Equity Holder each covenants, agrees and acknowledges that no Persons other than VIH and Merger Sub have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder and thereunder (except to the extent such Person is expressly identified as a party to such Transaction Document), and that, notwithstanding that the VIH Shareholders (including VIH Sponsor) or their respective managing members, investment managers or general partners may be partnerships or limited liability companies, none of Bakkt Opco, or the Bakkt Equity Holders, has any right of recovery under this Agreement or any Transaction Document, or any claim based on such liabilities, obligations, commitments against, and no personal liability shall attach to, the former, current or future equity holders, controlling Persons, directors, officers, employees, agents, Affiliates, members, managers, investment managers, funds, or general or limited partners of any of VIH or Merger Sub or any former, current or future stockholder, controlling Person, director, officer, employee, general or limited partner, member, manager, investment manager, funds, Affiliate or agent of any of the foregoing (collectively, but not including VIH or Merger Sub, a “VIH Non-Recourse Party”), through VIH or Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of VIH or Merger Sub (or their respective successors) against any VIH Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise. Without limiting the foregoing, other than with respect to any Excluded VIH Matters, no claim will be brought or maintained by Bakkt Opco, the Bakkt Equity Holders or any of their respective former, current or future general or limited partners, stockholders, direct or indirect equity holders, controlling Persons, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, stockholder, direct or indirect equity holder, equity financing source, controlling Person, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing against any VIH Non-Recourse Party that is not otherwise expressly identified as a Party to this Agreement or such other Transaction Document, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any Party hereto set forth or contained in this Agreement, any exhibit or schedule hereto, any other document contemplated hereby or any certificate, opinion, agreement or other document of Bakkt Opco or any other Person delivered hereunder (except to the extent such Person is expressly identified as a party to such Transaction Document). For the avoidance of doubt, nothing in this Section 11.16(b) shall limit the ability of Bakkt Opco to exercise the rights expressly granted to Bakkt Opco under Article VIII to terminate this Agreement in accordance with Article VIII or the rights expressly granted to Bakkt Opco under Article VII to enforce or waive any closing condition to the extent provided in Article VII.

Section 11.17 Made Available. The phrases “made available to VIH”, “provided to VIH” or other similar phrases as used in this Agreement shall mean that the subject documents were posted to the virtual data room maintained by Bakkt Opco or otherwise delivered to VIH or its Representatives at least two (2) days prior to the date of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the day and year first written above.

BAKKT OPCO:

BAKKT HOLDINGS, LLC

By:	/s/ David Clifton
	Name:	David Clifton
	Title:	Chief Executive Officer

VIH:

VPC IMPACT ACQUISITION HOLDINGS

By:	/s/ Gordon Watson
	Name:	Gordon Watson
	Title:	President and Chief Operating Officer

MERGER SUB:

PYLON MERGER COMPANY LLC

By:	/s/ Gordon Watson
	Name:	Gordon Watson
	Title:	President and Chief Operating Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF SURVIVING COMPANY LLC AGREEMENT

(See attached)

BAKKT OPCO HOLDINGS, LLC

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [●], 2021

THE COMMON UNITS OF BAKKT OPCO HOLDINGS, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH COMMON UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE COMMON UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH COMMON UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

i

ii

SCHEDULES

Schedule of Members

iii

BAKKT OPCO HOLDINGS, LLC

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of [●], 2021 (the “Effective Date”), is entered into, by and among Bakkt Opco Holdings, LLC, a Delaware limited liability company (the “Company”) and the Members (as defined below).

WHEREAS, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act by the filing of a certificate of formation with the Secretary of State of the State of Delaware on July 31, 2018 (the “Certificate”);

WHEREAS, the Company and its members entered into that certain Limited Liability Company Agreement, effective as of August 2, 2018 (the “Initial LLC Agreement”);

WHEREAS, the Initial LLC Agreement was amended and restated by that certain Amended and Restated Limited Liability Agreement, effective as of December 19, 2018 (the “Amended LLC Agreement”);

WHEREAS, the Amended LLC Agreement was amended and restated by the Prior LLC Agreement;

WHEREAS, pursuant to Section 16.1 of the Prior LLC Agreement, the Prior LLC Agreement may be amended or modified upon the consent of the Company’s Board of Managers (the “Board”) and the Members holding a majority of the membership interests of the Company, including (i) the holders of a majority of the outstanding Voting Units (as defined in the Prior LLC Agreement), consenting or voting (as the case may be) together as a single class, (ii) the holders of a majority of the outstanding Class A Voting Units (as defined in the Prior LLC Agreement), Class B Voting Units (as defined in the Prior LLC Agreement) and Class C Voting Units (as defined in the Prior LLC Agreement), each consenting or voting (as the case may be) as separate classes, and (ii) the Minority Investors (as defined in the Prior LLC Agreement) holding a majority of the outstanding Minority Investor Units (as defined in the Prior LLC Agreement), consenting or voting (as the case may be) together as a single class, consenting or voting (as the case may be) separately as a class on an as-converted basis (together, the “Prior Member Requisite Consent”);

WHEREAS, the Board has previously approved this Agreement;

WHEREAS, the undersigned Members constitute the Prior Member Requisite Consent and desire to amend and restate the Prior LLC Agreement and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior LLC Agreement, including without limitation the replacement of the Board with the Managing Member (as defined below) as the Company’s managing body;

WHEREAS, substantially concurrently with the effectiveness of this Agreement, in accordance with the Agreement and Plan of Merger, dated as of January 11, 2021 (the “Merger Agreement”), by and among VPC Impact Acquisition Holdings, Pylon Merger Company LLC

1

(“Merger Sub”), and the Company, Merger Sub has merged with and into the Company (the “Merger”), with the Company being the entity surviving the Merger;

WHEREAS, pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), by virtue of the Merger, the Class A Voting Units, the Class B Voting Units, the Class C Voting Units and the Incentive Units, but excluding the Participation Units (as defined in the Merger Agreement) held by each Member (as defined in the Prior LLC Agreement) were converted into the right to receive from the Company (as the “Surviving Company” following the Merger) and from Bakkt Holdings, Inc. a Delaware corporation (“Bakkt Pubco”), the number of Common Units and the number of validly issued, fully paid and nonassessable shares of Class V Common Stock, respectively, set forth opposite such Member’s name on the Final Merger Consideration Spreadsheet (as defined in the Merger Agreement);

WHEREAS, the Common Units resulting from the conversion, by virtue of the Merger, of Incentive Units into the right to receive the Merger Consideration are held by Bakkt Management, LLC, a Delaware limited liability company (“Bakkt Management”), on behalf of individuals who are or were Participants (as defined in the Prior Equity Incentive Plan, “Participants”) and, as contemplated by the Merger Agreement, may be subject to vesting and forfeiture provisions pursuant to the Prior Equity Incentive Plan and award agreements and notices issued thereunder;

WHEREAS, concurrently with the execution of this Agreement, the Company and certain of its Members are entering into the Exchange Agreement, pursuant to which each Paired Interest may be exchanged for shares of Class A Common Stock or the Cash Amount (as defined in the Exchange Agreement) on the terms and subject to the conditions set forth in the Exchange Agreement and the Tax Receivable Agreement;

WHEREAS, for U.S. federal and applicable state and local income tax purposes, the parties intend that, following the Merger, the Company be treated as continuing pursuant to Code Section 708 and Treasury Regulations Section 1.708-1;

WHEREAS, pursuant to the Merger Agreement, (i) the Company is adopting this Agreement, (ii) the Company changed its name from Bakkt Holdings, LLC to Bakkt Opco Holdings, LLC, and (iii) Bakkt Pubco, by its execution and delivery of this Agreement, is hereby admitted to the Company as a Member and is hereby designated as Managing Member, and in such capacity shall have the rights and obligations as provided in this Agreement; and

WHEREAS, the Members constituting the Prior Member Requisite Consent, on behalf of all of the Members (as defined in the Prior LLC Agreement) acknowledge and agree that the Schedule of Members will be based on the Final Merger Consideration Spreadsheet (as defined in the Merger Agreement) with respect to the Members (as that term is defined in the Prior LLC Agreement), which will be determinative absent manifest mathematical error, and each Member (as that term is defined in the Prior LLC Agreement) shall hold that number of Common Units set forth on such Schedule of Members (in lieu of the number of Units (as defined in the Prior LLC Agreement) set forth in Schedule I to the Prior LLC Agreement).

2

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree that the Prior LLC Agreement is amended and restated as follows:

ARTICLE I

DEFINITIONS AND DETERMINATION OF VALUATION

Section 1.1    Definitions. The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“Additional Member” means a Person admitted to the Company as a Member pursuant to Section 9.7.

“Adjusted Capital Account” means the Capital Account maintained for each Member, (a) increased by any amounts that such Member is obligated to restore or is treated as obligated to restore under Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5) and (b) decreased by any amounts described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) with respect to such Member.

“Adjusted Capital Account Deficit” means with respect to any Capital Account as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Person’s Capital Account balance shall be:

(a) reduced for any items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6); and

(b) increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to Minimum Gain).

“Affiliate” of any Person means any Person that directly or indirectly Controls, is Controlled by or is under common Control with the Person in question; provided, that neither Bakkt Pubco, the Company nor any of their Subsidiaries shall be deemed an Affiliate of any other Member or any holder of securities of Bakkt Pubco.

“Agreement” has the meaning set forth in the preamble.

“Amended LLC Agreement” has the meaning set forth in recitals of this Agreement

“Assignee” has the meaning set forth in Section 9.6.

“Available Cash” means, as of a particular date, the amount of cash on hand which the Managing Member, in its reasonable discretion, deems available for distribution to the Members, taking into account all debts, liabilities and obligations of the Company then due and amounts that the Managing Member, in its reasonable discretion, deems necessary to expend or retain for working capital or to place into reserves for customary and usual claims with respect to the Company’s operations.

3

“Bakkt Management” has the meaning set forth in recitals of this Agreement.

“Bakkt Pubco” has the meaning set forth in the recitals of this Agreement.

“Bakkt Pubco Board” means the board of directors of Bakkt Pubco.

“Bakkt Pubco Charter” means the certificate of incorporation (or equivalent organizational document) as filed with the secretary of state (or equivalent governmental body or department) of the state in which Bakkt Pubco is incorporated or formed, as applicable, as in effect and amended from time to time.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Board” has the meaning set forth in the recitals of this Agreement.

“Book Value” means, with respect to any property, such property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) The initial Book Value of any property contributed by a Member to the Company shall be the gross fair market value of such property at the time of such contribution, as reasonably determined by the Managing Member, provided that the Book Values of all properties of the Company shall be adjusted to equal their respective gross fair market values as reasonably determined by the Managing Member as of the date hereof;

(b) The Book Values of all properties shall be adjusted to equal their respective gross fair market values as reasonably determined by the Managing Member in connection with (i) the acquisition of an interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution to the Company, (ii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a “partner capacity” or by a new Member acting in a “partner capacity” or in anticipation of being a “partner” (in each case within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii)), (iii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company, (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1), (v) the grant of a Noncompensatory Option which is not treated as a partnership interest pursuant to Treasury Regulations Section 1.761-3(a); and (vi) the acquisition of a membership interest upon the exercise of a Noncompensatory Option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); provided, however, that an adjustment pursuant to an event described in clause (i), (ii) or (iii) of this paragraph shall be made only if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; provided further, that if any Noncompensatory Options are outstanding upon the occurrence of an event

4

described in clauses (i) through (v), the Company shall adjust the Book Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2);

(c) The Book Value of property distributed to a Member shall be the gross fair market value of such property as reasonably determined by the Managing Member; and

(d) The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (f) of the definition of Net Profits and Net Losses; provided, however, that Book Value shall not be adjusted pursuant to this clause (d) to the extent the Managing Member determines that an adjustment pursuant to clause (b) hereof is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this clause (d).

If the Book Value of property has been determined or adjusted pursuant to clauses (a), (b) or (d) hereof, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Net Profits and Net Losses and other items allocated pursuant to Article IV.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to be closed for business; provided that such banks shall be deemed to be open for business in the event of a “shelter in place” order or similar closure of physical branch locations is required at the direction of any Governmental Entity if such banks’ electronic funds transfer systems (including wire transfers) are open for use by customers on such day.

“Capital Account” means the capital account maintained for a Member pursuant to Section 3.7.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Book Value of any property (other than money) contributed to the Company by such Member, net of any liabilities assumed by the Company upon contribution or to which such property is subject. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of such Member’s predecessors in interest.

“Certificate” has the meaning set forth in the recitals of this Agreement.

“Class A Common Stock” has the meaning set forth in the Bakkt Pubco Charter.

“Class A Voting Units” has the meaning set forth in the Prior LLC Agreement.

“Class B Voting Units” has the meaning set forth in the Prior LLC Agreement.

“Class C Voting Units” has the meaning set forth in the Prior LLC Agreement.

“Class V Common Stock” has the meaning set forth in the Bakkt Pubco Charter.

5

“Closing” has the meaning set forth in the Merger Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Unit” means the limited liability company interests in the Company issued pursuant to the terms of this Agreement, having such rights, privileges, preferences, obligations and duties as are set forth in this Agreement.

“Company” has the meaning set forth in the Recitals.

“Company Interest” means the interest of a Member in allocations of Net Profits and Net Losses (or items thereof) and Distributions.

“Company Legal Matters” has the meaning set forth in Section 12.18(b).

“Confidential Information” has the meaning set forth in Section 12.2.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies whether through ownership of voting securities, by contract or otherwise.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. L. §18-101, et seq., as it may be amended from time to time, and any successor to the Delaware Act.

“Depreciation” means, for each Taxable Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to property for such Taxable Year, except that (a) with respect to any property the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes and which difference is being eliminated by use of the remedial allocation method pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Taxable Year shall be the amount of book basis recovered for such Taxable Year under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other property the Book Value of which differs from its adjusted tax basis at the beginning of such Taxable Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Taxable Year bears to such beginning adjusted tax basis; provided that if the adjusted tax basis of any property at the beginning of such Taxable Year is zero, Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the Managing Member.

“Distribution” means each distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided that any recapitalization or exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units shall not be a Distribution.

“Economic Risk of Loss” has the meaning assigned to that term in Treasury Regulations Section 1.752-2(a).

6

“Effective Date” has the meaning set forth in the introduction.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Election of Exchange” has the meaning set forth in the Exchange Agreement.

“Equity Securities” means (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in any corporation, partnership, limited liability company or other business entity, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

“ERISA” means The Employee Retirement Income Security Act of 1974, as amended.

“Exchange” means an exchange of Paired Interests pursuant to, and in accordance with, the Exchange Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means the exchange agreement dated as of or about the date hereof among the Company, Bakkt Pubco and the other Members of the Company from time to time party thereto, as amended from time to time.

“Exchange Rate” has the meaning set forth in the Exchange Agreement.

“Family Group” means, as to any particular Person, (i) such Person’s spouse, such Person’s and such Person’s spouse’s parents and descendants (whether natural or adopted) of such Person and such Person’s spouse’s parents, (ii) any trust solely for the benefit of such Person and/or any of the Persons described in clause (i), and (iii) any partnerships, corporations or limited liability companies where the only partners, shareholders or members are such Person and/or any of the Persons described in clauses (i) and (ii).

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 2.8.

“Flow-Through Tax Return” means a Tax Return of the Company or any of its Subsidiaries that is of a type that reports income, gain, deduction or loss from the operation of a partnership or other pass-through entity and that could reflect items of income, gain, deduction or loss required to be included on a Tax Return of a Member (whether or not such items are actually reflected thereon).

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

7

“Holder” means any Person who holds a Unit, whether as a Member or as an unadmitted Assignee of a Member.

“ICE” means Intercontinental Exchange, Inc., a Delaware corporation, together with its Affiliates, successors and assigns.

“Incentive Units” has the meaning set forth in the Prior LLC Agreement.

“Income Tax” means (i) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, sales, use, real or personal property transfer or other similar Taxes), (ii) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (i) above, or (iii) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (i) or (ii) above.

“Indemnitee” means (a) Bakkt Pubco, (b) any additional or substitute Managing Member, (c) any Person who is or was a Partnership Representative, officer or director of Bakkt Pubco or any additional or substitute Managing Member, (d) any Person that is required to be indemnified by Bakkt Pubco as an “indemnitee” in accordance with the Bakkt Pubco Charter or bylaws of Bakkt Pubco as in effect from time to time, (e) any officer or director of Bakkt Pubco or any additional or substitute Managing Member who is or was serving at the request of Bakkt Pubco or any additional or substitute Managing Member as an officer, director, employee, member, Member, Partnership Representative, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any officer of the Company, (g) any other Person the Managing Member in its sole discretion designates as an “Indemnitee” for purposes of this Agreement and (h) any heir, executor or administrator with respect to Persons named in clauses (a) through (g) above.

“Indemnitee-Related Entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the Indemnitee has agreed, on behalf of the Company or at the Company’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Company may also have an indemnification or advancement obligation.

“Initial LLC Agreement” has the meaning set forth in the recitals of this Agreement.

“Jointly Indemnifiable Claims” shall be broadly construed to mean, without limitation, any action, suit or proceeding for which an Indemnitee shall be entitled to indemnification or advancement of expenses from both the Indemnitee-Related Entities and the Company pursuant to applicable law, any agreement, certificate of incorporation, by-laws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Company or the Indemnitee-Related Entities, as applicable.

8

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Company or any Member, as the case may be.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any Subsidiary or any Affiliate thereof, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company, any Subsidiary or any Affiliate under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

“Managing Member” means Bakkt Pubco or any successor managing member admitted to the Company in accordance with the terms of this Agreement, in its capacity as the managing member of the Company.

“Member” means each of the members named on the Schedule of Members and any Person admitted to the Company as a Substituted Member or Additional Member, but only so long as such Person is shown on the Company’s books and records as the owner of one or more Units.

“Member Nonrecourse Debt” has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” has the meaning assigned to the term “partner nonrecourse deductions” in Treasury Regulations Section 1.704-2(i)(2).

“Merger” has the meaning set forth in the recitals of this Agreement.

“Merger Agreement” has the meaning set forth in the recitals of this Agreement.

“Merger Consideration” has the meaning set forth in the Merger Agreement.

“Merger Sub” has the meaning set forth in the recitals of this Agreement

“Minimum Gain” means the partnership minimum gain determined pursuant to Treasury Regulations Section 1.704-2(d).

“Net Profit” or “Net Loss” means, for each Taxable Year, an amount equal to the Company’s taxable income or loss for such Taxable Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

9

(a) Any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Profit and Net Loss pursuant to this definition of “Net Profit” and “Net Loss” shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition of “Net Profit” and “Net Loss” shall be subtracted from such taxable income or loss;

(c) In the event the Book Value of any asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Profit or Net Loss;

(d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Taxable Year;

(f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Units, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and

(g) Any items that are allocated pursuant to Section 4.3 shall be determined by applying rules analogous to those set forth in clauses (a) through (f) hereof but shall not be taken into account in computing Net Profits and Net Losses.

“New Equity Incentive Plan” means the Bakkt Holdings, Inc. 2021 Omnibus Employee Incentive Plan adopted in connection with the Merger as of the Effective Time and any successor or replacement equity incentive plan of Bakkt Pubco.

“Noncompensatory Option” means a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2).

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Section 1.704-2(b).

10

“Nonrepresented Members” has the meaning set forth in Section 12.18.

“Paired Interest” means one Common Unit together with one share of Class V Common Stock.

“Participants” has the meaning set forth in the recitals of this Agreement.

“Partnership Representative” has the meaning set forth in Code Section 6223.

“Percentage Interest” means, with respect to any Member, the quotient obtained by dividing the number of Common Units then owned by such Member by the number of Common Units then owned by all of the Members, in each case, whether vested or unvested.

“Permitted Transfer” means a Transfer (a) in the case of a Member that is a natural Person, pursuant to applicable laws of descent and distribution, (b) in the case of a Member that is a natural Person, to or among such Member’s Family Group, (c) in the case of a Member that is an entity, a Transfer to its Affiliates; provided that in each case (i) the restrictions, conditions, and obligations contained in this Agreement, the Stockholders Agreement and any other agreement to which such Member is a party in its capacity as such shall continue to be applicable to such securities after any such Permitted Transfer, (ii) the transferee(s) of such securities shall have agreed in writing to be bound by the provisions of such agreements, and (iii) unless the transferee was a Member prior to such Permitted Transfer or has been admitted as a Substituted Member, such Member shall have retained all voting Control over such securities. For the avoidance of doubt, Transfers by ICE of Units to its other Affiliates shall be deemed to be a “Permitted Transfer.”

“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other entity or organization, regardless of whether a legally-recognized person.

“Prior Equity Incentive Plan” means the Amended and Restated Bakkt Equity Incentive Plan, which was amended and restated effective as of May 15, 2020, and shall be further amended and restated as of the Effective Time, after which no additional awards may be made thereunder.

“Prior LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement, effective February 28, 2020, among the Company and each Member listed on Schedule I attached thereto and such additional Persons who became Members of the Company from time to time in accordance with the terms thereof.

“Prior Member Requisite Consent” has the meaning set forth in the recitals of this Agreement.

“Proceeding” has the meaning set forth in Section 11.2(a).

“Recapture Gain” has the meaning set forth in Section 4.4(d).

“Regulatory Allocations” has the meaning set forth in Section 4.3(j).

11

“Related Person” of any Person means (a) any Affiliate of such Person, (b) any Person in which such Person (together with its Affiliates) hold(s) (individually or in the aggregate and directly or indirectly) at least a fifteen percent (15%) voting or economic interest, (c) any entity in which such Person hold(s) (directly or indirectly) any voting or economic interest, or (d) each director or officer of such Person; provided, that, notwithstanding anything herein to the contrary, no Person shall be considered a Related Person of Bakkt Pubco.

“Representative” has the meaning set forth in Section 12.2.

“Required Interest” means one or more Members (excluding the Managing Member and any Members controlled by the Managing Member) holding a majority of the Units then owned by all of the Members (excluding the Units held by the Managing Member and any Members Controlled by the Managing Members); provided that, in the event no Person other than the Managing Member and/or Members controlled by the Managing Member hold Units, the “Required Interest” shall be deemed to mean the Managing Member.

“Retained Amount” has the meaning set forth in Section 4.1(c).

“Rights” means warrants, options or other rights to purchase or otherwise acquire Units or other Equity Securities in the Company.

“Schedule of Members” has the meaning set forth in Section 2.13.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Securities and Exchange Commission” means the United States Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Similar Law” means any Law or regulation that could cause the underlying assets of the Company to be treated as assets of the Member by virtue of its limited liability company interest in the Company and thereby subject the Company and the Managing Member (or other persons responsible for the investment and operation of the Company’s assets) to Laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Code Section 4975.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of [●], 2021, by and among Bakkt Pubco, VIH Sponsor and each of the other Persons party thereto from time to time, as may be amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary” means, with respect to any Person, another Person of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by the first Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company,

12

partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or Controlled, directly or indirectly, by the first Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company. For the avoidance of doubt, the “Subsidiaries” of Bakkt Holding, Inc. will include the Company and its direct and indirect Subsidiaries.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 9.8.

“Tax Distribution” has the meaning set forth in Section 4.1(d).

“Tax Distribution Amount” means, with respect to any Fiscal Year, an amount equal to the aggregate amount of Tax Distributions with respect to such Fiscal Year that, if made on a pro rata basis in accordance with the Members’ Percentage Interests, would permit Bakkt Pubco to receive a Tax Distribution with respect to such Fiscal Year that is not less than the sum of (a) Bakkt Pubco’s U.S. federal, state, local and non-U.S. Income Tax liabilities plus (b) the amount necessary to satisfy Bakkt Pubco’s payment obligations pursuant to the Tax Receivable Agreement with respect to such Fiscal Year. The Managing Member may estimate this amount on a quarterly basis and reconcile the estimates as of the end of the Fiscal Year, as soon as reasonably practicable after the end of such Fiscal Year (or as soon as reasonably practicable after any event that subsequently adjusts the taxable income of such Fiscal Year), in each case, in the Managing Member’s reasonable discretion.

“Taxes” means any federal, state, local or foreign income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, business and occupation, premium, disability, employment, payroll, or withholding tax or other tax, duty, fee, assessment or charge of any kind whatsoever in the nature of a tax imposed by any taxing authority, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not, and any interest or penalties related to the foregoing.

“Tax Receivable Agreement” means the Tax Receivable Agreement dated as of or about the date hereof among the Company, Bakkt Pubco and the other parties from time to time party thereto, as amended from time to time.

“Tax Return” means any and all reports, returns (including information returns and claims for refunds), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof filed or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

13

“Taxable Year” means the Company’s accounting period for U.S. federal income tax purposes determined pursuant to Section 8.1(b).

“Termination Transaction” means any direct or indirect Transfer of all or any portion of the Managing Member’s interest in the Company in connection with, or the other occurrence of, (a) a merger, consolidation or other combination involving the Managing Member, on the one hand, and any other Person, on the other, or (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of the Managing Member not in the ordinary course of its business, whether in a single transaction or a series of related transactions or (c) a direct or indirect Transfer of all or substantially all of the Managing Member’s interest in the Company; provided that, for the avoidance of doubt, “Termination Transaction” shall be deemed to exclude (x) any direct or indirect Transfers of Equity Securities of Bakkt Pubco by any stockholder or other holder thereof (other than any such Transfers pursuant to a combination transaction described in the foregoing clause (a)) and (y) any Exchange.

“Transaction Documents” has the meaning set forth in the Merger Agreement.

“Transfer” means, in respect of any Common Unit, any direct or indirect transfer of ownership by sale, exchange, assignment, pledge, encumbrance, Lien, gift, donation, grant or other conveyance or disposition of any kind, whether voluntary or involuntary, including conveyances or dispositions by operation of law or legal process or otherwise (and hereby expressly includes, with respect to a Member, any voluntary or involuntary: (a) appointment of a receiver, trustee, liquidator, custodian or other similar official for such Member or all or any part of such Member’s property under any Law relating to bankruptcy, insolvency, reorganization, liquidation or other relief of debtors, including Title 11 of the United States Code, as amended; (b) gift, donation, transfer by will or intestacy or other disposition, whether inter vivos or mortis causa; and (c) transfer or other disposition to a spouse or former spouse (including by reason of a separation agreement or divorce, equitable or community or marital property distribution, judicial decree or other court order relating to the division or partition of property between spouses or former spouses or other persons)).

“Treasury Regulations” means the income tax regulations promulgated under the Code and any corresponding provisions of succeeding regulations.

“Unit” means a Company Interest of a Member or an Assignee in the Company representing a fractional part of the Company Interests of all Members and Assignees; provided that any class or group of Units issued shall have the relative rights, powers and duties set forth in this Agreement and the Company Interest represented by such class or group of Units shall be determined in accordance with such relative rights, powers and duties.

“Upstream Securities” means Equity Securities of any type issued by Bakkt Pubco, including shares of common and preferred stock whether vested or unvested.

14

“VIH Sponsor” means VPC Impact Acquisition Holdings Sponsor, LLC, a Delaware limited liability company.

“Warrant” means, as applicable, (i) that certain Warrant to Purchase Class B Voting Units, issued to Starbucks Corporation on February 19, 2020, or (ii) that certain Warrant to Purchase Class C Voting Units, issued to The Boston Consulting Group, Inc., on May 19, 2020.

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.1 Formation of Company. The Company was formed as a limited liability company on July 31, 2018 pursuant to the provisions of the Delaware Act.

Section 2.2 Limited Liability Company Agreement. The Members hereby execute this Agreement for the purpose of establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act. The Members hereby agree that during the term of the Company set forth in Section 2.6 the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control. No provision of this Agreement shall be in violation of the Delaware Act and to the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement; provided that where the Delaware Act provides that a provision of the Delaware Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect, the provisions of this Agreement shall in each instance control; provided further, that notwithstanding the foregoing, no contractual appraisal rights, whether pursuant to the Delaware Act or otherwise, including Section 18-210 of the Delaware Act, shall apply or be incorporated into this Agreement.

Section 2.3 Name. The name of the Company shall be “Bakkt Opco Holdings, LLC” and all Company business shall be conducted in that name or in such other names that comply with applicable law as the Managing Member, in its sole discretion may select from time to time. Subject to the Delaware Act, the Managing Member, in its sole discretion may change the name of the Company (and amend this Agreement to reflect such change) at any time and from time to time without the consent of any other Person. Notification of any such change shall be given to all of the Members.

Section 2.4 Purpose. The purpose and business of the Company shall be to engage in any business which may lawfully be conducted by a limited liability company formed pursuant to the Delaware Act.

Section 2.5 Principal Office; Registered Office.

(a) The principal office of the Company shall be at 5660 New Northside Drive, Atlanta, GA 30328, or such other place as the Managing Member may from time to time designate.

15

The Company may maintain offices at such other place or places as the Managing Member deems advisable. Notification of any such change shall be given to all of the Members. The address of the registered office of the Company in the State of Delaware shall be 3411 Silverside Road, Tatnall Building No. 104, Wilmington, County of New Castle, Delaware 19810, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be United Agent Group Inc.

(b) The Managing Member in its sole discretion may take all action which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the Laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the Company to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations. The Managing Member in its sole discretion may file or cause to be filed for recordation in the proper office or offices in each other jurisdiction in which the Company is formed or qualified, such certificates (including certificates of formation and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Members. The Managing Member in its sole discretion may cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the officers, with all requirements necessary to qualify the Company to do business in any jurisdiction other than the State of Delaware.

Section 2.6 Term. The term of the Company commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until termination and dissolution thereof in accordance with the provisions of Article X. The existence of the Company shall continue until cancellation of the Certificate in the manner required by the Delaware Act.

Section 2.7 No State-Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.7, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

Section 2.8 Fiscal Year. The Fiscal Year of the Company shall end on December 31 of each year or such other annual accounting period as may be established by the Managing Member.

Section 2.9 Powers of the Company. Subject to the limitations set forth in this Agreement, the Company will possess and may exercise all of the powers and privileges granted to it by the Delaware Act including the ownership and operation of the assets and other property contributed to the Company by the Members, by any other Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company set forth in Section 2.4.

16

Section 2.10 Members; Reclassification; Admission of New Members. Each of the Persons listed in the books and records of the Company as a Member, as the same may be amended from time to time in accordance with this Agreement, by virtue of its execution of the Prior LLC Agreement or this Agreement, is admitted as a Member of the Company. The rights, duties and liabilities of the Members shall be as provided in the Delaware Act, except as is otherwise expressly provided herein, and the Members consent to the variation of such rights, duties and liabilities as provided herein. Subject to Section 9.8 with respect to Substituted Members, a Person may be admitted from time to time as a new Member with the written consent of the Managing Member in its sole discretion, provided, however, that upon exercise of a Warrant by the holder thereof and the execution and delivery a joinder to this Agreement pursuant to which such holder agrees to become a party to this Agreement with respect to the Equity Securities issued upon exercise of the Warrant, such holder shall be admitted to the Company as a “Member”. Each new Member shall execute and deliver to the Managing Member an appropriate supplement to this Agreement pursuant to which the new Member agrees to be bound by the terms and conditions of this Agreement, as it may be amended from time to time. A new Managing Member or substitute Managing Member may be admitted to the Company solely in accordance with Section 9.7.

Section 2.11 Resignation. No Member shall have the right to resign as a member of the Company other than following the Transfer of all Common Units owned by such Member in accordance with Article IX.

Section 2.12 Investment Representations of Members. Each Member hereby represents, warrants and acknowledges to the Company that: (a) such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and is making an informed investment decision with respect thereto; (b) such Member is acquiring interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; and (c) the execution, delivery and performance of this Agreement have been duly authorized by such Member.

Section 2.13 Schedule of Members. The Company shall maintain a schedule, from time to time amended or supplemented, setting forth the name and address of each Member, and the number of Common Units or Equity Securities in the Company owned by such Member (such schedule, the “Schedule of Members”). The Schedule of Members, as amended and supplemented from time to time, shall be the definitive record of ownership of each Common Unit or other Equity Security in the Company. All Members acknowledge, and hereby agree, that the Schedule of Members is confidential to the Company and that each Member is only entitled to view the portion of the Schedule of Members representing his, her or its Company Interest. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Common Units or other Equity Securities in the Company for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Common Units or other Equity Securities in the Company on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act and this Agreement.

17

ARTICLE III

CAPITAL CONTRIBUTIONS

Section 3.1 Common Units.

(a) Limited liability company interests in the Company shall be represented by Common Units, or such other securities of the Company, in each case as the Managing Member may establish in its discretion in accordance with the terms and subject to the restrictions hereof. As of immediately following the Effective Time, each Member shall hold the number of Common Units set forth opposite such Member’s name on the Schedule of Members.

(b) Each Member named on the Schedule of Members has made Capital Contributions or provided other consideration to the Company in exchange for the Units specified thereon. Each Member named on the Schedule of Members has delivered to the Company a properly executed Internal Revenue Service Form W-8 or W-9, as applicable. Each Member acknowledges and agrees that portions of this Agreement, including the Schedule of Members, may be redacted or information herein may otherwise be aggregated to prevent disclosure of confidential information.

(c) No Member shall be required or, permitted to (i) make any Capital Contribution other than in respect of the Merger Consideration as set forth on the Schedule of Members or (ii) loan any money or property to the Company or borrow any money or property from the Company.

(d) The Common Units resulting from the conversion, by virtue of the Merger, of Incentive Units (which are held by Bakkt Management) into the right to receive the Merger Consideration may be subject to vesting and forfeiture provisions pursuant to the Merger Agreement, the Prior Equity Incentive Plan and award agreements and notices issued thereunder. As set forth on the Schedule of Members, such Common Units shall initially be held by Bakkt Management, which shall hold such Common Units on behalf of Participants, but in the future all or a portion of such Common Units may be distributed from time to time directly to Participants, either in connection with the liquidation of Bakkt Management or otherwise. In the event of such a distribution of a Common Unit by Bakkt Management to a Participant, (i) the Participant shall automatically become a Member, (ii) the Schedule of Members shall be amended to reflect the addition of the Participant as a Member and the resulting adjustment in the number of Common Units held by Bakkt Management and the Participant, respectively, and (iii) the vesting and forfeiture provisions applicable to the distributed Common Units shall continue to apply to all such Participants.

Section 3.2 Authorization and Issuance of Additional Units.

(a) The Managing Member may not, without the prior written consent of a Required Interest, (i) create any new class or series of Units, or other Equity Securities of the Company, (ii) issue additional Units or other Equity Securities of the Company to any Member or

18

Person (other than Units issued pursuant to Section 3.2(b) or Section 3.5 of this Agreement and Section 2.6 of the Merger Agreement), (iii) amend the privileges, preference, duties, liabilities, obligations and rights of any existing Units, or (iv) retire or redeem any previously issued Units or other Equity Securities of the Company (other than in connection with an Exchange or pursuant to Section 3.4 of this Agreement).

(b) Subject to the Exchange Agreement, the Company shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Common Units, to maintain at all times a one-to-one ratio between the number of Common Units owned by Bakkt Pubco, directly or indirectly, and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) options, rights or securities of Bakkt Pubco issued under the New Equity Incentive Plan that are convertible into or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by Bakkt Pubco to the equity capital of the Company); provided that, in each of the foregoing cases, the issuance of Class A Common Stock in connection with the conversion, exercise or exchange of such options, rights or securities shall not be disregarded for purposes of this Section 3.2(b), (ii) treasury stock, (iii) preferred stock or other debt or equity securities (including warrants, options or rights) issued by Bakkt Pubco that are convertible into or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by Bakkt Pubco to the equity capital of the Company); provided that, in each of the foregoing cases, the issuance of Class A Common Stock in connection with the conversion, exercise or exchange of such preferred stock or other debt or equity securities (including such warrants, options or rights) shall not be disregarded for purposes of this Section 3.2(b), or (iv) the issuance and distribution to holders of shares of Class A Common Stock of rights to purchase Upstream Securities of Bakkt Pubco under a “poison pill” or similar shareholders rights plan (it being understood that upon exchange of Paired Interests for Class A Common Stock pursuant to the Exchange Agreement, such Class A Common Stock would be issued together with a corresponding right). In the event Bakkt Pubco issues, transfers or delivers from treasury stock or repurchases Class A Common Stock in a transaction not contemplated in this Agreement or the Exchange Agreement, Bakkt Pubco shall take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding Common Units owned by Bakkt Pubco will equal on a one-for-one basis the aggregate number of outstanding shares of Class A Common Stock.

(c) Subject to the Exchange Agreement, the Company shall undertake all actions, including an issuance, a reclassification, distribution, division or recapitalization, with respect to the Common Units, to maintain at all times a one-to-one ratio between the number of outstanding shares of Class V Common Stock held by any Person and the number of Common Units owned by such Person. In the event Bakkt Pubco repurchases Class V Common Stock in a transaction not contemplated in this Agreement or the Exchange Agreement, Bakkt Pubco shall take all actions such that, after giving effect to all such repurchases, the number of outstanding shares of Class V Common Stock held by any Person will equal on a one-to-one basis the number of Common Units owned by such Person.

19

(d) The Company shall not undertake any subdivision (by any Common Unit split, Common Unit distribution, reclassification, recapitalization or similar event) or combination (by reverse Common Unit split, reclassification, recapitalization or similar event) of the Common Units that is not accompanied by an identical subdivision or combination of each of the Class A Common Stock and Class V Common Stock (and the Company and Bakkt Pubco shall take all necessary action) so that at all times there is (x) a one-to-one ratio between the number of Common Units owned by Bakkt Pubco and the number of outstanding shares of Class A Common Stock (subject to the first sentence of Section 3.1(a)) (or such other Equity Security of Bakkt Pubco in which the Class A Common Stock may be converted or changed, as contemplated by Section 2.2 of the Exchange Agreement), and (y) a one-to-one ratio between the number of Common Units owned by Members other than Bakkt Pubco and the number of outstanding shares of Class V Common Stock.

(e) The Company shall only be permitted to issue additional Common Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in the Merger Agreement and Section 3.1, this Section 3.2, and Section 3.5 of this Agreement. Subject to the foregoing, the Managing Member may cause the Company to issue additional Common Units authorized under this Agreement at such times and upon such terms as the Managing Member shall determine and the Managing Member shall, and is hereby authorized to, promptly amend this Agreement and the Schedule of Members as necessary in connection with the issuance of additional Common Units and admission of additional Members under this Section 3.2 without the requirement of any consent or acknowledgement of any other Member.

(f) At any time that Bakkt Pubco issues a share of Class A Common Stock or a share of other capital stock of Bakkt Pubco (other than Class V Common Stock and other than Class A Common Stock issued in connection with an Exchange (as defined in the Exchange Agreement)) for cash or other consideration (including capital stock or assets of another Person), the net proceeds received by Bakkt Pubco with respect to such share, if any, shall be concurrently transferred to the Company in exchange for a corresponding number of Common Units (determined based upon the Exchange Rate then in effect).

(g) If any such shares of Class A Common Stock issued by Bakkt Pubco, including any securities issued pursuant to the New Equity Incentive Plan or any other equity incentive program, are subject to vesting or forfeiture provisions, then the Common Units that are issued by the Company to Bakkt Pubco in connection therewith in accordance with the preceding provisions of this Article III shall be subject to vesting or forfeiture on the same basis; if any of such shares of Class A Common Stock vest or are forfeited, then a corresponding number of the Common Units (determined based upon the Exchange Rate then in effect) issued by the Company in accordance therewith shall automatically vest or be forfeited. Any cash or property held by Bakkt Pubco or the Company or on any of such Person’s behalf in respect of dividends paid on restricted shares of Class A Common Stock that fail to vest shall be returned to the Company upon the forfeiture of such restricted shares of Class A Common Stock. The Schedule of Members shall set forth the number of Common Units subject to forfeiture or vesting.

Section 3.3 Non-certificated Units; Certificates; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Common Units.

20

(a) Common Units shall not be certificated unless otherwise determined by the Managing Member. If the Managing Member determines that one or more Common Units shall be certificated, each such certificate shall be signed by or in the name of the Company and any officer designated by the Managing Member. Such certificate shall be in such form (and shall contain such legends) as the Managing Member may determine. Any or all of such signatures on any certificate representing one or more Common Units may be an electronic signature, engraved or printed, to the extent permitted by applicable Law.

(b) If Common Units are certificated, the Managing Member may direct that a new certificate representing one or more Common Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Managing Member of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Managing Member may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnity it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c) Upon surrender to the Company or the transfer agent of the Company, if any, of a certificate for one or more Common Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Company shall issue a new certificate representing one or more Common Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the Managing Member may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Common Units.

Section 3.4 Purchase or Redemption of Shares of Class A Common Stock. If, at any time, any shares of Class A Common Stock are purchased or redeemed by Bakkt Pubco for cash, then the Managing Member shall cause the Company, immediately prior to such purchase or redemption of Class A Common Stock, to redeem a corresponding number of Common Units held by Bakkt Pubco, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being purchased or redeemed by Bakkt Pubco (plus any expenses related thereto) and upon such other terms as are the same for the shares of Class A Common Stock being purchased or redeemed by Bakkt Pubco.

Section 3.5 Bakkt Pubco Equity Plans. If at any time Bakkt Pubco issues one or more shares of Class A Common Stock in connection with the New Equity Incentive Plan or any other equity incentive program, whether such share or shares are issued upon exercise (including cashless exercise) of an option, settlement of a restricted stock unit, as restricted stock or otherwise, the Managing Member shall cause the Company to issue a corresponding number of Common Units, registered in the name of Bakkt Pubco (determined based upon the Exchange Rate then in effect); provided that Bakkt Pubco shall be required to contribute all (but not less than all) of the net proceeds (if any) received by Bakkt Pubco from or otherwise in connection with such issuance of one or more shares of Class A Common Stock, including the exercise price of any option exercised, to the Company.

21

Section 3.6 Registered Members. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Common Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Common Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act or other applicable Law.

Section 3.7 Capital Accounts. The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). For this purpose, the Company may (in the discretion of the Managing Member), upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property.

Section 3.8 Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

Section 3.9 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided herein.

Section 3.10 Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. For the avoidance of doubt, no Member may make a loan or advance funds to the Company without the consent of the Managing Member.

ARTICLE IV

DISTRIBUTIONS AND ALLOCATIONS

Section 4.1 Distributions.

(a) Subject to the provisions of the Delaware Act and the provisions of this Article IV, the Managing Member, in its sole discretion, may authorize Distributions to the Members, which Distributions shall be made pro rata in accordance with the Members’ respective Percentage Interests as of the record date of the Distribution designated by the Managing Member.

(b) Each Distribution pursuant to this Section 4.1 shall be made to the Persons shown on the Company’s books and records as Members as of the record date of such Distribution.

(c) Notwithstanding the foregoing provisions of Section 4.1(a), all amounts otherwise distributable pursuant to this Agreement (other than Section 4.1(d)) with respect to each unvested Unit shall be retained by the Company (collectively, the “Retained Amounts”). Prior to making any distribution pursuant to Section 4.1(a), the Company will distribute the Retained Amounts with respect to each previously unvested Unit that has become a vested Unit to the Holder of such Unit. Retained Amounts in respect of unvested Units that are forfeited prior to vesting shall be forfeited by the Holder of such Unit, and no distribution of such Retained Amounts in respect of such forfeited Units shall be made.

22

(d) Notwithstanding any other provision of this Agreement to the contrary, to the fullest extent permitted by applicable Law and consistent with the Company’s obligations to its creditors as reasonably determined by the Managing Member, the Managing Member shall, to the extent of Available Cash, cause to be distributed to the Members with respect to their Common Units in proportion to their respective Percentage Interests on an annual basis an aggregate amount that equals the Tax Distribution Amount (each, a “Tax Distribution”); provided, however, that any portion of a Tax Distribution made with respect to the amounts described in clause (b) of the definition of Tax Distribution Amount may be distributed reasonably promptly before a payment is required to be made pursuant to the Tax Receivable Agreement. If, on the date of a Tax Distribution, there are insufficient funds on hand to distribute to the Members the full amount of the Tax Distributions to which such Members are otherwise entitled, distributions pursuant to this Section 4.1(d) shall be made to the Members to the extent of available funds in accordance with their Percentage Interests, and the Company shall make future Tax Distributions as soon as funds become available sufficient to pay the remaining portion of the Tax Distributions to which such Members are otherwise entitled. Notwithstanding the foregoing, the Managing Member may cause distributions under this Section 4.1(d) to be made on a quarterly basis based upon estimates of the Tax Distribution Amount (but only to the extent of the amounts described in clause (a) of the definition thereof), and reconcile such quarterly determinations with its determination of the total amount of Tax Distributions to be made for a Fiscal Year as soon as reasonably practicable after the end of such Fiscal Year (or as soon as reasonably practicable after any event that subsequently adjusts the taxable income of such Fiscal Year), in each case, in the Managing Member’s reasonable discretion.

Section 4.2 Allocations. After giving effect to the allocations set forth in Section 4.3, Net Profits and Net Losses (and to the extent necessary to achieve the resulting Capital Account balances described below, any allocable items of gross income, gain, loss and expense that would otherwise be includable in the computation of Net Profits and Net Losses) for each Taxable Year shall be allocated among the Members during such Taxable Year, in such a manner as shall cause the Capital Accounts of the Members (as adjusted to reflect all allocations set forth in Section 4.3 and all distributions through the end of such Taxable Year) to equal, as nearly as possible, (a) the amount such Members would receive if all assets of the Company on hand at the end of such Taxable Year were sold for cash equal to their Book Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited in the case of non-recourse liabilities to the Book Value of the property securing such liabilities), and all remaining or resulting cash (including any withheld amounts) were distributed to the Members under Section 10.2 minus (b) such Member’s share of Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

Section 4.3 Special Allocations.

(a) Notwithstanding any other provision of Section 4.2 and Section 4.3, if there is a net decrease in Minimum Gain during any Taxable Year, each Member shall be allocated items of Company income and gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in the manner and amounts provided in Treasury Regulations Sections 1.704-2(f)(6), (g)(2) and (j)(2)(i). For purposes of this Section 4.3, each Member’s Adjusted Capital Account shall be determined and the allocation of income or gain required hereunder shall be effected, prior to the

23

application of any other allocations pursuant to Section 4.2 or Section 4.3 with respect to such Taxable Year. This Section 4.3(a) is intended to comply with the partnership Minimum Gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Notwithstanding the other provisions of Section 4.2 and Section 4.3 (other than clause (a) above), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Taxable Year, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Taxable Year shall be allocated items of Company income and gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in the manner and amounts provided in Treasury Regulations Section 1.704-2(i)(4) and (j)(2)(ii). For purposes of this Section 4.3 each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to Section 4.2 or Section 4.3 other than Section 4.3(a) above, with respect to such Taxable Year. This Section 4.3(b) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Except as provided in Section 4.3(a) and Section 4.3(b) above, in the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulations, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 4.3(a) and Section 4.3(b).

(d) No allocation of Net Loss shall be made to a Member if it would cause or increase an Adjusted Capital Account Deficit of such Member. Allocations of Net Loss that would be made to a Member but for this Section 4.3(d) shall instead be made to other Members pursuant to Section 4.2 to the extent not inconsistent with this Section 4.3(d).

(e) In the event any Member has an Adjusted Capital Account Deficit at the end of any Taxable Year, such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 4.3(e) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided in this Section 4.3 have been tentatively made as if this Section 4.3(e) were not in this Agreement.

(f) Nonrecourse Deductions for any Taxable Year shall be allocated to the Members ratably among such Members based upon the number of Units held by each Holder.

(g) Member Nonrecourse Deductions for any Taxable Year shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

24

(h) If any Holder of unvested Units forfeits all or a portion of such Units, such Holder shall be allocated items of loss and deduction in the year of such forfeiture in an amount equal to the portion of such Holder’s Capital Account attributable to such forfeited Units.

(i) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Company Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(j) Curative Allocation. The allocations set forth in Section 4.3(a)-(i) (other than Section 4.3(h)) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, deduction or credit pursuant to this Section 4.3(j). Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), but subject to the Code and the Treasury Regulations, the Managing Member shall make such offsetting special allocations of Company income, gain, loss, deduction or credit in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement. In exercising its discretion under this Section 4.3(j), the Managing Member shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

Section 4.4 Tax Allocations.

(a) Except as provided in this Section 4.4, each item of income, gain, loss, deduction and credit of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under Section 4.2 and Section 4.3.

(b) The Members recognize that there may be a difference between the Book Value of a Company asset and the asset’s adjusted tax basis at the time of the property’s contribution or revaluation pursuant to this Agreement. In such a case, all items of tax depreciation, cost recovery, depletion, amortization, and gain or loss with respect to such asset shall be allocated among the Members to take into account the disparities between the Book Values and the adjusted tax basis with respect to such properties in accordance with the traditional method described in Treasury Regulation Section 1.704-3(b); provided, however, that any tax items not

25

required to be allocated under Code Sections 704(b) or 704(c) shall be allocated in the same manner as such gain or loss would be allocated for book purposes under Section 4.2 and Section 4.3.

(c) All items of income, gain, loss, deduction and credit allocated to the Members in accordance with the provisions hereof and basis allocations recognized by the Company for U.S. federal income tax purposes shall be determined without regard to any election under Code Section 754 which may be made by the Company; provided, however, such allocations, once made, shall be adjusted as necessary or appropriate to take into account the adjustments permitted by Code Sections 734 and 743.

(d) Subject to Section 4.4(b), if any portion of taxable gain recognized from the disposition of property by the Company represents the “recapture” of previously allocated deductions by virtue of the application of Code Section 1(h)(1)(D), 1245 or 1250 (“Recapture Gain”), such Recapture Gain shall be allocated as follows:

(i) First, to the Members in proportion to the lesser of each Member’s (A) allocable share of the total taxable gain recognized from the disposition of such property and (B) share of depreciation or amortization with respect to such property (as determined in the manner provided under Treasury Regulations Sections 1.1245-1(e)(2) and (3)), until each such Member has been allocated Recapture Gain equal to such lesser amount.

(ii) Second, the balance of Recapture Gain shall be allocated among the Members whose allocable shares of total taxable gain from the disposition of such property exceed their shares of depreciation or amortization with respect to such property (as determined in the manner provided under Treasury Regulations Sections 1.1245-1(e)(2) and (3)), in proportion to their shares of total taxable gain (including Recapture Gain) from the disposition of such property; provided, however, that no Member shall be allocated Recapture Gain under this Section 4.4(d) in excess of the total taxable gain otherwise allocated to such Member from such disposition.

(iii) Unless otherwise required by the Code, any tax credits of the Company shall be allocated among the Members ratably based upon the number of Units held by each Holder.

(e) Any recapture of tax credits shall be allocated among the Members in the same ratio as the applicable tax credits were allocated to the Members.

(f) If, as a result of an exercise of a Warrant to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

(g) For purposes of determining a Member’s proportional share of the Company’s “excess non-recourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Member’s interest in income and gain shall be in proportion to the Units held by such Member.

26

(h) If there is a change in any Member’s Percentage Interests during any Fiscal Year, the principles of Code Section 706(d) shall apply in allocating items of income, gain, loss, deduction and credit for such Fiscal Year to account for the variation. For purposes of applying Code Section 706(d), the Managing Member may adopt any method or convention permitted under applicable Treasury Regulations.

(i) Allocations pursuant to this Section 4.4 are solely for purposes of U.S. federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses, Distributions or other Company items pursuant to any provision of this Agreement.

Section 4.5 Indemnification and Reimbursement for Payments on Behalf of a Member. If the Company is obligated to pay any amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity) that is specifically attributable to a Member (or former Member) or a Member’s (or former Member’s) status as such (including, without limitation, U.S. federal withholding taxes, any imputed underpayment as determined under Code Section 6225, state personal property taxes, and state unincorporated business taxes), but not including any such amounts attributable to a Member’s (or former Member’s) status as an employee of the Company or its Subsidiaries, then such Person shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses). The Managing Member may offset Distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Company under this Section 4.5. A Member’s obligation to indemnify the Company under this Section 4.5 shall survive the termination, dissolution, liquidation and winding up of the Company and the termination of such Member’s interest, and for purposes of this Section 4.5, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 4.5, including instituting a lawsuit to collect such contribution with interest calculated at a rate equal to the Base Rate plus three (3) percentage points per annum (but not in excess of the highest rate per annum permitted by law).

ARTICLE V

COVENANTS

Section 5.1 Records and Accounting.

(a) The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to applicable laws.

(b) Except as limited by Section 5.1(c), each Member shall have the right to inspect at the offices of the Company, for a purpose reasonably related to such Member’s interest as a Member in the Company, upon reasonable written demand stating the purpose of such demand and at such Member’s own expense:

27

(i) a copy of the Certificate and this Agreement and all amendments thereto; and

(ii) promptly after their becoming available, copies of the Company’s U.S. federal income tax returns for the three most recent years.

(c) The Managing Member may keep confidential from the Members, for such period of time as the Managing Member determines in its sole discretion, (i) any information that the Managing Member reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Managing Member believes is not in the best interests of the Company, could damage the Company or its business or that the Company is required by law or by agreement with any third party to keep confidential, including information as to the Common Units held by any other Member. With respect to any schedules, annexes or exhibits to this Agreement, each Member (other than Bakkt Pubco) shall only be entitled to receive and review any such schedules, annexes and exhibits relating to such Member and shall not be entitled to receive or review any schedules, annexes or exhibits relating to any other Member (other than Bakkt Pubco).

Section 5.2 Transmission of Communications. Each Person that owns or Controls Units on behalf of, or for the benefit of, another Person or Persons shall be responsible for conveying any report, notice or other communication received from the Managing Member to such other Person or Persons.

Section 5.3 Governmental Consents and Filings. Each Member hereby represents and warrants that no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or regulatory authority is required on the part of the Member in connection with the consummation of the transactions contemplated by this Agreement or to hold Units.

ARTICLE VI

MANAGEMENT

Section 6.1 Authority of the Managing Member.

(a) The Managing Member shall conduct, direct and exercise full control over all activities of the Company. All management powers over the business and affairs of the Company shall be vested in the Managing Member. The Managing Member shall have the power to bind or take any action on behalf of the Company, or to exercise in its sole discretion any rights and powers (including the rights and powers to take certain actions, give or withhold certain consents or approvals, or make certain determinations, opinions, judgments, or other decisions) granted to the Company under this Agreement, or any other agreement, instrument or other document to which the Company is a party or by virtue of its holding the equity interests of any Subsidiary thereof.

(b) Notwithstanding any provision herein to the contrary, in connection with the performance of its duties as the Managing Member of the Company under this Agreement, the Members and the Managing Member acknowledge that the Managing Member will take action

28

through the Bakkt Pubco Board and the officers of Bakkt Pubco, and that the members of the Bakkt Pubco Board and such officers of Bakkt Pubco will owe fiduciary duties to the stockholders of the Bakkt Pubco in respect of any such actions taken or omitted in connection with the performance of the Managing Member’s duties hereunder, provided, however that nothing in the foregoing shall abrogate or diminish the rights of the Holders of Common Units under this Agreement or applicable law.

(c) Without limiting the foregoing provisions of this Section 6.1, the Managing Member shall have the general power to manage or cause the management of the Company (which may be delegated to officers of the Company) to, directly or indirectly, undertake any of the following:

(i) to develop and prepare a business plan each year which will set forth the operating goals and plans for the Company;

(ii) to execute and deliver or to authorize the execution and delivery of contracts, deeds, leases, licenses, instruments of transfer and other documents on behalf of the Company;

(iii) to make any expenditures, to lend or borrow money, to assume or guarantee, or otherwise contract for, indebtedness and other liabilities, to issue evidences of indebtedness and to incur any other obligations;

(iv) to establish and enforce limits of authority and internal controls with respect to all personnel and functions;

(v) to engage attorneys, consultants and accountants for the Company;

(vi) to develop or cause to be developed accounting procedures for the maintenance of the Company’s books of account; and

(vii) to do all such other acts as shall be authorized in this Agreement.

Section 6.2 Actions of the Managing Member. The Managing Member may act (a) through meetings and written consents and (b) through any Person or Persons to whom authority and duties have been delegated pursuant to Section 6.5.

Section 6.3 Compensation. The Managing Member shall not be entitled to any compensation for services rendered to the Company in its capacity as Managing Member except as expressly provided in this Agreement.

Section 6.4 Expenses. The Members acknowledge and agree that the Managing Member’s Class A Common Stock will be publicly traded and therefore the Managing Member will have access to the public capital markets and that such status and the services performed by the Managing Member will inure to the benefit of the Company and all Members; therefore, the Managing Member shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of or for the benefit of the Company, including all fees, expenses and

29

costs associated with being a public company (including public reporting obligations, proxy statements, stockholder meetings, compensation and meeting costs of any board of directors or similar body, any salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the Managing Member to perform services for the Company, stock exchange fees, transfer agent fees, SEC and FINRA filing fees and offering expenses, litigation costs and damages arising from litigation and accounting and legal costs) and maintaining its corporate existence. To the extent practicable, expenses incurred by the Managing Member on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company. Notwithstanding the foregoing, the Company shall not pay or bear any Income Tax obligations of the Managing Member or any obligations of the Managing Member under the Tax Receivable Agreement; provided, that, for the avoidance of doubt, nothing under this Section 6.4 shall reduce the amount of any Tax Distribution to which the Managing Member is entitled pursuant to Section 4.1(d). Reimbursements pursuant to this Section 6.4 shall be in addition to any reimbursement to Bakkt Pubco as a result of indemnification pursuant to Section 11.2.

Section 6.5 Delegation of Authority. The Managing Member may, from time to time, delegate to one or more Persons such authority and duties as the Managing Member may deem advisable. In addition, the Managing Member may assign titles (including, without limitation, chief executive officer, president, principal, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons as the same may be amended, restated or otherwise modified from time to time. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such agents of the Company shall be fixed from time to time by the Managing Member. Any delegation pursuant to this Section 6.5 may be revoked at any time by the Managing Member in its sole discretion.

Section 6.6 Officers. Subject to Section 6.1 and pursuant to Section 6.5, the Managing Member hereby delegates the following authority and duties to the following respective officers of the Company:

(a) Appointment and Term of Office. The officers of the Company shall consist of a Chief Executive Officer, a Chief Financial Officer, a Chief Operating Officer and a Secretary, and there may be a Chairperson, a Vice Chairperson, one or more Presidents, one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer (and one or more Assistant Treasurers), and such other officers as may be appointed by the Managing Member. Each of such officers will not be subject to periodic elections by the Managing Member, but will hold office until the earlier of his or her death, resignation, retirement, disqualification or removal from office. Two or more offices may be held by the same Person.

(b) Removal. Any officer elected or appointed by the Managing Member may be removed at any time by the Managing Member, for or without cause. Such removal will be without prejudice to the contract rights pursuant to an employment or other agreement, if any, of the Person so removed. Election or appointment of an officer will not of itself create contract rights.

30

(c) Vacancies. Subject to Section 6.1, whenever any vacancy shall occur in any office of any officer by death, resignation, removal, increase in the number of officers of the Company or otherwise, such vacancy shall be filled by the Managing Member.

(d) Compensation. Subject to Section 6.1, the compensation of all officers of the Company shall be determined by the Managing Member and may be altered by the Managing Member or such committee from time to time, except as otherwise provided by contract, and no officer shall be prevented from receiving such compensation by reason of the fact such officer is also a member of the Managing Member.

(e) Powers and Duties. Subject to Section 6.1, the officers of the Company shall have such titles and powers and perform such duties as shall be determined from time to time by the Managing Member and otherwise as shall customarily pertain to such offices. In its sole discretion, the Managing Member may choose not to fill any office for any period as it may deem advisable. All officers and other persons providing services to or for the benefit of the Company shall be subject to the supervision and direction of the Managing Member. No officer of the Company, in its capacity as such, shall be considered a Managing Member of the Company by agreement, as a result of the performance of its duties hereunder or otherwise.

Section 6.7 Purchase of Equity Securities. Subject to the provisions of this Agreement, the Managing Member may cause the Company to purchase or otherwise acquire Equity Securities, or may purchase or otherwise acquire Equity Securities on behalf of the Company. As long as such Equity Securities are owned by or on behalf of the Company, such Equity Securities will not be considered outstanding for any purpose.

Section 6.8 Limitation of Liability.

(a) Except as otherwise provided herein or in an agreement entered into by such Person and the Company, neither the Managing Member nor any of such Managing Member’s Affiliates shall be liable to the Company or to any Member for any act or omission performed or omitted by such Managing Member in its capacity as the Managing Member pursuant to authority granted to such Person by this Agreement; provided, that except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to such Person’s gross negligence, willful misconduct or knowing violation of Law or for any present or future breaches of any representations, warranties or covenants by such Person or its Affiliates contained herein or in Other Agreements with the Company. The Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and neither the Managing Member nor any of such Managing Member’s Affiliates shall be responsible for any misconduct or negligence on the part of any such agent appointed by the Managing Member (so long as such agent was selected in good faith and with reasonable care); provided that the foregoing shall not limit any responsibility the Managing Member may have as a result of a breach of fiduciary duties to its stockholders in connection with any such action. The Managing Member shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Managing Member in good faith reliance on such advice shall in no event subject the Managing Member thereof to liability to the Company or any Member.

31

(b) Notwithstanding anything to the contrary herein, this Section 6.8 shall not affect the liability or duties of any officer of the Company or any of its Subsidiaries in his or her capacity as such.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF MEMBERS

Section 7.1 Limitation of Liability of Members and Managing Member. Except as provided in this Agreement, in an agreement entered by such Person and the Company, or in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member, including the Managing Member, shall be obligated personally for any such debts, obligation or liability solely by reason of being a Member or acting as a Managing Member of the Company or any combination thereof. Except as otherwise provided in this Agreement, a Member’s liability (in its capacity as such) for Company liabilities and Net Losses shall be limited to the payment of its respective Capital Contributions as and when due (which, in accordance with the definition of Capital Contribution, may be deemed to have been made) and other payments as expressly provided by the Agreement. If and to the extent a Member’s Capital Contribution shall be fully paid or deemed paid, such Member shall not, except as required by the express provisions of the Delaware Act regarding repayment of sums wrongfully distributed to Members, be required to make any further contributions; provided that a Member shall be required to return to the Company any Distribution made to it in clear and manifest accounting or similar error. The immediately preceding sentence shall constitute a compromise to which all Members have consented within the meaning of the Delaware Act. Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

Section 7.2 Lack of Authority. No Member in its capacity as such (other than the Managing Member, in its capacity as such) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company, and except as expressly provided herein, the Common Units do not confer any rights upon the Members to participate in the affairs of the Company described in this Agreement. The Members hereby consent to the exercise by the Managing Member of the powers conferred on them by law and this Agreement. Except as expressly provided herein (and other than a Member’s voting rights in its capacity as a stockholder of Bakkt Holding, Inc.), no Member (other than the Managing Member) shall have any right to vote on any matter involving the Company, including with respect to any merger, consolidation, combination or conversion of the Company, or any other matter that a Member might otherwise have the ability to vote on or consent with respect to under the Delaware Act, at law, in equity or otherwise. The conduct, control and management of the Company shall be vested exclusively in the Managing Member. In all matters relating to or arising out of the conduct of the operation of the Company, the decision of the Managing Member shall be the decision of the Company. Except as required or permitted by Law, or expressly provided in the ultimate sentence of this Section 7.2 or by separate agreement with the Company, no Member who is not also the Managing Member (and acting in such capacity)

32

shall take any part in the management or control of the operation or business of the Company in its capacity as a Member, nor shall any Member who is not also the Managing Member (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Company in his or its capacity as a Member in any respect or assume any obligation or responsibility of the Company or of any other Member. Notwithstanding the foregoing, the Managing Member may from time to time appoint one or more Members as officers or employ one or more Members as employees, and such Members, in their capacity as officers or employees of the Company (and not, for clarity, in their capacity as Members of the Company), may take part in the control and management of the business of the Company to the extent such authority and power to act for or on behalf of the Company has been delegated to them by the Managing Member.

Section 7.3 No Right of Partition. No Member shall have the right to seek or obtain partition by court decree or operation of law of any Company property, or the right to own or use particular or individual assets of the Company.

Section 7.4 Members Right to Act. For matters that expressly require the approval of the Members (rather than the approval of the Managing Member on behalf of the Members), any action required or permitted to be taken by the Members pursuant to this Agreement shall be taken if the Required Interest provide a consent or ratification in writing. Any action required, required to be approved or permitted to be taken by the Managing Member pursuant to this Agreement may be taken or approved, as applicable, by the Managing Member acting pursuant to a writing which evidences its approval of or consent to such action.

Section 7.5 Outside Activities of the Managing Member. The Managing Member shall not, directly or indirectly, enter into or conduct any business or operations, other than in connection with (a) the ownership, acquisition and disposition of Common Units, (b) the management of the business and affairs of the Company and its Subsidiaries, (c) the operation of Bakkt Pubco as a reporting company with a class (or classes) of securities registered under Section 12 of the U.S. Securities Exchange Act of 1934, and listed on a securities exchange, (d) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to the Company, its Subsidiaries or their assets or activities, and (f) such activities as are incidental to the foregoing; provided, however, that, except as otherwise provided herein, the net proceeds of any financing raised by Bakkt Pubco pursuant to the preceding clauses (d) and (e) shall be made available to the Company, whether as Capital Contributions, loans or otherwise, as appropriate, and, provided further, that Bakkt Pubco may, in its sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Company and its Subsidiaries so long as Bakkt Pubco takes commercially reasonable measures to ensure that the economic benefits and burdens of such assets are otherwise vested in the Company or its Subsidiaries, through assignment, mortgage loan or otherwise or, if it is not commercially reasonable to vest such economic interests in the Company or any of its Subsidiaries, the Members shall negotiate in good faith to amend this Agreement to reflect such activities and the direct ownership of assets by Bakkt Pubco. Nothing contained herein shall be deemed to prohibit Bakkt Pubco from executing any guarantee of indebtedness of the Company or its Subsidiaries.

33

ARTICLE VIII

TAX MATTERS

Section 8.1 Preparation of Tax Returns.

(a) The Company shall arrange for the preparation and timely filing of all Tax Returns required to be filed by the Company. Each Member will, upon request, supply to the Company all pertinent information in its possession relating to the operations of the Company necessary to enable the Company’s Tax Returns to be prepared and filed. The Company will provide copies of each Member’s U.S. federal and applicable state tax Schedule K-1s within one hundred eighty (180) days after the end of each Taxable Year. Upon written request of a Member, the Company will provide within five (5) Business Days (i) estimated amounts to be included on such Member’s federal tax Schedule K-1 for the prior Taxable Year and (ii) a list of jurisdictions where the Company intends to file Tax Returns with respect to Income Taxes for the prior Taxable Year; provided, however, that the Company shall not be required to supply such estimated amounts and list of jurisdictions prior to ninety (90) days after the end of a Taxable Year.

(b) With respect to any taxable period during which ICE owns more than twenty-percent (20%) of the Common Units, the Managing Member shall provide to ICE a draft of any U.S. federal and other material Flow-Through Tax Return of the Company or any of its Subsidiaries for any Taxable Year beginning after December 31, 2019 (together with all supporting documentation) for its review and reasonable comment no later than fifteen (15) days prior to the date on which copies of each Member’s U.S. federal and applicable state tax Schedule K-1s are to be delivered pursuant to Section 8.1(a), and the Managing Member shall consider in good faith all reasonable comments received from ICE with respect thereto and shall not cause such Tax Return to be filed without the consent of ICE, such consent not to be unreasonably withheld, conditioned or delayed.

Section 8.2 Tax Elections. The Taxable Year shall be the Fiscal Year set forth in Section 2.8, unless the Managing Member shall determine otherwise in its sole discretion and in compliance with applicable laws. Except as otherwise expressly provided in this Agreement, the Managing Member shall, in its sole discretion, determine whether to make or revoke any available election pursuant to the Code; provided the Managing Member shall cause the Company to make an election pursuant to Code Section 754 for the taxable year that includes the date hereof. Each Member will upon request supply any information necessary to give proper effect to any such election.

Section 8.3 Tax Classifications. The Company shall be classified as a partnership for U.S. federal income tax purposes. Each Member agrees that it shall not: (a) treat, on such Member’s individual income Tax Returns, any item of income, gain, loss, deduction or credit relating to such Member’s interest in the Company in a manner inconsistent with the treatment of such item by the Company as reflected on the Schedule K-1 or other information statement furnished by the Company to such Member for use in preparing its income Tax Return; provided, however, in the event a Member has in place, or otherwise adopts, mark-to-market accounting, such accounting methodology shall not be deemed to be inconsistent with the treatment of such item by the Company as reflected on the Schedule K-1 or other information statement furnished by the Company to such Members; or (b) file any claim for refund relating to any such item based on, or which would result in, such inconsistent treatment.

34

Section 8.4 Tax Controversies.

(a) ICE is hereby designated the Partnership Representative of the Company with respect to all Taxable Years ending on or prior to December 31, 2020, and Bakkt Pubco is hereby designated the Partnership Representative of the Company with respect to all Taxable Years beginning after December 31, 2020. In such capacity, the Partnership Representative is hereby authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member agrees to cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings. Each Member agrees to be bound by the decisions and elections made by the Partnership Representative with respect to such examinations, controversies or administrative or judicial proceedings. Each Member and former Member shall provide such information as shall reasonably be requested by the Partnership Representative in order to reduce the amount of the Company’s liability for any imputed underpayment in accordance with the procedures under Code Section 6225(c). The Partnership Representative shall keep the Managing Member or ICE, as applicable, fully informed of the progress of any examinations, audits or other proceedings, it being agreed that no Holder of Units (other than Bakkt Pubco and ICE) shall have any right to participate in any such examinations, audits or other proceedings. If an audit results in an imputed underpayment by the Company as determined under Code Section 6225, the Partnership Representative may make the election under Code Section 6226(a). If such an election is made, the Company shall furnish to each Member for the year under audit a statement reflecting the Member’s or former Member’s share of the adjusted items as determined in the notice of final partnership adjustment, and each such Member shall take such adjustment into account as required under Code Section 6226(b) and shall be liable for any related interest, penalty, addition to tax or additional amount. If such an election is not made, each person that was a Member of the Company during the taxable period to which such liability relates will indemnify and hold harmless the Company for such person’s allocable share of the amount of such tax liability, including any interest and penalties associated therewith, as reasonably determined by the Partnership Representative, in accordance with Section 4.5. The Company shall reimburse and indemnify the Partnership Representative for any expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages that the Partnership Representative incurs in connection with its obligations as the Partnership Representative. For the avoidance of doubt, any former Member’s obligation to provide information to the Partnership Representative pursuant to this Section 8.4 shall survive the termination of such Member’s interest.

(b) The Managing Member shall promptly notify ICE in writing of the receipt of any written proposed assessment or the commencement of any Tax audit, demand, claim or administrative or judicial proceeding that relates to the Taxes of, or Tax Returns required to be filed by, the Company or any of its Subsidiaries (a “Contest”), if such Contest relates to a taxable period beginning on or prior to the date hereof. ICE shall have the right, at the Company’s cost and expense (to the extent such costs and expenses are reasonable), to elect to control the conduct

35

of such Contest; provided, that (i) ICE shall elect to control such Contest within thirty (30) days of receipt of notice thereof; (ii) if ICE elects to control such Contest, the Managing Member shall be entitled to participate (at the Company’s expense) in such Contest; and (iii) ICE shall not settle such Contest without first obtaining the Managing Member’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding anything in this Agreement to the contrary, the Managing Member shall have the exclusive right to control any Contest that ICE elects not to control or fails to elect to control within the time period set forth in Section 8.4(b)(i).

Section 8.5 Certain Actions. Notwithstanding anything to the contrary in this Agreement, none of Bakkt Pubco or any of its Affiliates (including the Company and its Subsidiaries) shall, without the prior written consent of ICE, (i) make, change or revoke any Tax election (other an election under Code Section 754) affecting a taxable period (or portion thereof) of the Company or its Subsidiaries ending on or before the date hereof, (ii) amend, refile or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Tax Return of the Company or its Subsidiaries relating to a taxable period (or portion thereof) ending on or before the date hereof, (iii) file or request any ruling with respect to Taxes or Tax Returns of the Company or its Subsidiaries, or enter into any voluntary disclosure with any Governmental Entity regarding any Tax or Tax Returns of the Company or its Subsidiaries, in each case relating to a taxable period (or portion thereof) ending on or before the date hereof or (iv) take any action that results in any increased Tax liability or reduction of any Tax attributes of any Member in respect of a taxable period ending on or before the date hereof.

Section 8.6 Merger Agreement Conflicts. For the avoidance of doubt, to the extent there is any inconsistency between this Agreement and the provisions of Section 6.1 of the Merger Agreement, the provisions of Section 6.1 of the Merger Agreement shall control.

ARTICLE IX

RESTRICTIONS ON TRANSFER OF UNITS; CERTAIN TRANSFERS

Section 9.1 Transfers by Members.

(a) Except as otherwise agreed to in writing between the Managing Member and the applicable Member and reflected in the books and records of the Company or as otherwise provided in this Article IX, and subject to Section 9.2 and Article III of the Stockholders Agreement, no Member or Assignee thereof may Transfer all or any portion of its Common Units or other interest in the Company (or beneficial interest therein) without the prior consent of the Managing Member, which consent may be given or withheld, or made subject to such conditions (including the receipt of such legal opinions and other documents that the Managing Member may require) as are determined by the Managing Member, in each case in the Managing Member’s sole discretion, and which consent may be in the form of a plan or program entered into or approved by the Managing Member, in its sole discretion. Any such determination in the Managing Member’s sole discretion in respect of Common Units shall be final and binding. Such determinations need not be uniform and may be made selectively among Members, whether or not such Members are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise. Any purported Transfer of Common Units that

36

is not in accordance with, or subsequently violates, this Agreement or Article III of the Stockholders Agreement shall be, to the fullest extent permitted by law, null and void. If a Member transfers all or a portion of its Common Units or other interest in the Company to a transferee in compliance with each of this Agreement and the Stockholders Agreement, the Member shall cause the transfer of an equal number of shares of Class V Common Stock to such transferee upon its admittance to the Company as a Member.

(b) Notwithstanding anything otherwise to the contrary in this Section 9.1, each Member may Transfer Common Units in an Exchange pursuant to, and in accordance with, the Exchange Agreement; provided that any such Exchange shall be effected in compliance with reasonable policies that the Managing Member may adopt or promulgate from time to time and advise the Members of in writing (including policies requiring the use of designated administrators or brokers) in its reasonable discretion; provided, further, that if such policies conflict with the terms of the Exchange Agreement, the provisions of the Exchange Agreement shall apply in lieu thereof to any Exchange to the extent of such conflict.

(c) Notwithstanding anything otherwise to the contrary in this Section 9.1, but subject to Section 9.2 and Article III of the Stockholders Agreement, (i) an individual Member may Transfer all or any portion of his or her Common Units in a Permitted Transfer and (ii) the Managing Member may implement other policies and procedures to permit the Transfer of Common Units by the other Members for personal estate planning purposes and any such Transfer effected in compliance with such policies and procedures shall require prior written notice to the Managing Member.

Section 9.2    Market Stand-Off. Notwithstanding anything in this Article IX to the contrary, during the period commencing on the date hereof and ending on the six (6) month anniversary of the date hereof (in respect of all other Members and Holders of Units who derive their chain of ownership through a Transfer from such other Member), the Members and all subsequent Holders of Units who derive their chain of ownership through a Transfer from a Member (each an “Owner”) shall not (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise Transfer or dispose of, directly or indirectly, any Common Units, including Common Units issued or delivered after the Closing pursuant to the Merger Agreement, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Units, (iii) establish or increase any put equivalent position or liquidation with respect to, or decrease a call equivalent position within the meaning of Section 15 of the Exchange Act with respect to, any Common Units, (iv) Transfer any Common Units in violation of the Stockholders Agreement (or which would be a violation of the Stockholders Agreement if such Owner were a party thereto in the capacity as a “Bakkt Equity Holder” or a “Permitted Transferee” thereof (each, as defined in the Stockholders Agreement)), or (v) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii), (iii), (iv) or (v) above is to be settled by delivery of Common Units in cash or otherwise. The foregoing sentence shall not apply to the Transfer of any or all of the Common Units owned by a Member in a Permitted Transfer in accordance with each of this Agreement and the Stockholders Agreement; provided, however, that it shall be a condition to such Transfer (in addition to any other requirements hereunder) that the transferee executes and delivers

37

to the Company an agreement stating that the transferee is receiving and holding the Common Units subject to this Section 9.2 and Article III of the Stockholders Agreement, and there shall be no further Transfer of such Common Units except in accordance with each of this Agreement and the Stockholders Agreement.

Section 9.3 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. In the event that Units are ever certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, BY AND AMONG THE COMPANY AND ITS MEMBERS AND AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH RESTRICTIONS ARE BINDING ON THE TRANSFEREES OF SUCH UNITS.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any units which cease to be Units in accordance with the definition thereof.

Section 9.4 Further Restrictions.

(a) Common Units issued from time to time after the date of this Agreement, including Common Units issued under equity incentive plans of the Company or Bakkt Pubco (or upon settlement of awards granted under such plans), may be subject to such additional or other terms and conditions, including with regard to vesting, forfeiture, minimum retained ownership and Transfer, as may be agreed between Bakkt Pubco and the applicable Member and reflected in the books and records of the Company. Such requirements, provisions and restrictions need not be uniform and may be waived or released by Bakkt Pubco in its sole discretion with respect to all or a portion of the Common Units owned by any one or more Members at any time and from time to time, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.

38

(b) Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Common Unit be made by any Member or Assignee if the Managing Member determines that:

(i) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Common Unit;

(ii) except pursuant to an Exchange, such Transfer would require the registration of such transferred Common Unit pursuant to any applicable U.S. federal or state securities laws (including the Securities Act or the Exchange Act) or other non-U.S. securities laws (including Canadian provincial or territorial securities laws) or would constitute a non-exempt distribution pursuant to applicable provincial or state securities laws;

(iii) such Transfer would cause (A) all or any portion of the assets of the Company to (x) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated Member, or (y) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable Similar Law, or (B) Bakkt Pubco to become a fiduciary with respect to any existing or contemplated Member, pursuant to ERISA, any applicable Similar Law, or otherwise;

(iv) to the extent requested by the Managing Member, the Company does not receive such legal and/or tax opinions and written instruments (including copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the Managing Member, as determined in the Managing Member’s sole discretion; or

(v) the Managing Member reasonably determines that such Transfer would pose a material risk that the Company would be treated as a “publicly traded partnership” within the meaning of Code Section 7704 and the Treasury Regulations promulgated thereunder.

All determinations with respect to this Section 9.4 shall be made by the Managing Member in its sole discretion.

(c) To the fullest extent permitted by law, any Transfer in violation of this Article IX shall be deemed null and void ab initio and of no effect.

Section 9.5 Transfer. Prior to Transferring any Units (other than Transfers to the Company), the Transferring Holder of such Units shall cause the prospective transferee to be bound by this Agreement, and any other agreements executed by Holders of Units relating to such Units in the aggregate (including, without limitation, the Stockholders Agreement) (collectively, the “Other Agreements”) and to execute and deliver to the Company and the other Holders of Units counterparts of this Agreement and the applicable Other Agreements.

Section 9.6 Assignee’s Rights. Subject to Section 9.6, the transferee in any Permitted Transfer pursuant to this Article IX will be an assignee only (“Assignee”), and only will

39

receive, to the extent transferred, the distributions and allocations of income, gain, loss, deduction, credit or similar item to which the Member which transferred its Common Units would be entitled, and such Assignee will not be entitled or enabled to exercise any other rights or powers of a Member, such other rights, and all obligations relating to, or in connection with, such interest remaining with the transferring Member. The transferring Member will remain a Member even if it has transferred all of its Common Units to one or more Assignees until such time as the Assignee(s) is admitted to the Company as a Member pursuant to Section 9.8.

Section 9.7 Admissions, Resignations and Removals.

(a) No Person may be admitted to the Company as an additional Managing Member or a substitute Managing Member without the prior written consent of each incumbent Managing Member, which consent may be given or withheld, or made subject to such conditions as are determined by each incumbent Managing Member, in each case in the sole discretion of each incumbent Managing Member. A Managing Member will not be entitled to resign as a Managing Member of the Company unless another Managing Member shall have been admitted hereunder (and not have previously been removed or resigned). The Members shall not have the right to remove or replace Bakkt Pubco or any other Managing Member.

(b) No Member will be removed or entitled to resign from being a Member of the Company except in accordance with Section 9.9. Any additional Managing Member or substitute Managing Member admitted as a Managing Member of the Company pursuant to this Section 9.7 is hereby authorized to, and shall, continue the Company without dissolution.

(c) Except as otherwise provided in Article X or the Delaware Act, no admission, substitution, resignation or removal of a Member will cause the dissolution of the Company. To the fullest extent permitted by law, any purported admission, resignation or removal that is not in accordance with this Agreement shall be null and void.

Section 9.8 Admission of Assignees as Substitute Members. An Assignee will become a Substituted Member only if and when each of the following conditions is satisfied:

(a) the Managing Member consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the Managing Member, in each case in the Managing Member’s sole discretion;

(b) if required by the Managing Member, the Managing Member receives written instruments (including copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a Substituted Member) that are in a form satisfactory to the Managing Member (as determined in its sole discretion);

(c) if required by the Managing Member, the Managing Member receives an opinion of counsel satisfactory to the Managing Member to the effect that such Transfer is in compliance with this Agreement and all applicable Law; and

40

(d) if required by the Managing Member, the parties to the Transfer, or any one of them, pays all of the Company’s reasonable expenses connected with such Transfer (including the reasonable legal and accounting fees of the Company).

Section 9.9 Resignation and Removal of Members. Subject to Section 9.6, if a Member (other than Bakkt Pubco) ceases to hold any Common Units then such Member shall cease to be a Member and to have the power to exercise any rights or powers of a member of the Company, and shall be deemed to have resigned from the Company.

Section 9.10 Section 1445 and 1446(f) Withholding. An Assignee shall provide the Managing Member with all certifications, documentation and other information required by the Managing Member to determine that such Assignee has complied with the withholding and filing obligations under Code Sections 1445 and 1446(f) and the Treasury Regulations and other guidance issued thereunder.

ARTICLE X

DISSOLUTION AND LIQUIDATION

Section 10.1 Dissolution. Except as required by the Delaware Act, the Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal or resignation of a Member. The Company may be dissolved, liquidated, wound up and terminated only pursuant to the provisions of this Article X, and the Members hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company assets. The Company shall dissolve, and its affairs shall be wound up, upon:

(a) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act upon the finding by a court of competent jurisdiction that it is not reasonably practicable to carry on the business of the Company in conformity with this Agreement or an administrative dissolution under Section 18-1107 of the Delaware Act;

(b) any event which makes it unlawful for the business of the Company to be carried on by the Members;

(c) the written consent of the Managing Member and the Required Interest; or

(d) at any time there are no Members, unless the Company is continued in accordance with the Delaware Act.

Except as otherwise set forth in this Article X, the Company is intended to have perpetual existence.

Section 10.2 Liquidation and Termination. Upon dissolution, the Company shall not be terminated and shall continue until the winding up of the affairs of the Company is completed. Upon the winding up of the Company, the Managing Member shall act as liquidator or may appoint one or more Persons as liquidator. The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware

41

Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidators shall continue to operate the Company properties with all of the power and authority of the Managing Member. The steps to be accomplished by the liquidators are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidators shall cause a proper accounting to be made by a recognized firm of independent certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidators shall cause the notice described in the Delaware Act to be mailed to each known creditor of and claimant against the Company in the manner described thereunder;

(c) the liquidators shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine); and

(d) The balance, if any, of the Company’s remaining assets shall be distributed to all Members in accordance with Section 4.1(a).

The distribution of cash or property to the Members in accordance with the provisions of this Section 10.2 and Section 10.3 constitutes a complete return to the Members of their Capital Contributions and a complete distribution to the Members of their Company Interests and all of the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds. If any Member’s Capital Account is not equal to the amount to be distributed to such Member pursuant to Section 10.2, Net Profits and Net Losses for the Fiscal Year in which the Company is dissolved shall be allocated among the Members in such a manner as to cause, to the extent possible, each Member’s Capital Account to be equal to the amount to be distributed to such Member pursuant to Section 10.2. The Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company or any other Member or any other Person.

Section 10.3 Deferment; Distribution in Kind. Notwithstanding the provisions of Section 10.2, but subject to the order of priorities set forth therein, if upon dissolution of the Company the liquidators determine that an immediate sale of part or all of the Company’s assets would be impractical or would result in a materially adverse economic effect (or would otherwise not be beneficial) to the Members, the liquidators may, in their sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy Company liabilities (other than loans to the Company by Members) and reserves. Subject to the order of priorities set forth in Section 10.2, the liquidators may, in their sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining Company assets in kind in accordance

42

with the provisions of Section 10.2, (b) as tenants in common and in accordance with the provisions of Section 10.2, undivided interests in all or any portion of such Company assets or (c) a combination of the foregoing. Any such Distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the liquidators deem reasonable and equitable and (y) the terms and conditions of any agreements governing such assets (or the operation thereof or the Holders thereof) at such time.

Section 10.4 Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time), and the Managing Member (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 10.4.

Section 10.5 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 10.2 and 10.3 in order to minimize any losses otherwise attendant upon such winding up.

Section 10.6 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the holders of Common Units in the manner provided for in this Article X, and the Certificate shall have been cancelled in the manner required by the Delaware Act.

Section 10.7 Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

Section 10.8 Restrictions on Termination Transactions. The Managing Member shall not engage in, or cause or permit, a Termination Transaction, without the prior written consent of the Required Interest. If contemplated by any such consent of the Required Interest, the Managing Member may require, pursuant to Section 2.5 of the Exchange Agreement, any Member holding Common Units to participate in such Termination Transaction by delivery of an Election of Exchange (which Election of Exchange shall be deemed delivered to the Company and the Managing Member without any action by such Member, and in any case shall be effective immediately prior to the consummation of such Termination Transaction (and, for the avoidance of doubt, shall be contingent upon such Termination Transaction and not be effective if such Termination Transaction is not consummated)), and all Members holding Common Units shall otherwise take all such actions reasonably requested by the Managing Members that are necessary, proper or advisable in connection with the implementation and consummation of any such Termination Transaction.

43

ARTICLE XI

LIABILITY AND INDEMNIFICATION

Section 11.1 Liability of Members

(a) No Member and no Affiliate, manager, member, employee or agent of a Member shall be liable for any debt, obligation or liability of the Company or of any other Member or have any obligation to restore any deficit balance in its Capital Account solely by reason of being a Member of the Company, except to the extent required by the Delaware Act.

(b) This Agreement is not intended to, and does not, create or impose any duty (including any fiduciary duty) on any of the Members hereto in their capacity as a Member (including Bakkt Pubco in its capacity as a Member) or on their respective Affiliates. Further, notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, the parties hereto agree that no Member or Managing Member shall, to the fullest extent permitted by law, have duties (including fiduciary duties) to any other Member or to the Company, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Company are only as expressly set forth in this Agreement; provided, however, that each Member shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing.

(c) To the extent that, at law or in equity, any Member (including Bakkt Pubco) has duties (including fiduciary duties) and liabilities relating thereto to the Company, to another Member or to another Person who is a party to or is otherwise bound by this Agreement, the Members (including Bakkt Pubco) acting under this Agreement will not be liable to the Company, to any such other Member or to any such other Person who is a party to or is otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Member (including, except as set forth in Section 6.1(b), Bakkt Pubco) otherwise existing at law or in equity, are agreed by the Members to replace to that extent such other duties and liabilities of the Members relating thereto (including Bakkt Pubco).

(d) The Managing Member may consult with legal counsel, accountants and financial or other advisors selected by it, and any act or omission taken by the Managing Member on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such Person as to matters the Managing Member reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion or advice, and the Managing Member will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

(e) Notwithstanding any other provision of this Agreement or other applicable provision of law or equity, whenever in this Agreement the Managing Member (including Bakkt Pubco) is permitted or required to make a decision (i) in its “sole discretion” or under a grant of similar authority or latitude, the Managing Member shall be entitled to consider only such interests and factors as it desires (subject to Section 6.1(b)), including its own interests, and shall, to the

44

fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or the Members, or (ii) in its “good faith” or under another expressed standard, the Managing Member shall act under such express standard and shall not be subject to any other or different standards.

Section 11.2 Indemnification.

(a) Exculpation and Indemnification. To the fullest extent permitted by applicable Law, as the same exists or may hereafter be amended, the Company shall indemnify and hold harmless any Indemnitee who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of his or her or its status as an Indemnitee against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such action, suit or Proceeding. The Company shall to the fullest extent not prohibited by applicable Law, pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable Law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section 11.2(a) or otherwise. Notwithstanding the foregoing provisions of this Section 11.2(a), except for Proceedings to enforce rights to indemnification and advancement of expenses, the Company shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Managing Member.

(b) Right of Indemnitee to Bring Suit. If a claim for indemnification (following the final disposition of such Proceeding) or advancement of expenses under this Section 11.2 is not paid in full by the Company within (i) sixty (60) days after a written claim for indemnification has been received by the Company or (ii) twenty (20) days after a claim for an advancement of expenses has been received by the Company, such Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by Law, if the Indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. bcvIn any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the Company.

(c) Non-Exclusivity of Rights; Indemnification by Other Persons.

(i) The provisions of indemnification to or the advancement of expenses and costs to any Indemnitee under this Article XI, or the entitlement of any Indemnitee

45

to any indemnification or advancement of expenses and costs under this Article XI, shall not limit or restrict in any way the power of the Company to indemnity or advance expenses and costs to such Indemnitee in any way other than permitted by Law or be deemed to be exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any Law, agreement, vote of Members or otherwise, both as to action in the capacity in which such Indemnitee serves and as to action in any other capacity.

(ii) Given that certain Jointly Indemnifiable Claims may arise due to the service of the Indemnitee or other enterprise at the request of the Indemnitee-Related Entities (as defined below), the Company shall be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such Jointly Indemnifiable Claims, pursuant to and in accordance with the terms of this Article XI, irrespective of any right of recovery the Indemnitee may have from the Indemnitee-Related Entities. Under no circumstance shall the Company be entitled to any right of subrogation against or contribution by the Indemnitee-Related Entities and no right of advancement, indemnification or recovery the Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Company under this Article XI. In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any Jointly Indemnifiable Claim, the Indemnitee-Related Entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against the Company, and the Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. Each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 11.2(c)(ii), entitled to enforce this Section 11.2(c)(ii).

(d) Rights. The rights conferred upon Indemnitees in this Article XI shall continue as to an Indemnitee who has ceased to have status as an Indemnitee and shall inure to the benefit of the Indemnitee’s successors, heirs, executors and administrators. Any amendment, alteration or repeal of this Article XI that adversely affects any right of an Indemnitee or its successors shall be prospective only (except to the extent such amendment or change in Law permits the Company to provide broader indemnification rights to all such parties on a retroactive basis than permitted prior thereto) and shall not limit, eliminate or impair any such right with respect to any proceedings involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

(e) Insurance. The Company may purchase and maintain insurance, at its expense, on its own behalf or on behalf of any Person described in Section 11.2(a) against any expense, liability or loss asserted against such Person, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under the provisions of this Section 11.2 or otherwise.

46

ARTICLE XII

GENERAL PROVISIONS

Section 12.1 Amendments.

(a) This Agreement (including the Exhibits and Schedules hereto) may be amended, supplemented, waived or modified by the written consent of the (i) the Managing Member, and (ii) the Required Interest; provided that no amendment, including any amendment effected by way of merger, consolidation or transfer of all or substantially all the assets of the Company, may adversely affect the rights of a holder of Common Units, as such, in a manner that is disproportionate to the effect on all other similarly situated holders of Common Units, without the consent of such holder (or, if there is more than one such holder that is so affected, without the consent of a majority in interest of such affected holders in accordance with their holdings of such Common Units). If an amendment has been approved in accordance with this agreement, such amendment shall be adopted and effective with respect to all Members. Upon obtaining such approvals as may be required by this Agreement, and without further action or execution on the part of any other Member or other Person, any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Managing Member and the other Members shall be deemed a party to and bound by such amendment.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 12.2 Confidentiality. Each Member recognizes and acknowledges that it has and may in the future receive certain confidential, non-public and proprietary information and trade secrets of the Company and its Subsidiaries, including, but not limited to, confidential information of the Company and its Subsidiaries regarding identifiable, specific and discrete business opportunities being pursued by the Company or its Subsidiaries (the “Confidential Information”). Except as otherwise consented to in writing by the Managing Member in its sole discretion, each Member (on behalf of itself, its Affiliates and each of their respective directors, officers, shareholders, partners, employees, agents and members (the “Representatives”)) agrees that it will not and will cause its respective Representatives not to, during or after the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, disclose Confidential Information to any Person for any reason or purpose whatsoever, except (i) to authorized directors, officers, Representatives, agents and employees of the Company or its Subsidiaries and as otherwise may be proper in the course of performing such Member’s obligations, or enforcing such Member’s rights, under this Agreement and the agreements expressly contemplated hereby; (ii) in connection with such Member’s or such Member’s Affiliates’ normal fundraising, marketing, informational or reporting activities, or to such Member’s (or any of its Affiliates’) Affiliates, auditors, accountants, attorneys or other agents, in each case so long as the recipient is subject to a similar duty of confidentiality to such Member; (iii) subject to Article IX, to any bona fide prospective purchaser of the equity or assets of such Member or its Affiliates or the Common Units held by such Member, or prospective merger partner of such Member or its Affiliates; provided

47

that such purchaser or merger partner agrees to be bound by a customary confidentiality agreement with terms comparable to the terms of this Section 12.2; or (iv) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by Law, rule or regulation, including the requirements of any national stock exchange on which its shares may be listed; provided that the Member required to make such disclosure pursuant to clause (iv) above shall promptly notify the Company in writing of the existence, terms, and circumstances surrounding such required disclosure so that the Company may seek a protective order or other appropriate relief from the proper authority. The Member required to make such disclosure pursuant to clause (iv) above shall also cooperate with the Company in seeking such order or other relief. If the Member required to make such disclosure pursuant to clause (iv) above is nonetheless required to disclose the Company’s Confidential Information, it will furnish only that portion of the Confidential Information that is legally required and will exercise all reasonable efforts to obtain reliable assurances that such Confidential Information will be treated confidentially to the extent possible. For purposes of this Section 12.2, the term “Confidential Information” shall not include any information of which (x) such Person learns from a source other than the Company or its Subsidiaries, or any of their respective Representatives, employees, agents or other service providers, and in each case who is not known by such Person to be bound by a confidentiality obligation, (y) is disclosed in a prospectus or other documents for dissemination to the public or (z) is or has been independently developed or conceived by such Person without use of the Company’s confidential information, as proved by documents and other competent evidence in the Person’s possession. Nothing in this Section 12.2 shall (x) in any way limit or otherwise modify any confidentiality covenants entered into by any employee of the Company or its Subsidiaries pursuant to any other agreement entered into with the Company or any of its Subsidiaries, or (y) apply to or otherwise restrict the Managing Member, in its capacity as the Managing Member or as a Member. Notwithstanding anything to the contrary herein, (i) each Member may disclose Confidential Information to any federal, state, local or foreign regulatory or self-regulatory body, or any securities exchange or listing authority, as part of a routine audit not targeted at such Confidential Information without providing notice to any other party hereto and (ii) nothing herein shall prohibit a Member from (1) filing and, as provided for under Section 21F of the Exchange Act, maintaining the confidentiality of, a claim with the SEC, or (2) providing Confidential Information to the SEC or providing the SEC with information that would otherwise violate any part hereof to the extent permitted by Section 21F of the Exchange Act. The Company may pursue any and all rights and remedies any of them may have to enforce the obligations of the Members under this Section 12.2, including seeking specific performance and/or immediate injunctive or other equitable relief from any court of competent jurisdiction (without the necessity of showing actual money damages, or posting any bond or other security) in order to enforce or prevent any violation of the provisions of this Section 12.2.

Section 12.3 Title to Company Assets. Company assets shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Legal title to any or all Company assets may be held only in the name of the Company or a wholly owned Subsidiary of the Company. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held.

48

Section 12.4 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) facsimiled or electronically transmitted to the recipient if facsimiled or electronically transmitted before 5:00 p.m. local time of the recipient on a Business Day, and otherwise on the next Business Day, or (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the address for such recipient set forth in the Company’s books and records (which shall, in the case of the Members, initially be the addresses set forth on the Schedule of Members), or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Any notice to the Managing Member or the Company shall be deemed given if received by the Company (attention: Company Secretary) at the principal office of the Company designated from time to time pursuant to Section 2.5.

Section 12.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 12.6 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Net Profits, Net Losses, Distributions, capital or property other than as a secured creditor.

Section 12.7 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 12.8 Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 12.9 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. Notwithstanding the foregoing, the Federal Arbitration Act will govern the arbitration provisions of this Agreement.

(B) EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE UNITS OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS,

49

TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO, AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 12.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 12.11 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 12.12 Delivery by Facsimile or Electronic Transmission. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 12.13 Offset. Whenever the Company is to pay any sum to any Member or any Related Person thereof, any amounts that such Member or such Related Person owes to the Company which are not the subject of a good faith dispute may be deducted from that sum before payment as determined by the Managing Member.

Section 12.14 Entire Agreement. This Agreement, the Other Agreements, and those documents expressly referred to herein and therein (including, without limitation, the Stockholders Agreement, the Exchange Agreement and the Tax Receivable Agreement) and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including the Prior LLC Agreement.

50

Section 12.15 Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any Other Agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any Other Agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

Section 12.16 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation and shall be interpreted without limitation. The use of the words “or,” “either” and “any” shall not be exclusive. The terms “hereby,” “hereof,” “hereunder,” and any similar terms as used in this Agreement shall refer to this Agreement. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any Other Agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any Other Agreement, this Agreement shall control but solely to the extent of such conflict. A reference in this Agreement to $ or dollars is to U.S. dollars.

Section 12.17 Attorneys’ Fees. If any action, suit or proceeding is brought to enforce or interpret the terms of this Agreement or to protect the rights obtained hereunder, or to recover damages for breach of this Agreement, then, if successful in whole or in part in such action, the prevailing party or parties in such action, suit or proceeding shall be entitled to recover from the non-prevailing party or parties hereto any and all of the costs of suit and reasonable attorneys’ fees incurred by the prevailing party or parties in connection therewith, including attorneys’ fees on appeal, costs and disbursements, in addition to such other relief to which any such prevailing party or parties may be entitled.

Section 12.18 Representation of the Company by Shearman & Sterling LLP. The Members other than ICE (the “Nonrepresented Members”) each agree and acknowledge that:

51

(a) ICE and the Company have retained Shearman & Sterling LLP (“Shearman”) in connection with the negotiation and execution of this Agreement, the Merger Agreement and the Transaction Documents.

(b) Shearman is not representing the Nonrepresented Members in connection with the negotiation and execution of the Transaction Documents or the management and operation of the Company and its Subsidiaries or any dispute that may arise between the Nonrepresented Members, on the one hand, and the Company, its Subsidiaries and/or ICE on the other (such matters together with any disputes which may arise in connection therewith are referred to as “Company Legal Matters”). Each Nonrepresented Member will, if he or she wishes legal counsel on a Company Legal Matter, retain his or her own independent legal counsel with respect thereto and will pay all fees and expenses of such independent legal counsel.

(c) Shearman may represent the Company and its Subsidiaries, or ICE in connection with any and all Company Legal Matters (including any dispute between the Company, its Subsidiaries, or ICE, on one hand, and the Nonrepresented Members, on the other) or other matters not related to the Company Legal Matters and, to the fullest extent permitted by applicable law and/or applicable rules of professional conduct, the Nonrepresented Members waive any present or future conflict of interest with Shearman regarding Company Legal Matters and all other matters.

Section 12.19 Amendment and Restatement of Prior LLC Agreement. Pursuant to Section 16.1 of the Prior LLC Agreement, the Members constituting the Prior Member Requisite Consent hereby amend and restate the Prior LLC Agreement on behalf of all Members (as that term is defined in the Prior LLC Agreement) and replace the Prior LLC Agreement on behalf of all Members (as that term is defined in the Prior LLC Agreement) with this Agreement, and any Member (as that term is defined in the Prior LLC Agreement) who does not sign this Agreement shall be bound by the terms and conditions of this Agreement pursuant to Section 16.1 of the Prior LLC Agreement as if that Member (as that term is defined in the Prior LLC Agreement) had signed this Agreement. Furthermore, the Members constituting the Prior Member Requisite Consent, on behalf of all of the Members (as defined in the Prior LLC Agreement) acknowledge and agree that the Schedule of Members to this Agreement will be based on the Final Merger Consideration Spreadsheet (as that term is defined in the Merger Agreement) with respect to the Members, which will be determinative absent manifest mathematical error, and each Member (as that term is defined in the Prior LLC Agreement) shall hold that number of Common Units set forth on such Schedule of Members (in lieu of the number of Units (as defined in the Prior LLC Agreement) set forth in Schedule I to the Prior LLC Agreement).

* * * * *

52

IN WITNESS WHEREOF, the Members and the Company have executed this Third Amended and Restated Limited Liability Company Agreement to be effective as of the Effective Date.

BAKKT OPCO HOLDINGS, LLC

By:

Name:

Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

IN WITNESS WHEREOF, the Members and the Company have executed this Third Amended and Restated Limited Liability Company Agreement to be effective as of the Effective Date.

MANAGING MEMBER:

BAKKT HOLDINGS, INC.

By:

Name:

Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

IN WITNESS WHEREOF, the Members and the Company have executed this Third Amended and Restated Limited Liability Company Agreement to be effective as of the Effective Date.

MEMBER

Name of Member

By:

Name:

Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

EXHIBIT B

FORM OF EXCHANGE AGREEMENT

(See attached)

FINAL FORM

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”), dated as of [•], 2021, is entered into by and among Bakkt Holdings, Inc., a Delaware corporation (together with any successor thereto, “Bakkt Pubco”), Bakkt Opco Holdings, LLC, a Delaware limited liability company (together with any successor thereto, the “Company”), and the other Unitholders of the Company from time to time party hereto.

WHEREAS, the parties hereto desire to provide for the exchange of Paired Interests (as defined herein) for shares of Class A Common Stock (as defined herein) or the Cash Amount (as defined herein), on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

SECTION 1.1 Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Bakkt Pubco” has the meaning set forth in the Preamble.

“Board” means the board of directors of Bakkt Pubco.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to be closed for business; provided that such banks shall be deemed to be open for business in the event of a “shelter in place” order or similar closure of physical branch locations is required at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including wire transfers) are open for use by customers on such day.

“Cash Amount” means the amount of cash equal to the Cash Amount Per Share multiplied by the number of Common Units transferred in connection with the applicable Exchange multiplied by the Exchange Rate.

“Cash Amount Per Share” means the amount of cash per share of Class A Common Stock equal to the Value of such share of Class A Common Stock.

“Cash Election Notice” has the meaning set forth in Section 2.4.

“Change of Control” has the meaning given to such term in the Tax Receivable Agreement.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Bakkt Pubco.

“Class V Common Stock” means the Class V common stock, par value $0.0001 per share, of Bakkt Pubco.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” has the meaning given to such term in the Company LLC Agreement.

“Company” has the meaning set forth in the Preamble.

“Company LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Company, dated the date hereof, as such agreement may be amended from time to time.

“Control” has the meaning given to such term in the Company LLC Agreement.

“Election of Exchange” has the meaning set forth in Section 2.1(b).

“Exchange” has the meaning set forth in Section 2.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Date” means the later of (i) the date specified in the Election of Exchange, (ii) the date upon which the contingencies described in such Election of Exchange are satisfied, or (iii) the first Business Day that occurs after the day on which the Election Response Period ends, as applicable.

“Exchange Rate” means, at any time, the number of shares of Class A Common Stock for which a Paired Interest is entitled to be exchanged at such time. On the date of this Agreement, the Exchange Rate shall be one, subject to adjustment pursuant to Section 2.2.

“Governmental Authority” means any federal, state, tribal, local or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, administrative body, department, commission, board, bureau, agency, court, tribunal or instrumentality, arbitration panel, commission or similar dispute resolving panel or body, or any applicable self-regulatory organization.

“Paired Interest” means one Common Unit together with one share of Class V Common Stock.

“Permitted Transferee” has the meaning set forth in Section 3.1.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Publicly Traded” means listed or admitted to trading on the New York Stock Exchange or another national securities exchange.

2

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and among Bakkt Pubco, the Unitholders and VPC Impact Acquisition Holdings Sponsor, LLC (together with any joinder thereto from time to time by any successor or assign to any party to such agreement).

“Securities Act” has the meaning set forth in Section 2.1(e).

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of the date hereof, by and among Bakkt Pubco, each of the Unitholders listed on Schedule 1 thereto, and VPC Impact Acquisition Holdings Sponsor, LLC, a Delaware limited liability company.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of the date hereof, by and among the Company, Bakkt Pubco, and the other parties from time to time party thereto, as amended from time to time.

“Termination Transaction” has the meaning set forth in the Company LLC Agreement.

“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Unitholder” means each holder of one or more Common Units that may from time to time be a party to this Agreement.

“Value” means, with respect to any outstanding share of Class A Common Stock that is Publicly Traded, the arithmetic average of the daily volume weighted average price per share over the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the date of receipt of the applicable Election of Exchange. If the shares of Class A Common Stock are not Publicly Traded, the Value of a share of Class A Common Stock means the amount that a holder of a share of Class A Common Stock would receive if each of the assets of Bakkt Pubco were to be sold for its fair market value on the date of delivery of the applicable Election of Exchange, Bakkt Pubco were to pay all of its outstanding liabilities, and the remaining proceeds were to be distributed to the holders of Bakkt Pubco’s equity, and such Value shall be determined by an independent valuation firm selected by the Company, acting in good faith and based upon a commercially reasonable estimate of the amount that would be realized by Bakkt Pubco if each asset of Bakkt Pubco (and each asset of each partnership, limited liability company, trust, joint venture or other entity in which Bakkt Pubco owns a direct or indirect interest) were sold to an unrelated purchaser in an arms’ length transaction where neither the purchaser nor the seller were under economic compulsion to enter into the transaction (without regard to any discount in value as a result of Bakkt Pubco’s minority interest in any property or any illiquidity of Bakkt Pubco’s interest in any property).

3

ARTICLE II

SECTION 2.1 Exchange of Paired Interests for Class A Common Stock.

(a) Upon the terms and subject to the conditions of this Agreement, after the date that is six (6) months after the date of this Agreement, each Unitholder (other than Bakkt Pubco) shall be entitled at any time, and from time to time, but no more than once per calendar month without the prior consent of Bakkt Pubco and the Company, to surrender Paired Interests (other than those that include unvested Common Units) to Bakkt Pubco in exchange for the delivery to the exchanging Unitholder of, in the sole and absolute discretion of Bakkt Pubco, either (i) a number of shares of Class A Common Stock that is equal to the product of the number of Paired Interests surrendered multiplied by the Exchange Rate or (ii) pursuant to Section 2.4, the Cash Amount (such exchange, an “Exchange”); provided, that any such Exchange is for a minimum of the lesser of (A) 25,000 Paired Interests (which minimum shall be equitably adjusted in accordance with any adjustments to the Exchange Rate) or (B) all of the Paired Interests (other than those that include unvested Common Units) held by such Unitholder.

(b) A Unitholder shall exercise its right to make an Exchange as set forth in Section 2.1(a) above by delivering to Bakkt Pubco and to the Company a written election of Exchange (the “Election of Exchange”) in respect of the Paired Interests to be exchanged substantially in the form of Exhibit A hereto and the certificates, if any, representing the associated Common Units and the shares of Class V Common Stock corresponding to such Common Units, duly executed by such holder or such holder’s duly authorized attorney, in each case delivered during normal business hours at the principal executive offices of Bakkt Pubco and of the Company. An Election of Exchange may specify that the Exchange is to be (x) contingent (including as to the timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of shares of any Class A Common Stock into which the Paired Interests are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which any Class A Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property or (y) effective no more than fifteen (15) Business Days following delivery of the Election of Exchange. Within three (3) Business Days of delivery of such Election of Exchange (and the concurrent consummation of the transfer of the Paired Interests from such Unitholder to Bakkt Pubco), Bakkt Pubco shall deliver or cause to be delivered at the offices of the then-acting registrar and transfer agent of the Class A Common Stock or, if there is no then-acting registrar and transfer agent of the Class A Common Stock, at the principal executive offices of Bakkt Pubco, the number of shares of Class A Common Stock deliverable upon such Exchange, registered in the name of the relevant exchanging Unitholder or its designee, unless Bakkt Pubco elects to pay the Cash Amount in accordance with and pursuant to Section 2.4; provided that the Company, Bakkt Pubco and the Unitholder may change the number of Paired Interests to be exchanged specified in such Election of Exchange to another number by mutual agreement signed in writing by each of them. An Exchange shall be effective the moment in time immediately prior to the close of business on the Exchange Date and the Unitholder (or other Person(s) whose name or names in which any Class A Common Stock is to be issued) shall be deemed to be a holder of any Class A Common Stock from and after the effectiveness of the Exchange. Notwithstanding the foregoing, if the Class A Common Stock is

4

settled through the facilities of The Depository Trust Company, and the exchanging Unitholder is permitted to hold shares of Class A Common Stock through The Depository Trust Company, Bakkt Pubco will, upon the written instruction of an exchanging Unitholder, use its reasonable best efforts to deliver or cause to be delivered the shares of Class A Common Stock deliverable to such exchanging Unitholder, through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such exchanging Unitholder. When a Paired Interest has been Exchanged in accordance with this Agreement for shares of Class A Common Stock or the Cash Amount: (i) the share of Class V Common Stock corresponding to such Paired Interest shall be cancelled for no consideration by Bakkt Pubco, and Bakkt Pubco shall cause such cancellation to be registered in the books and records of Bakkt Pubco; and (ii) the Common Unit corresponding to such Paired Interest shall be transferred from the exchanging Unitholder to Bakkt Pubco, and the Company shall cause such transfer to be registered in the books and records of the Company. Bakkt Pubco, including in its capacity as the managing member of the Company, shall take such actions as may be required to ensure the performance by the Company of its obligations under this Article II.

(c) Notwithstanding anything herein to the contrary, an Election of Exchange may be withdrawn or amended, in whole or in part, prior to the effectiveness of the Exchange (including following the delivery of a Cash Election Notice pursuant to Section 2.4), at any time prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Exchange Date (excluding clause (iii) of the definition of Exchange Date for such purpose) (or if later, at any time within twenty-four (24) hours of the delivery of a Cash Election Notice (the “Election Response Period”)) by delivery of a written notice of withdrawal to Bakkt Pubco and the Company or the then-acting registrar and transfer agent of the Class A Common Stock, specifying (1) the number of withdrawn Paired Interests, (2) if any, the number of Paired Interests as to which the Election of Exchange remains in effect and (3) if such Unitholder so determines, a new Exchange Date or any other new or revised information permitted in the Election of Exchange (which new Exchange Date shall not be earlier than the date that is three (3) Business Days after the date such notice of withdrawal is received by Bakkt Pubco and the Company and shall not be more than fifteen (15) Business Days later than the original Exchange Date.

(d) Subject to the Registration Rights Agreement, Bakkt Pubco, the Company and each exchanging Unitholder shall bear its own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that the Company shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered in a name other than that of the Unitholder that requested the Exchange, then such Unitholder and/or the person in whose name such shares are to be delivered shall pay to the Company the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Company that such tax has been paid or is not payable.

(e) For the avoidance of doubt, and notwithstanding anything to the contrary herein, a Unitholder shall not be entitled to effect an Exchange to the extent Bakkt Pubco determines that such Exchange (i) would be prohibited by law or regulation (including the unavailability of any requisite registration statement filed under the U.S. Securities Act of 1933,

5

as amended (the “Securities Act”), or any exemption from the registration requirements thereunder) or (ii) would not be permitted under any other agreements with Bakkt Pubco or its subsidiaries to which such Unitholder may be party (including the Company LLC Agreement) or any written policies of Bakkt Pubco related to unlawful or inappropriate trading applicable to its directors, officers or other personnel.

(f) The shares of Class A Common Stock issued upon an Exchange, other than any such shares issued in an Exchange subject to an effective registration statement under the Securities Act, shall bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.”

Bakkt Pubco shall imprint such legend on certificates (if any) evidencing the shares of Class A Common Stock.

SECTION 2.2 Adjustment. The Exchange Rate shall be adjusted accordingly if there is: (a) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Common Units or the Class V Common Stock that is not accompanied by an identical subdivision or combination of the Class A Common Stock or (b) any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Common Units and the Class V Common Stock. If there is any reclassification, reorganization, recapitalization or other similar transaction (including any Change of Control) in which the Class A Common Stock is converted or changed into another security, securities or other property, then upon any subsequent Exchange, an exchanging Unitholder shall be entitled to receive the amount of such security, securities or other property that such exchanging Unitholder would have received if such Exchange had occurred immediately prior to the effective time of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. This Agreement shall apply to, mutatis mutandis, and all references to “Paired Interests” shall be deemed to include, any security, securities or other property of Bakkt Pubco or the Company which may be issued in respect of, in exchange for or in substitution of shares of Class V Common Stock or Common Units, as applicable, by reason of stock or unit split, reverse stock or unit split, stock or unit dividend or distribution, combination, reclassification, reorganization, recapitalization, merger, exchange (other than an Exchange) or other transaction (including any Change of Control). Except

6

as set forth in this Section 2.2, no adjustments to the Exchange Rate, or otherwise relating to distributions shall be made with respect to the exchange of any Paired Interest. If the Exchange Date with respect to a Common Unit occurs after the record date for the payment of a distribution on Common Units but before the date of the payment, then the Unitholder as of the record date will be entitled to receive the distribution payable on the Common Unit on the payment date notwithstanding the Exchange of the Paired Interests or a default in payment of the distribution due as of the Exchange Date. For the avoidance of doubt, no Unitholder, or Person designated by a Unitholder to receive shares of Class A Common Stock, shall be entitled to receive, with respect to such record date, distributions or dividends both on Common Units exchanged by such Unitholder and on shares of Class A Common Stock received by such Unitholder, or other Person so designated, if applicable, in such Exchange.

SECTION 2.3 Class A Common Stock to be Issued.

(a) Bakkt Pubco shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Common Stock as may be deliverable upon any such Exchange; provided, that nothing contained herein shall be construed to preclude Bakkt Pubco from satisfying its obligations in respect of the Exchange of the Paired Interests by delivery of shares of Class A Common Stock which are held in the treasury of Bakkt Pubco or by delivery of purchased shares of Class A Common Stock (which may or may not be held in the treasury of Bakkt Pubco or held by any subsidiary thereof), or by delivery of the Cash Amount. Bakkt Pubco and the Company covenant that all Class A Common Stock issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable.

(b) Bakkt Pubco and the Company shall at all times ensure that the execution and delivery of this Agreement by each of Bakkt Pubco and the Company and the consummation by each of Bakkt Pubco and the Company of the transactions contemplated hereby (including without limitation, the issuance of the Class A Common Stock) have been duly authorized by all necessary corporate or limited liability company action, as the case may be, on the part of Bakkt Pubco and the Company, including, but not limited to, all actions necessary to ensure that the acquisition of shares of Class A Common Stock pursuant to the transactions contemplated hereby, to the fullest extent of Bakkt Pubco’s board of directors’ power and authority and to the extent permitted by law, shall not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.

(c) Bakkt Pubco and the Company covenant and agree that, to the extent that a registration statement under the Securities Act is effective and available for shares of Class A Common Stock to be delivered with respect to any Exchange, shares that have been registered under the Securities Act shall be delivered in respect of such Exchange. In the event that any Exchange in accordance with this Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Unitholder requesting such Exchange, Bakkt Pubco and the Company shall use commercially reasonable efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements. Bakkt Pubco and the Company shall use commercially reasonable efforts to list the Class A Common Stock required to be delivered upon exchange prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding Class A Common Stock may be listed or traded at the time of such delivery.

7

(d) Notwithstanding anything to the contrary in this Agreement, no fractional shares of Class A Common Stock shall be issued as a result of any Exchange. In lieu of any fractional share of Class A Common Stock to which a Unitholder would otherwise be entitled in any Exchange, the Company or Bakkt Pubco, as applicable, shall pay to such Unitholder cash equal to such fraction multiplied by the Value.

SECTION 2.4 Exchange for Cash Amount. Notwithstanding anything to the contrary in this Article II, by delivery of an Election of Exchange pursuant to Section 2.1(a), the applicable holder shall be deemed to have offered to sell its Paired Interests described in the Election of Exchange to Bakkt Pubco, and Bakkt Pubco may, in its sole and absolute discretion, by means of delivery of a notice to such effect (the “Cash Election Notice”) no later than the date which is three Business Days following the delivery of such Election of Exchange, elect to purchase directly and acquire such Paired Interests by paying to such holder the Cash Amount, whereupon Bakkt Pubco shall acquire the Paired Interest offered for Exchange by such holder. As promptly as practicable following the delivery of the Cash Election Notice, but in any event, no more than five (5) Business Days after delivery of an Election of Exchange (unless Bakkt Pubco in its sole discretion agrees in writing to a shorter period), Bakkt Pubco shall deposit or cause to be deposited the Cash Amount in the account of such exchanging holder specified in its Election of Exchange. In the event that Bakkt Pubco does not deliver the Cash Election Notice prior to the third (3rd) Business Day immediately following the delivery of such Election of Exchange, it shall be deemed to have elected to settle the Exchange with shares of Class A Common Stock.

SECTION 2.5 Termination Transactions. The Company may only require and initiate an Exchange to the extent contemplated and permitted by Section 10.8 of the Company LLC Agreement.

ARTICLE III

SECTION 3.1 Additional Unitholders. To the extent a Unitholder validly transfers any or all of such holder’s Paired Interests to another person in a transaction in accordance with, and not in contravention of, the Company LLC Agreement, the Stockholders Agreement, the Registration Rights Agreement or any other agreement or agreements with Bakkt Pubco or any of its subsidiaries to which a transferring Unitholder may be party, then such transferee (each, a “Permitted Transferee”) shall have the right to execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B hereto, whereupon such Permitted Transferee shall become a Unitholder hereunder. To the extent the Company issues Common Units in the future, the Company shall be entitled, in its sole discretion, to make any holder of such Common Units a Unitholder hereunder through such holder’s execution and delivery of a joinder to this Agreement, substantially in the form of Exhibit B hereto.

8

SECTION 3.2 Addresses and Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 3.2):

(a)	If to Bakkt Pubco, to:

Bakkt Holdings, Inc.

5900 Windward Parkway, Suite 450

Alpharetta, GA 30005

Attention: General Counsel

Email: marc.dannunzio@bakkt.com

(b)	If to the Company, to:

c/o Bakkt Holdings, Inc.

5900 Windward Parkway, Suite 450

Alpharetta, GA 30005

Attention: General Counsel

Email: marc.dannunzio@bakkt.com

(c)	If to any Unitholder, to the address and other contact information set forth in the records of the Company from time to time.

SECTION 3.3 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

SECTION 3.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

SECTION 3.5 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 3.6 Amendment. The provisions of this Agreement may be amended only by the affirmative vote or written consent of each of (i) Bakkt Pubco, (ii) the Company and (iii) Unitholders holding at least a majority of the then outstanding Common Units (excluding Common Units held by Bakkt Pubco); provided that no amendment may materially, disproportionately and adversely affect the rights of a Unitholder (other than Bakkt Pubco and its subsidiaries) without the consent of such Unitholder (or, if there is more than one such Unitholder that is so affected, without the consent of a majority in interest of such affected Unitholders (other than Bakkt Pubco and its subsidiaries) in accordance with their holdings of Common Units).

9

SECTION 3.7 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

SECTION 3.8 Submission to Jurisdiction; Waiver of Jury Trial.

(a) Any and all disputes which cannot be settled amicably with respect to this Agreement, including any action (at law or in equity), claim, litigation, suit, arbitration, hearing, audit, review, inquiry, proceeding, investigation or ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement or any matter arising out of or in connection with this Agreement and the rights and obligations arising hereunder or thereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder or thereunder brought by a party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Chancery Court, or if such court shall not have jurisdiction, any federal court located in the State of Delaware, or, if neither of such courts shall have jurisdiction, any other Delaware state court. Each of the parties hereby irrevocably submits with regard to any such dispute for itself and in respect of its property, generally and unconditionally, to the sole and exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any dispute relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each party irrevocably consents to service of process in any dispute in any of the aforesaid courts by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight delivery service, to such party at such party’s address referred to in Section 3.2. Each party hereby irrevocably and unconditionally waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action brought by any party with respect to this Agreement (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 3.8; (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); or (iii) any objection which such party may now or hereafter have (A) to the laying of venue of any of the aforesaid actions arising out of or in connection with this Agreement brought in the courts referred to above; (B) that such action brought in any such court has been brought in an inconvenient forum and (C) that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts.

(b) To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or to such party’s property, each such party hereby irrevocably waives such immunity in respect of such party’s obligations with respect to this Agreement.

10

(c) EACH PARTY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY AGREEING TO THE CHOICE OF DELAWARE LAW TO GOVERN THIS AGREEMENT AND TO THE JURISDICTION OF DELAWARE COURTS IN CONNECTION WITH PROCEEDINGS BROUGHT HEREUNDER. THE PARTIES INTEND THIS TO BE AN EFFECTIVE CHOICE OF DELAWARE LAW AND AN EFFECTIVE CONSENT TO JURISDICTION AND SERVICE OF PROCESS UNDER 6 DEL. C. § 2708.

(d) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES PURSUANT TO THIS AGREEMENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

(e) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 3.8 and such parties agree not to plead or claim the same.

Section 3.9 Counterparts. This Agreement may be executed and delivered (including by e-mail delivery of a “.pdf” format data file) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, by e-mail delivery of a “.pdf” format data file or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 3.9.

Section 3.10 Tax Treatment. This Agreement shall be treated as part of the partnership agreement of the Company as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations promulgated thereunder. As required by the Code and the Treasury Regulations, the parties shall report any Exchange consummated hereunder as a taxable sale of the Common Unit by a Unitholder to Bakkt Pubco, and no party shall take a contrary position on any income tax return, amendment thereof or communication with a taxing authority unless an alternate position is permitted under the Code and Treasury Regulations and Bakkt Pubco consents in writing, such consent not to be unreasonably withheld, conditioned, or delayed. Further, in connection with any Exchange consummated hereunder, the Company and/or Bakkt Pubco shall provide the exchanging Unitholder with all reasonably necessary information to enable the exchanging Unitholder to file its income Tax returns for the taxable year that includes the Exchange, including information with respect to Code Section 751 assets (including relevant information regarding “unrealized receivables” or “inventory items”) and Section 743(b) basis adjustments as soon as practicable and in all events within 180 days following the close of such taxable year (and, upon written request of an exchanging Unitholder, shall use commercially reasonable efforts to provide estimates of such information within 90 days following the close of such taxable year).

11

SECTION 3.11 Withholding. Bakkt Pubco and the Company shall be entitled to deduct and withhold from any payment made to a Unitholder pursuant to any Exchange consummated under this Agreement all Taxes that each of Bakkt Pubco and the Company is required to deduct and withhold with respect to such payment under the Code (or any other provision of applicable law), including, without limitation, Section 1445 and 1446(f) of the Code. In connection with an Exchange, a Unitholder may, at its sole discretion, agree in the applicable Election of Exchange to tender to Bakkt Pubco or the Company, as applicable, an amount equal to the amount of the required withholding described in the immediately preceding sentence, as a condition of the Exchange. If a Unitholder does not so agree, or fails, to tender the required amount prior to or at the time of any Exchange, Bakkt Pubco or the Company, as applicable, may reduce the amount of Class A Common Stock issued to a Unitholder in an Exchange by a number of shares equal to the amount of the required withholding described in the first sentence of this Section 3.11 (or, if Bakkt Pubco elects to settle the Exchange with cash pursuant to Article II, deduct and withhold the amount of such required withholding from the Cash Amount otherwise payable to such Unitholder) and all such amounts shall be treated as having been paid to such Unitholder. Notwithstanding the foregoing, the parties acknowledge and agree that, on the basis of applicable law as of the date of this Agreement, no U.S. federal income tax withholding would be required with respect to an Exchange by any Unitholder who is a “United States person” within the meaning of Section 7701(a)(30) of the Code, who has provided appropriate certification of such status and who, if required, has properly certified that such Unitholder is not subject to federal backup withholding. In connection with any Exchange, the Company and the exchanging Unitholder shall deliver to Bakkt Pubco properly completed and executed copies of any certificates reasonably requested by Bakkt Pubco that the Company and the exchanging Unitholder are legally able to provide, in a form reasonably acceptable to Bakkt Pubco, so as to permit Bakkt Pubco to reduce or eliminate any deduction or withholding with respect to Taxes that may otherwise be required to be made with respect to an Exchange (including for purposes of Section 1445 and Section 1446(f) of the Code).

SECTION 3.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

SECTION 3.13 Independent Nature of Unitholders’ Rights and Obligations. The obligations of each Unitholder hereunder are several and not joint with the obligations of any other Unitholder, and no Unitholder shall be responsible in any way for the performance of the obligations of any other Unitholder hereunder. The decision of each Unitholder to enter into to this Agreement has been made by such Unitholder independently of any other Unitholder. Nothing contained herein, and no action taken by any Unitholder pursuant hereto, shall be deemed to constitute the Unitholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Unitholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. Bakkt Pubco acknowledges that the Unitholders are not acting in concert or as a group, and Bakkt Pubco will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

12

SECTION 3.14 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regards to its principles of conflicts of laws.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

13

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

BAKKT PUBCO:

BAKKT HOLDINGS, INC.

By:
Name:
Title:

COMPANY:

BAKKT OPCO HOLDINGS, LLC

By:
Name:
Title:

UNITHOLDERS:

[•]

By:
Name:
Title:

[Signature Page to Exchange Agreement]

EXHIBIT A

FORM OF

ELECTION OF EXCHANGE

Bakkt Holdings, Inc.

[Address]

Attention: [•]

Bakkt Opco Holdings, LLC

[Address]

Attention: [•]

Reference is hereby made to the Exchange Agreement, dated as of [•], 2021 (the “Exchange Agreement”), among Bakkt Holdings, Inc., a Delaware corporation (“Bakkt Pubco”), Bakkt Opco Holdings, LLC, a Delaware limited liability company (the “Company”), and the other members of the Company from time to time party thereto. Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

The undersigned Unitholder hereby transfers effective as of the Exchange Date, and, in the case of a contingent exchange, subject to the occurrence of the contingency set forth below, the number of Paired Interests (each consisting of one Common Unit and one share of Class V Common Stock) set forth below to Bakkt Pubco in exchange for shares of Class A Common Stock to be issued in its name as set forth below, as set forth in the Exchange Agreement.

Legal Name of Unitholder:

Address:

Number of Paired Interests to be exchanged:

Percentage Limitation (if any) on Tax Benefit Payments pursuant to Section 7.16 of Tax

Receivable Agreement:                                                                                                            %

Whether Unitholder agrees to tender cash for the amount of any required withholding pursuant to Section 3.11 of the Exchange Agreement:

Account information for deposit of Cash Amount, if applicable:

Bank Name:

ABA No.:

Account No.:

Account Name:

Timing / Contingent Exchanges (complete either (a) or (b))

(a) Exchange Date (if other than close of business on the date of receipt by the

Company):

(b) If Exchange is contingent upon the occurrence of any event pursuant to

Section 2.1(b), please describe such contingency:

The undersigned hereby represents and warrants that (i) the undersigned has full legal capacity to execute and deliver this Election of Exchange and to perform the undersigned’s obligations hereunder; (ii) this Election of Exchange has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the Paired Interests subject to this Election of Exchange are being transferred to Bakkt Pubco free and clear of any pledge, lien, security interest, encumbrance, equities or claim; (iv) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the Paired Interests subject to this Election of Exchange is required to be obtained by the undersigned for the transfer of such Paired Interests to Bakkt Pubco; (v) the undersigned is owner of the Paired Interests subject to this Election of Exchange and (vi) the Paired Interests have not been transferred in violation of Bakkt Pubco’s Certificate of Incorporation, Bakkt Pubco’s By-Laws, the Stockholders Agreement, the LLC Agreement, or this Agreement.

The undersigned hereby irrevocably constitutes and appoints any officer of Bakkt Pubco or of the Company as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer the Paired Interests to Bakkt Pubco subject to this Election of Exchange and to deliver to the undersigned the shares of Class A Common Stock to be delivered in exchange therefor.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Election of Exchange to be executed and delivered by the undersigned or by its duly authorized attorney.

By:

Name: Dated:

EXHIBIT B

FORM OF

JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is a joinder to the Exchange Agreement, dated as of [•], 2021 (the “Exchange Agreement”), among Bakkt Holdings, Inc., a Delaware corporation (“Bakkt Pubco”), Bakkt Opco Holdings, LLC, a Delaware limited liability company (the “Company”), and each of the Unitholders from time to time party thereto. Capitalized terms used but not defined in this Joinder Agreement shall have their meanings given to them in the Exchange Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware. In the event of any conflict between this Joinder Agreement and the Exchange Agreement, the terms of this Joinder Agreement shall control.

The undersigned hereby joins and enters into the Exchange Agreement having acquired Common Units and a corresponding number of shares of Class V Common Stock. By signing and returning this Joinder Agreement to Bakkt Pubco and the Company, the undersigned accepts and agrees to be bound by and subject to all of the terms and conditions of and agreements of a Unitholder contained in the Exchange Agreement, with all attendant rights, duties and obligations of a Unitholder thereunder. The parties to the Exchange Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Exchange Agreement by the undersigned and, upon receipt of this Joinder Agreement by Bakkt Pubco and by the Company, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Exchange Agreement.

Name:

Address for Notices:	With copies to:

Email: Attention:	Email: Attention:

B-1

EXHIBIT C

FORM OF TAX RECEIVABLE AGREEMENT

(See attached)

FINAL FORM

TAX RECEIVABLE AGREEMENT

among

BAKKT HOLDINGS, INC.

and

THE PERSONS NAMED HEREIN

Dated as of [•]

i

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [•], 2021, is hereby entered into by and among Bakkt Holdings, Inc., a Delaware corporation (the “Corporate Taxpayer”), and each of the other persons from time to time party hereto (the “TRA Parties”).

RECITALS

WHEREAS, the TRA Parties directly or indirectly hold limited liability company units (the “Common Units”) in Bakkt Holdings, LLC, a Delaware limited liability company (“OpCo”), which is classified as a partnership for U.S. federal income tax purposes;

WHEREAS, the Corporate Taxpayer is the managing member of OpCo, and holds and will hold, directly and/or indirectly, Common Units;

WHEREAS, pursuant to the Merger Agreement, for U.S. federal and applicable state and local income tax purposes, the Corporate Taxpayer contributed the Available Cash to OpCo and paid or reimbursed OpCo for the Bakkt Transaction Expenses (as those terms are defined in the Merger Agreement) in exchange for certain Common Units of OpCo in a transaction described under Section 721 of the United States Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Common Units held by the TRA Parties immediately following the Merger may be exchanged for Class A common stock (the “Class A Common Stock”) of the Corporate Taxpayer, subject to the provisions of the LLC Agreement (as defined below) and the Exchange Agreement (as defined below), each dated on or about the date hereof, among the Corporate Taxpayer and the holders of Common Units from time to time party thereto, as amended from time to time;

WHEREAS, OpCo and each of its direct and indirect subsidiaries treated as a partnership for U.S. federal income tax purposes and will have in effect an election under Section 754 of the Code for each Taxable Year (as defined below) in which a taxable acquisition of Common Units by the Corporate Taxpayer from the TRA Parties (or any Permitted Transferees thereof) for Class A Common Stock or other consideration (each, an “Exchange”) occurs;

WHEREAS, the income, gain, loss, expense and other Tax (as defined below) items of the Corporate Taxpayer may be affected by the Basis Adjustments (as defined below) and the Imputed Interest (as defined below);

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustments and Imputed Interest on the liability for Taxes of the Corporate Taxpayer;

WHEREAS, Exchanges by the TRA Parties and payments in respect of Tax savings related to such Exchanges will result in Tax savings for the Corporate Taxpayer;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

3

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Assumed State and Local Tax Rate” means the tax rate equal to the sum of the products of (x) OpCo’s income tax apportionment rate(s) for each state and local jurisdiction in which OpCo files income or franchise tax returns for the relevant Taxable Year and (y) the highest corporate income and franchise tax rate(s) for each such state and local jurisdiction in which OpCo files income tax returns for each relevant Taxable Year; provided, that the Assumed State and Local Tax Rate calculated pursuant to the foregoing shall be reduced by the assumed federal benefit received by the Corporate Taxpayer with respect to state and local jurisdiction income taxes (with such benefit calculated as the product of (x) the Corporate Taxpayer’s marginal U.S. federal income tax rate for the relevant Taxable Year and (y) the Assumed State and Local Tax Rate (without regard to this proviso)).

“Attributable” means the portion of any Basis Adjustment or Imputed Interest of the Corporate Taxpayer or OpCo and its Subsidiaries that is attributable to a TRA Party and shall be determined by reference to the Basis Adjustments and Imputed Interest under the following principles: any Basis Adjustments shall be determined separately with respect to each TRA Party and shall be Attributable to each TRA Party in an amount equal to the total Basis Adjustments relating to the Exchange of such TRA Party’s Common Units (as defined in the LLC Agreement), and any deduction to the Corporate Taxpayer with respect to a Taxable Year in respect of Imputed Interest shall be Attributable to the Person that is required to include the Imputed Interest in income (without regard to whether such Person is actually subject to Tax thereon).

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, 11 U.S.C. § 101 et seq.

“Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) or under Sections 734(b), 743(b), 754 and 755 of the Code (in situations where, following an Exchange, OpCo remains in existence as an entity treated as a partnership for U.S. federal income tax purposes) and, in each case, comparable sections of state and local tax laws, as a result of an Exchange and the payments made pursuant to this Agreement. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of one or more Common Units shall be determined without regard to any Pre-Exchange Transfer of such Common Units and as if any such Pre-Exchange Transfer had not occurred.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

4

“Board” means the Board of Directors of the Corporate Taxpayer.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding (a) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer or (b) a group of Persons in which one or more of the TRA Parties or Affiliates of TRA Parties directly or indirectly hold Beneficial Ownership of securities representing more than 50% of the total voting power held by such group) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities;

(ii) there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iii) the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the assets of the Corporate Taxpayer and its Subsidiaries, taken as a whole, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the assets of the Corporate Taxpayer and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale, lease or other disposition.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Closing Date” means the date of the consummation of the transactions contemplated by the Merger Agreement.

5

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer Return” means the federal and/or state and/or local Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes for any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, foreign or local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) LIBOR plus 100 basis points.

“Exchange” is defined in the Recitals of this Agreement.

“Exchange Agreement” means that certain Exchange Agreement dated as of or about the date hereof among OpCo, the Corporate Taxpayer, and the other Members of OpCo from time to time party thereto, as amended from time to time.

“Exchange Date” means the date of any Exchange.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the hypothetical liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, OpCo, but only with respect to Taxes imposed on the taxable income of OpCo and allocable to the Corporate Taxpayer or to the other members of the consolidated group of which the Corporate Taxpayer is the parent, in each case using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return, but (a) using the Non-Stepped Up Tax Basis as reflected on the Exchange Basis Schedule including amendments thereto for the Taxable Year and (b) excluding any deduction attributable to Imputed Interest for the Taxable Year; provided, that for purposes of determining the Hypothetical Tax Liability, the combined tax rate for U.S. state and local Taxes shall be the Assumed State and Local Tax Rate. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to the Basis Adjustment or Imputed Interest, as applicable.

“Imputed Interest” in respect of a TRA Party means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local tax law with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this Agreement.

6

“Independent Directors” means the members of the Board who are “independent” under the standards of the principal U.S. securities exchange on which the Class A Common Stock is traded or quoted.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two calendar days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period; provided, that at no time shall LIBOR be less than 0%. Notwithstanding the foregoing sentence: (i) if the Corporate Taxpayer reasonably determines, in good faith, on or prior to the relevant date of determination, that the relevant London interbank offered rate for U.S. dollar deposits has been discontinued or such rate has ceased to be published permanently or indefinitely, then “LIBOR” for the relevant interest period shall be deemed to refer to a substitute or successor rate that the Corporate Taxpayer reasonably determines in good faith, after consulting an investment bank of national standing in the United States and other reasonable sources, to be (a) the industry-accepted successor rate to the relevant London interbank offered rate for U.S. dollar deposits or (b) if no such industry-accepted successor rate exists, the most comparable substitute or successor rate to the relevant London interbank offered rate for U.S. dollar deposits; and (ii) if the Corporate Taxpayer has determined a substitute or successor rate in accordance with the foregoing, the Corporate Taxpayer may reasonably determine in good faith, after consulting an investment bank of national standing in the United States and other reasonable sources, any relevant methodology for calculating such substitute or successor rate, including any adjustment factor it reasonably determines in good faith is needed to make such substitute or successor rate comparable to the relevant London interbank offered rate for U.S. dollar deposits, in a manner that is consistent with industry-accepted practices for such substitute or successor rate. In the event that a TRA Party disagrees with any determination by the Corporate Taxpayer set forth in this paragraph, and such disagreement is not resolved within thirty (30) days of submission by the TRA Party of notice of such disagreement to the Corporate Taxpayer, such disagreement shall be deemed a “Reconciliation Dispute,” and shall be subject to the Reconciliation Procedures set forth in Section 7.9 hereof.

“LLC Agreement” means, with respect to OpCo, the Amended and Restated Limited Liability Company Agreement of OpCo, dated on or about the date hereof, as amended from time to time.

“Market Value” means, with respect to any outstanding share of Class A Common Stock that is Publicly Traded, the arithmetic average of the daily volume weighted average price per share over the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Early Termination Date. If the shares of Class A Common Stock are not Publicly Traded, the Market Value of a share of Class A Common Stock means the amount that a holder of a share of Class A Common Stock would receive if each of the assets of the Corporate Taxpayer were to be sold for its fair market value on the Early Termination Date, the Corporate Taxpayer were to pay all of its outstanding liabilities, and the remaining proceeds were to be distributed to the holders of the Corporate Taxpayer’s equity. Such Market Value shall be determined by the Board acting in good faith and based upon a commercially reasonable estimate of the amount that would be realized by the Corporate Taxpayer if each asset of the Corporate Taxpayer (and each asset of each partnership, limited liability company, trust, joint venture or other entity in which the Corporate Taxpayer owns a direct or indirect interest) were sold to an unrelated purchaser in an arms’ length transaction where neither the purchaser nor the seller were under economic compulsion to enter into the transaction (without regard to any discount in value as a result of the Corporate Taxpayer’s minority interest in any property or any illiquidity of the Corporate Taxpayer’s interest in any property).

7

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of January 11, 2021, by and among the Corporate Taxpayer (formerly known as VPC Impact Acquisition Holdings), Pylon Merger Company LLC and OpCo.

“Permitted Transferee” has the meaning set forth in the LLC Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a Member) or distribution in respect of one or more Common Units (a) that occurs prior to an Exchange of such Common Units, and (b) to which Section 743(b) or 734(b) of the Code applies.

“Publicly Traded” means listed or admitted to trading on the New York Stock Exchange or another national securities exchange.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of (a) the Corporate Taxpayer and (b) without duplication, OpCo or any other entity of which OpCo owns a direct or indirect interest that is treated as a partnership or disregarded entity (but only if such indirect subsidiaries are held only through subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, but only with respect to Taxes imposed on the taxable income of OpCo and allocable to the Corporate Taxpayer or to the other members of the consolidated group of which the Corporate Taxpayer is the parent for such Taxable Year; provided, that for purposes of determining the Hypothetical Tax Liability and actual liability of the Corporate Taxpayer, the Corporate Taxpayer shall use the Assumed State and Local Tax Rate for purposes of determining such liabilities for all state and local Taxes. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of (a) the Corporate Taxpayer and (b) without duplication, OpCo or any other entity of which OpCo owns a direct or indirect interest that is treated as a partnership or disregarded entity (but only if such indirect subsidiaries are held only through subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, but only with respect to Taxes imposed on the taxable income of OpCo and allocable to the Corporate Taxpayer or to the other members of the consolidated group of which the Corporate Taxpayer is the parent for such Taxable Year, over the Hypothetical Tax Liability; provided, that for purposes of determining the Hypothetical Tax Liability and actual liability of the Corporate Taxpayer, the Corporate Taxpayer shall use the Assumed State and Local Tax Rate for purposes of determining such liabilities for all state and local Taxes. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reference Asset” means an asset that is held by OpCo, or by any other entity of which OpCo owns a direct or indirect interest that is treated as a partnership or disregarded entity (but only if such indirect subsidiaries are held only through subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, at the time of an Exchange. A Reference Asset also includes any asset the

8

Tax basis of which is determined, in whole or in part, for purposes of the applicable Tax, by reference to the Tax basis of an asset described in the preceding sentence including, for U.S. federal income tax purposes, any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, equityholders, partners, members, Affiliates, accountants, attorneys, consultants, co-investors, investors, potential partners or purchasers or assignees, financing sources, bankers, advisors and other agents or representatives.

“Schedule” means any of the following: (a) an Exchange Basis Schedule, (b) a Tax Benefit Schedule, or (c) the Early Termination Schedule.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Closing Date.

“Tax” or “Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, whether on an exclusive or alternative basis, and including franchise taxes that are based on or measured with respect to net income or profits, and any interest related thereto.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” has the meaning set forth in the LLC Agreement and the terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

9

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (a) the Corporate Taxpayer will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (b) any loss carryovers generated by deductions arising from Basis Adjustments or Imputed Interest that are available as of the date of such Early Termination Date will be used by the Corporate Taxpayer ratably in each Taxable Year from the Early Termination Date through the scheduled expiration date of such loss carryovers (or, if such loss carryovers will not expire, the fifteenth year after such Early Termination Date), (c) the U.S. federal and the Assumed State and Local Tax Rates that will be in effect for each such Taxable Year and apply to all taxable income of the Corporate Taxpayer will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, except to the extent any change to such Tax rates for such Taxable Year has already been enacted into law, (d) any non-amortizable Reference Assets will be disposed of on the earlier of (i) the fifteenth anniversary of the applicable Exchange and (ii) the Early Termination Date, but in no event earlier than the Early Termination Date, and (e) if, at the Early Termination Date, there are Common Units that have not been Exchanged, then each such Common Unit is deemed Exchanged for the Market Value of the Class A Common Stock that would be applicable if the Exchange occurred on the Early Termination Date.

Term	Section
Acceleration Event Agreement	Section 4.1(b) Preamble
Amended Schedule	Section 2.3
Class A Common Stock	Recitals
Code	Recitals
Common Units	Recitals
Corporate Taxpayer	Preamble
Early Termination Effective Date	Section 4.2
Early Termination Notice	Section 4.2
Early Termination Payment	Section 4.2
Early Termination Schedule	Section 4.3(b)
Exchange Basis Schedule	Section 2.1
Expert Interest Amount	Section 7.9 Section 3.1(b)
Material Objection Notice	Section 4.2
Net Tax Benefit	Section 3.1(b)
Objection Notice	Section 2.3(a)
Other Tax Receivable Obligations	Section 3.3(c)
Reconciliation Dispute	Section 7.9
Reconciliation Procedures	Section 2.3(a)
Senior Obligations	Section 5.1
Tax Benefit Payment	Section 3.1(b)
Tax Benefit Schedule	Section 2.2
TRA Party	Preamble

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1 Basis Adjustment. Within sixty (60) calendar days after the filing of the U.S. federal income tax return of OpCo for each Taxable Year in which an Exchange has been effected by any TRA Party, the Corporate Taxpayer shall deliver to each such TRA Party a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this

10

Agreement, (a) the Non-Stepped Up Tax Basis of the Reference Assets in respect of such TRA Party as of each applicable Exchange Date, (b) the Basis Adjustment with respect to the Reference Assets in respect of such TRA Party as a result of the Exchanges effected in such Taxable Year and all prior Taxable Years by such TRA Party, calculated in the aggregate, and (c) the period (or periods) over which the Reference Assets and (if different) each Basis Adjustment in respect of such TRA Party are amortizable and/or depreciable. Each Exchange Basis Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within sixty (60) calendar days after the filing of the U.S. federal income tax return of the Corporate Taxpayer for each Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment in respect of any TRA Party, the Corporate Taxpayer shall provide to each such TRA Party a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment in respect of such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles. Subject to Section 3.3(a), the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to the Basis Adjustments and Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment or Imputed Interest (the “TRA Portion”) and another portion that is not (the “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized, to the extent available, prior to the amount of any TRA Portion, to the extent available (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3(a)). The parties agree that (i) all Tax Benefit Payments attributable to the Basis Adjustments (other than amounts accounted for as Imputed Interest) will be treated as subsequent upward purchase price adjustments that have the effect of creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

Section 2.3 Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to a TRA Party an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such TRA Party supporting schedules, valuation reports, if any, and work papers, as determined by the Corporate Taxpayer or requested by such TRA Party, providing reasonable detail regarding the preparation of the Schedule and (y) allow such TRA Party reasonable access, as determined by the Corporate Taxpayer or requested by such TRA Party, in connection with the review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that each Tax Benefit Schedule delivered to a TRA Party, together with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the actual liability of the Corporate Taxpayer for Taxes and the Hypothetical Tax Liability in respect of such TRA Party, and identifies any material assumptions or operating procedures or principles that were used for purposes of

11

such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties are treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless a TRA Party (i) within thirty (30) calendar days from such date provides the Corporate Taxpayer with notice of an objection to such Schedule (“Objection Notice”) or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto shall become binding on the date such waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the TRA Party shall employ the reconciliation procedures as described in Section 7.9 (the “Reconciliation Procedures”) in which case such Schedule shall become binding ten (10) calendar days after the conclusion of the Reconciliation Procedures.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust an applicable Exchange Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each TRA Party when the Corporate Taxpayer delivers the Basis Schedule for the following Taxable Year. In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a) or, if applicable, Section 7.9, (A) the Amended Schedule shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs, and (B) as a result of the foregoing, any increase of the Net Tax Benefit attributable to an Amended Schedule shall not accrue the Interest Amount (or any other interest hereunder) until after the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer for the Taxable Year in which the amendment actually occurs.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a), the Corporate Taxpayer shall pay such TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account or accounts previously designated by such TRA Party to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including federal estimated income tax payments.

(b) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration

12

for the acquisition of Common Units in Exchanges, unless otherwise required by law. Subject to Section 3.3(a), the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Interest Amounts); provided that, for the avoidance of doubt, no such recipient shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a); provided that such interest shall not accrue on the amount of any Net Tax Benefit after the date on which such amount is actually paid to the applicable TRA Party, regardless of whether such payment is made prior to the due date for such payment under Section 3.1(a). The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each Exchange, on a Common Unit by Common Unit basis by reference to the resulting Basis Adjustment to the Corporate Taxpayer.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement provide that eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit with respect to each TRA Party will be paid to such TRA Party pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3 Pro Rata Payments; Coordination of Benefits With Other Tax Receivable Agreements.

(a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Tax benefit of the Corporate Taxpayer with respect to the Basis Adjustments or Imputed Interest, as such terms are defined in this Agreement, is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit for the Corporate Taxpayer shall be allocated among all TRA Parties eligible for payments under this Agreement in proportion to the respective amounts of Net Tax Benefit that would have been Attributable to each such TRA Party if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

(b) If for any reason (including as contemplated by Section 3.3(a)) the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that no Tax Benefit Payment shall be made in respect of any subsequent Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(c) Any Tax Benefit Payment or Early Termination Payment required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank senior in right of payment to any principal, interest or other amounts due and payable in respect of any similar agreement (“Other Tax Receivable Obligations”). The effect of any other similar agreement shall not be taken into account in respect of any calculations made hereunder.

13

ARTICLE IV

TERMINATION

Section 4.1 Early Termination and Acceleration Event.

(a) With the written approval of the majority of the Independent Directors, the Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the TRA Parties and with respect to all of the Common Units held by the TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all TRA Parties; provided, further that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer, none of the TRA Parties or the Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment due and payable that remains outstanding as of the date the Early Termination Notice is delivered and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the calculation of the Early Termination Payment); provided that upon payment of all amounts, to the extent applicable and without duplication, described in this sentence, this Agreement shall terminate. If an Exchange occurs after the Corporate Taxpayer makes all of the required Early Termination Payments, the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

(b) In the event that the Corporate Taxpayer materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder to the extent not cured within thirty (30) calendar days following receipt by the Corporate Taxpayer of written notice of such failure from the relevant TRA Party or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach (an “Acceleration Event”), and shall include, but not be limited to, (i) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of such Acceleration Event, (ii) any Tax Benefit Payment in respect of a TRA Party agreed to by the Corporate Taxpayer and such TRA Party as due and payable but unpaid as of the date of such Acceleration Event, and (iii) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of such Acceleration Event; provided, that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence. Notwithstanding the foregoing, in the event that an Acceleration Event occurs, each TRA Party shall be entitled to elect to receive the amounts set forth in clauses (i), (ii) and (iii) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within thirty (30) days of the date such payment is due shall be deemed to be a material breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a material breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within thirty (30) days of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a material breach of a material obligation under this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment within thirty (30) days of when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment as a result of obligations imposed in connection with the Senior Obligations or under applicable law, and cannot obtain sufficient funds to make such payments by taking commercially reasonable actions; provided that the interest provisions of Section 5.2 shall apply to such late payment; provided further that such payment obligation shall nonetheless accrue for the benefit of the TRA Party and the Corporate Taxpayer shall make such payment at the first opportunity that it has sufficient funds and is otherwise able to make such payment.

14

(c) In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control and utilizing the Valuation Assumptions by substituting the phrase “the closing date of a Change of Control” in each place “Early Termination Date” appears. Such obligations shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control, (2) any Tax Benefit Payment due and payable and that remains unpaid as of the closing date of the Change of Control, and (3) any Tax Benefit Payments due for the Taxable Year ending with or including the closing date of the Change of Control (except to the extent that the amount described in clause (3) is included in the calculation of the Early Termination Payment). For the avoidance of doubt, Sections 4.2 and 4.3 shall apply to a Change of Control, mutatis mutandis.

Section 4.2 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to each TRA Party written notice (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all TRA Parties are treated as having received such Schedule or amendment thereto under Section 7.1 unless, prior to such thirtieth calendar day, a TRA Party (a) provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (b) provides a written waiver of such right of a Material Objection Notice, in which case such Schedule will become binding on the date the waiver is received by the Corporate Taxpayer (the “Early Termination Effective Date”). If the Corporate Taxpayer and such TRA Party, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the TRA Party shall employ the Reconciliation Procedures in which case such Schedule shall become binding ten (10) calendar days after the conclusion of the Reconciliation Procedures.

Section 4.3 Payment upon Early Termination.

(a) Within five (5) Business Days after the date an Early Termination Schedule becomes binding pursuant to Section 4.2, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by each TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to the Corporate Taxpayer.

(b) “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that (i) the Valuation Assumptions in respect of such TRA Party are applied, (ii) for each Taxable Year, the Tax Benefit Payment is paid on the due date (including extensions) under applicable law as of the Early Termination Date for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer and (iii) for purposes of calculating the Early Termination Rate, LIBOR shall be LIBOR as of the date of the Early Termination Notice. For the avoidance of doubt, an Early Termination Payment shall be made to each applicable TRA Party regardless of whether such TRA Party has exchanged all of its Common Units as of the Early Termination Date.

15

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”), shall rank senior in right of payment to any principal, interest or other amounts due and payable in respect of any Other Tax Receivable Obligation, and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations or Other Tax Receivable Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations.

Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and, to the extent not inconsistent with the LLC Agreement or the Merger Agreement, OpCo, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the relevant TRA Party of, and keep such TRA Party reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of such TRA Party under this Agreement, and (x) shall provide to the relevant TRA Party reasonable opportunity to provide information and other input to the Corporate Taxpayer, OpCo and their respective advisors concerning the conduct of any such portion of such audit and (y) the TRA Party shall have the right to participate in and monitor at the applicable TRA Party’s expense (but not to control) any such portion of any such audit; provided, however, that the Corporate Taxpayer and OpCo shall not (i) be required to take any action that is inconsistent with any provision of the LLC Agreement or (ii) settle or fail to contest any issue pertaining to Taxes that is reasonably expected to materially adversely affect any TRA Party’s rights or obligations under this Agreement without the prior written consent of such TRA Party, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.2 Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law.

16

Section 6.3 Cooperation. Each of the TRA Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse each such TRA Party for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

Bakkt Holdings, LLC

5900 Windward Parkway, Suite 450

Alpharetta, GA 30005

Attn: General Counsel

Email: marc.dannunzio@bakkt.com

With a required copy to (which shall not constitute notice):

Shearman & Sterling LLP

300 W. 6th Street, 22nd Floor

Austin, Texas 78701

Attention: J. Matthew Lyons

Email: matt.lyons@shearman.com

If to the TRA Parties, to:

[●]

The address, fax number and email address set forth in the records of OpCo.

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

17

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) To the extent that a TRA Party Transfers Common Units to any of such TRA Party’s Permitted Transferees in accordance with the terms of the LLC Agreement and the Stockholders Agreement, such TRA Party shall have the option to assign, without the approval of the Corporate Taxpayer, to the Transferee of such Common Units the TRA Party’s rights and obligations under this Agreement with respect to such Common Units. As a condition to any such Transfer, each Transferee which is a Permitted Transferee shall execute and deliver a joinder to this Agreement, in the form attached hereto as Exhibit A, agreeing to become a TRA Party for all purposes of this Agreement, except as otherwise provided in such joinder. If a TRA Party Transfers Common Units in accordance with the terms of the LLC Agreement but does not assign to the Transferee of such Common Units its rights and obligations under this Agreement with respect to such Transferred Common Units, (i) such TRA Party shall remain a TRA Party under this Agreement for all purposes, including with respect to the receipt of Tax Benefit Payments to the extent payable hereunder (including any Tax Benefit Payments in respect of the Exchanges of such Transferred Common Units by such Transferee), and (ii) the Transferee of such Common Units shall not be a TRA Party. Any purported assignment in violation of the terms of this Section 7.6(a) shall be null and void. Notwithstanding the foregoing, once an Exchange has occurred, any and all payments that may become payable to a TRA Party pursuant to this Agreement with respect to such Exchange may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer.

18

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporate Taxpayer and no provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective; provided that no such amendment or waiver shall be effective if such amendment or waiver will have a disproportionate and adverse effect on the payments certain TRA Parties will or may receive under this Agreement unless such amendment or waiver is consented in writing by the TRA Parties disproportionately and adversely affected who would be entitled to receive at least a majority of the total amount of the Early Termination Payments payable to all TRA Parties disproportionately and adversely affected hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment or waiver (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange).

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Resolution of Disputes. Except with respect to Reconciliation Disputes governed by Section 7.9, each of the parties hereto (i) irrevocably and unconditionally submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (and in each case, any appellate courts thereof) in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) irrevocably and unconditionally agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.1. Nothing in this Section 7.8, however, shall affect the right of any party to serve legal process in any other manner permitted by law. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING CONTEMPLATED HEREBY.

Section 7.9 Reconciliation. In the event that the Corporate Taxpayer and a TRA Party are unable to resolve a disagreement with respect to the matters governed by Sections 2.3 and 4.2 or described in the definition of “LIBOR” within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to the Corporate Taxpayer and the relevant TRA Party. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless the Corporate Taxpayer and the TRA Party agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the TRA Party or other actual or potential conflict of interest. If the Corporate Taxpayer and the TRA Party are unable to agree on an Expert within fifteen (15) calendar days of receipt by the

19

respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert (and, if applicable, selection by the International Chamber of Commerce Centre for Expertise) or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the relevant TRA Party shall bear their own costs and expenses of such proceeding, unless the relevant TRA Party has a prevailing position that is more than 25% of the payment at issue, in which case the Corporate Taxpayer shall reimburse the relevant TRA Party for any reasonable out-of-pocket costs and expenses of such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. Each TRA Party shall promptly provide the Corporate Taxpayer with any applicable tax forms and certifications reasonably requested by the Corporate Taxpayer in connection with determining whether any such deductions and withholdings are required under the Code or any provision of state, local or foreign tax law.

Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the gross fair market value of the transferred asset. For purposes of this Section 7.11(b), a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets

20

and liabilities of that partnership allocated to such partner. Notwithstanding the foregoing, after the occurrence of any such transfer as described in the first sentence of this Section 7.11(b), if the Corporate Taxpayer takes actions to ensure that the amount to be received by the TRA Parties hereunder and the timing thereof, taking into account such actions (which actions may, at the election of the Corporate Taxpayer, include the payment of an additional amount to a TRA Party), would be the same amount and timing as if such transfer described in the first sentence Section 7.11(b) did not occur then this Section 7.11(b) shall not apply with respect to such transfer.

Section 7.12 Confidentiality.

(a) Each TRA Party and each of their assignees acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in confidence in accordance with this Agreement, and not disclose to any Person, any confidential matters acquired pursuant to this Agreement of the Corporate Taxpayer and its Affiliates and successors, concerning OpCo and its Affiliates and successors or the Members, learned by the TRA Party heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for the TRA Party to assert its rights hereunder or defend itself in connection with any action or proceeding arising out of, or relating to, this Agreement, (iii) any information that was in the possession of, or becomes available to, the TRA Party from a source other than the Corporate Taxpayer, its Affiliates or its or their respective representatives (provided that such source is not known by the TRA Party to be bound by a legal, contractual or fiduciary confidentiality obligation not to disclose such information) and (iv) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any governmental or taxing authority or to prosecute or defend any action, proceeding or audit by any governmental or taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, each TRA Party and each of their assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may (x) disclose to any and all Persons the tax treatment and tax structure of the Corporate Taxpayer, OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including any Schedules, opinions or other tax analyses) that are provided to the TRA Party relating to such tax treatment and tax structure, and (y) disclose any such confidential information to any Representative of such TRA Party so long as such Representative has a “need to know” such information for a valid business purpose and has been advised of the confidential nature of such information.

(b) If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to seek to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by the TRA Party upon any Exchange by such TRA Party to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to such TRA Party, then at the election of such TRA Party and to the extent specified by such TRA Party, this Agreement (i) shall cease to have

21

further effect with respect to such TRA Party, (ii) shall not apply to an Exchange by such TRA Party occurring after a date specified by such TRA Party, or (iii) shall otherwise be amended in a manner determined by such TRA Party; provided that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.14 LLC Agreement. This Agreement shall be treated as part of the partnership agreement of OpCo as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.15 Independent Nature of TRA Parties’ Rights and Obligations. The obligations of each TRA Party hereunder are several and not joint with the obligations of any other TRA Party, and no TRA Party shall be responsible in any way for the performance of the obligations of any other TRA Party hereunder. The decision of each TRA Party to enter into this Agreement has been made by such TRA Party independently of any other TRA Party. Nothing contained herein, and no action taken by any TRA Party pursuant hereto, shall be deemed to constitute the TRA Parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and the Corporate Taxpayer acknowledges that the TRA Parties are not acting in concert or as a group, and the Corporate Taxpayer will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

Section 7.16 Installment Sale Reporting. The Corporate Taxpayer and the Members hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, at the election of a TRA Party specified in the Exchange Notice (as defined in the Exchange Agreement) for the applicable Exchange, the aggregate Tax Benefit Payments in respect of such Exchange (other than amounts accounted for as Imputed Interest under the Code) shall not exceed, as specified by a TRA Party, [•]%1 of the amount of the initial consideration received in connection with such Exchange (which, for the avoidance of doubt, shall include the amount of any cash and the fair market value of any Class A Common Stock received in such Exchange and shall exclude the fair market value of any Tax Benefit Payments).

[The remainder of this page is intentionally blank]

[1]	NTD: Figure to be included in the execution version.

22

IN WITNESS WHEREOF, the Corporate Taxpayer and each TRA Party have duly executed this Agreement as of the date first written above.

BAKKT HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

TRA PARTIES

Name:

Name:

Name:

Name:

Name:

[Signature Page to Tax Receivable Agreement]

Exhibit A

Joinder

[To be Included Prior to Closing]

EXHIBIT D

FORM OF REGISTRATION RIGHTS AGREEMENT

(See attached)

FINAL FORM

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made as of [•], 2021, by and among (i) Bakkt Holdings Inc., a Delaware corporation (formerly known as VPC Impact Acquisition Holdings) (“Pubco”), (ii) each of the parties listed on Schedule 1 hereto (each, a “Bakkt Equity Holder” and collectively, the “Bakkt Equity Holders”), (iii) VPC Impact Acquisition Holdings Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), (iv) the other individuals identified on the signature pages hereto and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement.

RECITALS

WHEREAS, Pubco, which was formerly a Cayman Islands exempted company named VPC Impact Acquisition Holdings (“VIH”), completed its initial public offering on September 25, 2020 (the “IPO”);

WHEREAS, Pubco has entered into that certain Agreement and Plan of Merger, dated as of January 11, 2021 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), with Pylon Merger Company LLC, a Delaware limited liability company and wholly-owned Subsidiary of Pubco (“Merger Sub”), Bakkt Holdings, LLC, a Delaware limited liability company (together with any successor thereto upon the consummation of the Merger (as defined below), “Bakkt Opco”), pursuant to which Merger Sub merged with and into Bakkt Opco (the “Merger”) with Bakkt Opco surviving the Merger;

WHEREAS, immediately prior to the consummation of the transactions contemplated by the Merger Agreement (the “Transactions”), Pubco effected a transfer by way of continuation of Pubco from the Cayman Islands to the State of Delaware in accordance with the applicable provisions of the Companies Law (2020 Revisions) of the Cayman Islands and a transfer by way of domestication under Section 388 of the General Corporation Law of the State of Delaware (the “Domestication”);

WHEREAS, in connection with the Domestication and the Transactions, among other things, (i) Pubco changed its name from “VPC Impact Acquisition Holdings” to “Bakkt Holdings, Inc.”, (ii) each VIH Public Unit issued and outstanding immediately prior to the Domestication was separated into its component Pubco Class A ordinary share and warrant; (ii) the issued and outstanding Class A ordinary shares of Pubco, par value $0.0001 per share, were automatically converted into shares of Class A common stock, par value $0.0001 per share, of Pubco (the “Class A Common Stock”), (iii) the issued and outstanding Class B ordinary shares of Pubco (collectively, the “Founders Shares”), all of which were held by the Sponsor and the independent directors of Pubco (the “Pre-Closing Independent Directors”), automatically converted into shares of Class A Common Stock on a one-for-one basis; and (iv) each VIH Warrant became exercisable for shares of Class A Common Stock in accordance with the terms of such warrants;

WHEREAS, pursuant to the Merger Agreement, at the Closing (and following the filing of the Certificate of Incorporation), (i) the Bakkt Equity Holders received Bakkt Opco Common Units and shares of Pubco Class V Common Stock, and (ii) Pubco received Bakkt Opco Common Units in an amount equal to the number of shares of Class A Common Stock outstanding immediately prior to the Effective Time;

WHEREAS, following the Closing, each Bakkt Equity Holder has the right to exchange Bakkt Opco Common Units received by such Bakkt Equity Holder in connection with the Merger, and cancel an equal number of shares of Class V Common Stock, for shares of Class A Common Stock (the “Pubco Exchanged Shares”) in the manner set forth in, and pursuant to the terms and conditions of, the Surviving Company LLC Agreement and the Exchange Agreement;

WHEREAS, immediately prior to the Closing of the Transactions, the Sponsor and the Pre-Closing Independent Directors owned all of the 5,184,300 Founder Shares then outstanding;

WHEREAS, the Sponsor also holds an aggregate of 6,147,440 Private Placement Warrants (as defined below), each of which became exercisable to purchase one share of Class A Common Stock after the Closing of the Transactions, in accordance with its terms (the “Class A Warrant Shares”);

WHEREAS, in connection with the IPO, VIH, the Sponsor and the Pre-Closing Independent Directors entered into that certain Registration Rights Agreement, dated as of September 22, 2020 (the “Original RRA”);

WHEREAS, in connection with the execution of this Agreement, the parties to the Original RRA desire to terminate the Original RRA and replace it with this Agreement;

WHEREAS, in connection with the Transactions, Pubco and the Stockholders wish to set forth certain understandings between such parties, including with respect to certain rights and obligations associated with the Registrable Securities (as defined below); and

WHEREAS, capitalized term used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Agreement” shall have the meaning given in the Preamble.

“Bakkt Equity Holder Lock-up Period” shall have the meaning set forth in the Stockholders Agreement.

“Block Trade” shall have the meaning given in Section 2.6(a).

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to be closed for business; provided that such banks shall be deemed to be open for business in the event of a “shelter in place” order or similar closure of physical branch locations is required at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including wire transfers) are open for use by customers on such day.

“Class A Common Stock” shall mean the Class A common stock, par value $0.0001 per share, of Pubco.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Demanding Holder” means a holder or holders of Registrable Securities that have a value of at least $50,000,000 based on the average closing price of the Class A common stock in the preceding thirty (30) trading days prior to the date of such determination.

2

“Effectiveness Deadline” shall have the meaning given in Section 2.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Form S-3” shall have the meaning given in Section 2.4.

“Founder Shares” shall have the meaning given in the Recitals, and shall include the Class A Common Stock issuable in exchange therefor pursuant to the Domestication and Merger.

“ICE” means Intercontinental Exchange Holdings, Inc. and its Affiliates (as defined in the Stockholders Agreement) other than Pubco and Bakkt Opco.

“Initial Shelf” shall have the meaning given in Section 2.1.

“Lock-up Periods” shall mean the Sponsor Lock-up Period, the Private Placement Lock-up Period and the Bakkt Equity Holder Lock-up Period, as the context requires it.

“Maximum Number of Securities” shall have the meaning given in Section 2.2(b).

“Merger Agreement” shall have the meaning given in the Recitals.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Notice” shall have the meaning given to it in Section 6.1.

“Permitted Transferees” shall have the meaning set forth in the Stockholders Agreement.

“Piggyback Registration” shall have the meaning given in Section 2.3.

“Private Placement Warrants” means the warrants that were issued to the Sponsor concurrently with the IPO, each of which will become exercisable for one share of Class A Common Stock after the closing of the Transaction, in accordance with its terms.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Pubco” shall have the meaning given in the Preamble.

“Qualifying Registration Event” shall mean an underwritten public offering of shares of Class A Common Stock (or any shares into which the Class A Common Stock is reclassified or for which the Class A Common Stock is converted, substituted or exchanged) for cash pursuant to a registration statement or registration statements (other than on Form S-4, S-8 or a comparable form) under the Securities Act with aggregate gross proceeds of at least fifty million U.S. dollars ($50,000,000.00) (net of any underwriting discount or other underwriting fees, commissions or expenses).

“Private Placement Lock-up Period” shall have the meaning set forth in the Stockholders Agreement.

“Registrable Securities” shall mean (a) any of the Founders Shares (including any Founder Shares held by the members of the Sponsor upon Sponsor’s distribution of such Founder Shares to its members), (b) any Pubco Exchanged Shares issuable to Bakkt Equity Holders pursuant to the Surviving Company LLC Agreement and Exchange Agreement, (c) the Private Placement Warrants and any of the Class A

3

Common Stock issuable upon the exercise thereof, and (d) any other equity security of Pubco issued or issuable to any Stockholder with respect to any such share of Class A Common Stock referred to in clauses (a) – (c) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by Pubco and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iii) such shares of Class A Common Stock are eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144; or (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Class A Common Stock is then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for Pubco;

(e) reasonable fees and disbursements of all independent registered public accountants of Pubco incurred specifically in connection with such Registration (including the expenses of any special audit and “comfort letters” required by or incident to such performance); and

(f) reasonable fees and expenses of one (1) legal counsel of the Stockholders in connection with any Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Replacement S-3 Shelf” shall have the meaning given in Section 2.1.

“Representative” shall mean, with respect to any person, such person’s affiliates and its and their respective directors, officers, employees, managers, members, stockholders, partners, incorporators, trustees, counsel, financial advisors, accountants, auditors and other agents or authorized representatives.

“Securities Act” shall mean the Securities Act of 1933, as amended.

4

“Sponsor Lock-up Period” shall have the meaning set forth in the Stockholders Agreement.

“Stockholder” means a holder of Registrable Securities or its Permitted Transferee.

“Suspension Notice” shall have the meaning set forth in Section 3.4(b).

Suspension Period” shall have the meaning set forth in Section 3.4(b).

“Transactions” shall have the meaning given in the Recitals.

“Transfer” shall have the meaning set forth in the Stockholders Agreement.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean an offering in which securities of Pubco are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATIONS

Section 2.1 Registration Statement. Pubco shall, as soon as practicable after the Closing Date, but in any event within 30 days after the Closing Date, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Stockholders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this Section 2.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in any event no later than the earlier of (a) 60 days (or 90 days if the Commission notifies Pubco that it will “review” the Registration Statement) after the Closing Date and (b) the tenth Business Day after the date Pubco is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the Commission pursuant to this Section 2.1 shall be on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Stockholder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. If the initial Registration Statement (the “Initial Shelf”) filed by Pubco pursuant to this Section 2.1 is on Form S-1, upon Pubco becoming eligible to register the Registrable Securities for resale by the Stockholders on Form S-3, Pubco shall use its reasonable best efforts to amend the Initial Shelf to a Registration Statement on Form S-3 or file a Registration Statement on Form S-3 in substitution of the Initial Shelf (the “Replacement S-3 Shelf”) and cause the Replacement S-3 Shelf to be declared effective as soon as practicable thereafter. A Registration Statement filed pursuant to this Section 2.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Stockholders. Pubco shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this Section 2.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available, for the resale of all the Registrable Securities held by the Stockholders until all such Registrable Securities have ceased to be Registrable Securities. If at any time a Registration Statement filed pursuant to this Section 2.1 is not effective or is not otherwise available for the resale of all the Registrable Securities held by the Stockholders, Stockholder(s) may demand registration under the Securities Act of all or part of their Registrable Securities at any time and from time to time, and Pubco shall use its reasonable best efforts to file with the Commission following receipt of any such demand one or more Registration Statements

5

with respect to all such Registrable Securities and to cause such Registration Statement to be declared effective by the Commission as soon as practicable after the filing thereof. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2.1, but in any event within three Business Days of such date, Pubco shall notify the Stockholders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this Section 2.1 (including any documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

Section 2.2 Underwritten Offering.

(a) In the event that any Stockholder elects to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering of all or part of such Registrable Securities that are registered by such Registration Statement, then Pubco shall, upon the written demand of one or more Demanding Holders, enter into an underwriting agreement in a form as is customary in Underwritten Offerings of equity securities with the managing Underwriter or Underwriters selected by Pubco that is reasonably acceptable to the Demanding Holders, and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In addition, Pubco shall give prompt written notice to each other Stockholder regarding such proposed Underwritten Offering, and such notice shall offer such Stockholders the opportunity to include in the Underwritten Offering such number of Registrable Securities as each such Stockholder may request. Each such Stockholder shall make such request in writing to Pubco within five (5) Business Days after the receipt of any such notice from Pubco, which request shall specify the number of Registrable Securities intended to be disposed of by such Stockholder. Each Stockholder proposing to distribute its Registrable Securities through an Underwritten Offering pursuant to this Section 2.2 shall enter into an underwriting agreement with the underwriters, which underwriting agreement shall contain such representations, covenants, indemnities (subject to Article IV) and other rights and obligations as are customary in underwritten offerings of equity securities; provided, however, that no such Stockholder shall be required to make any representations or warranties to or agreements with Pubco or the Underwriters other than representations, warranties or agreements regarding such Stockholder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

(b) If the managing Underwriter or Underwriters in an Underwritten Offering, in good faith, advises Pubco and the Demanding Holder that the dollar amount or number of Registrable Securities that the Demanding Holder desires to sell, taken together with all other shares of Class A Common Stock or other equity securities that Pubco or any other Stockholder desires to sell and the shares of Class A Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then Pubco shall include in such Underwritten Offering, as follows:

(i) first, the Registrable Securities of the Demanding Holders pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Offering that can be sold without exceeding the Maximum Number of Securities;

6

(ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Stockholders (pro rata, based on the respective number of Registrable Securities that each such Stockholder has so requested) exercising their rights to register their Registrable Securities pursuant to Section 2.2(a) hereof, without exceeding the Maximum Number of Securities;

(iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i) or clause (ii), the shares of Class A Common Stock held by persons or entities that Pubco is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons, which collectively can be sold without exceeding the Maximum Number of Securities; and

(iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), clause (ii), or clause (iii), shares of Class A Common Stock or other equity securities that Pubco desires to sell, which can be sold without exceeding the Maximum Number of Securities.

(c) A Demanding Holder shall have the right to withdraw all or any portion of its Registrable Securities included in an Underwritten Offering pursuant to this Section 2.2 for any or no reason whatsoever upon written notification to Pubco and the Underwriter or Underwriters of its intention to withdraw from such Underwritten Offering prior to the pricing of such Underwritten Offering and such withdrawn amount shall no longer be considered an Underwritten Offering. If withdrawn, a demand for an Underwritten Offering shall constitute a demand for an Underwritten Offering by the withdrawing Demanding Holder for purposes of Section 2.2, unless (x) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Offering (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering) or (y) such withdrawal is the result of a Suspension Notice as contemplated by Section 3.4(d).

(d) Under no circumstances shall Pubco be obligated to effect more three (3) Registrations pursuant to a request by a Demanding Holder under Section 2.2 hereof (each a “Demand Registration”), with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Registration Statement has become effective and all of the Registrable Securities requested by the Demanding Holders to be registered on behalf of the Demanding Holders in such Registration have been sold pursuant to such Registration Statement. Each Demand Registration requested by a Demanding Holder for purposes of this Agreement must represent a Qualifying Registration Event.

Section 2.3 Piggyback Registration.

(a) If at any time Pubco proposes to file a Registration Statement under the Securities Act with respect to equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of Pubco (or by Pubco and by the stockholders of Pubco including, without limitation, pursuant to Section 2.2 hereof) on a form that would permit registration of Registrable Securities, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to Pubco’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of Pubco, (iv) for a dividend reinvestment plan or (v) on Form S-4, then Pubco shall give

7

written notice of such proposed filing to all of the Stockholders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Stockholders the opportunity to register the sale of such number of Registrable Securities as such Stockholders may request in writing within five days after receipt of such written notice (in the case of an “overnight” or “bought” offering, such requests must be made by the Stockholders within three Business Days after the delivery of any such notice by Pubco) (such Registration a “Piggyback Registration”); provided, however, that if Pubco has been advised in writing by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Stockholders will have an adverse effect on the price, timing or distribution of the Class A Common Stock in the Underwritten Offering, then (1) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), Pubco shall not be required to offer such opportunity to the Stockholders or (2) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Stockholders shall be determined based on the provisions of Section 2.3(b). Subject to Section 2.3(b), Pubco shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Stockholders pursuant to this Section 2.3 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of Pubco included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. If no written request for inclusion from a Stockholder is received within the specified time, each such Stockholder shall have no further right to participate in such Underwritten Offering. All such Stockholders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by Pubco; provided, however, that (A) no such Stockholder shall be required to make any representations or warranties to or agreements with Pubco or the Underwriters other than representations, warranties or agreements regarding such Stockholder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law and (B) no Stockholder shall be required to agree to any indemnification obligations on the part of such Stockholder that are greater than its obligations pursuant to Article IV.

(b) If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises Pubco and the Stockholders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Class A Common Stock that Pubco desires to sell, taken together with (i) the shares of Class A Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Stockholders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Sections 2.2 and 2.3, and (iii) the shares of Class A Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of Pubco, exceeds the Maximum Number of Securities, then:

(i) If the Registration is undertaken for Pubco’s account, Pubco shall include in any such Registration (A) first, shares of Class A Common Stock or other equity securities that Pubco desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Stockholders exercising their rights to register their Registrable Securities pursuant to Sections 2.2 and 2.3 hereof which can be sold without

8

exceeding the Maximum Number of Securities, allocated pro rata based on the respective number of Registrable Securities that each such Stockholder has requested be included in such Registration; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Class A Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of Pubco, which can be sold without exceeding the Maximum Number of Securities;

(ii) If the Registration is pursuant to a request by persons or entities other than the Stockholders, then Pubco shall include in any such Registration (A) first, shares of Class A Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Stockholders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Stockholders exercising their rights to register their Registrable Securities pursuant to Sections 2.2 and 2.3 hereof which can be sold without exceeding the Maximum Number of Securities, allocated pro rata based on the respective number of Registrable Securities that each such Stockholder has requested be included in such Registration; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Class A Common Stock or other equity securities that Pubco desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), shares of Class A Common Stock or other equity securities for the account of other persons or entities that Pubco is obligated to register pursuant to separate written contractual piggy-back registration rights of other stockholders of Pubco, which can be sold without exceeding the Maximum Number of Securities.

(c) Any Stockholder that indicated an intention to sell Registrable Securities under this Section 2.3 shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to Pubco and the Underwriter or Underwriters (if any) of its intention to withdraw from such Piggyback Registration prior to the pricing of such Underwritten Offering. Pubco (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, Pubco shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.3.

(d) For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration effected under Section 2.2 hereof.

Section 2.4 Registrations on Form S-3. The holders of Registrable Securities may at any time, and from time to time, request in writing that Pubco, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or similar short form registration statement that may be available at such time (“Form S-3”); provided, however, that Pubco shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of Pubco’s receipt of a written request from a holder of Registrable Securities for a Registration on Form S-3, Pubco shall promptly give written notice of the proposed Registration on Form S-3 to all other holders of Registrable Securities, and each holder of Registrable Securities who thereafter wishes to include all or a portion of such holder’s Registrable Securities in such Registration on Form S-3 shall so notify Pubco, in writing, within ten (10) days after the receipt by the Stockholder of the notice from Pubco. As soon as practicable thereafter, but not more than twenty (20) days after Pubco’s initial receipt of such written request for a Registration on Form S-3, Pubco

9

shall register all or such portion of such Stockholder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Stockholder or Stockholders joining in such request as are specified in the written notification given by such Stockholder or Stockholders; provided, however, that Pubco shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering or (ii) the Stockholders of Registrable Securities, together with the Stockholders of any other equity securities of Pubco entitled to inclusion in such Registration, propose to sell Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $15,000,000.

Section 2.5 Market Stand-off. In connection with any Underwritten Offering of Class A Common Stock of Pubco, if requested by the Underwriters managing the offering, each Stockholder that is an executive officer or director of Pubco or the beneficial owner of more than one percent (1%) of the outstanding shares of Class A Common Stock of Pubco, and any other Stockholder reasonably requested by the managing Underwriter, agrees not to, and to execute a customary lock-up agreement (in each case on substantially the same terms and conditions as all such Stockholders, including customary waiver “mfn” provisions) in favor of the managing Underwriters to not, sell or dispose of any shares of Class A Common Stock of Pubco (other than those included in such offering pursuant to this Agreement), without the prior written consent of Pubco, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent.

Section 2.6 Block Trades.

(a) Notwithstanding any other provision of this Section 2.6, but subject to Section 3.4, at any time and from time to time when an effective shelf Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in an underwritten registered offering not involving a “roadshow,” an offering commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $20,000,000 or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify Pubco of the Block Trade at least five (5) business days prior to the day such offering is to commence and Pubco shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with Pubco and any Underwriters prior to making such request in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade.

(b) Prior to the filing of the applicable “red herring” Prospectus or Prospectus supplement used in connection with a Block Trade, any Demanding Holder initiating such Block Trade shall have the right to submit a Withdrawal Notice to Pubco and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade.

(c) Notwithstanding anything to the contrary in this Agreement, Section 2.3 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

(d) The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

10

ARTICLE III

COMPANY PROCEDURES

Section 3.1 General Procedures. Pubco shall use its reasonable best efforts to effect the Registration of Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto Pubco shall, as expeditiously as practicable:

(a) subject to Section 2.1, prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective pursuant to the terms of this Agreement until all of such Registrable Securities have been disposed of (if earlier);

(b) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the registration form used by Pubco or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all of such Registrable Securities have been disposed of (if earlier) in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Stockholders of Registrable Securities included in such Registration, and to one legal counsel selected by the Stockholders, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Stockholders of Registrable Securities included in such Registration or the legal counsel selected by such Stockholders may request in order to facilitate the disposition of the Registrable Securities owned by such Stockholders;

(d) prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of Pubco and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Pubco shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e) use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by Pubco are then listed;

(f) provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

11

(g) advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h) at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

(i) notify the Stockholders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

(j) permit a Representative of the Stockholders or of any Underwriter, if any, to participate, at each such person’s own expense (except to the extent any expenses of a Stockholder’s Representative constitute Registration Expenses), in the preparation of the Registration Statement, and cause Pubco’s officers, directors and employees to supply all information reasonably requested by any such Representative in connection with the Registration; provided, however, that if any such Representative is not otherwise subject to confidentiality obligations, such Representative will enter into a confidentiality agreement, if requested by Pubco, in form and substance reasonably satisfactory to Pubco, prior to the release or disclosure of any such information;

(k) obtain a “cold comfort” letter from Pubco’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request;

(l) on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated as of such date, of counsel representing Pubco for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as are customarily included in such opinions and negative assurance letters;

(m) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, on terms agreed to by Pubco with the managing Underwriter of such offering;

(n) make available to its security holders, as soon as reasonably practicable, an earnings statement (which need not be audited) covering the period of at least twelve (12) months beginning with the first day of Pubco’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

(o) if the Registration involves an Underwritten Offering, use its reasonable efforts to make available senior executives of Pubco to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

(p) otherwise, in good faith, take such customary actions reasonably necessary to effect the registration of such Registrable Securities contemplated hereby.

12

Section 3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by Pubco. Stockholders selling Registrable Securities shall bear all incremental selling expenses relating to the sale of such Registrable Securities, such as Underwriters’ commissions and discounts and brokerage fees.

Section 3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of Pubco hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in the underwriting agreement for such Underwritten Offering and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting agreement.

Section 3.4 Suspension of Sales; Blackout Period; Adverse Disclosure.

(a) Upon receipt of written notice from Pubco that a Registration Statement or Prospectus contains a Misstatement, each of the Stockholders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that Pubco hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by Pubco that the use of the Prospectus may be resumed.

(b) Notwithstanding anything to the contrary contained in this Agreement, Pubco shall be entitled, by providing written notice (a “Suspension Notice”) to the Stockholders, to delay the filing or effectiveness of a Registration Statement or require the Stockholders to suspend the use of the Prospectus for sales of Registrable Securities under an effective Registration Statement for a reasonable period of time not to exceed ninety (90) days in the aggregate in any twelve (12)-month period (a “Suspension Period”) if the Chief Executive Officer or principal financial officer of Pubco, after consultation with counsel to Pubco, determines in good faith that such filing, effectiveness or use would (i) require the public disclosure of material non-public information concerning any material transaction or negotiations involving Pubco that would interfere with such material transaction or negotiations or (ii) otherwise materially interfere with material financing plans, acquisition activities or business activities of Pubco. Immediately upon receipt of a Suspension Notice, the Stockholder shall discontinue the disposition of Registrable Securities under an effective Registration Statement and Prospectus relating thereto until the Suspension Period is terminated.

(c) The Company agrees to promptly notify in writing the Stockholder, to the extent it still holds Registrable Securities, of the termination of a Suspension Period. After the expiration of any Suspension Period in the case of an effective Registration Statement, and without the need for any further request from the Stockholder, Pubco shall, as promptly as reasonably practicable, prepare a post-effective amendment or supplement to such Registration Statement, the relevant Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the Registration Statement or the Prospectus, as applicable, will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) If Pubco notifies the Demanding Holders of a Suspension Period with respect to an Underwritten Offering requested pursuant to Section 2.2, (x) the Demanding Holders may by notice to Pubco withdraw such request without such request counting as a demand under Section 2.2(d) and without being obligated to reimburse Pubco for any Registration Expenses in connection therewith.

13

(e) Notwithstanding anything to the contrary contained in this Agreement, Pubco may delay the filing or effectiveness of a Registration Statement or require the Stockholders to suspend the use of the Prospectus for sale of Registrable Securities under an effective Registration Statement: (i) during any of Pubco’s recurring quarterly earnings blackout periods, determined in accordance with such policy as Pubco shall generally maintain and communicate to the Stockholders from time to time, and any such blackout period shall be deemed to constitute a Suspension Period hereunder but shall not be subject to, and shall not count against, the time periods in Section 3.4(b) or be subject to Section 3.4(d); and (ii) if, in the good faith determination of Pubco, it is not feasible for Pubco to proceed with the registration or offering because (x) audited financial statements of Pubco or (y) audited financial statements of any acquired company or other entity or pro forma financial statements that are required by the Securities Act, by any Underwriters or by customary practice to be included in any related Registration Statement or Prospectus are then unavailable, until such time as such financial statements are prepared or obtained by Pubco, and any delay or suspension shall be treated as a Suspension Period hereunder, except that it shall not be subject to, and shall not count against, the time periods in Section 3.4(b) or be subject to Section 3.4(d); provided that, with respect to clause (y), Pubco shall use its reasonable best efforts to prepare or obtain the relevant acquired company or pro forma financial statements as quickly as reasonably practicable.

Section 3.5 Reporting Obligations. As long as any Stockholder shall own Registrable Securities, Pubco, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonably efforts to:

(a) make and keep public information regarding Pubco available, as those terms are understood and defined in Rule 144, at all times from and after the Closing Date until there are no Registrable Securities outstanding;

(b) file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Pubco after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Stockholders with true and complete copies of all such filings (the delivery of which will be satisfied by Pubco’s filing of such reports on the Commission’s EDGAR system); and

(c) Pubco further covenants that it shall take such further action as any Stockholder may reasonably request, all to the extent required from time to time to enable such Stockholder to sell shares of Class A Common Stock held by such Stockholder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the reasonable request of any Stockholder, Pubco shall deliver to such Stockholder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 3.6 Removal of Legend. In connection with a sale of Registrable Securities by a Stockholder in reliance on Rule 144, the Stockholder or its broker shall deliver to the transfer agent and Pubco a broker representation letter providing to the transfer agent and Pubco any information Pubco deems necessary to determine that the sale of the Registrable Securities is made in compliance with Rule 144. Upon receipt of such representation letter, Pubco shall promptly direct its transfer agent to remove the notation of a restrictive legend in the Stockholder’s certificate or the book entry account maintained by the transfer agent, and Pubco shall bear all costs associated therewith. At such time as the Registrable Securities have been sold pursuant to an effective registration statement under the Securities Act, if the book entry account or certificate for such Registrable Securities still bears any notation of restrictive legend, Pubco agrees, upon request of the Stockholder or permitted assignee, to take all steps necessary to promptly effect the removal of any restrictive legend from the Registrable Securities, and Pubco shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as the Stockholder or its permitted assigns provide to Pubco any information Pubco deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws.

14

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification.

(a) Pubco agrees to indemnify, to the extent permitted by law, each Stockholder, its officers and directors and each person who controls such Stockholder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by (i) or contained in any information furnished in writing to Pubco by such Stockholder expressly for use therein or (ii) use of a Prospectus by such Stockholder notwithstanding that Pubco had previously informed such Stockholder in writing to discontinue use of such Prospectus. Pubco shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of a Stockholder.

(b) In connection with any Registration Statement in which a Stockholder is participating, such Stockholder shall furnish to Pubco in writing such information and affidavits as Pubco reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify Pubco, its directors and officers and agents and each person who controls Pubco (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that (i) such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Stockholder expressly for use therein or (ii) such Stockholder used a Prospectus notwithstanding that Pubco had previously informed such Stockholder in writing to discontinue use of such Prospectus; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Stockholders of Registrable Securities, and the liability of each such Stockholder shall be in proportion to and limited to the net proceeds received by such Stockholder from the sale of Registrable Securities pursuant to such Registration Statement. The Stockholders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of Pubco.

(c) Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one

15

counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. Pubco and each Stockholder participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event Pubco’s or such Stockholder’s indemnification is unavailable for any reason.

(e) If the indemnification provided under this Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Stockholder under this Section 4.1(e) shall be limited to the amount of the net proceeds received by such Stockholder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 4.1(a), Section 4.1(b) and Section 4.1(c) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1(e) from any person who was not guilty of such fraudulent misrepresentation.

(f) The rights and obligations under this Article IV with respect to a Stockholder shall survive any disposition of such Stockholder’s Registrable Securities.

16

ARTICLE V

Section 5.1 Lock-up. Each Stockholder agrees that it, he or she shall not Transfer any Registrable Securities until the expiration of the applicable Lock-Up Period, except as otherwise provided in the Stockholders Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. To be valid for purposes hereof, any notice, request, demand, waiver, consent, approval or other communication (any of the foregoing, a “Notice”) that is required or permitted hereunder shall be in writing. A Notice shall be deemed given only as follows: (a) on the date delivered personally; (b) three Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (c) on the date sent by email (with confirmation of transmission, and provided, that, unless affirmatively confirmed by the recipient as received, notice is also sent to such party under another method permitted in this Section 6.1 within two Business Days thereafter) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) one Business Day following deposit with a nationally recognized overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient as set forth below:

Notices to Pubco: Bakkt Holdings, Inc. 5900 Windward Parkway, Suite 450 Alpharetta, GA 30005 Attn: General Counsel Email: marc.dannunzio@bakkt.com	with copies to (which shall not constitute notice): Shearman & Sterling LLP 300 W. 6th Street, 22nd Floor Austin, Texas 78701 Attention: J. Matthew Lyons Email: matt.lyons@shearman.com

Notices to the Sponsor or VIH Independent Directors

c/o Victory Park Capital Advisors, LLC

150 North Riverside Plaza, Suite 5200

Chicago, Illinois 60606

Attn: Scott R. Zemnick

Email: szemnick@vpcadvisors.com

with a copy to (which shall not constitute notice):

White & Case LLP

111 South Wacker Drive, Suite 5100

Chicago, IL 60606-4302

Attention:    Raymond Bogenrief

                    Elliott Smith

E-mail:        raymond.bogenrief@whitecase.com

                     elliott.smith@whitecase.com

Section 6.2 Assignment; No Third-Party Beneficiaries.

(a) This Agreement and the rights, duties and obligations of Pubco hereunder may not be assigned or delegated by Pubco in whole or in part.

(b) This Agreement and the rights, duties and obligations of any Stockholder hereunder may be freely assigned or delegated by such Stockholder in conjunction with and to the extent of any transfer of Registrable Securities by any such Stockholder, subject to compliance with the Lock-Up Periods and Section 6.2(e) below.

(c) This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Stockholders.

17

(d) Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

(e) No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate Pubco unless and until Pubco shall have received (i) written notice of such assignment as provided in Section 6.1 and (ii) the written agreement of the assignee, in the form attached hereto as Exhibit A, to be bound by the terms and provisions of this Agreement. Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

Section 6.3 Counterparts. This Agreement and agreements, certificates, instruments and documents entered into in connection herewith, may be executed in multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any party hereto may deliver signed counterparts of this Agreement to the other parties hereto by means of facsimile or portable document format (.PDF) signature.

Section 6.4 Governing Law.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE APPLICABLE STATE OR FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, FOR PURPOSES OF ALL LEGAL PROCEEDINGS, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER AGREEMENTS AND TRANSACTIONS CONTEMPLATED HEREBY, AND EACH PARTY HERETO HEREBY AGREES NOT TO COMMENCE ANY LEGAL PROCEEDING RELATED THERETO EXCEPT IN SUCH COURTS. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH COURT OR THAT SUCH ACTION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) TO THE EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE) THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO IN CONNECTION HEREWITH. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

Section 6.5 Specific Performance. Each party hereto agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party hereto does not perform its obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Each party hereto acknowledges and agrees

18

that each party hereto shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, each without proof of damages, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement. Each party hereto agrees that it shall not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party hereto acknowledges and agrees that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.5 shall not be required to provide any bond or other security in connection with any such injunction.

Section 6.6 Severability. If any portion or provision hereof is to any extent declared illegal or unenforceable by a court of competent jurisdiction, then the remainder hereof, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 6.7 Interpretation. The headings and captions used in this Agreement have been inserted for convenience of reference only and do not modify, define or limit any of the terms or provisions hereof.

Section 6.8 Entire Agreement. The Sponsor, the VIH Independent Directors and Pubco agree that the Original RRA is hereby terminated. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior understandings, agreements, or representations by or between the parties hereto, written or oral, that may have related in any way to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist among the parties hereto, except as expressly set forth in this Agreement.

Section 6.9 Amendments and Modifications. Upon the written consent of Pubco and the Stockholders holding at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Stockholder, solely in its capacity as a holder of the shares of capital stock of Pubco, in a manner that is materially different from the other Stockholders (in such capacity) shall require the consent of the Stockholder (or holders of least a majority in interest of the Registrable Securities of the group of Stockholders) so affected. No course of dealing between any Stockholder or Pubco and any other party hereto or any failure or delay on the part of a Stockholder or Pubco in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Stockholder or Pubco. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Section 6.10 Other Registration Rights. Pubco represents and warrants that, except with respect to registration rights granted pursuant to subscription agreements entered into in connection with the Transactions, no person, other than a holder of Registrable Securities has any right to require Pubco to register any securities of Pubco for sale or to include such securities of Pubco in any Registration filed by Pubco for the sale of securities for its own account or for the account of any other person. Further, Pubco represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties hereto and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

19

Section 6.11 Term. This Agreement shall terminate upon the date as of which no Stockholders (or permitted assignees under Section 6.2) hold any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

Section 6.12 Limitation on Subsequent Registration Rights. From and after the date of this Agreement, Pubco shall not, without the prior written consent of ICE, for so long as it owns Registrable Securities representing or exchangeable for at least 10% of Pubco’s outstanding shares of Class A Common Stock, enter into any agreement with any holder or prospective holder of any securities of Pubco giving such holder or prospective holder any registration rights the terms of which (a) are equivalent to or more favorable than the registration rights granted to the Stockholders hereunder, or (b) would reduce the amount of Registrable Securities the holders can include in any registration filed pursuant to Section 2.1, Section 2.2, Section 2.3 or Section 2.4 hereof, unless such rights are subordinate to those of the Stockholders.

Section 6.13 No Recourse. Notwithstanding any provision of this Agreement to the contrary, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the entities that are expressly named as parties to this Agreement and then only with respect to the specific obligations set forth herein with respect to such party. Without limiting the rights of the parties under and to the extent provided under Section 6.5, except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party to this Agreement), (i) no past, present or future Representative of any named party to this Agreement and (ii) no past, present or future Representative of any named party to this Agreement shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement.

Section 6.14 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, upon the written request by Pubco, each Stockholder shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

* * * * *

20

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first written above.

COMPANY:

BAKKT HOLDINGS, INC.

By:
Name:
Title:

HOLDERS:

VPC IMPACT ACQUISITION HOLDINGS SPONSOR, LLC

By:
Name:	Victory Park Management, LLC
Title:	Manager

VIH INDEPENDENT DIRECTORS

Adrienne Harris

Kai Schmitz

Kurt Summers

Signature Page to Registration Rights Agreement

[BAKKT EQUITY HOLDER]

By:
Name:
Title:

Signature Page to Registration Rights Agreement

SCHEDULE I

TABLE OF BAKKT EQUITY HOLDERS AND NUMBER OF SHARES

[TO BE INCLUDED PRIOR TO CLOSING]

Schedule I to Registration Rights Agreement

EXHIBIT A

JOINDER

Joinder

The undersigned is executing and delivering this Joinder pursuant to the Registration Rights Agreement, dated as of __________________ (as the same may hereafter be amended, the “Registration Rights Agreement”), among Bakkt Holdings, Inc., a Delaware corporation (the “Company”), and the other person named as parties therein.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Registration Rights Agreement as a Stockholder in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s ________________ number of shares of _____________________ shall be included as Registrable Securities under the Registration Rights Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the ___ day of ____________, ____.

Signature of Stockholder

Print Name of Stockholder

Address:

Agreed and Accepted as of:

______________________.
BAKKT HOLDINGS, INC.
By:
Title:

Exhibit A to Registration Rights Agreement

EXHIBIT E

FORM OF VOTING AGREEMENT

(See attached)

FINAL FORM

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made as of [•], 2021 (the “Effective Date”), by and among Bakkt Holdings, Inc., a Delaware corporation (the “Company”), and Intercontinental Exchange Holdings, Inc., a Delaware corporation (the “Stockholder”).

RECITALS

WHEREAS, on January 11, 2021, VPC Impact Acquisition Holdings, a Cayman Islands exempted company (“VIH”), Pylon Merger Company LLC, a Delaware limited liability company and wholly owned subsidiary of VIH (“Merger Sub”), and Bakkt Holdings, LLC, a Delaware limited liability company (“Bakkt Opco”), entered into an Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, on the Effective Date, pursuant to the Merger Agreement, Merger Sub merged with and into Bakkt Opco (the “Merger”) with Bakkt Opco as the surviving limited liability company in the Merger (“Bakkt Opco”);

WHEREAS, immediately prior to the Effective Time (as defined in the Merger Agreement), VIH effected the transfer by way of continuation of VIH from the Cayman Islands to the State of Delaware in accordance with the applicable provisions of the Companies Act (2020 Revision) of the Cayman Islands and a continuation of VIH by way of domestication under Section 388 of the General Corporation Law of the State of Delaware (the “Domestication”) and was renamed “Bakkt Holdings, Inc.” (with the corporation resulting from the Domestication being the “Company” referred to in the introductory paragraph of this Agreement);

WHEREAS, pursuant to the Merger Agreement, all public stockholders of VIH prior to the Domestication and certain PIPE Investors received shares of Class A common stock, par value $0.0001, of the Company (“Class A Shares”), which shares are listed on the New York Stock Exchange;

WHEREAS, pursuant to the Merger Agreement, the equity holders of Bakkt Opco immediately prior to the Effective Time received in exchange for their interests in Bakkt Opco (a) common units of limited liability company interests in Bakkt Opco (“Bakkt Opco Common Units”) and (b) an equal number of shares of Class V common stock, par value $0.0001, of the Company (“Class V Shares”);

WHEREAS, the Class V Shares are non-economic, but each Class V Share is entitled to one vote (with the Class A Shares and Class V Shares voting together as a class) on each matter submitted to a vote or consent of the stockholders of the Company;

WHEREAS, each Bakkt Opco Common Unit, along with a Class V Share (together, the “Paired Interests”), may be tendered (at the election of the holder thereof) to the Company in exchange for, at the Company’s election, one Class A Share or a cash payment equal to the market value thereof; and

WHEREAS, at the Effective Time, in exchange for its equity ownership in Bakkt Opco, the Stockholder was issued a number of Class V Shares entitling it to cast in excess of 50% of the total voting power of the outstanding shares of capital stock of the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

AGREEMENT

1. Shares Subject to Agreement; 30% Limitation; Excess Shares. During the existence of this Agreement, promptly following the setting of any record date (the “Record Date”) with respect to any matter for which the Company shall seek a stockholder vote or written consent (the “Stockholder Matter”), the Stockholder and the Company shall jointly calculate the voting power represented by Class A Shares and Class V Shares (collectively, the “Shares”) beneficially owned by the Stockholder and its Affiliates (the “Stockholder Shares”) as of the applicable Record Date. The voting power represented by the Stockholder Shares, if any, that exceeds thirty percent (30%) of the total voting power of the Shares issued and outstanding and entitled to vote as of the Record Date shall be referred to as the “Excess Amount.” The Stockholder hereby agrees that the Stockholder Shares having voting power equal to the Excess Amount (the “Excess Shares”) shall be voted as to any Stockholder Matter solely as contemplated by Section 3 below. For the avoidance of doubt, except as expressly set forth herein, the Stockholder and its Affiliates shall be permitted to vote or cause to be voted (whether at a meeting of stockholders or by written consent) all of the shares of capital stock of the Company beneficially owned by them in their respective sole and absolute discretion. “Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such specified Person; provided that, for the avoidance of doubt, neither the Company nor the VIH Sponsor (as defined in the Merger Agreement) shall be deemed an Affiliate of the Stockholder for purposes of this Agreement. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, governmental authority or other entity, enterprise, authority or business organization. Beneficial ownership shall be determined in the manner required by Rule 13d-3 promulgated under the Securities Exchange Act of 1934.

2. Irrevocable Proxy. Upon the determination of the existence of any Excess Shares with respect to a Record Date, the Stockholder hereby appoints the person designated by the Board of Directors of the Company (the “Board”) in writing (the “Proxy Designee”) as its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent all Excess Shares the Stockholder holds as of such Record Date on the applicable Stockholder Matter in the manner provided in Section 3 below. This proxy and power of attorney granted by the Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Stockholder with respect to the Excess Shares. The power of attorney granted by the Stockholder herein is a durable power of attorney and shall survive the dissolution, insolvency or bankruptcy of the Stockholder. The proxy and power of attorney granted hereunder shall be in effect during the term of this Agreement and shall terminate automatically upon the termination of this Agreement.

2

3. Obligations to Vote Excess Shares. The Company shall instruct the Proxy Designee to vote any Excess Shares such Proxy Designee is entitled to vote on any Stockholder Matter in the same percentages for and against such Stockholder Matter as votes were cast for and against such Stockholder Matter by all stockholders of the Company other than the Stockholder (ignoring, for purposes of making these calculations, abstentions and broker nonvotes).

4. Authorization. The Stockholder represents and warrants to the Company that (a) it has not, prior to the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement with respect to the Stockholder Shares, and (b) the Stockholder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, the Stockholder, enforceable in accordance with its terms.

5. Miscellaneous.

5.1 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier postage prepaid (receipt requested), (c) on the date sent by email (with confirmation of transmission, and provided, that, unless affirmatively confirmed by the recipient as received, notice is also sent to such party under another method permitted in this Section 5.1 within two (2) business days thereafter) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third (3rd) business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given by such party in accordance with this Section 5.1):

If to the Company:

Bakkt Holdings, Inc.

5900 Windward Parkway, Suite 450

Alpharetta, GA 30005

Attn: General Counsel

Email: marc.dannunzio@bakkt.com

If to the Stockholder

Intercontinental Exchange Holdings, Inc.

5660 New Northside Drive

Atlanta, Georgia 30328

Attention: General Counsel

Email: legal-notices@theice.com

3

5.2 Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the specific subject matter hereof of voting of the Excess Shares. Any and all previous agreements and understandings between or among the parties regarding the specific subject matter hereof of voting the Excess Shares, whether written or oral, are superseded by this Agreement; provided that, except with respect to the voting of the Excess Shares as expressly provided herein, this Agreement shall not be deemed to supersede the Organizational Documents (as defined in the Merger Agreement) of the Company, including the Stockholders Agreement.

5.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Neither of the parties may assign its rights or obligations hereunder without the prior written consent of the other party. No assignment shall relieve the assigning party of any of its obligations hereunder.

5.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause or permit the application of laws of any jurisdictions other than those of the State of Delaware.

5.6 Submission to Jurisdiction; WAIVER OF JURY TRIAL. Each of the parties (i) irrevocably and unconditionally submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (and in each case, any appellate courts thereof) in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) irrevocably and unconditionally agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 5.1. Nothing in this Section 5.6, however, shall affect the right of any party to serve legal process in any other manner permitted by law. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING CONTEMPLATED HEREBY.

4

5.7 Specific Performance. Each party acknowledges that the other party will be irreparably harmed and that there will be no adequate remedy at law for any violation by any party of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other party’s covenants and agreements contained in this Agreement, in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of any of the covenants or agreements contained in this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

5.8 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is held by a court of competent jurisdiction or other governmental authority to be invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. Upon such determination by such court or other governmental authority, the parties will substitute for any invalid or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

5.9 Amendment, Waiver. This Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of the parties. Any amendment of this Agreement must be approved by the Board or a committee thereof, in each case, with any director that the Stockholder is entitled to nominate pursuant to the Stockholders Agreement, dated as of the Effective Date (as it may be amended from time to time), by and among the Corporation and the other parties thereto (the “Stockholders Agreement”), abstaining. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

5.10 Termination. This Agreement shall terminate without any further action by either of the parties if the voting power represented by the Stockholder Shares beneficially owned by the Stockholder and its Affiliates falls below fifty percent (50%) of the total voting power of the Shares issued and outstanding and entitled to vote at any time, regardless of how that event is brought about, including by sale of Shares to any Person that is not an Affiliate of the Stockholder. Once this Agreement terminates, it shall not spring back into effect for any reason, including the acquisition by the Stockholder of additional securities of the Company.

5.11 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, officer, director, employee or partner of any party or any other Person, other than the parties.

5.12 No Limitations in Capacity as Director or Officer. The Stockholder is signing this Agreement solely in its capacity as a beneficial owner of the Stockholder Shares, and nothing contained in this Agreement shall prohibit, prevent, preclude, or restrict any designee of Stockholder from taking or not taking any action in its capacity as an officer or director of the Company.

5

5.13 Recapitalization. In case of any reclassification, capital reorganization, merger or change in the Class A Shares and Class V Shares of the Company, such that such shares no longer exist in the form that they exist on the date of this Agreement, then this Agreement shall apply mutatis mutandis to the class or classes of securities of the Company then outstanding and owned by the Stockholder and its Affiliates that have the right to vote in the election of directors (or their functional equivalents) of the Company.

5.14 Mutual Drafting. This Agreement is the mutual product of the parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party by virtue of the authorship thereof.

[Remainder of Page Intentionally Left Blank.]

6

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

COMPANY:

BAKKT HOLDINGS, INC.

By:
Name:
Title:

STOCKHOLDER:

INTERCONTINENTAL EXCHANGE HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Voting Agreement]

EXHIBIT F

FORM OF STOCKHOLDERS AGREEMENT

(See attached)

FINAL FORM

STOCKHOLDERS AGREEMENT

OF

BAKKT HOLDINGS, INC.

DATED AS OF [•], 2021

(i)

STOCKHOLDERS AGREEMENT

This Stockholders Agreement is entered into as of [•], 2021, by and among (i) Bakkt Holdings, Inc., a Delaware corporation (“Pubco”), (ii) each of the parties listed on Schedule 1 hereto (each, a “Bakkt Equity Holder” and, collectively, the “Bakkt Equity Holders”) and (iii) VPC Impact Acquisition Holdings Sponsor, LLC, a Delaware limited liability company (the “Sponsor” and, together with the Bakkt Equity Holders, the “Stockholders”).

RECITALS

WHEREAS, Pubco, Pylon Merger Company LLC, a Delaware limited liability company and wholly owned Subsidiary of Pubco (“Merger Sub”), and Bakkt Holdings, LLC, a Delaware limited liability company (“Bakkt Opco”), entered into that certain Agreement and Plan of Merger, dated as of January 11, 2021 (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Bakkt Opco (the “Merger”), with Bakkt Opco being the surviving limited liability company of the Merger;

WHEREAS, (i) prior to the consummation of the transactions contemplated by the Merger Agreement (the “Transactions”), Pubco was a Cayman Islands exempted company, and (ii) immediately prior to the consummation of the Merger, Pubco domesticated into the State of Delaware as a Delaware corporation and changed its name from “VPC Impact Acquisition Holdings” to “Bakkt Holdings, Inc.” (the “Domestication”);

WHEREAS, in connection with the Domestication and the other Transactions, among other things, (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share, of Pubco (other than those shares validly redeemed in connection with the Redemption (as defined in the Merger Agreement)) was automatically converted into one share of Class A Common Stock and (ii) each issued and outstanding Class B ordinary share, par value $0.0001 per share, of Pubco (all of which Class B ordinary shares were held by the Sponsor and the independent directors of Pubco) was automatically converted into one share of Class A Common Stock (such conversions, together, the “Pubco Common Stock Conversion”);

WHEREAS, pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) (and following the filing of the Certificate of Incorporation), (i) in connection with the conversion of the Bakkt Interests (as defined in the Merger Agreement) upon consummation of the Merger, the Bakkt Equity Holders received Bakkt Opco Common Units and Pubco issued to the Bakkt Equity Holders an aggregate number of shares of Class V Common Stock equal to the number of Bakkt Opco Common Units received by the Bakkt Equity Holders, and (ii) in connection with the conversion of the limited liability interests of Merger Sub upon consummation of the Merger, Pubco received Bakkt Opco Common Units in an amount equal to the number of shares of Class A Common Stock outstanding immediately prior to the Effective Time (after giving effect to the Pubco Common Stock Conversion, the PIPE Financing (as defined in the Merger Agreement) and the Redemption);

WHEREAS, each Bakkt Equity Holder has the right to exchange Bakkt Opco Common Units received by such Bakkt Equity Holder in connection with the Merger, along with the transfer to Pubco of an equal number of shares of Class V Common Stock for retirement and cancellation, for shares of Class A Common Stock in the manner set forth in, and pursuant to the terms and conditions of, the Bakkt Opco LLC Agreement and the Exchange Agreement;

WHEREAS, in connection with the Transactions, Pubco and the Stockholders desire to set forth certain understandings between such parties, including with respect to certain governance matters and other rights and obligations associated with the ownership of Equity Securities of Pubco and Bakkt Opco.

NOW, THEREFORE, in consideration of the premises set forth above and of the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pubco and the Stockholders, intending to be legally bound, hereby agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

Section 1.01 Defined Terms. In this Agreement, the following terms have the following meanings:

“Affiliate” of a specified Person means a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such specified Person.

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Bakkt Equity Holders” has the meaning set forth in the Preamble.

“Bakkt Equity Holders Lock-Up Period” has the meaning set forth in Section 3.01(a).

“Bakkt Equity Holders Lock-Up Shares” means, in respect of each Bakkt Equity Holder, the Equity Securities of Pubco and the Equity Securities of Bakkt Opco, in each case, Beneficially Owned or otherwise held, directly or indirectly, by such Bakkt Equity Holder, including shares of Class A Common Stock (including shares of Class A Common Stock issued to such Bakkt Equity Holder upon exchange of Bakkt Opco Common Units, and retirement and cancellation of an equal number of shares of Class V Common Stock, in accordance with Bakkt Opco LLC Agreement and the Exchange Agreement), shares of Class V Common Stock and Bakkt Opco Common Units.

“Bakkt Opco” has the meaning set forth in the Recitals.

“Bakkt Opco Common Units” means the common units of Bakkt Opco, which provide the holder thereof with, and subject such holder to, such rights, privileges, restrictions and obligations as are set forth in the Bakkt Opco LLC Agreement.

“Bakkt Opco Director” has the meaning set forth in Section 2.01(a).

“Bakkt Opco LLC Agreement” means the Third Amended and Restated LLC Agreement of Bakkt Opco, dated as of [•], 2021, by and among Bakkt Opco, Pubco and the Bakkt Equity Holders, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.

“Beneficial Owner” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of Pubco.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to be closed for business; provided that such banks shall be deemed to be open for business in the event of a “shelter in place” order or similar closure of physical branch locations is required at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including wire transfers) are open for use by customers on such day.

“By-Laws” means the by-laws of Pubco, adopted on or substantially around the date of this Agreement, as the same may be amended or restated from time to time.

2

“Certificate of Incorporation” means the certificate of incorporation of Pubco, filed with the Secretary of State of the State of Delaware on or prior to the date of this Agreement, as the same may be amended or restated from time to time.

“Class I Director” has the meaning set forth in the Certificate of Incorporation.

“Class II Director” has the meaning set forth in the Certificate of Incorporation.

“Class III Director” has the meaning set forth in the Certificate of Incorporation.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Pubco, including (a) any shares of such Class A common stock issuable upon the exercise of any warrant, option, convertible security or other right to acquire shares of such Class A common stock and (b) any Equity Securities issued in respect of such Class A common stock, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction. For the avoidance of doubt, for purposes of determining whether a Person Beneficially Owns Class A Common Stock under this Agreement, such Person’s ownership will include any Bakkt Opco Common Units which such Person can exchange (when coupled with corresponding shares of Class V Common Stock) into shares of Class A Common Stock pursuant to the Bakkt Opco LLC Agreement and the Exchange Agreement.

“Class V Common Stock” means the Class V common stock, par value $0.0001 per share, of Pubco, including (a) any shares of such Class V common stock issuable upon the exercise of any warrant, option, convertible security or other right to acquire shares of such Class V common stock and (b) any Equity Securities issued in respect of such Class V common stock, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Closing” has the meaning given to such term in the Merger Agreement.

“Closing Date” has the meaning given to such term in the Merger Agreement.

“Common Stock” means shares of the Class A Common Stock and the Class V Common Stock, including any shares of the Class A Common Stock or the Class V Common Stock issuable upon the exercise of any warrant, option, convertible security or other right to acquire shares of the Class A Common Stock or the Class V Common Stock.

“Confidential Information” means, in respect of a Stockholder, any confidential, non-public information concerning Pubco or any of its Subsidiaries that is furnished after the date of this Agreement by or on behalf of Pubco or any of its Designated Representatives to such Stockholder or any of its Designated Representatives, together with any notes, analyses, reports, models, compilations, studies, documents, records or extracts thereof to the extent containing, based upon or derived from such information, in whole or in part; provided, however, that Confidential Information does not include information:

(a) that is or has become publicly available other than as a result of a disclosure by such Stockholder or any of its Designated Representatives in violation of this Agreement;

(b) that was already known to such Stockholder or any of its Designated Representatives or was in the possession of such Stockholder or any of its Designated Representatives, in either case, without an obligation of confidentiality to Pubco or any of its Affiliates, prior to its being furnished by or on behalf of Pubco or its Designated Representatives;

3

(c) that is received by such Stockholder or any of its Designated Representatives from a source other than Pubco or its Designated Representatives; provided, that the source of such information was not actually known by such Stockholder or Designated Representative to be bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, Pubco or any of its Affiliates;

(d) that was independently developed or acquired by such Stockholder or any of its Designated Representatives or on its or their behalf, in any case, without the violation of the terms of this Agreement or the use of or reference to any Confidential Information; or

(e) that such Stockholder or any of its Designated Representatives is required or requested, in the good faith determination of such Stockholder or such Designated Representative, to disclose by applicable Law; provided that such Stockholder or such Designated Representative, (i) to the extent permitted by applicable law, notifies Pubco reasonably in advance of any such disclosure, (ii) reasonably cooperates (at Pubco’s sole expense) with Pubco in any reasonable efforts taken by Pubco to prevent or limit such disclosure and (iii) otherwise takes reasonable steps to minimize the extent of any such required disclosure; provided, further, that the requirements of the foregoing proviso shall not be required where disclosure is made in connection with a routine audit or examination by a regulatory or self-regulatory authority, bank examiner or auditor and such audit or examination does not specifically reference Pubco or this Agreement.

“Control” (including its correlative meanings, “Controlling”, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract, or otherwise).

“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Person or such Person’s Immediate Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Immediate Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the managing partner, general partner or investment manager or in which such Person or such Person’s Immediate Family Members or Affiliates hold partnership interests representing at least fifty percent (50%) of such partnership’s capital and profits and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager, managing member or investment manager or in which such Person or such Person’s Immediate Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits.

“Designated Representatives” means, with respect to any Person, (a) any of such Person’s Affiliates and such Person’s and its Affiliates’ respective directors, managers, investment managers, officers, partners (including general partners), members, equityholders, employees, agents, attorneys, accountants, actuaries, insurers, financing sources, consultants, financial or other advisors or (b) any prospective purchaser of all, or a material portion, of such Person’s Equity Securities of Pubco if such prospective purchaser has agreed, in writing with Pubco, to customary confidentiality and use restrictions with respect to such Confidential Information.

“Director” means any member of the Board from time to time.

“Domestication” has the meaning set forth in the Recitals.

4

“Equity Securities” means, with respect to any Person, any shares of capital stock or equity of (or other ownership or profit interests in) such Person, any warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, any securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, options or other rights for the purchase or acquisition from such Person of such shares of capital stock or equity of (or other ownership or profit interests in) such Person, restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and any other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as they may be amended from time to time.

“Exchange Agreement” means the Exchange Agreement, dated as of [•], 2021, by and among Pubco, Bakkt Opco and the other parties thereto.

“Governmental Authority” means any federal, state, tribal, local or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, administrative body, department, commission, board, bureau, agency, court, tribunal or instrumentality, arbitration panel, commission or similar dispute resolving panel or body, or any applicable self-regulatory organization.

“ICE” means Intercontinental Exchange Holdings, Inc., a Delaware corporation.

“Immediate Family Members” means, with respect to any Person, such Person’s spouse, ancestors, descendants (whether by blood, marriage or adoption, and including spouses of such descendants), brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which the only beneficiaries are such Person or any of the foregoing Persons.

“Initial Board” means the Board of Directors of Pubco immediately following the consummation of the Transactions.

“Insider Letter” means that certain letter agreement, dated as of September 22, 2020, by and among Pubco, the Sponsor and the other signatories thereto.

“Law” means each applicable federal, state, local, municipal, foreign or other law, order, judgment, rule, code, statute, legislation, regulation, principle of common law, treaty, convention, requirement, variance, proclamation, edict, decree, writ, injunction, award, ruling or ordinance that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lock-Up Periods” means the Bakkt Equity Holders Lock-Up Period, the Private Placement Lock-Up Period and the Sponsor Lock-Up Period.

“Lock-Up Shares” means the Bakkt Equity Holders Lock-Up Shares, the Private Placement Lock-Up Shares and the Sponsor Lock-Up Shares.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Necessary Action” means, with respect to any party hereto and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that the Directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) appearing at any meeting of the stockholders of Pubco or otherwise causing all shares of Common Stock to be counted as present thereat for purposes of

5

calculating a quorum, (c) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (d) voting in favor of the adoption of stockholders’ resolutions and amendments to the Organizational Documents of Pubco, (e) executing agreements and instruments, (f) making, or causing to be made, with Governmental Authorities, all filings, registrations or similar actions that are required to achieve such result, and (g) nominating certain Persons for election to the Board in connection with the annual or special meeting of stockholders of Pubco.

“Non-Recourse Party” has the meaning set forth in Section 4.15.

“NYSE” the New York Stock Exchange.

“Organizational Documents” means: (a) the articles or certificate of incorporation and the by-laws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the limited liability company agreement, operating agreement and the certificate or articles of formation of a limited liability company; (e) the trust agreement and any documents that govern the formation of a trust; (f) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (g) any amendment to any of the foregoing.

“Permitted Transferee” means, with respect to a Stockholder: (a) any Sponsor Member, (b) any Immediate Family Member of such Stockholder, (c) any Affiliate of such Stockholder, (d) any Affiliate of any Sponsor Member or any Immediate Family Member of such Stockholder, or (e) any Controlled Entity of such Stockholder.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Private Placement Lock-Up Period” means the Private Placement Warrants Lock-up Period (as defined in the Insider Letter as of the date hereof).

“Private Placement Lock-Up Shares” means the Sponsor Warrants and any shares of Class A Common Stock resulting from the exercise of any Sponsor Warrant.

“Pubco” has the meaning set forth in the Preamble.

“Pubco Common Stock Conversion” has the meaning set forth in the Recitals.

“Qualified Stockholder” means any Stockholder that, together with its Permitted Transferees that are a party hereto, holds (a) in the case of the Sponsor, then-issued and outstanding shares of Common Stock representing at least fifty percent (50%) of the shares of Common Stock held by Sponsor as of the Closing Date (subject to adjustment for any applicable stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction), or (b) in the case of any other Stockholder, at least five percent (5%) of the then-issued and outstanding shares of Common Stock.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as they may be amended from time to time.

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Director” has the meaning set forth in Section 2.01(a).

“Sponsor Lock-Up Period” means the Founder Shares Lock-up Period (as defined in the Insider Letter as of the date hereof).

6

“Sponsor Lock-Up Shares” means the Equity Securities of Pubco, including shares of Class A Common Stock, Beneficially Owned or otherwise held, directly or indirectly, by the Sponsor; provided that, notwithstanding anything herein to the contrary, in no event shall the Private Placement Lock-Up Shares be deemed or considered “Sponsor Lock-Up Shares” for purposes of this Agreement.

“Sponsor Member” means any direct or indirect equityholder of Sponsor as of the date of this Agreement.

“Sponsor Warrants” means the warrants to purchase 6,147,440 shares of Class A Common Stock issued to the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated September 20, 2020, by and among the Sponsor and Pubco, for a purchase price of $1.00 per warrant.

“Stockholders” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any specified Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by such specified Person or one or more of the other Subsidiaries of such specified Person or any combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of membership interests (or equivalent ownership interests) of such limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or any combination thereof. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, Bakkt Opco and its Subsidiaries shall be deemed Subsidiaries of Pubco.

“Third-Party Purchaser” means any Person who, immediately prior to the contemplated transaction, does not Beneficially Own or directly or indirectly have the right to acquire any outstanding Common Stock.

“Transactions” has the meaning set forth in the Recitals.

“Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition (whether by operation of law or otherwise) and, when used as a verb, to voluntarily or involuntarily transfer, sell, pledge or hypothecate or otherwise dispose of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee”, “Transferor”, “Transferred” and other forms of the word “Transfer” shall have correlative meanings.

“Unaffiliated Directors” has the meaning set forth in Section 2.01(a).

Section 1.02 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. When used in this Agreement, unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) terms defined in the singular have a comparable meaning when used in the plural, and vice versa, (c) the words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, (d) Section references are to Sections of this Agreement, (e) references to the Preamble and Recitals are to the preamble and recitals to this Agreement and (f) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

7

ARTICLE II

CORPORATE GOVERNANCE MATTERS

Section 2.01 Election of Directors.

(a) Pubco and each Stockholder shall take all Necessary Action to cause the Initial Board to be comprised of [five/seven] ([5/7]) Directors, (i) one (1) of whom has been designated by the Sponsor (the “Sponsor Director”), who shall initially be Gordon Watson, (ii) one (1) of whom has been designated by Bakkt Opco (the “Bakkt Opco Director”), who shall initially be [•], and (iii) [three/five] ([3/5]) of whom have been jointly designated by the Sponsor and Bakkt Opco and a majority of whom qualify as “independent directors” under NYSE listing rules (the “Unaffiliated Directors”), who shall initially be [•], [•][, [•], [•]] and [•]. Pubco and each Stockholder shall take all Necessary Action to cause the foregoing Directors to be divided into three (3) classes of Directors, with each class serving for staggered three (3)-year terms as follows:

(i) the Class I Directors shall include [one/two/three] ([1/2/3]) Unaffiliated Director[s], who shall initially be [•][[, [•]] and [•]];

(ii) the Class II Directors shall include the Sponsor Director and the Bakkt Opco Director; and

(iii) the Class III Directors shall include [one/two/three] ([1/2/3]) Unaffiliated Director[s], who shall initially be [•][[, [•]] and [•]].

The initial term of the Class I Directors shall expire at the first (1st) annual meeting of stockholders of Pubco following the Closing Date at which Directors are elected. The initial term of the Class II Directors shall expire at the second (2nd) annual meeting of stockholders of Pubco following the Closing Date at which Directors are elected. The initial term of the Class III Directors shall expire at the third (3rd) annual meeting of stockholders of Pubco following the Closing Date at which Directors are elected.

(b) Pubco shall take all Necessary Action to cause the Board to elect and maintain a Chairman of the Board, who shall qualify as an “independent director” under NYSE listing rules, and who shall have such duties and responsibilities as are provided for in the Organizational Documents of Pubco.

(c) Prior to the second (2nd) annual meeting of stockholders of Pubco following the Closing Date at which Directors are elected, in the event that a vacancy is created at any time by the death, retirement, removal or resignation of the Sponsor Director or the Bakkt Opco Director, any individual nominated by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and Pubco and each Stockholder shall take all Necessary Action to cause such vacancy to be filled as soon as possible by, (i) in the case of a vacancy created by the death, retirement, removal or resignation of the Sponsor Director, a designee of the Sponsor if the Sponsor is a Qualified Stockholder at such time, or (ii) in the case of a vacancy created by the death, retirement, removal or resignation of the Bakkt Opco Director, a designee of ICE if ICE is a Qualified Stockholder at such time.

Section 2.02 Committees. In accordance with the Organizational Documents of Pubco, (i) the Board shall establish and maintain committees of the Board for (x) Audit, (y) Compensation and (z) Nominating and Corporate Governance and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. The composition of each committee of the Board shall be in compliance with any applicable NYSE independence requirements.

8

Section 2.03 Independent Directors. Pubco has determined that the Initial Board referenced in Section 2.01(a) includes the requisite number of individuals meeting the independence requirements of the NYSE. Following such time as the Initial Board is constituted, Pubco shall take all Necessary Action to ensure that the Board consists of the requisite number of directors meeting the independence requirements of the NYSE or any other securities exchange on which the Equity Securities of Pubco are then listed.

Section 2.04 Compensation; Reimbursement of Expenses. Except to the extent the Sponsor, in respect of the Sponsor Director, or ICE, in respect of the Bakkt Opco Director, may otherwise notify Pubco, the Sponsor Director and the Bakkt Opco Director shall be entitled to compensation consistent with the compensation received by the Unaffiliated Directors, including any fees and equity awards. Pubco shall reimburse the Sponsor Director and the Bakkt Opco Director for all reasonable out-of-pocket expenses incurred by such Director in connection with such Director’s attendance at meetings of the Board or any committees thereof, including travel, lodging and meal expenses, on the same terms as such expenses are reimbursed to the Unaffiliated Directors.

Section 2.05 Indemnification. Pubco shall enter into an indemnification agreement with each of the Sponsor Director and the Bakkt Opco Director, each on substantially the same terms entered into with, and based on the same customary and reasonable form provided to, the other Directors. For the avoidance of doubt, for so long as the Sponsor Director or the Bakkt Opco Director serves as a Director, Pubco shall provide the Sponsor Director and the Bakkt Opco Director expense reimbursement, benefits, indemnity, exculpation and other arrangements on the same terms as those provided to the other Directors. For so long as the Sponsor Director or the Bakkt Opco Director serves as a Director, Pubco shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting the Sponsor Director or the Bakkt Opco Director, as applicable, as and to the extent consistent with applicable Law, contained in the Organizational Documents of Pubco (including Article VIII of the Certificate of Incorporation and Article V of the By-Laws)), any indemnification agreements with Directors or otherwise (whether such right is contained in the Organizational Documents of Pubco or another document) (except to the extent such amendment or alteration permits Pubco to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

Section 2.06 D&O Insurance. Pubco shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (ii) for so long as the Sponsor Director or the Bakkt Opco Director serves as a Director, maintain such directors’ and officers’ liability insurance coverage with respect to such Director.

Section 2.07 Information Sharing. To the extent permitted by applicable Law, each party hereto acknowledges and agrees that the Sponsor Director and the Bakkt Opco Director may share any information concerning Pubco and its Subsidiaries received by them from or on behalf of Pubco or its representatives with, in the case of the Sponsor Director, the Sponsor and its Designated Representatives, and, in the case of the Bakkt Opco Director, ICE and its Designated Representatives (subject to the Sponsor’s or ICE’s (as applicable) respective obligation to maintain the confidentiality of Confidential Information in accordance with Section 2.08).

Section 2.08 Confidentiality. Each of the Sponsor and ICE agrees (severally, and not jointly) that it will, and will direct its Designated Representatives to, keep confidential and not disclose any Confidential Information to any other Person (other than Pubco and its Designated Representatives); provided, however, that each of the Sponsor and ICE and their respective Designated Representatives may disclose Confidential Information (a) to their respective Designated Representatives who reasonably need to know or otherwise ordinarily receive such information (and solely for use by such Persons) in connection with the Sponsor’s or ICE’s (as applicable) investment in Pubco or (b) as Pubco may otherwise consent to in writing; provided, further, however, that (i) each Designated Representative shall be under an obligation

9

of confidentiality to Pubco or the Sponsor or ICE (as applicable) with respect to such Confidential Information and (ii) each of the Sponsor and ICE agrees (severally, and not jointly) to be responsible for any breaches of this Section 2.08 by their respective Designated Representatives. Notwithstanding the foregoing, (i) no Person shall be deemed a Designated Representative of the Sponsor or ICE (and as a result subject to any of the obligations under this Section 2.08) unless such Person actually receives Confidential Information from, on behalf of, or at the request of, the Sponsor, ICE or their respective Designated Representatives (as applicable) and (ii) no Affiliates or portfolio companies of the Sponsor or ICE or any of their Affiliates will be deemed to be subject to this Section 2.08 solely due to the fact that one of its officers, members, managers, investment managers, members of the board of directors (or similar governing body), general partners or employees who has received or had access to any Confidential Information serves as an officer, member, manager, investment manager, member of the board of directors (or similar governing body), general partner, employee or agent of such Affiliate or portfolio company; provided that such officer, member, manager, investment manager, member of the board of directors (or similar governing body), general partner or employee does not provide any Confidential Information to the other officers, members, managers, investment managers, members of the board of directors (or similar governing body), general partners or employees of such Affiliate or portfolio company.

ARTICLE III

RESTRICTIONS ON TRANSFER

Section 3.01 General Restrictions on Transfer.

(a) Except as permitted by Section 3.02, no Bakkt Equity Holder shall Transfer, or make a public announcement of any intention to Transfer, any Bakkt Equity Holders Lock-Up Shares during the period commencing on the Closing Date and continuing until the six (6)-month anniversary of the Closing Date (the “Bakkt Equity Holders Lock-Up Period”).

(b) Except as permitted by Section 3.02, the Sponsor shall not Transfer, or make a public announcement of any intention to Transfer, any Private Placement Lock-Up Shares during the Private Placement Lock-Up Period.

(c) Except as permitted by Section 3.02, the Sponsor shall not Transfer, or make a public announcement of any intention to Transfer, any Sponsor Lock-Up Shares during the Sponsor Lock-Up Period.

Section 3.02 Permitted Transfers.

(a) No prohibition in Section 3.01 shall apply to: (i) Transfers permitted by Section 3.02(b) (except as otherwise provided in Section 3.02(c)); (ii) Transfers by any Bakkt Equity Holder following the expiration of the Bakkt Equity Holders Lock-Up Period; (iii) Transfers of the Private Placement Lock-Up Shares by the Sponsor following the expiration of the Sponsor Lock-Up Period; or (iv) Transfers of the Sponsor Lock-Up Shares by the Sponsor following the expiration of the Sponsor Lock-Up Period.

(b) Notwithstanding anything to the contrary contained in this Agreement (including Section 3.01), subject to Section 3.02(c), during the Lock-Up Period applicable to such Person, each Bakkt Equity Holder and the Sponsor may Transfer, without the consent of any other party hereto, any of such Person’s Lock-Up Shares:

(i) to any of such Person’s Permitted Transferees; provided that, in respect of Transfers to an Immediate Family Member or an Affiliate of such Person (other than pursuant to Section 3.02(b)(iii)), no consideration is paid by such Immediate Family Member or Affiliate and such Transfer is conditioned on the receipt by Pubco of an undertaking by such Immediate Family Member or Affiliate to Transfer such shares of Lock-Up Shares back to the applicable Transferor if such Immediate Family Member or Affiliate ceases to be an Immediate Family Member or an Affiliate of such Transferor;

10

(ii) pursuant to any liquidation, merger, stock exchange or other similar transaction of Pubco with a Third-Party Purchaser that results in all of Pubco’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property and a change in Control of Pubco; or

(iii) in the case of a Stockholder that is a natural person, upon death of such Stockholder by will or other instrument taking effect at the death of such Stockholder or by applicable Laws of descent and distribution to such Stockholder’s Immediate Family Members.

(c) In respect of any Transfers permitted by Section 3.02(b)(i) or Section 3.02(b)(iii), (i) the applicable Transferee shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering to Pubco a joinder in the form attached to this Agreement as Exhibit A, whereupon such Transferee will be treated as a party hereto (with the same rights and obligations as the Transferor (including, for the avoidance of doubt, the restrictions in Section 3.01)) for all purposes of this Agreement, and such Transfer shall not be recognized unless and until such joinder is executed and delivered to Pubco, (ii) prior written notice of such Transfer shall be given to Pubco, the Sponsor and ICE, and (iii) the applicable Transferee shall not be permitted to Transfer such Lock-Up Shares further without compliance with the provisions of this Agreement that are applicable to the initial Transferor. For the avoidance of doubt, in connection with any Transfer of Lock-Up Shares pursuant to Section 3.02(b)(i) or Section 3.02(b)(iii), the restrictions and obligations contained in this Article III shall continue to apply to such Lock-Up Shares for the Lock-Up Period applicable to the initial Transferor.

Section 3.03 Miscellaneous Provisions Relating to Transfers.

(a) Pubco shall place customary restrictive legends on the certificates or book entries representing the Equity Securities subject to this Agreement (including the Lock-Up Shares), in addition to any legends required by applicable Law, and remove such restrictive legends at the time the restrictions and obligations contemplated hereby are no longer applicable to Equity Securities represented by such certificates or book entries.

(b) Any attempt to Transfer any Lock-Up Shares that is not in compliance with this Agreement shall be null and void, and Pubco shall not, and shall cause any transfer agent not to, give any effect in Pubco’s stock records to such attempted Transfer and the purported Transferee in any such purported Transfer shall not be treated as the owner of such Lock-Up Shares for any purposes of this Agreement.

(c) Notwithstanding any other provision of this Agreement, each of the parties hereto acknowledge and agree that, notwithstanding anything to the contrary contained in this Agreement, the Equity Securities of Pubco and Bakkt Opco (as applicable) (including the Lock-Up Shares), in each case, Beneficially Owned by such Person shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Authority, including all applicable holding periods under the Securities Act and other rules of the Securities and Exchange Commission, and, as applicable, the Organizational Documents of Bakkt Opco.

11

ARTICLE IV

GENERAL PROVISIONS

Section 4.01 Termination.

(a) Except as provided in Section 4.01(b), this Agreement shall terminate (i) solely as to any Stockholder, at such time as such Stockholder and its Permitted Transferees no longer Beneficially Own or otherwise hold any Equity Securities of Pubco, and (ii) as to all parties hereto, upon the earlier of (x) the mutual written agreement of Pubco and each Qualified Stockholder at the time of such mutual written agreement and (y) immediately following the second (2nd) annual meeting of stockholders of Pubco following the Closing Date at which Directors are elected.

(b) The termination of this Agreement, whether in respect of any particular Stockholder and/or all parties hereto, shall not affect: (i) the existence of Pubco; (ii) the obligation of any party to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination; (iii) the rights which any Stockholder may have by operation of law as a stockholder of Pubco; or (iv) the rights contained herein which are intended to survive termination of this Agreement. The following provisions shall survive any termination of this Agreement: Section 1.02, Section 2.05, Section 2.06 and this Article IV.

Section 4.02 Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, sent by facsimile or other electronic transmission (including e-mail) or sent by reputable overnight courier service (charges prepaid) to the respective parties as follows, and shall be deemed to have been given or made (i) when delivered, if delivered personally by hand to the intended recipient (with written confirmation of receipt), (ii) when sent, if sent by facsimile (with confirmation of transmission) or by electronic transmittal (including e-mail) (provided that the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to such recipient), and (iii) one (1) Business Day after deposit with a reputable overnight courier service. Unless another address is specified in writing pursuant to this Section 4.02, notices, designations, requests, requests for consent or consents shall be sent to the addresses indicated below:

if to Pubco, to:

Bakkt Holdings, Inc.
5900 Windward Parkway, Suite 450
Alpharetta, GA 30005
Attention:	General Counsel
E-mail:	marc.dannuzio@bakkt.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
300 West 6th Street, 22nd Floor
Austin, Texas 78701
Attention:	J. Matthew Lyons
E-mail:	Matt.Lyons@Shearman.com

if to the Sponsor, to:

Victory Park Management, LLC
c/o VPC Impact Acquisition Holdings Sponsor, LLC
150 North Riverside Plaza, Suite 5200
Chicago, Illinois 60606
Attention:	Scott Zemnick
Facsimile:	(312) 701-0794
E-mail:	szemnick@vpcadvisors.com

12

with a copy (which shall not constitute notice) to:

White & Case LLP
111 South Wacker Drive, Suite 5100
Chicago, Illinois 60606
Attention:	Raymond Bogenrief
Facsimile:	(312) 881-5450
E-mail:	Raymond.Bogenrief@whitecase.com

if to any Bakkt Equity Holder, to: the address of such Bakkt Equity Holder set forth on its signature page hereto.

Section 4.03 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by (a) Pubco and each Qualified Stockholder at the time of such amendment, supplement or modification; provided, however, that any such amendment, supplement or modification that materially and adversely changes the rights or obligations of any Stockholder party hereto in a manner that is disproportionate to all other Stockholders shall require the prior written consent of such Stockholder. No failure or delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver of any provision or default under, nor consent to any exception to, this Agreement shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver or consent and then only to the specific purpose, extent and instance so provided; provided that, notwithstanding the foregoing, no waiver of any provision or default under, nor any consent to any exception to, the terms and provisions of Article III shall be effective unless in writing and signed by each of (i) Pubco, (ii) for so long as the Bakkt Equity Holders or their respective Permitted Transferees continue to Beneficially Own or otherwise hold Common Stock, ICE, (iii) for so long as the Sponsor or its Permitted Transferees continue to Beneficially Own or otherwise hold Common Stock, the Sponsor, and (iv) if such party hereto is not already required to sign pursuant to the foregoing clauses (i) through (iii), the party asserted to have granted such waiver or consent.

Section 4.04 Further Assurances. Each party to this Agreement shall cooperate and take such action as may be reasonably requested by another party to this Agreement in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

Section 4.05 Assignment. No party may assign this Agreement nor any right or obligation of such party, in whole or in part, without the express prior written consent of (a) Pubco and (b) each Qualified Stockholder at the time of such amendment, supplement or modification, and any attempted assignment in violation of this Section 4.05 shall be null and void and of no effect; provided that, in connection with a Transfer pursuant to and permitted by Article III, the Sponsor, each Bakkt Equity Holder and their respective Permitted Transferees may assign any and all rights and obligations of such Person, (x) to a Permitted Transferee in compliance with, and to the extent not expressly prohibited by Article III, in each case, without the prior consent of any other party, or (y) to any other Person in compliance with, and to the extent not expressly prohibited by Article III, in each case, with the express prior written consent of Pubco. All of the terms and provisions of this Agreement shall be binding upon the parties hereto and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any party (including, such party’s Permitted Transferees) only to the extent that they are permitted successors, assigns, heirs and representatives (including, Permitted Transferees) pursuant to the terms of this Agreement.

13

Section 4.06 Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their respective permitted successors, assigns, heirs and representatives (including, Permitted Transferees), any rights or remedies under this Agreement or otherwise create any third-party beneficiary hereof.

Section 4.07 Governing Law. THIS AGREEMENT AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY LAW, RULE OR PROCEDURE (INCLUDING ANY CHOICE OF LAW OR CONFLICT OF LAW PRINCIPLES) THAT WOULD CAUSE THE APPLICATION OF THE LAWS, RULES OR PROCEDURES OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

Section 4.08 Jurisdiction; WAIVER OF JURY TRIAL. Each party hereto hereby (i) agrees that any action directly or indirectly arising out of, under or relating to this Agreement shall exclusively be brought in and shall exclusively be heard and determined by the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (and in each case, any appellate courts thereof), and (ii) solely in connection with the action(s) contemplated by clause (i) of this Section 4.08, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in clause (i) of this Section 4.08, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this Section 4.08, (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over any party hereto, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

Section 4.09 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.

Section 4.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter. Notwithstanding the foregoing, nothing herein shall affect the rights and obligations of Pubco or the Stockholders or their respective Affiliates under any other agreements with respect to confidentiality and non-use of information, which the parties expressly agree shall not be superseded by the terms of this Agreement.

14

Section 4.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by applicable Law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by applicable Law, and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

Section 4.12 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

Section 4.13 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts (including by facsimile, pdf or other electronic document transmission), each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

Section 4.14 Subsequent Acquisition of Securities. Each Stockholder agrees that any Equity Securities of Pubco or Bakkt Opco which it shall hereafter acquire by means of a stock split, stock dividend, distribution, exercise of warrants or options, purchase or otherwise (other than in respect of the exercise of any Sponsor Warrants) shall be subject to the provisions of this Agreement to the same extent as if held on the date hereof.

Section 4.15 No Recourse. This Agreement may only be enforced against and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against, the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, investment manager, partner, equityholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, investment manager, partner, equityholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

15

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

PUBCO:

BAKKT HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

BAKKT EQUITY HOLDER:

[•]

By:
Name:
Title:

Address for Notices:

Attention:

Facsimile:

E-mail:

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

SPONSOR:

VPC IMPACT ACQUISITION HOLDINGS SPONSOR, LLC

By:	Victory Park Management, LLC
Title:	Manager

By:
Name:	Scott Zemnick
Title:	Authorized Signatory

[Signature Page to Stockholders Agreement]

SCHEDULE 1

BAKKT EQUITY HOLDERS

[TO BE INCLUDED]1

[1]	Note to Draft: All members of Bakkt Holdings, LLC that will receive shares in Pubco to be listed.

EXHIBIT A

FORM OF JOINDER

(See attached)

JOINDER

This Joinder (this “Joinder”) to the Stockholders Agreement is made and entered into as of                                 , is between                                  (“Transferor”) and                                      (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring                         [shares of Class A Common Stock/shares of Class V Common Stock/Bakkt Opco Common Units] (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Stockholders Agreement, dated as of [•], among Bakkt Holdings, Inc. and the other persons party thereto (the “Stockholders Agreement”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Stockholders Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a party (with the same rights and obligations as the Transferor) for all purposes of the Stockholders Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Stockholders Agreement.

Section 1.2 Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Section 1.3 Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Stockholders Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Stockholders Agreement and (c) such Transferee will be treated as a party to the Stockholders Agreement (with the same rights and obligations as the Transferor) for all purposes of the Stockholders Agreement.

Section 1.4 Notice. Any notice, demand or other communication under the Stockholders Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 4.02 of the Stockholders Agreement.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the Law of the State of Delaware.

Section 1.6 Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

TRANSFEROR:

Print Name:

By:

Name:

Title:

[Signature Page to Joinder]

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

TRANSFEREE:

Print Name:

By:

Name:

Title:

Address for Notices:

Attention:

Facsimile:

E-mail:

[Signature Page to Joinder]

EXHIBIT G

FORM OF BAKKT PUBCO CHARTER

(See attached)

FINAL FORM

CERTIFICATE OF INCORPORATION

OF

BAKKT HOLDINGS, INC.

The undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, does execute this Certificate of Incorporation and does hereby certify as follows:

ARTICLE I

Section 1.1 Name. The name of the Corporation is Bakkt Holdings, Inc. (the “Corporation”).

ARTICLE II

Section 2.1 Address. The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808; and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

Section 3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation is being incorporated in connection with the domestication of VPC Impact Acquisition Holdings, a Cayman Islands exempted company limited by shares (“VIH Cayman”), as a Delaware corporation, and this Certificate of Incorporation is being filed simultaneously with the Certificate of Corporate Domestication of VIH Cayman (the “Certificate of Domestication”).

ARTICLE IV

Section 4.1 Capitalization. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 1,001,000,000 shares, consisting of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), and (ii) 1,000,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), which consists of (A) 750,000,000 shares of Class A common stock (“Class A Common Stock”) and (B) 250,000,000 shares of Class V common stock (“Class V Common Stock”). The number of authorized shares of any of the Common Stock, Class A Common Stock, Class V Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock, Class A Common Stock, Class V Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock). Upon the filing of the Certificate of Domestication and this Certificate of Incorporation, which is occurring on the closing date of the transactions contemplated by that certain Merger Agreement, dated as of January [11], 2021, by and among VIH Cayman, Pylon Merger Company LLC, a Delaware limited liability company, and Bakkt Holdings, LLC, a Delaware limited liability company (“Bakkt LLC”) (the “Merger Agreement”), each share of capital stock of VIH Cayman issued and outstanding immediately prior to the Closing (as defined in the Merger Agreement) will be converted into one issued and outstanding, fully paid and nonassessable share of Class A Common Stock, without any action required on the part of the Corporation or the holders thereof.

Section 4.2 Preferred Stock.

(A) The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, subject to any limitations prescribed by the DGCL, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, full or limited, or no voting powers, of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designations relating to such series).

Section 4.3 Common Stock.

(A) Voting Rights.

(1) Except as otherwise provided in this Certificate of Incorporation or as required by law, each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally or holders of Class A Common Stock as a separate class are entitled to vote, including the election or removal of directors (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock).

(2) Except as otherwise provided in this Certificate of Incorporation or as required by law, each holder of Class V Common Stock, as such, shall be entitled to one vote for each share of Class V Common Stock held of record by such holder on all matters on which stockholders generally or holders of Class V Common Stock as a separate class are entitled to vote, including the election or removal of directors (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock).

(3) Except as otherwise provided in this Certificate of Incorporation or required by applicable law and without limiting the rights of any party to the Stockholders Agreement, dated as of [•], 2021, by and among the Corporation and the other parties thereto (as amended from time to time, the “Stockholders Agreement”), the holders of Common Stock having the right to vote in respect of such Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally.

2

(B) Dividends.

(i) Class A Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding shares of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(ii) Class V Common Stock. Dividends shall not be declared or paid on the Class V Common Stock.

(C) Liquidation, Dissolution or Winding Up. Subject to applicable law, and of the preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over the Class A Common Stock as to distributions upon dissolution or liquidation or winding up of the affairs of the Corporation shall be entitled, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class V Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(D) Restrictions of Class V Common Stock. In the event that any outstanding share of Class V Common Stock shall cease to be held directly or indirectly by a holder of a unit of Bakkt LLC (the “LLC Units”) as set forth in the books and records of Bakkt LLC, such share shall automatically and without further action on the part of the Corporation or any holder of Class V Common Stock be transferred to the Corporation for no consideration, and any purported transfer of Class V Common Stock which does not include the simultaneous transfer of a corresponding number of such holder’s LLC Units to such transferee or is otherwise not in accordance with the [Third Amended and Restated] LLC Agreement of Bakkt LLC (as amended from time to time, the “LLC Agreement”), the Exchange Agreement, dated as of [•], 2021, by and among the Corporation and the other parties thereto (as amended from time to time, the “Exchange Agreement”) and the Stockholders Agreement (collectively, the “Restrictions”) shall be null and void and such transferee shall not obtain any rights in and to such shares of Class V Common Stock (the “Restricted Shares”), nor shall such transfer be recognized by the Corporation’s transfer agent (the “Transfer Agent”). The Corporation shall not issue additional shares of Class V Common Stock after the effectiveness of this Certificate of Incorporation other than in connection with the valid issuance or transfer of LLC Units in accordance with the LLC Agreement. Upon a determination by the Board that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Corporation shall refuse to give effect to such transfer or acquisition on the books and records of the Corporation. In furtherance of the foregoing, the Corporation shall cause the Transfer Agent to refuse to record the proposed transferee as the record owner of the Restricted Shares and shall institute proceedings necessary to enjoin or rescind any such transfer or acquisition. The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by by-law or otherwise, regulations and procedures that are consistent with the provisions of this Section 4.3(D) for determining whether any transfer or acquisition of shares of Class V Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.3(D). Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class V Common Stock. For the avoidance of doubt, nothing herein restricts the ability of the holders of LLC Units from surrendering shares of Class V Common Stock to the Corporation or Bakkt LLC pursuant to the terms of the Exchange Agreement and in accordance with the Restrictions.

3

(E) Reservation of Stock; Transfer Restrictions. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock an amount equal to at least the number of then-outstanding LLC Units subject to exchange pursuant to the Exchange Agreement. No shares of Class V Common Stock may be issued except to a holder of LLC Units (other than the Corporation or any subsidiary of the Corporation that is a holder of LLC Units), such that after such issuance of Class V Common Stock such holder holds an identical number of LLC Units and shares of Class V Common Stock in accordance with the Exchange Agreement. The Corporation shall take all actions necessary so that, for so long as the Class V Common Stock is outstanding, the number of shares of Class V Common Stock outstanding (plus any shares of Class V Common Stock which have been transferred to the Corporation pursuant to Section 4.3(D), if the corresponding LLC Units have not also been removed from issuance) shall equal the number of LLC Units outstanding pursuant to the Exchange Agreement.

(F) Restrictive Legend. All certificates or book entries representing shares of Class V Common Stock, as the case may be, shall include a legend in a form determined by the Board referencing the transfer restrictions set forth herein, and in the LLC Agreement, the Exchange Agreement and the Stockholders Agreement.

(G) Retirement and Cancellation of Class V Common Stock. To the extent that any holder of Class V Common Stock exercises its right pursuant to the Exchange Agreement to exchange some or all of such holder’s LLC Units for Class A Common Stock in accordance with the Exchange Agreement, then, concurrently with such exchange under the Exchange Agreement, a number of shares of Class V Common Stock registered in the name of such holder equal to the number of LLC Units that are exchanged by such holder in such transaction (subject to equitable adjustment for any event described in Section 4.3(H) below, as applicable) shall upon transfer to the Corporation in accordance with the Exchange Agreement be retired and cancelled for no consideration and such shares shall not be reissued by the Corporation.

(H) Adjustments. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise) the number of shares of Class A Common Stock into a greater or lesser number of shares, the shares of Class V Common Stock outstanding immediately prior to such combination or subdivision shall be proportionately similarly combined or subdivided such that the ratio of shares of outstanding Class V Common Stock to shares of outstanding Class A Common Stock immediately prior to such combination or subdivision shall be maintained immediately after such combination or subdivision. Any adjustment described in this Section 4.3(H) shall become effective at the close of business on the date the combination or subdivision becomes effective. In no event shall the shares of Class V Common Stock be combined or subdivided (including by way of any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise) unless the outstanding shares of Class A Common Stock shall be proportionately similarly combined or subdivided.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

4

ARTICLE V

Section 5.1 By-Laws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as the same may be amended from time to time, the “By-Laws”) without the consent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation and without limiting the rights of any party pursuant to the Stockholders Agreement; provided that any amendment, alteration, change, addition to or repeal of Article V (Indemnification and Advancement of Expenses) of the By-Laws shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights to all such parties on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

ARTICLE VI

Section 6.1 Board of Directors.

(A) Board Powers; Number; Election; Term. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. The total number of directors constituting the whole Board shall be determined from time to time exclusively by resolution adopted by the Board. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors (“Class I Directors”) shall initially serve for a term expiring at the first annual meeting of stockholders following the effectiveness of this Certificate of Incorporation, Class II directors (“Class II Directors”) shall initially serve for a term expiring at the second annual meeting of stockholders following the effectiveness of this Certificate of Incorporation and Class III directors (“Class III Directors”) shall initially serve for a term expiring at the third annual meeting of stockholders following the effectiveness of this Certificate of Incorporation. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and without limiting the rights of any party pursuant to the Stockholders Agreement, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement or removal from office. The Board is authorized to assign members of the Board already in office to their respective class at the time such classification becomes effective.

5

(B) Newly Created Directorships and Vacancies. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding or the rights granted pursuant to the Stockholders Agreement, any newly created directorship on the Board that results from an increase in the number of directors or any vacancy occurring in the Board (whether by death, resignation, retirement, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders of the Corporation). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement or removal.

(C) Resignation and Removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission as permitted by the By-Laws. Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and upon the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

(D) Preferred Stock Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 6.1(A), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1(A) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly.

(E) No Election by Written Ballot. Directors of the Corporation need not be elected by written ballot unless the By-Laws shall so provide.

(F) No Cumulative Voting. The holders of shares of Common Stock shall not have cumulative voting rights.

ARTICLE VII

Section 7.1 Meetings of Stockholders. Any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders in accordance with the By-Laws and may not be effected by any consent by such holders; provided, however, that any action required or permitted to be taken by the holders of Class V Common Stock, voting separately as a class, or, to the extent expressly permitted by the certificate of designation relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in the manner forth in Section 228 of the DGCL. Subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof.

6

ARTICLE VIII

Section 8.1 Limited Liability of Directors. No director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article VIII shall eliminate or reduce the effect thereof in respect of any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

Section 8.2 Indemnification and Advancement of Expenses

(A) Right to Indemnification and Advancement of Expenses. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in a Proceeding by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, manager, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(A), except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

(B) Non-Exclusivity of Rights. The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Section 8.2 shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

7

(C) Amendments. Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights to all such parties on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(D) Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advancement of expenses and other rights contained in this Section 8.2 in entering into or continuing such service. The rights to indemnification and to the advancement of expenses conferred in this Section 8.2 shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

(E) Persons other than Indemnitees. This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Indemnitees.

ARTICLE IX

Section 9.1 DGCL Section 203 and Business Combinations.

(A) The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

(B) Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(3) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

8

(C) For purposes of this Article IX, references to:

(1) “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2) “associate”, when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3) “business combination”, when used in reference to the Corporation and any interested stockholder of the Corporation, means:

a.

any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (i) with the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article IX is not applicable to the surviving entity;

b.

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

c.

any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

9

d.

any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

e.

any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section (C) of Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the Affiliates and associates of such person; but “interested stockholder” shall not include (I) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective Affiliates or associates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (II) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (II) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

10

(6) “owner.” including the terms “own” and “owned.” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

a.	beneficially owns such stock, directly or indirectly; or

b.

has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

c.

has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

(7) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(8) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(9) “Stockholder Parties” means the Stockholders (as defined in the Stockholders Agreement). The term “Stockholder Party” shall have a correlative meaning to “Stockholder Parties.”

(10) “Stockholder Party Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then-outstanding voting stock of the Corporation.

(11) “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee beneficial ownership of 15% or more of the then-outstanding voting stock of the Corporation.

(12) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

11

ARTICLE X

Section 10.1 Competition and Corporate Opportunities.

(A) In recognition and anticipation that (i) certain directors, principals, officers, employees, equityholders and/or other representatives of VPC Impact Acquisition Holdings Sponsor, LLC (“Sponsor”) and its Affiliates and Affiliated Entities (each, as defined below) may serve as directors, officers or agents of the Corporation, (ii) the Sponsor and its Affiliates and Affiliated Entities, including (I) any portfolio company in which they or any of their respective Affiliates or Affiliated Entities have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors, may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other businesses that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (iii) certain directors, principals, officers, employees, equityholders and/or other representatives of Intercontinental Exchange Holdings, Inc. (“Holdings”) and its Affiliates and Affiliated Entities may serve as directors, officers or agents of the Corporation, (iv) Holdings and its Affiliates and Affiliated Entities, including (I) any portfolio company in which they or any of their respective Affiliates or Affiliated Entities have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors, may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other businesses that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (v) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates and Affiliated Entities including (I) any company in which they or any of their respective Affiliates or Affiliated Entities have made a debt or equity investment (and vice versa) or (II) any of their respective direct or indirect investors, may now engage and may continue to engage in (a) the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or (b) other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article X are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Sponsor, Holdings, any of the Non-Employee Directors or their respective Affiliates or Affiliated Entities and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(B) None of (i) Sponsor, (ii) Holdings or (iii) any Non-Employee Director or his, her or its respective Affiliates or Affiliated Entities (the Persons (as defined below) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or

12

expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 10.1(C) of this Article X. Subject to said Section 10.1(C) of this Article X, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate, present or offer such transaction or other business opportunity or matter to the Corporation or any of its Affiliates or stockholders and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not present such opportunity to the Corporation or any of its Affiliates or stockholders.

(C) The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation, and the provisions of Section 10.1(B) of this Article X shall not apply to any such corporate opportunity.

(D) In addition to and notwithstanding the foregoing provisions of this Article X, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(E) For purposes of this Article X, (i) “Affiliate” shall mean (A) in respect of the Sponsor, any Person that, directly or indirectly, is controlled by the Sponsor (as applicable), controls the Sponsor (as applicable) or is under common control with the Sponsor (as applicable) and shall include any principal, member, director, manager, investment manager, investor, partner, stockholder, officer, employee, predecessor, successor, agent or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), including, without limitation, funds, accounts and/or other investment vehicles managed by Victory Park Capital Advisors, LLC, (B) in respect of Holdings, any Person that, directly or indirectly, is controlled by Holdings (as applicable), controls Holdings (as applicable) or is under common control with Holdings (as applicable) and shall include any principal, member, director, investor, partner, stockholder, officer, employee, predecessor, successor, agent or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (C) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (D) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Affiliated Entity” shall mean (A) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (B) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (C) any Affiliate of any of the foregoing; and (iii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(F) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

13

(G) Neither the alteration, amendment, addition to or repeal of this Article X, nor the adoption of any provision of this Certificate of Incorporation (including any Preferred Stock designation) inconsistent with this Article X, shall eliminate or reduce the effect of this Article X upon Sponsor, Holdings or any of their respective Affiliates or Affiliated Entities in respect of any business opportunity or any other matter occurring, or any cause of action, suit or claim that would accrue or arise, prior to, upon or following such alteration, amendment, addition, repeal or adoption. This Article X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the By-Laws or applicable law.

ARTICLE XI

Section 11.1 Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

ARTICLE XII

Section 12.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought or purportedly brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, stockholder or agent of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action or proceeding asserting a claim (a) arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL, the Certificate of Incorporation or the By-Laws (in each case, as they may be amended from time to time) or (b) as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the By-Laws (in each case, as they may be amended from time to time) or any provision thereof, (v) any action or proceeding asserting a claim against the Corporation or any current or former director, officer, employee, stockholder or agent of the Corporation governed by the internal affairs doctrine of the law of the State of Delaware, or (vi) any action or proceeding asserting an “internal corporate claim” as defined in Section 115 of the DGCL shall, to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants, be solely and exclusively brought in the Court of Chancery of the State of Delaware or, if and only if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action or proceeding arising under the Securities Act of 1933, as amended. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance.

14

ARTICLE XIII

Section 13.1 Amendments. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class: Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XII and this Article XIII. Except as expressly provided in the foregoing sentence and the remainder of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), this Certificate of Incorporation may be amended by the affirmative vote of the holders of a majority of the total voting power of all the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIV

Section 14.1 Facts Ascertainable. When the terms of this Certificate of Incorporation refers to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder of the Corporation who makes a request therefor.

ARTICLE XV

Section 15.1 Sole Incorporator and Directors. The name and mailing address of the sole incorporator is as follows:

[Name]	[Mailing Address]

The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The names and mailing addresses of the persons who are to serve as the directors of the Corporation until the first annual meeting of stockholders of the Corporation, until their successors are duly elected and qualified, or until their earlier death, resignation, retirement, or removal from office, are as follows:

[Names]	[Mailing Addresses]

* * *

15

IN WITNESS WHEREOF, the Sole Incorporator has caused this Certificate of Incorporation to be signed on ________ __, 2021.

By:

Name:
Sole Incorporator

[Signature Page to Certificate of Incorporation]

EXHIBIT H

FORM OF BAKKT PUBCO BYLAWS

(See attached)

FINAL FORM

BY-LAWS

OF

BAKKT HOLDINGS, INC.

Effective as of [•], 2021

* * *

ARTICLE I

OFFICES

Section 1.1 Registered Office. The registered office of Bakkt Holdings, Inc. (the “Corporation”) shall be fixed in the certificate of incorporation of the Corporation (as amended, restated, modified or supplemented from time to time, the “Certificate of Incorporation”).

Section 1.2 Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS

Section 2.1 Annual Meetings. The annual meeting of the stockholders of the Corporation for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting shall be held on such date, and at such time and place, if any, within or without the State of Delaware, or by means of remote communications, including by webcast, pursuant to Section 2.12(c)(ii), as may be designated from time to time by the Board and stated in the Corporation’s notice of the meeting. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled.

Section 2.2 Special Meetings. Except as otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”) or required or permitted by the Certificate of Incorporation, and subject to the rights of the holders of any class or series of Preferred Stock (as defined in the Certificate of Incorporation), special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board. Special meetings shall be held on such date, and at such time and place, if any, within or without the State of Delaware, or by means of remote communications, including by webcast, pursuant to Section 2.12(c)(ii) as shall be designated by the Board and stated in the Corporation’s notice of the meeting. No business may be transacted at such special meeting of the stockholders of the Corporation other than the business specified in the notice to the stockholders of such meeting. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled.

Section 2.3 Notice of Meetings. Except as otherwise provided by the DGCL, the Certificate of Incorporation or these By-Laws, notice of the date, time, place (if any), the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes of the meeting of stockholders shall be given not more than sixty (60), nor less than ten (10), days previous thereto (unless a different time is specified by law), to each stockholder entitled to vote at the meeting as of the record date for determining stockholders entitled to notice of the meeting. Such notice may be given in writing directed to such stockholders’ mailing address (or by electronic transmission directed to such stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and such notice shall be deemed given: (i) if mailed, when the notice is deposited in the United States mail, postage prepaid, (ii) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (iii) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the corporation in writing or by electronic transmission of any objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 2.4 Quorum; Adjournments. The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided herein, by applicable law or by the Certificate of Incorporation; but if at any meeting of stockholders there shall be less than a quorum present, the chairman of the meeting or, by a majority in voting power thereof, the stockholders present (either in person or by proxy) may, to the extent permitted by law, adjourn the meeting from time to time until a quorum shall be present or represented. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. At any adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the original meeting. Notice need not be given of any adjourned meeting if the time, date and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting.

Section 2.5 Organization of Meetings. The Chairman of the Board, or in the absence of the Chairman of the Board, or at the Chairman of the Board’s discretion, the Chief Executive Officer, or in the Chief Executive Officer’s absence or at the Chief Executive Officer’s discretion, any officer of the Corporation, shall call all meetings of the stockholders to order and shall act as chairman of any such meetings. The Secretary of the Corporation or, in such officer’s absence, an Assistant Secretary, shall act as secretary of the meeting. If neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting shall appoint a secretary of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Unless otherwise determined by the Board prior to the meeting, the chairman of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, convening the meeting and adjourning the meeting (whether or not a quorum is present), announcing the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote, imposing restrictions on the persons (other than stockholders of record of the Corporation or their duly appointed proxies) who may attend any such meeting, establishing procedures for the transaction of business at the meeting (including the dismissal of business not properly presented), maintaining order at the meeting and safety of those present, restricting entry to the meeting after the time fixed for commencement thereof and limiting the circumstances in which any person may make a statement or ask questions at any meeting of stockholders. Unless and to the extent determined by the Board or the chairman over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2

Section 2.6 Proxies.

(a) At all meetings of stockholders, any stockholder entitled to vote thereat shall be entitled to vote in person or by proxy, subject to applicable law. A stockholder may authorize another person or persons to act for him, her or it as proxy in the manner(s) provided under Section 212(c) of the DGCL or as otherwise provided under Delaware law.

(b) A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.

(c) Proxies shall be filed with the secretary of the meeting prior to or at the commencement of the meeting to which they relate.

Section 2.7 Voting. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Certificate of Incorporation, the Stockholders Agreement, dated as of [•], 2021, by and among the Corporation and the other parties thereto (as it may be amended, supplemented or otherwise modified from time to time, the “Stockholders Agreement”), these By-Laws, the DGCL or other applicable law a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required and a quorum is present, the affirmative vote of a majority of the votes cast by shares of such class or series or classes or series shall be the act of such class or series or classes or series, unless the question is one upon which by express provision of the Certificate of Incorporation, the Stockholders Agreement, these By-Laws, the DGCL or other applicable law a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 2.8 Fixing Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

3

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c) Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to consent to corporate action in writing without a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

Section 2.9 Consents in Lieu of Meeting. At any time when action by one or more classes or series of stockholders of the Corporation is permitted to be taken by consent pursuant to the terms and limitations set forth in the Certificate of Incorporation, the provisions of this section shall apply. No consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the Corporation as required by the DGCL, consents signed by the holders of a sufficient number of shares to take such corporate action are so delivered to the Corporation in accordance with the applicable provisions of the DGCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided in the applicable provisions of the DGCL. Any action taken pursuant to such consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

Section 2.10 List of Stockholders Entitled to Vote. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.10 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time

4

thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 2.11 Inspectors. The Board, in advance of all meetings of the stockholders, may, and shall if required by law, appoint one or more inspectors of stockholder votes, who may be employees or agents of the Corporation or stockholders or their proxies, but who shall not be directors of the Corporation or candidates for election as directors. In the event that one or more inspectors of stockholder votes previously designated by the Board fails to appear or act at the meeting of stockholders, the chairman of the meeting may appoint one or more inspectors of stockholder votes to fill such vacancy or vacancies. Inspectors of stockholder votes appointed to act at any meeting of the stockholders, before entering upon the discharge of their duties, shall take and sign an oath to faithfully execute the duties of inspector of stockholder votes with strict impartiality and according to the best of their ability and the oath so taken shall be subscribed by them. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law.

Section 2.12 Conduct of Meetings.

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only as provided (a) in the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 2.3, (b) by or at the direction of the Board or any authorized committee thereof or (c) by any stockholder of the Corporation who is entitled to vote on such election or such other business at the meeting, who has complied with the notice procedures set forth in subparagraphs (ii) and (iii) of this Section 2.12(a) and who was a stockholder of record at the time such notice was delivered to the Secretary of the Corporation.

(ii) (A) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of Section 2.12(a)(i), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation (even if such matter is already the subject of any notice to the stockholders or a public announcement from the Board), and, in the case of business other than nominations of persons for election to the Board, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day and not earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is scheduled for more than thirty (30) days before, or more than seventy (70) days following, such

5

anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. For purposes of the first annual meeting of stockholders following the adoption of these By-Laws, the date of the preceding year’s annual meeting shall be deemed to be [May 15, 2021]. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. For the avoidance of doubt, a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these By-Laws. Notwithstanding anything in this Section 2.12(a)(ii) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased, effective after the time period for which nominations would otherwise be due under this Section 2.12(a), and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least one hundred (100) calendar days prior to the first anniversary of the preceding year’s annual meeting of stockholders, then a stockholder’s notice required by this Section 2.12 shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(iii) Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these By-Laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of the Corporation which are owned directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of the stock of the Corporation at the time of the giving of the notice, will be entitled to vote at such meeting and will appear in person or by proxy at the meeting to propose such business or nomination, (iv) a representation whether the stockholder or the beneficial owner, if any, will be or is part of a group which will (A) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or

6

elect the nominee and/or (B) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, (v) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation and (vi) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (d) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and (e) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) the intent or effect of which may be (i) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (ii) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (iii) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed nomination for election to the Board or other business proposed to be brought before a meeting (whether given pursuant to this Section 2.12(a)(iii) or Section 2.12(b)) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting and as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the stockholders entitled to vote at the meeting is less than fifteen (15) days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not later than five (5) days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update or supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen (15) days prior to the meeting or any adjournment or postponement thereof) and not later than five (5) days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen (15) days prior the date of the meeting or any adjournment or postponement thereof). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such proposed nominee under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules.

7

(A) The foregoing notice requirements of this Section 2.12(a)(iii) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. Nothing in this Section 2.12(a)(iii) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(iv) Notwithstanding anything in the second sentence of Section 2.12(a)(iii) to the contrary, in the event that the number of directors to be elected to the Board is increased, effective after the time period for which nominations would otherwise be due under Section 2.12(a)(ii), and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.12 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which a public announcement of such increase is first made by the Corporation.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 2.3. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only (a) by or at the direction of the Board or a committee thereof, (b) as provided in the Stockholders Agreement, or (c) provided that the Board has determined that directors shall be elected at such meeting and the Corporation’s notice for such meeting states that a purpose of such meeting is the election of one or more directors to the Board, by any stockholder of the Corporation who is entitled to vote on such election at the meeting, who has complied with the notice procedures set forth in this Section 2.12 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation, provided, however, that a stockholder may nominate persons for election at a special meeting only to such position(s) as specified in the Corporation’s notice of meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by Section 2.12(a)(iii) is delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred and twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

8

(c) General.

(i) (A) Only persons who are nominated in accordance with the procedures set forth in this Section 2.12 shall be eligible to be elected to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.12. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 2.12 and, if any proposed nomination or business is not in compliance with this Section 2.12, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted.

(B) Notwithstanding the foregoing provisions of this Section 2.12, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.12, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(ii) If authorized by the Board in its sole discretion, and subject to such rules, regulations and procedures as the Board may adopt, stockholders of the Corporation and proxyholders not physically present at a meeting of stockholders of the Corporation may by means of remote communication participate in a meeting of stockholders of the Corporation and be deemed present in person and vote at a meeting of stockholders of the Corporation whether such meeting is to be held at a designated place or solely by means of remote communication; provided, however, that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder of the Corporation or proxyholder; (ii) the Corporation shall implement reasonable measures to provide such stockholders of the Corporation and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders of the Corporation, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (iii) if any stockholder of the Corporation or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

(iii) For purposes of this Section 2.12, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act or otherwise disseminated in a manner constituting “public disclosure” under Regulation FD promulgated by the Securities and Exchange Commission.

9

(iv) No adjournment or postponement or notice of adjournment or postponement of any meeting shall be deemed to constitute a new notice (or extend any notice time period) of such meeting for purposes of this Section 2.12, and in order for any notification required to be delivered by a stockholder pursuant to this Section 2.12 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

(v) Notwithstanding the foregoing provisions of this Section 2.12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.12; provided, however, that, to the fullest extent permitted by law, any references in these By-Laws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.12 (including clause (c) of Section 2.12(a)(i) and Section 2.12(b) hereof), and compliance with clause (c) of Section 2.12(a)(i) and Section 2.12(b) shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in this Section 2.12 shall apply to the right, if any, of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1 Number; Election; Quorum; Voting. Subject to the rights of holders of any series of Preferred Stock to elect additional directors, the Board shall consist, subject to the Certificate of Incorporation and the Stockholders Agreement, of such number of directors as shall from time to time be fixed exclusively by resolution adopted by the Board. Directors shall (except as hereinafter provided for the filling of vacancies and newly created directorships and except as otherwise expressly provided in the Certificate of Incorporation or the Stockholders Agreement) be elected by the holders of a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of such directors in accordance with the terms of the Certificate of Incorporation and the Stockholders Agreement, as applicable. A majority of the total number of directors fixed by resolution adopted by the Board pursuant to this Section 3.1 (including any vacancies and any unfilled newly created directorships) shall constitute a quorum for the transaction of business. Except as otherwise provided by law, these By-Laws, by the Certificate of Incorporation or by the Stockholders Agreement, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. Directors need not be stockholders.

Section 3.2 Vacancies. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Certificate of Incorporation and the Stockholders Agreement, unless otherwise required by the DGCL, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, removal (including pursuant to the terms of the Certificate of Incorporation), retirement, or otherwise) shall be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders of the Corporation).

Section 3.3 Meetings of the Board. Meetings of the Board shall be held at such place, if any, within or without the State of Delaware as may from time to time be fixed by resolution of the Board or as may be specified in the notice of any meeting. Regular meetings of the Board shall be held at such times as may from time to time be fixed by resolution of the Board and special meetings may be held at any time upon the call of the Chairman of the Board, the Chief Executive Officer, or by a majority of the total number

10

of directors then in office, by written notice, including facsimile, e-mail or other means of electronic transmission, duly served on or sent and delivered to each director in accordance with Section 11.2. Notice of each special meeting of the Board shall be given, as provided in Section 11.2, to each director (i) at least twenty-four (24) hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two (2) days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five (5) days before the meeting if such notice is sent through the United States first-class mail, postage prepaid. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. The notice of any meeting need not specify the purposes thereof. A meeting of the Board may be held without notice immediately after the annual meeting of stockholders at the same place, if any, at which such meeting is held. Notice need not be given of regular meetings of the Board held at times fixed by resolution of the Board. Notice of any meeting need not be given to any director who shall attend such meeting (except when the director attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).

Section 3.4 Committees.

(a) Subject to the express terms of the Stockholders Agreement, the Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

(b) Any committee established pursuant to this Section 3.4, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

(c) Subject to the express terms of the Stockholders Agreement, the Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

(d) Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, the Stockholders Agreement, these By-Laws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these By-Laws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to this Article III.

11

Section 3.5 Consent in Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, which consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the writing or writings (including any electronic transmission or transmissions) relating thereto shall be filed with the minutes of proceedings of the Board.

Section 3.6 Telephonic Meetings. The members of the Board or any committee thereof may participate in a meeting of such Board or committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such a meeting.

Section 3.7 Compensation. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, or as otherwise provided in the Stockholders Agreement, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. Subject to the express terms of the Stockholders Agreement, the directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

Section 3.8 Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if (a) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (b) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

ARTICLE IV

OFFICERS

Section 4.1 Officers. The Board shall elect officers of the Corporation, including a Chief Executive Officer, a President and a Secretary. The Board may also from time to time elect such other officers as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other

12

designation or combination of designations as the Board or the Chief Executive Officer may determine. Any two (2) or more offices may be held by the same person. The Board may also elect or appoint a Chairman of the Board, who may or may not also be an officer of the Corporation. The Board may elect or appoint co-Chairmen of the Board, co-Presidents or co-Chief Executive Officers and, in such case, references in these By-Laws to the Chairman of the Board, the President or the Chief Executive Officer shall refer to either such co-Chairman of the Board, co-President or co-Chief Executive Officer, as the case may be.

Section 4.2 Term; Removal. All officers of the Corporation elected by the Board shall hold office for such terms as may be determined by the Board or, except with respect to his or her own office, the Chief Executive Officer, or until their respective successors are chosen and qualified or until his or her earlier resignation or removal. Any officer may be removed from office at any time either with or without cause by the Board, or, in the case of appointed officers, by the Chief Executive Officer or any elected officer upon whom such power of removal shall have been conferred by the Board.

Section 4.3 Resignation. Any officer may resign at any time by submitting his or her written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective unless and to the extent such condition is stated in such resignation.

Section 4.4 Powers. Each of the officers of the Corporation elected or appointed by the Board or appointed by an officer in accordance with these By-Laws shall have the powers and duties prescribed by law, by these By-Laws or by the Board and, in the case of appointed officers, the powers and duties prescribed by the Board or the appointing officer, and, unless otherwise prescribed by these By-Laws or by the Board or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office.

Section 4.5 Delegation. Unless otherwise provided in these By-Laws, in the absence or disability of any officer of the Corporation, the Board or the Chief Executive Officer may, during such period, delegate such officer’s powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.

ARTICLE V

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 5.1 Limited Liability of Directors. No director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article V shall eliminate or reduce the effect thereof in respect of any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article V, would accrue or arise, or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

Section 5.2 Right to Indemnification and Advancement of Expenses. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether

13

civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, manager, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such Proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an in defending or otherwise participating in any Proceeding in advance of its final disposition indemnitee; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the is not entitled to be indemnified under this Section 5.2 or otherwise. The rights to indemnitee indemnification and advancement of expenses conferred by this Section 5.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 5.2, except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a Proceeding (or part thereof) initiated by such indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Section 5.3 Right of Indemnitee to Bring Suit. If a claim under Section 5.2 is not paid in full by the Corporation within (i) sixty (60) days after a written claim for indemnification has been received by the Corporation or (ii) twenty (20) days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense of the Corporation that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article V or otherwise shall be on the Corporation.

14

Section 5.4 Non-Exclusivity of Rights; Indemnification by Other Persons.

(a) The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article V, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article V, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

(b) Given that certain Jointly Indemnifiable Claims (as defined below) may arise due to the service of the indemnitee as a director and/or officer of the Corporation or as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise at the request of the Indemnitee-Related Entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such Jointly Indemnifiable Claims, pursuant to and in accordance with the terms of this Article V, irrespective of any right of recovery the indemnitee may have from the Indemnitee-Related Entities. Under no circumstance shall the Corporation be entitled to any right of subrogation against or contribution by the Indemnitee-Related Entities and no right of advancement, indemnification or recovery the indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation under this Article V. In the event that any of the Indemnitee-Related Entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. Each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 5.4(b), entitled to enforce this Section 5.4(b). For purposes of this Section 5.4(b), the following terms shall have the following meanings:

(i) The term “Indemnitee-Related Entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.

(ii) The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the Indemnitee-Related Entities and the Corporation pursuant to applicable law, any agreement, certificate of incorporation, by-laws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the Indemnitee-Related Entities, as applicable.

15

Section 5.5 Contract Rights. The rights conferred upon indemnitees in this Article V shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article V that adversely affects any right of an indemnitee or its successors shall be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights to all such parties on a retroactive basis than permitted prior thereto) and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 5.6 Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 5.7 Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article V with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 5.8 Severability. If any provision or provisions of this Article V shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article V shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article V (including, without limitation, each such portion of this Article V containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE VI

CORPORATE BOOKS

Section 6.1 Corporate Books. The books of the Corporation may be kept inside or outside of the State of Delaware at such place or places as the Board may from time to time determine.

ARTICLE VII

CHECKS, NOTES, PROXIES, ETC.

Section 7.1 Checks, Notes, Proxies, Etc. All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be authorized from time to time by the Board or such officer or officers who may be delegated such authority. Proxies to vote and consents with respect to securities of other corporations or other entities owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, or by such officers as the Chairman of the Board, the Chief Executive Officer or the Board may from time to time determine.

16

ARTICLE VIII

SHARES AND OTHER SECURITIES OF THE CORPORATION

Section 8.1 Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 8.2 Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by any two (2) authorized officers of the Corporation, which authorized officers shall include, without limitation, the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Secretary or any Assistant Secretary of the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 8.3 Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall, to the fullest extent permitted by law, be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 8.4 Transfer of Stock.

(a) Shares of the Corporation shall be transferable in the manner prescribed by law and in these By-Laws subject to any transfer restrictions contained in the Certificate of Incorporation, the Stockholders Agreement, the [Third Amended and Restated] LLC Agreement of Bakkt Holdings, LLC (“Bakkt LLC”), dated as of [•], 2021, by and among Bakkt LLC, the Corporation and the other Bakkt LLC members that are parties thereto (the “LLC Agreement”), and the Exchange Agreement, dated as of [•], 2021, by and among the Corporation, Bakkt LLC and the other parties thereto (the “Exchange Agreement”). Transfers of record of shares of stock of the Corporation shall be made only upon the books administered by or on behalf of the Corporation and only upon proper transfer instructions, including by electronic transmission, pursuant to the direction of the registered holder thereof, such person’s attorney lawfully constituted in writing, or from an individual presenting proper evidence of succession, assignment or authority to transfer the shares of stock; or, in the case of stock represented by certificate(s) upon delivery of a properly endorsed certificate(s) for a like number of shares or accompanied by a duly executed stock transfer power. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation an entry showing the names of the persons from and to whom it was transferred.

17

(b) The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL, the Stockholders Agreement, the LLC Agreement, the Exchange Agreement or the Certificate of Incorporation.

Section 8.5 Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 8.6 Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE IX

FISCAL YEAR

Section 9.1 Fiscal Year. The fiscal year of the Corporation shall be, unless otherwise determined by resolution of the Board, the calendar year ending on December 31.

ARTICLE X

CORPORATE SEAL

Section 10.1 Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation. In lieu of the corporate seal, when so authorized by the Board or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Notice. Whenever notice is required to be given by law or under any provision of the Certificate of Incorporation or these By-Laws, notice of any meeting need not be given to any person who shall attend such meeting (except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).

18

Section 11.2 Means of Giving Notice. Except as otherwise set forth in any applicable law or any provision of the Certificate of Incorporation or these By-Laws, notice of any meeting shall be given by the following means:

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these By-Laws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Definitions. An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process. An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the corporation who is available to assist with accessing such files and information). An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

(c) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By-Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within sixty (60) days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

19

(d) Exceptions to Notice Requirements.

(i) Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By-Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of the State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(ii) Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By-Laws, to any stockholder to whom (x) notice of two (2) consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two (2) consecutive annual meetings, or (y) all, and at least two (2) payments (if sent by first-class mail) of dividends or interest on securities during a twelve (12)-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of the State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (x) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission. The exception in subsection (x) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any stockholder whose electronic mail address appears on the records of the corporation and to whom notice by electronic transmission is not prohibited by Section 232 of the DGCL.

Section 11.3 Headings. Section headings in these By-Laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 11.4 Conflicts. In the event that any provision of these By-Laws is or becomes inconsistent with any provision of the Certificate of Incorporation or the DGCL, the provision of the Certificate of Incorporation shall prevail.

ARTICLE XII

AMENDMENTS

Section 12.1 Amendments. These By-Laws may be made, amended, altered, changed, added to or repealed as set forth in the Certificate of Incorporation.

20

EXHIBIT I

FORM OF EQUITY INCENTIVE PLAN

(See attached)

Final Form

BAKKT HOLDINGS, INC.

2021 OMNIBUS INCENTIVE PLAN

ARTICLE I

GENERAL

1.1 Purpose

The purpose of the Bakkt Holdings, Inc. 2021 Omnibus Employee Incentive Plan (as amended from time to time, the “Plan”) is to attract, retain and motivate officers and key employees (including prospective employees), directors, consultants and others who may perform services for Bakkt Holdings, Inc. and any Subsidiary, and any successor entity (the “Company” or “Bakkt”), to compensate them for their contributions to the long-term growth and profits of the Company and to encourage them to acquire a proprietary interest in the success of the Company. Terms not otherwise defined in context are defined in Section 3.23.

1.2 Administration

1.2.1 The Compensation Committee of the Board of Directors of Bakkt (the “Board,” and such committee as constituted from time to time, and including any successor committee, the “Committee”) will administer the Plan. In particular, the Committee will have the authority in its sole discretion to:

(a) exercise all of the powers granted to it under the Plan;

(b) construe, interpret and implement the Plan and all Award Agreements;

(c) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing the Committee’s own operations, rules applicable to Grantees who are foreign nationals (or employed outside the United States, or both);

(d) make all determinations necessary or advisable in administering the Plan;

(e) correct any defect, supply any omission and reconcile any inconsistency in the Plan;

(f) amend the Plan to reflect changes in applicable law;

(g) grant, or recommend to the Board for approval to grant, awards made pursuant to the Plan (“Awards”) and determine who will receive Awards, when such Awards will be granted and the terms of such Awards, including the effect of a termination of Employment or service on such Awards and the vesting and/or lapse of restrictions on Awards upon the attainment of Performance Goals and/or upon continued service;

(h) amend any outstanding Award Agreement in any respect including, without limitation, to

(1) accelerate the time or times at which (A) the Award becomes vested, unrestricted or may be exercised or (B) shares of Common Stock (“Shares”) are delivered under the Award, and in each case, without limitation on the Committee’s rights, in connection with such acceleration, the Committee may provide that any Shares acquired pursuant to such Award will be restricted shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award,

(2) waive or amend any goals, restrictions, vesting provisions or conditions set forth in such Award Agreement, or impose new goals, restrictions, vesting provisions and conditions, or

(3) reflect a change in the Grantee’s circumstances (e.g., a change to part-time employment status or a change in position, duties or responsibilities);

(i) determine at any time whether, to what extent and under what circumstances and method or methods

(1) Awards may be

(A) settled in cash, Shares, other securities, other Awards or other property (in which event, the Committee may specify what other effects such settlement will have on the Grantee’s Award, including the effect on any repayment provisions under the Plan or Award Agreement);

(B) exercised; or

(C) canceled, forfeited or suspended;

(2) Shares, other securities, other Awards or other property and other amounts payable for an Award may be deferred either automatically or at the election of the Grantee thereof or of the Committee;

(3) to the extent permitted under applicable law, loans (whether or not secured by Common Stock) may be extended by the Company for any Awards;

(4) Awards may be settled by Bakkt, any of its Subsidiaries or affiliates or any of their designees; and

(5) subject to Section 2.5.5, the exercise price for any stock option (other than an Incentive Stock Option, unless the Committee determines that such a stock option will no longer constitute an Incentive Stock Option) or stock appreciation right may be reset; and

(j) cause Bakkt to enter into an agreement with any Subsidiary pursuant to which such Subsidiary will reimburse the Company for the cost of such equity incentives.

1.2.2 Actions of the Committee may be taken by the vote of a majority of its members present at a meeting (which may be held telephonically). Any action may be taken by a written instrument signed by each of the Committee members, and action so taken will be as fully effective as if it had been taken by a vote at a meeting. The determination of the Committee on all matters relating to the Plan or any Award Agreement will be final, binding and conclusive. The Committee may allocate among its members and delegate to any person who is not a member of the Committee, or to any administrative group within the Company, any of its powers, responsibilities or duties. In delegating its authority, the Committee will consider the extent to which any delegation may cause Awards to fail to meet the requirements of Rule 16(b)-3(d)(1) or Rule 16(b)-3(e) under the Securities Exchange Act 1934, as amended from time to time, or any successor thereto (such act and the applicable rules and regulations thereunder, the “Exchange Act”). Except as specifically provided to the contrary, references to the Committee include any administrative group, individual or individuals to whom the Committee has delegated its duties and powers.

1.2.3 Notwithstanding anything to the contrary in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board will have all of the authority and responsibility granted to the Committee.

1.2.4 No member of the Committee or any person to whom the Board or Committee delegates its powers, responsibilities or duties in writing, including by resolution (each such person, a “Covered Person”), will have any liability to any person (including any Grantee) for any action taken or omitted to be taken or any determination made for the Plan or any Award, except as expressly provided by statute. Each Covered Person will be indemnified and held harmless by the Company against and from:

(a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement, in each case, in good faith and

(b) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company will have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct.

The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under Bakkt’s Certificate of Incorporation or Bylaws, pursuant to any individual indemnification agreements between such Covered Person and the Company, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

2

1.3 Shares Available for Awards

1.3.1 Common Stock Subject to the Plan. Subject to the other provisions of this Section 1.3, the total number of Shares that may be granted under the Plan will be [     ] (the “Share Limit”).1 Such Shares may, in the discretion of the Committee, be either authorized but unissued Shares or Shares previously issued and reacquired by the Company. In the case of a grant of a stock-settled stock appreciation right, the number of Shares available for grant under the Plan will be reduced by the full number of Shares granted under such stock appreciation right. Shares subject to awards that are assumed, converted or substituted under the Plan as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) (“Acquisition Awards”) will not count against the number of Shares that may be granted under the Plan or be subject to the minimum vesting provisions in Section 2.4. Available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan (subject to New York Stock Exchange rules) and do not reduce the maximum number of shares available for grant under the Plan, subject to applicable stock exchange requirements. All Shares that can be delivered under the Plan (as adjusted pursuant to Section 1.3.3) may be delivered through Incentive Stock Options.

1.3.2 Replacement of Shares. Shares subject to an Award that is forfeited (including any restricted shares repurchased by the Company at the same price paid by the Grantee so that such Shares are returned to the Company), expires, terminates or is settled for cash (in whole or in part), to the extent of such forfeiture, expiration, termination or cash settlement will be available for future grants of Awards under the Plan and will be added back in the same number of Shares as were deducted in respect of the grant of such Award (including in the case of stock-settled stock appreciation rights the full number of Shares underlying such stock appreciation right). The payment of dividend equivalent rights in cash in conjunction with any outstanding Awards will not be counted against the Shares available for issuance under the Plan. Shares tendered by a Grantee, repurchased by the Company using proceeds from the exercise of stock options or withheld by the Company in payment of the exercise price of a stock option or to satisfy any tax withholding obligation for an Award will not again be available for Awards.

1.3.3 Adjustments. The Committee will:

(a) adjust the number of Shares authorized pursuant to Section 1.3.1;

(b) adjust the individual Grantee limitations set forth in Sections 1.3.4; and

(c) adjust the terms of any outstanding Awards (including, without limitation, the number of Shares covered by each outstanding Award, the type of property or securities to which the Award relates and the exercise or strike price of any Award), in such manner as it deems appropriate (including, without limitation, by payment of cash) to prevent the enlargement or dilution of rights, as a result of any increase or decrease in the number of issued Shares (or issuance of shares of stock other than Shares) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchange of Shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or Shares, including any extraordinary dividend or extraordinary distribution; provided that no such adjustment may be made if or to the extent that it would cause an outstanding Award to cease to be exempt from, or to fail to comply with, Section 409A.

1.3.4 Director Limit. The aggregate maximum Fair Market Value (determined as of the grant date) of the Shares with respect to Awards granted under the Plan in any calendar year to any Non-Employee Director, together with any cash-based retainer, meeting, and other fees paid to such Non-Employee Director during the calendar year, shall not exceed $[    ].2

[1]	NTD: Share Limit to be 10% of the fully-diluted shares outstanding following the closing of the de-SPAC transaction.
[2]	NTD: Director Limit to be confirmed.

3

ARTICLE II

AWARDS UNDER THE PLAN

2.1 Types of Awards

Awards may be made to Employees, Non-Employee Directors and Consultants. Awards may be in the form of cash-based or stock-based Awards and may be subject to one or more Performance Goals. Stock-based Awards may be in the form of any of the following, in each case in respect of Common Stock:

(a) stock options (including Incentive Stock Options);

(b) stock appreciation rights;

(c) restricted shares;

(d) restricted stock units;

(e) dividend equivalent rights; and

(f) other stock-based (as further described in Section 2.9), that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company.

2.2 Agreements Evidencing Awards

Each Award will be evidenced by an Award Agreement that will contain such provisions and conditions as the Committee deems appropriate. Unless otherwise provided, the Committee may grant Awards in tandem with or in substitution for or satisfaction of any other Award or Awards or any award granted under any other plan of the Company; including, without limitation, that the Committee may grant Awards in substitution for or satisfaction of any obligation or liability relating to a Participation Unit. By accepting an Award, a Grantee thereby agrees that the Award will be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.3 No Rights as a Stockholder

No Grantee (or other person having rights pursuant to an Award) will have any of the rights of a stockholder of Bakkt for Shares subject to an Award until the delivery of such Shares. Except as otherwise provided in Section 1.3.3, no adjustments will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) for which the record date is before the date the stock certificates (or other appropriate document or evidence of ownership) representing Shares (the “Certificates”) are delivered, or if the Committee elects to use another system, such as book entries by the transfer agent, before the date in which such system evidences the Grantee’s ownership of such Shares.

2.4 Minimum Vesting

All Awards shall be subject to a minimum time-based vesting or performance period, as applicable, of not less than one year from the grant date (or, in the case of awards to Non-Employee Directors, the period from one annual meeting of Bakkt stockholders to the next). Notwithstanding the foregoing, (a) up to 5% of the Shares available for grant under the Plan may be granted with a minimum vesting schedule that is shorter than that mandated in this Section 2.4, (b) this Section 2.4 will not apply to Acquisition Awards or to Shares issued in settlement of an obligation of the Company or any Subsidiary otherwise payable in cash, and (c) this Section 2.4 shall not prevent the Committee from accelerating any Award in accordance with any provisions set forth in this Plan. Any Award Agreement may also provide that Shares issued or acquired in connection with the applicable Award will be subject to additional holding requirements specified in such Award Agreement.

2.5 Stock Options and Stock Appreciation Rights

2.5.1 Designation as Incentive Stock Option. At the time of grant, the Committee will designate whether stock options are Incentive Stock Options, and the applicable Award Agreement will clearly indicate that such stock option is an Incentive Stock Option or, if applicable, the number of Shares subject to the Incentive Stock Option.

4

Incentive Stock Options may only be granted to eligible Employees, and will be subject to and construed consistently with the requirements of Code Section 422.

2.5.2 Exercise Price of Stock Options and Stock Appreciation Rights. The exercise price per share for each stock option or stock appreciation right will be determined by the Committee but, except as otherwise permitted by Section 1.3.3, may never be less than the Fair Market Value of a Share (or, in the case of an Incentive Stock Option granted to a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of Bakkt and of any Subsidiary or parent corporation of Bakkt (a “Ten Percent Stockholder”), 110% of the Fair Market Value). Unless otherwise noted in the Award Agreement, the Fair Market Value of the Common Stock will be its Fair Market Value on the date of grant of the Award of stock options or stock appreciation rights.

2.5.3 Term of Stock Options and Stock Appreciation Rights. In no event will any stock option or stock appreciation right be exercisable after the expiration of ten (10) years (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, five (5) years) from the date on which the stock option or stock appreciation right is granted.

2.5.4 Vesting and Exercise of Stock Option and Payment for Shares. To exercise a stock option or stock appreciation right, the Grantee must give written notice to the Company specifying the number of Shares to be acquired or rights to be exercised. In the case of stock options, the notice must be accompanied by payment of the full purchase price therefor in cash or by certified or official bank check or in another form as determined by the Company, which may include:

(a) personal check;

(b) Shares, based on the Fair Market Value as of the exercise date, of the same class as those to be granted by exercise of the stock option;

(c) any other form of consideration approved by the Company and permitted by applicable law; and

(d) any combination of the foregoing.

The Committee may also make arrangements for the cashless exercise of a stock option. Any person exercising a stock option or stock appreciation right will make such representations and agreements and furnish such information as the Committee may, in its sole discretion, deem necessary or desirable to effect or assure compliance by the Company on terms acceptable to the Company with the provisions of the Securities Act of 1933, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder (the “Securities Act”), the Exchange Act and any other applicable legal requirements. The Committee may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. If a Grantee so requests, Shares acquired pursuant to the exercise of a stock option or stock appreciation right may be issued in the name of the Grantee and another jointly with the right of survivorship.

2.5.5 No Repricing or Reloads. Except as otherwise permitted by Section 1.3.3, reducing the exercise price of stock options or stock appreciation rights issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award, repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), or any other action that would be treated as a “repricing” of such stock options or such stock appreciation rights, will require approval of Bakkt’s stockholders. The Company will not grant any stock options or stock appreciation rights with automatic reload features.

2.6 Restricted Shares

2.6.1 Grants. The Committee may grant or offer for sale restricted shares in such amounts and subject to such terms and conditions as the Committee may determine (subject to Section 2.4). Upon delivery, the Grantee will have the rights of a stockholder for the restricted shares, subject to any other restrictions and conditions as the Committee may include in the applicable Award Agreement. Each Grantee of an Award of restricted shares will be issued a Certificate in respect of such shares, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of such shares. If a Certificate is issued in respect of restricted shares, such Certificate may be registered in the name of the Grantee, and will, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, but will be held by the Company or its designated agent until the time the restrictions lapse.

5

2.6.2 Right to Vote and Receive Dividends on Restricted Shares. Each Grantee of an Award of restricted shares will, during the period of restriction, be the beneficial and record owner of such restricted shares and will have full voting rights with respect thereto. Unless the Committee determines otherwise in an Award Agreement, during the period of restriction, all dividends (whether ordinary or extraordinary and whether paid in cash, additional shares or other property) or other distributions paid upon any restricted share will be retained by the Company for the account of the relevant Grantee. Such dividends or other distributions will revert to the Company if for any reason the restricted share upon which such dividends or other distributions were paid reverts to the Company. Upon the expiration of the period of restriction, all such dividends or other distributions made on such restricted share and retained by the Company will be paid, without interest, to the relevant Grantee.

2.7 Restricted Stock Units

The Committee may grant Awards of restricted stock units in such amounts and subject to such terms and conditions as the Committee may determine (subject to Section 2.4). A Grantee of a restricted stock unit will have only the rights of a general unsecured creditor of Bakkt, until delivery of Shares, cash or other securities or property is made as specified in the applicable Award Agreement. On the delivery date specified in the Award Agreement, the Grantee of each restricted stock unit not previously forfeited or terminated will receive one Share, cash or other securities or property equal in value to one Share or a combination thereof, as specified by the Committee.

2.8 Dividend Equivalent Rights

The Committee may include in the Award Agreement for any Award, a dividend equivalent right entitling the Grantee to receive amounts equal to all or any portion of the regular cash dividends that would be paid on the Shares covered by such Award if such Shares had been delivered pursuant to such Award. Notwithstanding anything to the contrary in the Plan, with respect to any Award of restricted stock units (including any Performance Award of restricted stock units), such dividend equivalents rights shall be subject to the same performance conditions or service conditions, as applicable, as the underlying Award, and no dividend equivalents shall be released to a Grantee until the Award to which they pertain has vested. The Grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of Bakkt until payment of such amounts is made as specified in the applicable Award Agreement. If such a provision is included in an Award Agreement, the Committee will determine whether such payments will be made in cash, in Shares or in another form, whether they will be conditioned upon the settlement of the vested Award to which they relate (subject to compliance with Section 409A), the time or times at which they will be made, and such other terms and conditions as the Committee will deem appropriate.

2.9 Other Stock-Based or Cash-Based Awards

2.9.1 Grant. The Committee may grant other types of stock-based, stock-related or cash-based Awards (including the grant or offer for sale of unrestricted Shares, performance share Awards or performance units settled in cash) (“Other Stock-Based or Cash-Based Awards”) in such amounts and subject to such terms and conditions as the Committee may determine (subject to Section 2.4). The terms and conditions set forth by the Committee in the applicable Award Agreement may relate to vesting and nontransferability restrictions that will lapse upon the achievement of one or more goals related to the completion of service by the Grantee or the achievement of Performance Goals, as determined by the Committee at the time of grant. Such Awards may entail the transfer of actual Shares to Award recipients and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

6

2.10 Repayment If Conditions Not Met

If the Committee determines that all terms and conditions of the Plan and a Grantee’s Award Agreement were not satisfied, then the Grantee will be obligated to pay the Company immediately upon demand therefor, (a) for a stock option and a stock appreciation right, an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the Shares that were delivered in respect of such exercised stock option or stock appreciation right, as applicable, over the exercise price paid therefor, (b) for restricted shares, an amount equal to the Fair Market Value (determined at the time such shares became vested) of such restricted shares and (c) for restricted stock units, an amount equal to the Fair Market Value (determined at the time of delivery) of the Shares delivered for the applicable delivery date, in each case for clauses (a), (b) and (c) of this Section 2.11, without reduction for any amount applied to satisfy withholding tax or other obligations in respect of such Award.

ARTICLE III

MISCELLANEOUS

3.1 Amendment of the Plan

3.1.1 Unless otherwise provided in the Plan or in an Award Agreement, the Board may at any time and from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever but, subject to Sections 1.2, 1.3.3 and 3.7, no such amendment may materially adversely impair the rights of the Grantee of any Award without the Grantee’s consent. Subject to Sections 1.2, 1.3.3 and 3.7, an Award Agreement may not be amended in a manner that materially adversely impairs the rights of a Grantee without the Grantee’s consent.

3.1.2 Unless otherwise determined by the Board, stockholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency; provided, however, if and to the extent the Board determines it is appropriate for the Plan to comply with the provisions of Code Section 422, no amendment that would require stockholder approval under Code Section 422 will be effective without the approval of Bakkt’s stockholders.

3.2 Tax Withholding

Grantees will be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt, vesting or exercise of any Award. As a condition to the delivery of any Shares, cash or other securities or property pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, the Federal Insurance Contributions Act (FICA) tax):

(a) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Grantee whether or not pursuant to the Plan (including Shares otherwise deliverable);

(b) the Committee will be entitled to require that the Grantee remit cash to the Company (through payroll deduction or otherwise); or

(c) the Company may enter into any other suitable arrangements to withhold such taxes required by law to be withheld in an amount not to exceed the individual tax rates applicable to the Grantee, as determined by the Company.

3.3 Required Consents and Legends

If the Committee at any time determines that any consent or approval is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of Shares or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action a “Plan Action”), then, subject to Section 3.14 such Plan Action will not be taken, in whole or in part, unless and until such consent or approval will have been effected or obtained to the full satisfaction of the Committee, as determined in its discretion in accordance with applicable law, the terms of this Plan and the applicable Award Agreement, and any administrative procedures or guidelines adopted by the Committee in respect of the Plan. The Committee may direct that any Certificate evidencing Shares delivered pursuant to the Plan will bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended shares. Nothing in the Plan will require the Company to list, register or qualify the Shares on any securities exchange.

7

3.4 Right of Offset

The Company will have the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Grantee then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award provides for the deferral of compensation within the meaning of Section 409A, the Committee will have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Grantee to the additional tax imposed under Section 409A in respect of an outstanding Award.

3.5 Nonassignability; No Hedging

No Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) will be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative. Notwithstanding the foregoing, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a Grantee to transfer any Award to any person or entity that the Committee so determines; provided, that in no case will the Committee permit any transfer to a third-party financial institution. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 3.5 will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.

3.6 Change in Control

3.6.1 Unless otherwise determined by the Committee (or unless otherwise provided in the applicable Award Agreement or a Grantee’s employment agreement), if a Grantee’s Employment is terminated by the Company or any successor entity thereto without Cause, or the Grantee terminates Employment for Good Reason, or a Grantee’s service as a Non-Employee Director is terminated by Bakkt or any successor entity thereto, in each case, upon or within two (2) years after a Change in Control, (i) each Award granted to such Grantee prior to such Change in Control will become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable as of the date of such termination of Employment or service, and (ii) any Shares deliverable pursuant to restricted stock units will be delivered promptly (but no later than fifteen (15) days) following such Grantee’s termination of Employment or service.

3.6.2 As of the Change in Control date, any outstanding Performance Awards will be deemed earned at the greater of the target level and the actual performance level through the Change in Control date for all open performance periods and will cease to be subject to any further performance conditions but will continue to be subject to time-based vesting following the Change in Control in accordance with the original vesting and/or performance period and subject to the provisions of Section 3.6.1 above.

3.6.3 Notwithstanding the foregoing, in the event of a Change in Control, a Grantee’s Award will be treated, to the extent determined by the Committee to be permitted under Section 409A, in accordance with one or more of the following methods as determined by the Committee in its sole discretion: (i) settle such Awards for fair value (as determined in the sole discretion of the Committee), which in the case of stock options and stock appreciation rights, may equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such stock options or stock appreciation rights over the aggregate exercise price of such stock options or stock appreciation rights, as the case may be; (ii) provide for the assumption

8

of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Committee in its sole discretion; or (iii) provide that for a period of at least twenty (20) days prior to the Change in Control, any stock options or stock appreciation rights that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void) and that any stock options or stock appreciation rights not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control. In the event that the consideration paid in the Change in Control includes contingent value rights, the Committee will determine if Awards settled under clause (i) above are (a) valued at closing taking into account such contingent value rights (with the value determined by the Committee in its sole discretion) or (b) entitled to a share of such contingent value rights. For the avoidance of doubt, in the event of a Change in Control where all stock options and stock appreciation rights are settled for an amount (as determined in the sole discretion of the Committee) of cash or securities, the Committee may, in its sole discretion, terminate any stock option or stock appreciation right for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor. Similar actions to those specified in this Section 3.6.3 may be taken in the event of a merger or other corporate reorganization that does not constitute a Change in Control.

3.7 No Continued Employment or Engagement; Right of Discharge Reserved

Neither the adoption of the Plan nor the grant of any Award (or any provision in the Plan or Award Agreement) will confer upon any Grantee any right to continued Employment or service, or other engagement, with the Company, nor will it interfere in any way with the right of the Company to terminate, or alter the terms and conditions of, such Employment or service or other engagement at any time.

3.8 Nature of Payments

3.8.1 Any and all grants of Awards and deliveries of Common Stock, cash, securities or other property under the Plan will be in consideration of services performed or to be performed for the Company by the Grantee. Awards under the Plan may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to a Grantee. Only whole Shares will be delivered under the Plan. Awards will, to the extent reasonably practicable, be aggregated in order to eliminate any fractional shares. Fractional shares may, in the discretion of the Committee, be forfeited or be settled in cash or otherwise as the Committee may determine.

3.8.2 All such grants and deliveries of Shares, cash, securities or other property under the Plan will constitute a special discretionary incentive payment to the Grantee, will not entitle the Grantee to the grant of any future Awards and will not be required to be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the Grantee, unless the Company specifically provides otherwise.

3.9 Non-Uniform Determinations

The Committee’s determinations under the Plan and Award Agreements need not be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards and (c) whether a Grantee’s Employment or service has been terminated for purposes of the Plan.

9

3.10 Other Payments or Awards

Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.11 Plan Headings

The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

3.12 Termination of Plan

The Board reserves the right to terminate the Plan at any time; provided, however, that in any case, the Plan will terminate on the day before the tenth anniversary of the Effective Date, and provided further, that all Awards made under the Plan before its termination will remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

3.13 Clawback/Recapture Policy

Awards under the Plan will be subject to any clawback or recapture policy that the Company may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed to the Grantee.

3.14 Section 409A

3.14.1 All Awards made under the Plan that are intended to be “deferred compensation” subject to Section 409A will be interpreted, administered and construed to comply with Section 409A, and all Awards made under the Plan that are intended to be exempt from Section 409A will be interpreted, administered and construed to comply with and preserve such exemption. The Board and the Committee will have full authority to give effect to the intent of the foregoing sentence. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the Plan and a provision of any Award or Award Agreement for an Award, the Plan will govern.

3.14.2 Without limiting the generality of Section 3.14.1, for any Award made under the Plan that is intended to be “deferred compensation” subject to Section 409A:

(a) any payment due upon a Grantee’s termination of Employment will be paid only upon such Grantee’s separation from service from the Company within the meaning of Section 409A;

(b) Any payment due upon a Change in Control of the Company will be paid only if such Change in Control constitutes a “change in ownership” or “change in effective control” within the meaning of Section 409A, and if such Change in Control does not constitute a “change in the ownership” or “change in the effective control” within the meaning of Section 409A, such Award will vest upon the Change in Control and any payment will be delayed until the first compliant date under Section 409A;

(c) any payment to be made for such Award in connection with the Grantee’s separation from service from the Company within the meaning of Section 409A (and any other payment that would be subject to the limitations in Section 409A(a)(2)(B)) will be delayed until six (6) months after the Grantee’s separation from service (or earlier death) in accordance with the requirements of Section 409A;

(e) to the extent necessary to comply with Section 409A, any other securities, other Awards or other property that the Company may deliver in lieu of Shares in respect of an Award will not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur for the Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A);

(f) for any required Consent described in Section 3.3 or the applicable Award Agreement, if such Consent has not been effected or obtained as of the latest date provided by such Award Agreement for payment in respect of such Award and further delay of payment is not permitted in accordance with the requirements of Section 409A, such Award or portion thereof, as applicable, will be forfeited and terminate notwithstanding any prior earning or vesting;

10

(g) if the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Grantee’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment;

(h) if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Grantee’s right to the dividend equivalents will be treated separately from the right to other amounts under the Award; and

(i) for purposes of determining whether the Grantee has experienced a separation from service from the Company within the meaning of Section 409A, “subsidiary” will mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with Bakkt, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations, provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations.

3.15 Governing Law

THE PLAN AND ALL AWARDS MADE AND ACTIONS TAKEN THEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.

3.16 Disputes; Choice of Forum

3.16.1 The Company and each Grantee, as a condition to such Grantee’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in Atlanta, Georgia over any suit, action or proceeding arising out of or relating to or concerning the Plan or, to the extent not otherwise specified in any individual agreement between the Company and the Grantee, any aspect of the Grantee’s Employment with the Company or the termination of that Employment. The Company and each Grantee, as a condition to such Grantee’s participation in the Plan, acknowledge that the forum designated by this Section 3.16.1 has a reasonable relation to the Plan and to the relationship between such Grantee and the Company. Notwithstanding the foregoing, nothing in the Plan will preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Section 3.16.1.

3.16.2 The agreement by the Company and each Grantee as to forum is independent of the law that may be applied in the action, and the Company and each Grantee, as a condition to such Grantee’s participation in the Plan, (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or such Grantee now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 3.16.1, (iii) undertake not to commence any action arising out of or relating to or concerning the Plan in any forum other than the forum described in this Section 3.16 and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court will be conclusive and binding upon the Company and each Grantee.

3.16.3 Each Grantee, as a condition to such Grantee’s participation in the Plan, hereby irrevocably appoints the General Counsel of Bakkt as such Grantee’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan, who will promptly advise such Grantee of any such service of process.

3.16.4 Each Grantee, as a condition to such Grantee’s participation in the Plan, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in Section 3.18, except that a Grantee may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim or to such Grantee’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim). For the avoidance of doubt, nothing in this Plan or any Award Agreement is intended to impair such Grantee’s right to make disclosures under the whistleblower provisions of any applicable law or regulation or require such Grantee to notify Bakkt or obtain its authorization prior to doing so, or prohibit such Grantee from responding truthfully to a valid subpoena.

11

3.17 Waiver of Jury Trial

EACH GRANTEE WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE PLAN.

3.18 Waiver of Claims

Each Grantee of an Award recognizes and agrees that before being selected by the Committee to receive an Award the Grantee has no right to any benefits under the Plan. Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, the Grantee expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement). Nothing contained in the Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Grantee. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

3.19 Severability; Entire Agreement; Successors and Assigns

If any of the provisions of the Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties for the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral for the subject matter thereof. The terms of the Plan will be binding upon and inure to the benefit of the Company and any successor entity, including as contemplated by Section 3.6.

3.20 No Liability for Tax Qualification or Adverse Tax Treatment

Notwithstanding anything to the contrary in the Plan, in no event will the Company be liable to a Grantee on account of an Award’s failure to (a) qualify for favorable United States or foreign tax treatment or (b) avoid adverse tax treatment under United States or foreign law, including, without limitation, Section 409A.

3.21 No Third-Party Beneficiaries

Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement will confer on any person other than the Company and the Grantee of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Section 1.2.4 will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

3.22 Date of Adoption, Approval of Stockholders and Effective Date

The Plan was adopted by the Board on [            ] and was approved by Bakkt’s stockholders on [ ] (the “Effective Date”). Any Awards granted under the Plan prior to such stockholder approval will be conditioned upon such approval and will be null and void if such approval is not obtained; provided, however, that stock options and stock appreciation rights granted under the Plan prior to such stockholder approval may not be exercisable until after

12

such stockholder approval and no Shares may be delivered pursuant to a restricted stock unit granted under the Plan prior to such stockholder approval until after such stockholder approval; provided further that restricted stock and Other Stock-Based or Cash-Based Awards may not be granted prior to obtaining stockholder approval. If the Plan is not so approved by the stockholders of Bakkt, then the Plan will be null and void in its entirety and the Prior Plan will remain in full force and effect.

3.23 Definitions of Certain Terms

3.23.1 “Award Agreement” means the written document by which each Award is evidenced, and which may, but need not be (as determined by the Committee) executed or acknowledged by a Grantee as a condition to receiving an Award or the benefits under an Award, and which sets forth the terms and provisions applicable to Awards granted under the Plan to such Grantee. Any reference in the Plan to an agreement in writing will be deemed to include an electronic writing to the extent permitted by applicable law.

3.23.2 “Cause” means, unless otherwise provided in an Award Agreement or employment agreement applicable to the relevant Grantee:

(a) Grantee is convicted of, pleads guilty to, or confesses or otherwise admits to any felony involving intentional conduct or any act of fraud, misappropriation or embezzlement;

(b) Grantee knowingly engages in any act or course of conduct or knowingly fails to engage in any act or course of conduct which is reasonably likely to adversely affect the Company’s ability to conduct its business;

(c) any act or omission by Grantee involving malfeasance or gross negligence in the performance of Grantee’s duties and responsibilities to the material detriment of the Company; or

(d) Grantee breaches in any material respect any of the provisions of any applicable employment agreement or Award Agreement or violates any provision of any generally applicable code of conduct which is distributed in writing to the Company’s Employees or Non-Employee Directors, as applicable.

3.23.3 “Change in Control” means the happening of any of the following:

(a) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing the greater of (1) 30% or more of the combined voting power of the then outstanding securities of Bakkt eligible to vote for the election of the members of Bakkt’s Board (the “Company Voting Securities”), and (2) the percentage of the voting power of the Company Voting Securities held by Intercontinental Exchange, Inc. and its subsidiaries (“ICE”) [(such ICE voting power to be determined without giving effect to the Voting Agreement, dated [                ], 2021, by and between Bakkt and ICE)], unless (i) such person is the Company or ICE, (ii) such person is an employee benefit plan (or a trust which is a part of such a plan) which provides benefits exclusively to, or on behalf of, employees or former employees of the Company, (iii) such person is the Grantee, an entity controlled by the Grantee or a group which includes the Grantee or (iv) such person acquired such securities in a Non-Qualifying Transaction (as defined in Section 3.23.3(d));

(b) during any period of not more than thirty-six (36) months, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the Company’s proxy statement in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of Bakkt as a result of an actual or publicly threatened election contest with respect to directors or as a result of any other actual or publicly threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;

(c) any dissolution or liquidation of Bakkt or any sale or the disposition of 50% or more of the assets or business of Bakkt; or

13

(d) the consummation of any reorganization, merger, consolidation or share exchange or similar form of corporate transaction involving Bakkt unless (1) the persons who were the beneficial owners of the outstanding securities eligible to vote for the election of the members of Bakkt’s Board immediately before the consummation of such transaction hold more than [60]3% of the voting power of the securities eligible to vote for the members of the board of directors of (i) the successor or survivor corporation in such transaction immediately following the consummation of such transaction or (ii) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting power of the successor or survivor corporation in such transaction and (2) the number of the securities of such successor or survivor corporation or ultimate parent corporation (the “Post-Transaction Corporation”) representing the voting power described in Section 3.23.3(d)(1) held by the persons described in Section 3.23.3(d)(1) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned the outstanding securities eligible to vote for the election of the members of the Board immediately before the consummation of such transaction, provided (3) the percentage described in Section 3.23.3(d)(1) of the securities of the Post-Transaction Corporation and the number described in Section 3.23.3(d)(2) of the securities of the Post-Transaction Corporation will be determined exclusively by reference to the securities of the Post-Transaction Corporation which result from the beneficial ownership of Shares by the persons described in Section 3.23.3(d)(1) immediately before the consummation of such transaction (any transaction which satisfies all of the criteria specified in (1), (2) and (3) above will be deemed to be a “Non-Qualifying Transaction”). Notwithstanding anything to the contrary in the Plan, the consummation of any reorganization, merger, consolidation or share exchange or similar form of corporate transaction involving Bakkt shall not constitute a Change in Control if the direct or indirect beneficial ownership of the Post-Closing Corporation held by ICE is equivalent to or greater than the direct or indirect beneficial ownership of Bakkt held by ICE prior to such corporate transaction.

3.23.4 “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

3.23.5 “Common Stock” means the Class A common stock of Bakkt, par value $0.0001 per share, and any other securities or property issued in exchange therefor or in lieu thereof pursuant to Section 1.3.3.

3.23.6 “Consultant” means any individual, corporation, partnership, limited liability company or other entity that provides bona fide consulting or advisory services to the Company.

3.23.7 “Employee” means any officer or other regular, active employee and/or a prospective employee of the Company or any Subsidiary.

3.23.8 “Employment” means a Grantee’s performance of services for the Company, as determined by the Committee. The terms “employ” and “employed” will have their correlative meanings. The Committee in its sole discretion may determine (a) whether and when a Grantee’s leave of absence results in a termination of Employment, (b) whether and when a change in a Grantee’s association with the Company results in a termination of Employment and (c) the impact, if any, of any such leave of absence or change in association on outstanding Awards. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated will include both voluntary and involuntary terminations.

3.23.9 “Fair Market Value” means, for a Share, the closing price reported for the Common Stock on the applicable date as reported on the New York Stock Exchange or, if not so reported, as determined in accordance with a valuation methodology approved by the Committee, unless determined as otherwise specified in the Plan. For purposes of the grant of any Award, the applicable date will be the trading day on which the Award is granted or, if the date the Award is granted is not a trading day, the trading day immediately prior to the date the Award is granted. For purposes of the exercise of any Award, the applicable date is the date a notice of exercise is received by the Company or, if such date is not a trading day, the trading day immediately following the date a notice of exercise is received by the Company.

3.23.10 “Good Reason” means, unless otherwise provided in an Award Agreement or employment agreement, and in the absence of written consent of a Grantee:

(a) there is a material reduction in the Grantee’s base salary in effect immediately prior to a Change in Control; or

[3]	NTD: To confirm percentage threshold.

14

(b) there is a transfer of the Grantee’s primary work site to a new primary work site that is more than 30 miles (measured along a straight line) from the Grantee’s primary work site unless such new primary work site is closer (measured along a straight line) to the Grantee’s primary residence than the Grantee’s then current primary work site.

If the Grantee does not deliver to the Company a written notice of termination within sixty (60) days after the Grantee has knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason. In addition, the Grantee must give the Company thirty (30) days to cure the event constituting Good Reason, and must actually terminate his or her employment with the Company within sixty (60) days after the Company’s failure to cure such event.

3.23.11 “Grantee” means an Employee, Non-Employee Director or Consultant who receives an Award.

3.23.12 “Incentive Stock Option” means a stock option that is intended to be an “incentive stock option” within the meaning of Code Sections 421 and 422, as now constituted or subsequently amended, or pursuant to a successor Code provision.

3.23.13 “Non-Employee Director” means a member of the Board who is not an Employee.

3.23.14 “Participation Unit” has the meaning assigned to it in the Amended and Restated Bakkt Equity Incentive Plan.

3.23.15 “Performance Criteria” means one or more of the following business criteria (either separately or in combination), or any other business criteria established by the Committee, with regard to Bakkt (or a Subsidiary, division, other operational unit or administrative department of Bakkt): earnings; earnings per share; earnings before interest, taxes, depreciation and amortization; revenue or net revenue measures; gross profit or operating profit measures (including before or after taxes and including profit growth and profit-related return ratios); cost management; dividend payout ratios; market share measures; economic value added; cash flow; return measures (including return on capital, invested capital, total capital, tangible capital, expenses, tangible expenses, equity, revenue, investment, assets, or net assets or total shareholder return or similar measures); increase in the Fair Market Value of Common Stock; or changes (or the absence of changes) in the per share or aggregate Fair Market Value of Common Stock.

3.23.16 “Performance Goals” means the performance goals established by the Committee in connection with the grant of Awards, which may or may not be based on Performance Criteria and which may differ from Grantee to Grantee and from Award to Award.

3.23.17 “Section 409A” means Code Section 409A, including any amendments or successor provisions to that section, and any regulations and other administrative guidance thereunder, as it may be from time to time amended or interpreted through further administrative guidance.

3.23.18 “Subsidiary” means any subsidiary of Bakkt within the meaning of Rule 405 under the Securities Act, including, as of the Effective Date, Bakkt Holdings, LLC and its direct and indirect subsidiaries.

3.23.19 “Treasury Regulations” means the regulations promulgated under the Code by the United States Treasury Department, as amended.

15

EXHIBIT J

FORM OF SUPPORT AGREEMENT

(See attached)

[See Exhibit 10.2 to this Current Report on Form 8-K.]

EXHIBIT K

FORM OF CERTIFICATE OF MERGER

(See attached)

FINAL FORM

CERTIFICATE OF MERGER

OF

PYLON MERGER COMPANY LLC,

a Delaware limited liability company,

WITH AND INTO

BAKKT HOLDINGS, LLC,

a Delaware limited liability company

(Under Section 18-209 of the Limited Liability Company Act

of the State of Delaware)

Pursuant to Section 18-209 of the Limited Liability Company Act of the State of Delaware (the “Act”), Bakkt Holdings, LLC, a Delaware limited liability company (the “Company”), in connection with the merger of Pylon Merger Company LLC, a Delaware limited liability company (“Merger Sub”), with and into the Company (the “Merger”), hereby certifies as follows:

FIRST: The name, state of formation, and type of entity of each constituent entity to the Merger (the “Constituent Entities”) are:

Name	State of Formation	Type of Entity
Bakkt Holdings, LLC	Delaware	Limited Liability Company

Pylon Merger Company LLC	Delaware	Limited Liability Company

SECOND: An Agreement and Plan of Merger, dated as of January 11, 2021 (as modified, supplemented or amended from time to time, the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Entities in accordance with the Act.

THIRD: Upon the effectiveness of the Merger (the “Effective Time”), the Company shall be the surviving entity (the “Surviving Entity”), and the name of the Surviving Entity shall be “Bakkt Opco Holdings, LLC”.

FOURTH: The certificate of formation of the Company as in effect immediately prior to the Effective Time shall, by virtue of the Merger, be the certificate of formation of the Surviving Entity until thereafter amended in accordance with applicable law and the governance documents of the Surviving Entity.

FIFTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: An executed copy of the Merger Agreement is on file at the office of the Surviving Entity at 5900 Windward Parkway, Suite 450, Alpharetta, Georgia 30005.

SEVENTH: An executed copy of the Merger Agreement will be furnished by the Surviving Entity, on request and without cost, to any member of any of the Constituent Entities.

*        *        *         *        *

IN WITNESS WHEREOF, said Surviving Entity has caused this Certificate of Merger to be signed by an authorized officer on this ____ day of ______________, 2021.

BAKKT HOLDINGS, LLC a Delaware limited liability company

By:
Name:
Its: